     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 28, 1999


                                                      REGISTRATION NO. 333-10556
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 4


                                    FORM F-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                              NETIA HOLDINGS S.A.

             4813                           POLAND               NOT APPLICABLE
 (Primary Standard Industrial    (State or other jurisdiction   (I.R.S. Employer
 Classification Code Number)         of incorporation or         Identification
                                        organization)                 No)

                                UL. POLECZKI 13
                             02-822 WARSAW, POLAND
                             (011)(48) 22 648 4500

              (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                         ------------------------------

                             CT CORPORATION SYSTEM
                       1633 BROADWAY, NEW YORK, NY 10019
                                 (212) 664 1666
           (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)

                         ------------------------------

                          COPIES OF COMMUNICATIONS TO:

     MATTHEW BLOCH, ESQ.         WILLIAM K. SIEVERS, ESQ.        MARK STEGEMOELLER, ESQ.
 WEIL, GOTSHAL & MANGES LLP       WEIL, GOTSHAL & MANGES            LATHAM & WATKINS
      767 FIFTH AVENUE                ONE SOUTH PLACE                ONE ANGEL COURT
  NEW YORK, NEW YORK 10153           LONDON, EC2M 2WG                LONDON EC2R 7HJ
       (212) 310-8000             (011)(44)(171) 903-1000        (011)(44)(171) 374-4444

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SUBJECT TO COMPLETION--JULY 2, 1999
WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY U.S. FEDERAL SECURITIES LAWS TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

         , 1999

                                  NETIA HOLDINGS S.A.
                          5,500,000 AMERICAN DEPOSITARY SHARES
                          REPRESENTING 5,500,000 COMMON SHARES              [LOGO]

--------------------------------------------------------------------------------

    THE COMPANY:

    - We are the largest alternative provider of telecommunications services in Poland.

    - Netia Holdings S.A.
      ul. Poleczki 13
      02-822 Warsaw, Poland
      (011) 48-22-648-4500

    PROPOSED SYMBOL & MARKETS:

    - NTIA/Nasdaq

    - We have applied for listing of the ADSs on the Stock Exchange Automated Quotation International System operated by the London Stock Exchange Limited.

    USE OF PROCEEDS:

    - We plan to use the proceeds from this offering for the build-out of our network and general corporate purposes. If the underwriters exercise their over-allotment option, we will not receive any proceeds from the common shares sold by the selling shareholders.

    THE OFFERING:

    - Each ADS represents one common share of Netia Holdings S.A.

    - We are offering 5,500,000 of the ADSs.


    - Trading in the ADSs on Nasdaq will be subject to cancellation until the registration by the Commercial Court in Warsaw of the capital increase of common shares represented by the ADSs. If trading is cancelled, we will refund the public offering price together with accrued interest to the holders of the ADSs at the time of such cancellation, regardless of the then-prevailing market price of the ADSs.


    - Certain existing shareholders have granted the underwriters an option to purchase an additional 825,000 ADSs to cover over-allotments.

    - This is our initial public offering, and no public market currently exists for our ADSs. We do not expect a separate public market to develop in the United States for the common shares.

    - Closing:           , 1999.

---------------------------------------------------------------------------------------------------
                                                            PER ADS                  TOTAL
---------------------------------------------------------------------------------------------------
Public offering price:.............................  $                       $
Underwriting fees:.................................
Proceeds to Netia:.................................
---------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

    THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 12.
--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has determined whether this prospectus is truthful or complete. They have not made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

                               GLOBAL COORDINATOR

                          DONALDSON, LUFKIN & JENRETTE

                                CO-LEAD MANAGERS

CREDIT SUISSE FIRST BOSTON                                       LEHMAN BROTHERS

                                  CO-MANAGERS

ABN AMRO ROTHSCHILD                                                DEUTSCHE BANK

    [Map of Poland showing Netia's network in operation; network under construction; existing transmission lines; planned backbone network/transmission lines; largest urban areas within Netia's existing licensed territories; largest urban areas targeted for an IP/data network; licensed territories]


    [Picture of Netia's billboard used to build brand awareness.]

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Summary....................................................................................................           1
Risk Factors...............................................................................................          12
Presentation of Financial Information......................................................................          31
Exchange Rate Data and Foreign Exchange Controls...........................................................          32
Use of Proceeds............................................................................................          33
Dividend Policy............................................................................................          33
Dilution...................................................................................................          34
Capitalization.............................................................................................          35
Selected Consolidated Statement of Operations and Balance Sheet Data.......................................          36
Selected Unaudited Pro Forma Condensed Consolidated Financial Data.........................................          38
Management's Discussion and Analysis of Financial Condition and Results of Operations......................          44
The Polish Telecommunications Industry.....................................................................          56
Business...................................................................................................          61
Telecommunications Regulations.............................................................................          83
Management.................................................................................................          92
Principal and Selling Shareholders.........................................................................         100
Certain Relationships and Transactions with Related Parties................................................         103
Description of Capital Stock...............................................................................         111
Description of American Depositary Shares..................................................................         116
Shares Eligible for Future Sale............................................................................         127
Description of Certain Indebtedness........................................................................         128
Taxation...................................................................................................         133
Underwriting...............................................................................................         139
Settlement and Delivery....................................................................................         143
Forward-Looking Statements.................................................................................         145
Validity of Securities.....................................................................................         145
Independent Accountants....................................................................................         145
Additional Information.....................................................................................         146
Enforceability of Certain Civil Liabilities................................................................         146
Glossary of Selected Telecommunications Terms..............................................................         148
The Republic of Poland.....................................................................................         A-1
Index to the Consolidated Financial Statements.............................................................         F-1

                                    SUMMARY

    THIS SUMMARY MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THIS ENTIRE PROSPECTUS, INCLUDING THE FINANCIAL DATA AND RELATED NOTES, BEFORE MAKING AN INVESTMENT DECISION. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER THE HEADING "RISK FACTORS." THE TERMS "NETIA," THE "COMPANY" AND "WE" AS USED IN THIS PROSPECTUS REFER TO NETIA HOLDINGS S.A. AND ITS SUBSIDIARIES AS A COMBINED ENTITY, EXCEPT WHERE WE MAKE CLEAR THAT SUCH TERM MEANS ONLY THE PARENT COMPANY, NETIA HOLDINGS S.A.

GENERAL

    Netia is the largest alternative fixed-line telecommunications operator in Poland. At May 31, 1999, we owned and operated approximately 1,150 route kilometers (718 miles) of state-of-the-art local and regional digital fiber-optic networks connecting 186,814 active subscriber lines. We provide a broad range of telecommunications services, and we are aggressively targeting large and medium-sized business customers.

    We have 23 licenses to provide local voice telephony services in territories covering approximately 33% of the total population of Poland. Our local telephone license territories cover five of the country's ten largest urban areas, including many of the industrial and commercial centers of Poland. Our licenses cover approximately 50% of the population living in these ten urban areas. In April 1999, we secured the benefit of a license to provide Internet and data transmission services throughout Poland.


    We are operating and continuing to construct local access networks serving business and residential customers in 21 of our 23 local voice telephony license territories. We are designing, and in certain areas have begun construction of, a fiber-optic backbone linking these local access networks and five major cities, including Warsaw, not covered by our existing voice telephony licenses. Under the new data transmission license, we plan to construct and interconnect fiber-optic rings in these five major cities. Using this network infrastructure, we plan to maximize our penetration of the growing market for business telecommunications in Poland, which includes an increasing number of business customers operating through multiple locations requiring advanced value-added services such as Internet and data transmission services.


    The range of telecommunications services we offer includes switched fixed-line telephony for directly connected customers, ISDN, Internet services, leased lines and voice mail. The advanced technology of our network, combined with our emphasis on superior customer service, have allowed us to provide our customers with reliable, high-quality services and to compete successfully with our principal competitor, Telekomunikacja Polska S.A. ("TPSA"), the state-controlled telecommunications carrier.

    The Internet is just beginning to make an impact in Poland. We plan to expand our current Internet-access services and focus on providing our target client base with reliable Internet access on a dial-up or dedicated-line basis. We have recently begun developing Netia-branded Internet service provider ("ISP") products for both the residential and business markets, and we plan to establish Internet points of presence ("POPs") in each of Poland's ten largest urban areas by the end of 2000. In addition, we plan to offer website hosting and Internet housing facilities and to develop intranet services for business customers. We believe that when we complete our fiber-optic network, we will be able to provide an Internet backbone service for third-party ISPs in each of Poland's key markets.

OPERATING DATA

    At May 31, 1999, we had 320,109 connected lines and 186,814 subscriber lines, including 34,085 business lines. During the five-month period ended May 31, 1999, 31.8% of our 38,680 new subscribers were business customers, and at the end of the same period, we had achieved a cumulative business/ total customer mix of 18.2%, more than double our cumulative business/total customer mix at the end of 1997. In 1999, we activated service in the four major cities for which we acquired licenses in March 1998. We also have major international customers such as Ikea, Auchan, Philips and Office Depot, and local business customers in the banking, printing, retail, mining and heavy industry sectors such as Bank Pekao S.A., Rzeczpospolita, Huta Katowice Steel Works, Bank Slaski S.A., the Bogdanka Coal Mine, Optimus S.A. and Amplico Life S.A. We believe the activation of services in these four cities should continue to improve our business/total customer mix in 1999. Our long-term goal is to raise our cumulative business/total customer mix to 40% business customers.

    The following table sets forth certain operating data that demonstrate our continuing growth:

                                            AS OF AND FOR THE YEAR ENDED DECEMBER 31,    AS OF AND FOR    AS OF AND FOR
                                                                                        THE THREE- MONTH THE FIVE-MONTH
                                            ------------------------------------------   PERIOD ENDED     PERIOD ENDED
                                              1995       1996       1997       1998     MARCH 31, 1999    MAY 31, 1999
                                            ---------  ---------  ---------  ---------  ---------------  ---------------
Network Data:
  Installed capacity(1)...................     11,400     30,656    153,819    317,586       328,839          342,327
  Connected lines(2)......................      9,200     28,878    130,117    283,900       306,843          320,109
  Digital switches........................          2          5         16         25            25               25

Subscriber Data:
  Subscriber lines(3).....................      8,258     18,290     63,099    148,134       170,959          186,814
  Billable units (in millions)(4).........        N/A       28.0       64.5      290.0         134.6            240.5
  Average monthly revenue per line
    (PLN)(5)..............................      32.00       42.8       51.6       62.4          73.7             74.2
  Average monthly revenue per business
    line (PLN)(6).........................        N/A        N/A      141.3      165.1         210.0            186.5
  Period incremental business/total
    customer mix(7).......................        N/A       8.3%       9.1%      19.4%         29.5%            31.8%
  Cumulative business/total customer
    mix(8)................................        N/A       6.8%       8.4%      14.7%         16.7%            18.2%

------------------------------

(1) Installed capacity represents the number of active lines our switching nodes have the capacity to accommodate after testing and technical acceptance at the end of the referenced periods. Installed capacity is the benchmark used by the Minister of Communications of Poland (the "MOC") to measure compliance with the build-out milestones contained in our licenses.

(2) Connected lines represents the number of lines that have been connected to our switching nodes and for which we had interconnection agreements with TPSA at the end of the referenced periods.

(3) Subscriber lines represents the number of connected lines generating revenue at the end of the referenced periods.

(4) Billable units ("pulses") represent the aggregate units of measurement for which we billed our customers for each of the referenced periods. See "Glossary of Selected Telecommunications Terms."

(5) Average monthly revenue per line is obtained by dividing the amount of monthly sales of service (excluding installation fees) by the average number of subscriber lines, in each case for the last month of the referenced period.

(6) Average monthly revenue per business line is obtained by dividing the amount of monthly sales of service to business customers (excluding installation fees) by the average number of subscriber business lines, in each case for the last month of the referenced period.

(7) Period incremental business/total customer mix represents the number of subscriber business lines added during the referenced periods as a percentage of total subscriber lines added during those periods.

(8) Cumulative business/total customer mix represents the number of subscriber business lines as a percentage of total subscriber lines at the end of the referenced periods.

NETIA'S STRENGTHS

    We have competitive strengths that we believe position us to continue to take advantage of the significant unmet demand for high-quality telecommunications services in Poland. These strengths include the following:

    - We believe that our significant size and marketing, sales and customer service experience give us a competitive advantage over most other alternative providers whose networks are generally at earlier stages of development.

    - Our principal shareholders have provided us with substantial support and expertise and continue to play a significant role in the development of Netia's operations through a broad range of strategic, financial and operational support.

    - We believe that our fully digital fiber-optic network allows us to provide our customers with a significantly higher quality of telephone service than is generally available in much of Poland.

    - Our licensed territories include several areas ranking among the most economically developed in Poland.

    - Our licenses have been acquired at costs which we believe are comparatively lower than the prices paid by many other alternative operators.

    - We provide a level of customer service that we believe is superior to that offered by our principal competitor, TPSA.

    - Our senior management team has extensive experience in the management of Western corporations involved in the telecommunications, media and technology sectors. See "Business-- Our Strengths."

STRATEGY

    Our goal is to build upon our position as the leading alternative fixed-line telecommunications operator in Poland and to increase cash flow and maximize value by becoming the preferred provider to Polish telecommunications customers. To accomplish this objective, Netia intends to focus on the following key areas:

    - We are targeting primarily large and medium-sized business customers.

    - We intend to expand our ability to provide our target customers with a broad range of advanced value-added telecommunications services.

    - We intend to utilize our customer service program as an important means for distinguishing ourselves competitively.

    - We will continue to offer telecommunications services at competitive prices.

    - We will seek to expand the scope of services we can offer by pursuing licenses to provide additional telecommunications services throughout Poland and we will continue to pursue a license to provide local telephone service in the city of Warsaw.

    - We also will continue to evaluate the possibility of expanding the scope of our network through the acquisition of holders of licenses in areas that complement our existing licensed territories.

    - In order to enhance our ability to provide a full range of services to our target customers nationally, we will continue to strategically expand the areas covered by our network. See "Business--Strategy."

RECENT DEVELOPMENTS

    In July 1999, BRE Bank S.A., a Polish bank with its headquarters in Warsaw ("BRE"), and Netia signed an agreement in which BRE agreed to purchase $10 million worth of ADSs from the underwriters in the Offering. In a transaction separate from the Offering, the Company has agreed to exercise reasonable commercial efforts to arrange for certain shareholders to sell a portion of their common shares to BRE in an amount equal to $10 million. In each case, the price shall be the Offering price.

    Accordingly, at our request, the underwriters have reserved up to $10 million worth of ADSs for sale to BRE at the Offering price. It is possible, and BRE has indicated that it would be willing to purchase up to $20 million worth of ADSs from the underwriters in the Offering, in which case the number of shareholders (and the number of shares to be sold to others investors in the Offering) would be decreased. BRE has also agreed to enter into a lock-up arrangement substantially identical to those accepted by several other shareholders of Netia in connection with the Offering. In connection with these transactions, it is expected that BRE shall be permitted to appoint one member to the Supervisory Board of the Company which will be expanded to include 12 members.


    Also in July 1999, Netia entered into an agreement to acquire Topnet, a private Internet service provider with operations throughout Poland, for approximately $0.8 million.

EXECUTIVE OFFICES

    Our principal executive office is located at ul. Poleczki 13, 02-822 Warsaw, Poland, and our telephone number is + 48 22 648 4500. Our Internet address is www.netia.pl.

                                  THE OFFERING

AMERICAN DEPOSITARY SHARES

    We and the Selling Shareholders (as defined below) are selling our respective shares in the form of ADSs. ADSs are American depositary shares that represent these shares. Each ADS will represent one common share. The Bank of New York (the "Depositary") will administer the ADSs. Because ADSs usually make owning foreign shares easier, ADSs are commonly used in offerings by foreign companies. We are using them because we believe they will provide you with following benefits:

    - ADSs will be priced in U.S. Dollars and will trade and settle using the same procedures as for shares of U.S. companies.

    - Although we do not expect to declare dividends in the foreseeable future, the Depositary will normally convert the cash dividends and other payments, if any, we make from Polish Zlotys to U.S. Dollars for you. The Depositary will also assist you in claiming refunds for any Polish withholding taxes.

    - In those cases where we solicit your vote, we expect the Depositary will put in place procedures to allow you to instruct the Depositary on how to vote the shares, so you will not need to come to Poland or comply with Polish law to exercise your right to vote.

    - We expect to make all information describing the current business of Netia that we file with the Securities and Exchange Commission (the "Commission") or distribute to our shareholders available in English. The Depositary will make this information available in the United States. We will also ask the Depositary to send you annual reports and information on shareholder meetings that we furnish to investors.

    - Although you must pay any applicable fees associated with owning ADSs, you will not need to make special custody arrangements and pay custody fees to hold the shares in Poland.

    Under Polish law, generally the number of shares of a Polish company listed abroad in the form of ADSs may not exceed 25% of all outstanding shares of that company. Accordingly, your ability to register additional common shares in the form of ADSs may be restricted.

    Your specific rights in the ADSs and in our shares underlying the ADSs are set out in a deposit agreement among us, the Depositary, you, as a holder of ADSs, and beneficial owners of ADSs. To understand the terms of the ADSs, you should carefully read the section in this prospectus entitled "Description of American Depositary Shares" which describes the deposit agreement. We also encourage you to read the deposit agreement, a copy of which may be obtained from us.

ADSs representing common shares            5,500,000 ADSs.
  offered................................

Common shares outstanding after the
  Offering and the Registration..........  26,494,172 common shares.

Offering price...........................  $     per ADS.

Common shares represented by one ADS.....  One common share.

Over-allotment option....................  In connection with the Offering, Shamrock
                                           Holdings, Inc. and Trefoil Capital Investors,
                                           L.P. (the "Selling Shareholders") have granted
                                           the underwriters an option, exercisable for 30
                                           days after the pricing of the Offering, to
                                           purchase up to 825,000 additional ADSs at the
                                           public offering price. See "Principal and
                                           Selling Shareholders" and "Underwriting."

Use of Proceeds..........................  The net proceeds we will receive from this
                                           Offering will be approximately $    million. We
                                           intend to use these net proceeds principally to
                                           fund a portion of the

                                           capital requirements for the build-out of our
                                           network, including capital expenditures, to
                                           finance our working capital requirements and
                                           operating costs and for other general corporate
                                           purposes. We will not receive any proceeds from
                                           the sale of ADSs by the Selling Shareholders if
                                           the underwriters exercise their over-allotment
                                           option (and we may be required to pay up to
                                           approximately $400,000 in stamp duties if the
                                           underwriters exercise their over-allotment
                                           option). See "Risk Factors--We Will Need
                                           Significant Additional Capital."

Listing and Quotation....................  The ADSs have been approved for quotation on the
                                           Nasdaq National Market ("Nasdaq"). We have
                                           applied for the ADSs to be quoted on the Stock
                                           Exchange Automated Quotation System operated by
                                           the London Stock Exchange ("SEAQ
                                           International"). In addition, following
                                           completion of the Offering, we intend to seek to
                                           have the common shares listed for trading on the
                                           Warsaw Stock Exchange, although no assurance can
                                           be given as to whether or when such a listing
                                           may be achieved.

Nasdaq Symbol............................  "NTIA."

Risk Factors.............................  For a discussion of certain factors that should be considered in evaluating an investment in the
                                           ADSs, see "Risk Factors."

Dividends................................  We currently anticipate that we will retain all of our future earnings, if any, for use in the
                                           operation and expansion of our business. In
                                           addition, the instruments governing our existing
                                           debt instruments, as well as provisions of
                                           Polish law, restrict (and may effectively
                                           prohibit) us from paying any dividends for the
                                           foreseeable future. See "Dividend Policy."

Lockup Agreements........................  Netia, Telia AB (publ) ("Telia"), E.M. Warburg,
                                           Pincus & Co. LLC ("Warburg"), certain other
                                           shareholders and certain members of Netia's
                                           management have agreed with the underwriters
                                           that they will not, subject to certain
                                           exceptions, directly or indirectly, offer, sell,
                                           grant any option to purchase or otherwise
                                           dispose or contract to dispose of any common
                                           shares or ADSs or any securities of Netia
                                           convertible into, or exchangeable or exercisable
                                           for, common shares or ADSs for a period of 180
                                           days after the Closing Date (as defined below)
                                           without the prior consent of the Global
                                           Coordinator. In addition, they have agreed not
                                           to offer, sell, grant by option to purchase or
                                           otherwise dispose of more than 25% of their
                                           present respective holdings of common shares
                                           during each of the following two 90-day periods
                                           following the initial 180-day period without the
                                           prior consent of the Global Coordinator. In
                                           addition, BRE has agreed to execute a similar
                                           lockup agreement with respect to any shares it
                                           purchases. These agreements have been signed by
                                           shareholders of Netia and BRE

                                           who collectively will hold approximately 60% of
                                           the common shares to be outstanding after giving
                                           effect to the Offering and the exercise of the
                                           over-allotment option. See "Underwriting."

Voting Rights............................  One ADS will entitle its holder to vote in respect of one common share. As a holder of
                                           ADSs, you must follow certain procedures in
                                           order to exercise the voting rights pertaining
                                           to the common shares represented by your ADSs.
                                           See "Description of American Depositary
                                           Shares--Voting of Deposited Securities and
                                           Disclosure of Interests" and "Risk
                                           Factors--Polish Law May Limit Your Voting Rights
                                           as a Holder of ADRs."

Settlement and Delivery..................  You must pay for the ADSs in same-day funds in
                                           U.S. Dollars on the closing date of the
                                           Offering, which is expected to be on or about
                                           August   , 1999 (the "Closing Date"). Delivery
                                           of the common shares represented by the ADSs
                                           will be made to The Bank of New York, as
                                           Depositary, on the Registration Date (as defined
                                           below) and is subject to the registration by the
                                           Commercial Court in Warsaw of the capital
                                           increase (the "Capital Increase") needed to
                                           permit Netia to issue the common shares
                                           represented by the ADSs (the "Registration").

                                           Although the common shares to be issued and
                                           delivered to the Custodian (as defined under
                                           "Description of American Depositary Shares") on
                                           the Closing Date will not be in existence on the
                                           Closing Date, we expect that the American
                                           Depositary Receipts (the "ADRs") will be issued
                                           by the Depositary, subject to cancellation in
                                           the circumstances described below, and that
                                           delivery of the ADSs will be made through the
                                           facilities of The Depository Trust Company
                                           ("DTC") (and through its participants, including
                                           Cedelbank ("Cedel") and Morgan Guaranty Trust
                                           Company of New York, Brussels office, as
                                           operator of the Euroclear system ("Euroclear"))
                                           on or about the Closing Date.

                                           Between the Closing Date and the date of the
                                           Registration with the Commercial Court in Warsaw
                                           (the "Registration Date"), all funds paid in
                                           respect of the ADSs will be held in escrow
                                           pursuant to the terms of an escrow agreement to
                                           be entered into on the Closing Date (the "Escrow
                                           Agreement") among Netia, the underwriters, the
                                           Selling Shareholders and ING Bank N.V. (Warsaw
                                           Branch) (the "Escrow Agent"). If the
                                           Registration does not occur within 90 days after
                                           the Closing Date (I.E., on or prior to
                                                     , 1999) or such later termination date
                                           as Netia, the Selling Shareholders and the
                                           Global Coordinator may agree (the "Termination
                                           Date"), the Offering will be terminated, the
                                           ADSs will be cancelled, and the escrow agent
                                           will release all funds

                                           paid in respect of the ADSs together with any
                                           interest accrued on such funds for the period
                                           from the Closing Date to the Termination Date,
                                           to the Depositary.

                                           If the underwriters exercise their
                                           over-allotment option before the Registration
                                           Date, we will follow similar procedures to those
                                           outlined above with respect to the common shares
                                           sold by the Selling Shareholders in the
                                           over-allotment option. Even though the common
                                           shares sold in the over-allotment option are
                                           already issued and registered with the
                                           Commercial Court in Warsaw, if the Offering is
                                           terminated on or prior to the Termination Date,
                                           then any such common shares will be returned to
                                           the Selling Shareholders and the funds paid in
                                           respect of those shares, together with any
                                           accrued interest, will be released to the
                                           Depositary.

                                           We anticipate that trading in the ADSs on Nasdaq
                                           will commence on a "when issued" basis on or
                                           about           , 1999 and will commence
                                           "regular way" trading pursuant to normal
                                           settlement procedures on the Closing Date, but
                                           will remain subject to cancellation unless and
                                           until the Registration occurs before the
                                           Termination Date.

                                           Until the Registration Date, you will not be
                                           entitled to instruct the Depositary to exercise
                                           any rights on your behalf as a shareholder of
                                           Netia and the Depositary (or its nominee) will
                                           not be entitled to exercise any rights as a
                                           shareholder.

                                           You may not withdraw or deposit common shares
                                           with the Depositary pursuant to the Deposit
                                           Agreement (as defined under "Description of
                                           American Depositary Shares") prior to the
                                           Registration Date. See "Escrow Agreement," "Risk
                                           Factors--There Are Uncertainties Regarding
                                           Registration of the Capital Increase" and
                                           "Settlement and Delivery."

Escrow Agreement.........................  Under Polish law, the common shares underlying the ADSs we offer in this prospectus may not be
                                           issued until payment for the common shares is
                                           made and the Capital Increase is registered by
                                           the Commercial Court in Warsaw.

                                           Accordingly, as noted above under "Settlement
                                           and Delivery," prior to the Registration Date,
                                           all sums paid in respect of the ADSs will be
                                           held in an escrow-type account pursuant to the
                                           terms of the Escrow Agreement. The Escrow Agent
                                           pursuant to the Escrow Agreement will be ING
                                           Bank N.V. (Warsaw Branch).

                                           The Escrow Agreement will provide that, pending
                                           the Registration, the proceeds of the Offering
                                           will be either (i) deposited in a U.S.
                                           Dollar-denominated bank account with the Escrow
                                           Agent (who may invest

                                           in interbank deposits approved by the Global
                                           Coordinator and Netia) or (ii) invested in U.S.
                                           government securities to be held by the Escrow
                                           Agent.

                                           In the event the Registration does not occur on
                                           or prior to the Termination Date, (i) Netia
                                           shall issue a press release and notify the
                                           Depositary, the Escrow Agent, the underwriters
                                           and Nasdaq of the termination of the Offering by
                                           the close of business on the Termination Date,
                                           and (ii) the Escrow Agent shall release all
                                           funds paid in respect of the ADSs, together with
                                           any interest accrued thereon from the Closing
                                           Date to the Termination Date to the Depositary.

                                           The Depositary shall (i) as promptly as
                                           practicable give notice to the then holders of
                                           the ADRs that the ADSs are cancelled with effect
                                           from the Termination Date, and (ii) pay on a pro
                                           rata basis to the holders of the ADRs on the
                                           Termination Date, the funds received by it from
                                           the Escrow Agent.

                                           IF THE REGISTRATION DOES NOT OCCUR, THE AMOUNT
                                           RETURNED TO THE HOLDERS OF THE ADRS ON THE
                                           TERMINATION DATE WILL REPRESENT THE OFFER PRICE
                                           FOR THE ADSS (INCLUDING ANY INTEREST THEREON)
                                           REGARDLESS OF THE THEN PREVAILING MARKET PRICES
                                           FOR THE ADSS.

                                           See "Risk Factors--There Are Uncertainties
                                           Regarding Registration of the Capital Increase"
                                           and "Settlement and Delivery."

      SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS AND BALANCE SHEET DATA

    The following data have been derived from our audited consolidated financial statements as of and for the three years ended December 31, 1996, 1997 and 1998 and the unaudited interim condensed consolidated financial statements as of and for the three-month periods ended March 31, 1998 and 1999 (together, in each case, with the Notes thereto, the "Financial Statements") included elsewhere in this prospectus. In the opinion of our management, the unaudited interim condensed financial statements contain all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the financial position and the results of operations of Netia as of and for the three-month periods ended March 31, 1998 and 1999. We have prepared the Financial Statements in accordance with International Accounting Standards ("IAS"), which differ in certain important respects from accounting principles generally accepted in the United States ("U.S. GAAP") (see Note 24 to the December 31, 1998 Financial Statements and Note 11 to the March 31, 1999 Financial Statements).

    The summary consolidated financial data should be read in conjunction with the Financial Statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Selected Unaudited Pro Forma Condensed Consolidated Financial Data" included elsewhere in this prospectus. For your convenience, certain Polish Zloty (or "PLN") amounts as of and for the year ended December 31, 1998 and as of and for the three-month period ended March 31, 1999, have been converted into U.S. Dollars at the rate of PLN 4.01 per $1.00 (the effective exchange rate of the National Bank of Poland (the "NBP") on March 31, 1999). You should not view such translations as a representation that such Polish Zloty amounts actually represent such U.S. Dollar amounts, or could be or could have been converted into U.S. Dollars at the rates indicated or at any other rate.

                                                                                                              FOR THE
                                                                                                        THREE-MONTH PERIOD
                                                         FOR THE YEAR ENDED DECEMBER 31,(1)               ENDED MARCH 31,
                                                     -------------------------------------------  -------------------------------
                                                       1996        1997       1998       1998       1998       1999       1999
                                                     ---------  ----------  ---------  ---------  ---------  ---------  ---------
                                                        PLN        PLN         PLN         $         PLN        PLN         $

                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Telecommunications revenues......................      8,982      35,564     96,435     24,049     15,863     39,784      9,922
  Non-telecommunications revenue(2)................     12,697      14,642     23,945      5,971      5,801      5,109      1,274
                                                     ---------  ----------  ---------  ---------  ---------  ---------  ---------
      Total revenues...............................     21,679      50,206    120,380     30,020     21,664     44,893     11,196
Costs and expenses:
  Interconnection charges..........................     (1,355)     (5,692)   (22,900)    (5,711)    (3,556)   (10,439)    (2,603)
  Cost of equipment................................     (7,929)     (6,975)   (11,425)    (2,849)    (2,756)    (1,241)      (309)
  Depreciation and amortization....................     (7,465)    (16,926)   (41,040)   (10,234)    (8,079)   (22,018)    (5,490)
  Other operating expenses(3)......................    (61,259)    (86,901)  (124,317)   (31,002)   (23,982)   (34,714)    (8,657)
                                                     ---------  ----------  ---------  ---------  ---------  ---------  ---------
      Total costs and expenses.....................    (78,008)   (116,494)  (199,682)   (49,796)   (38,373)   (68,412)   (17,059)
Loss from operations...............................    (56,329)    (66,288)   (79,302)   (19,776)   (16,709)   (23,519)    (5,863)
Financial expense, net(4)..........................     (2,205)    (32,681)  (151,596)   (37,803)    (7,163)  (194,894)   (48,602)
Write-off of loan origination expenses.............         --     (24,241)        --         --         --         --
Other losses.......................................     (4,302)         --     (1,148)      (286)        --        (62)       (16)
Gain on dilution of interest in subsidiaries.......     38,903       2,137         --         --         --         --         --
Income tax (charge)/credit.........................     (2,710)     (1,055)    (8,802)    (2,195)    (6,993)     2,976        742
Minority share in losses of subsidiaries...........     10,832      36,703     35,353      8,814      7,750         --         --
                                                     ---------  ----------  ---------  ---------  ---------  ---------  ---------
Net loss...........................................    (15,811)    (85,425)  (205,495)   (51,246)   (23,115)  (215,499)   (53,739)
                                                     ---------  ----------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ----------  ---------  ---------  ---------  ---------  ---------
    Basic and diluted net loss per common
      share(5).....................................      (2.52)      (9.46)    (19.78)     (4.93)     (2.22)    (19.25)     (4.80)
U.S. GAAP
  Revenues.........................................     21,679      50,206    120,380     30,020     21,664     44,893     11,196
  Loss from operations.............................    (60,631)    (68,047)   (86,743)   (21,632)   (18,104)   (26,895)    (6,710)
  Net loss.........................................    (54,042)    (90,530)  (214,363)   (53,457)   (22,896)  (219,698)   (54,788)
    Basic and diluted net loss per common
      share(5).....................................      (8.61)     (10.02)    (20.63)     (5.14)     (2.20)    (19.62)     (4.89)
OTHER DATA:
EBITDA(6)..........................................    (48,864)    (49,362)   (38,262)    (9,542)    (8,630)    (1,501)      (373)
Net cash used in operating activities..............    (32,571)    (89,836)  (156,413)   (39,004)   (22,323)   (16,504)    (4,116)
Net cash used in investing activities..............    (56,247)   (198,336)  (480,319)  (119,780)   (84,754)  (124,454)   (31,036)
Net cash (used in)/provided by financing
  activities.......................................     90,591   1,195,891     (1,688)      (421)      (939)    93,923     23,423
Capital expenditures...............................    148,029     222,964    395,943     98,739     84,754    124,454     31,036
                                                            (FOOTNOTES APPEAR ON FOLLOWING PAGE)

                                                                                   AS OF MARCH 31, 1999
                                                                      ----------------------------------------------
                                                                                     AS                      AS
                                                                       ACTUAL    ADJUSTED(7)   ACTUAL    ADJUSTED(7)
                                                                      ---------  -----------  ---------  -----------

                                                                         PLN         PLN          $           $
                                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.........................................    298,645   1,780,689      74,475     444,062
  Restricted investments(8).........................................    131,558     339,913      32,808      84,767
  Total assets......................................................  2,372,257   4,090,119     591,586   1,019,979
  Total assets (U.S. GAAP)..........................................  2,383,691   4,101,553     594,437   1,022,831
  Total long-term debt..............................................  1,804,601   2,635,601     450,025     657,257
  Total non-current liabilities(9)..................................  2,089,768   2,920,768     521,139     728,371
  Total shareholders' equity........................................     33,868     920,730       8,447     229,608
  Total shareholders' equity (U.S. GAAP)............................     24,185     911,047       6,031     227,192

------------------------------
(1) For the period ended December 31, 1996, Poland was considered to be a hyperinflationary economy. The Financial Statements for that period are prepared in accordance with the historical cost convention as adjusted for the effects of inflation. In accordance with IAS 29, "Financial Reporting in Hyperinflationary Economies," the Financial Statements are restated to show amounts expressed in terms of the constant purchasing power of the Polish Zloty at December 31, 1996. The amounts shown in the restated currency do not represent appraised value, replacement cost or any other measure of the current value of assets or the prices at which transactions would take place currently. The adjustment was calculated based on conversion factors derived from the Polish Consumer Price Index (the "CPI") published by Poland's Main Office of Statistics ("GUS"). Based on a CPI rate of 100 as at January 1, 1990, the cumulative inflation index as at December 31, 1996 was 2,104.

(2) Our historical results include our non-telecommunications businesses, which in the past have accounted for a significant portion of our revenues. In 1997, we sold the part of our non-telecommunications businesses relating to the sale of specialized radio equipment, and we intend to dispose of our remaining non-telecommunications businesses when a favorable commercial opportunity to do so becomes available, although presently we do not have a formal plan or agreement of disposal. See "Unaudited Pro Forma Condensed Consolidated Financial Information."

(3) Other operating expenses primarily includes salaries and benefits, general and administrative expenses and external services. See the December 31, 1998 and March 31, 1999 Financial Statements included elsewhere in this prospectus.

(4) Includes non-cash financial expenses of PLN 2.6 million, PLN 19.6 million, PLN 106.5 million ($26.6 million), PLN 36.3 million, and PLN 45.1 million ($11.3 million) for the years 1996, 1997 and 1998 and for the three-month periods ended March 31, 1998 and 1999, respectively. Pro forma for the offering of certain debt securities completed in June 1999 (the "June 1999 Bond Offering"), financial expense would have been PLN 103.9 million ($25.9 million) and PLN 31.5 million ($7.9 million) for the year ended December 31, 1998 and the three-month period ended March 31, 1999, respectively.

(5) Basic and diluted net loss per common share under IAS and under U.S. GAAP is calculated by dividing net loss by the weighted average number of shares of Netia's capital stock outstanding during each period. The weighted average number of shares used in calculating net loss per share were 6,280; 9,033 and 10,391 for the years ended December 31, 1996, 1997 and 1998, respectively, and were 10,391 and 11,196 for the three-month periods ended March 31, 1998 and 1999, respectively. As at March 31, 1999, there were no dilutive potential common shares.

(6) EBITDA consists of net loss adjusted for depreciation and amortization, financial expense, income taxes, minority interest, share of losses of equity investees and non-recurring items (write-off of loan origination expense, other losses and gain on dilution of interest in subsidiaries) as each would be determined under IAS. EBITDA computed based on the foregoing elements determined in accordance with U.S. GAAP would be PLN (48.9) million, PLN (51.1) million, PLN (45.3) million ($(11.3) million), PLN (10.4) million and PLN (3.3) million ($(0.8) million) for the years 1996, 1997 and 1998 and for the three-month periods ended March 31, 1998 and 1999, respectively. EBITDA is not a U.S. GAAP or IAS measure and should not be considered as an alternative to U.S. GAAP or IAS measures of net
    (loss)/income or as an indicator of Netia's operating performance or to cash flow from operations under U.S. GAAP or IAS as a measure of liquidity. The calculation of EBITDA does not differ in any material respect if calculated based upon financial statements prepared under IAS principles. However, potential investors should note that EBITDA is not a uniform or standardized measure, and the calculation of EBITDA may vary significantly from company to company and by itself provides no grounds for comparison of Netia with other companies.

(7) Adjusted to give effect to (i) the Offering and the issuance of the 125,805 common shares in accordance with the Stock Appreciation Agreement (as defined herein) (without giving effect to the over-allotment option), (ii) the Warburg Transaction (as defined herein), (iii) the issuance of [EURO]100.0 million in aggregate principal amount of 13 1/2% Senior Euro Notes due 2009 and $100.0 million in aggregate principal amount of 13 1/8% Senior Dollar Notes due 2009 issued by a finance subsidiary and guaranteed by Netia Holdings S.A. (the "1999 Senior Notes") in the June 1999 Bond Offering and (iv) the Telia Capital Increase (as defined herein). However, the issuance of 233,488 series W shares at par in June 1999 for distribution in connection with the management stock option plan (the "Series W issuance") was not given effect. For pro forma financial information that also gives effect to the disposition of the non-telecommunications businesses, see "Unaudited Pro Forma Condensed Consolidated Financial Information."

(8) Restricted investments includes short- and long-term portions of the proceeds from the issuance in November 1997 of three series of senior notes by a financing subsidiary, guaranteed by Netia Holdings S.A. (the "1997 Senior Notes") restricted pursuant to escrow agreements for payment of cash interest. Approximately PLN 41.1 million ($10.3 million) of this amount was paid on May 1, 1999. Restricted investments, as adjusted, also includes the proceeds from the June 1999 Bond Offering of the 1999 Senior Notes that are restricted pursuant to an investment agreement for the payment of cash interest.

(9) Includes current and long-term portion of long-term debt, license obligations and customer deposits. The amount reflected would not differ under U.S. GAAP.

                                  RISK FACTORS

    YOU SHOULD CONSIDER CAREFULLY THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THESE RISKS ARE NOT THE ONLY ONES THAT WE FACE. ADDITIONAL RISKS NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IN GENERAL, INVESTING IN THE SECURITIES OF ISSUERS WITH SUBSTANTIAL OPERATIONS IN MARKETS SUCH AS POLAND INVOLVES A HIGHER DEGREE OF RISK THAN INVESTING IN THE SECURITIES OF ISSUERS WITH SUBSTANTIAL OPERATIONS IN THE UNITED STATES AND OTHER SIMILAR JURISDICTIONS.

WE ARE EXPERIENCING OPERATING LOSSES AND HAVE NEGATIVE OPERATING CASH FLOW

    We incurred losses of PLN 15.8 million, PLN 85.4 million, PLN 205.5 million ($51.2 million) and PLN 215.5 million ($53.7 million) for the years 1996, 1997 and 1998 and for the first three months of 1999, respectively. For the same periods, we had negative operating cash flows of PLN 32.6 million, PLN 89.8 million, PLN 156.4 million ($39.0 million) and PLN 16.5 million ($4.1 million), respectively. At March 31, 1999, we had an accumulated deficit of PLN 567.7 million ($141.6 million). Our future success depends upon the successful construction, marketing and operation of our telecommunications network, which will depend upon, among other things, our ability to successfully develop our network and comply with the terms of our licenses. In addition, because we are developing one of the first privately owned Polish telecommunications networks, we will be limited in our ability to benefit from the operating experience of other market participants or personnel.

    We expect to continue to generate negative cash flows and losses from operating activities while we concentrate on the build-out of our network. We cannot guarantee that we will be able to implement our business strategy successfully or that we will ever be able to achieve or maintain positive cash flow or profitable operations or have sufficient resources at any time to service or repay our existing indebtedness or to pay cash dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Financial Statements and the other financial information included elsewhere in this prospectus.

WE ARE HIGHLY LEVERAGED

    As of June 30, 1999, after giving effect to the June 1999 Bond Offering and the application of the net proceeds therefrom, we would have had, on a consolidated basis, approximately PLN 2,580.0 million ($643.4 million) principal amount of indebtedness outstanding, in addition to approximately PLN 268.8 million ($67.0 million) of license fees which will be payable over the next four years based on licenses we currently hold. See "Capitalization." Our debt instruments limit, but do not prohibit, the incurrence of additional indebtedness. We anticipate that, in light of the amount of our existing indebtedness and the need to incur additional indebtedness to finance the build-out of our operations, we will continue to have substantial leverage for the foreseeable future. Such leverage poses the risks that:

    - a significant portion of our cash flow from operations, if any, must be dedicated to servicing our indebtedness;

    - we may not be able to generate sufficient cash flow or access sufficient additional financing to service our outstanding indebtedness and to adequately fund our planned capital expenditures and operations;

    - we could be more vulnerable to changes in general economic conditions;

    - our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; and

    - our operating and financial ability may be impaired by restrictions imposed by various debt instruments on operations and investments.

    In addition, various restrictive covenants contained in our existing and future debt instruments (and described under the headings "Description of Certain Indebtedness") limit or may limit our ability to:

    - borrow money;

    - pay dividends or repurchase our capital stock;

    - make investments;

    - use assets as security in other transactions;

    - sell certain assets or merge with or into other companies; and

    - enter into transactions with affiliates.

    These covenants could materially and adversely affect our ability to finance our future operations or capital needs or to engage in other business activities that may be in our best interests.

    We must substantially increase our net cash flow in order to meet our debt service obligations. Substantially all our interest commitments through 2000 have been pre-funded or consist of non-cash interest. Beginning in 2001, we will have significant cash interest payment service obligations under both the 1999 Senior Notes and the 1997 Senior Notes. In addition, we believe that we will need to refinance the 1999 Senior Notes and the 1997 Senior Notes upon their maturity dates in 2009 and 2007, respectively. There can be no assurance that we will be able to meet these obligations. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we otherwise fail to comply with the various covenants under our indebtedness, we would be in default under the terms of such covenants, which would permit holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness. Such default or defaults would have a material adverse effect on us and would adversely affect the value of the ADSs and the common shares.

WE WILL NEED SIGNIFICANT ADDITIONAL CAPITAL

    The development, construction, maintenance and operation of our network requires substantial amounts of capital. We estimate that, excluding any capital expenditures and license fees we would incur if we were to bid successfully for or otherwise obtain additional licenses, we will require approximately $296.7 million of additional capital to fund our capital expenditures, cash operating losses, cash debt service and other cash needs through 2003, assuming we will have approximately $528.8 million of funds (including restricted investments) after the Offering, the June 1999 Bond Offering, the investment of approximately $49.6 million by Telia out of a total capital increase of $50.0 million funded in May 1999 (the "Telia Capital Increase") and the purchase by a group of investment funds sponsored by Warburg of 2,597,403 of our common shares for $50.0 million (the "Warburg Transaction"). We plan to use a substantial majority of our available cash plus any cash generated from operations for capital expenditures, including the planned completion of the network in our existing territories and the construction of the planned fiber-optic backbone and data transmission facilities. These requirements are based upon our current estimates of capital expenditures and operating results, which are based on a variety of assumptions that may not be accurate, and our actual needs may increase significantly in the future. We would require additional funds in the event of delays, cost overruns or other adverse developments.

    In addition, if we acquire licenses for the provision of domestic long distance or international telecommunications services or if we obtain concessions to provide local telecommunications service in new territories, we would expand our network beyond what is currently planned and pay additional license fees and incur acquisition costs. Such changes will require substantial amounts of additional financing, particularly if we were successful in obtaining a long distance license or a Warsaw local license. We also may require additional financing to build more lines in our licensed territories to meet build-out milestone requirements. See "--We Face Risks Due to Our Build-out Strategy and Our Failure to Meet Build-out Milestones" and "--We Operate in a Rapidly Changing Regulatory Environment."

    We also expect that it will be necessary to refinance the 1997 Senior Notes and the 1999 Senior Notes prior to or at maturity in 2007 and 2009, respectively, because our cash flow from operations is not expected to be sufficient to meet all of our debt service obligations.

    Moreover, we may need to obtain additional financing sooner than is currently anticipated if our plans or assumptions change, our assumptions prove inaccurate, we make investments in or acquisitions of other companies or we experience unexpected costs or competitive pressures.

    Sources of financing may include public or private debt or equity financings, sales of assets or other financing arrangements. We cannot assure you that such additional financing will be available or available on acceptable terms or within the limitations contained in our financing arrangements. The indentures governing the 1997 Senior Notes and the 1999 Senior Notes also limit, and we expect any future credit agreement or other debt agreement to limit, our ability to incur additional debt and these limits could adversely affect our ability to finance our business plan.

    In the recent past, there have been several significant disruptions in the availability of financing in the public markets for companies based in emerging markets, including Netia. In the event we are unable to obtain such financing or are unable to obtain such financing on acceptable terms, we may be required to reduce our current operations or the scope of our expansion. Any such event would have a material adverse effect on us and on the value of our ADSs and common shares.

WE FACE RISKS DUE TO OUR BUILD-OUT STRATEGY AND OUR FAILURE TO MEET BUILD-OUT
  MILESTONES

    Telecommunications operators in Poland, including Netia, are required to comply with conditions and obligations set forth in the Communications Act and the terms of their licenses. If we fail to comply with any of those conditions and obligations the Minister of Communications (the "MOC") could sanction us by revoking our licenses.

    Our licenses required us to construct 407,850 telephone lines by the end of 1998 and require us to construct 846,000 telephone lines by the end of 1999 and 1,213,750 telephone lines by the end of 2000. As of December 31, 1998, we had constructed 283,900 lines and had failed to meet the build-out milestones in all of our licensed territories. We also failed to meet the build-out requirements of many of our licenses in 1997. Under our current plans, we intend to have approximately 428,000 lines by the end of 1999 and 558,000 lines by the end of 2000, focusing our build-out efforts in the larger cities within our licensed territories. Accordingly, even if we achieve our own internal goals, we will not meet the build-out milestones in many, if not all, of our licenses. We applied for waivers with respect to our failure to meet the 1997 build-out milestones and received written assurance from the MOC that the MOC did not intend to take any action against us as a result of such failure. However, based on our assessment of the position the MOC has consistently taken in the past, we have not sought or received similar assurance from the MOC with respect to the 1998 milestones. While we may in the future, if necessary, seek amendments or waivers to build-out milestones that we are not able to achieve, we cannot assure you that the MOC will grant such amendments or waivers.

    In addition to build-out milestones, we must ensure equal access to telecommunications services (subject to customer demand) for both urban and rural customers. See "Telecommunications Regulations--Licensing Framework and Principal Terms of Our Licenses." However, we presently intend to focus our build-out efforts in the major cities and industrial areas within our licensed territories and to focus our marketing efforts on attracting business customers who generally are located in these areas. Accordingly, even if we meet our line build-out requirements, we may not satisfy these equal access requirements.

    Should the MOC choose not to waive or amend our build-out milestones, we would be forced to either construct additional lines to satisfy the build-out milestones, possibly in areas where the likely return on our investment would not justify the additional expense, or face possible revocation of, or the imposition of limitations on, our licenses. Alternatively, the MOC could also choose to allow additional competitors into our licensed territories. To date, the MOC has not initiated any of these responses against us. However, in February 1998, the MOC announced its intention to evaluate in 1999 the results achieved by holders of licenses. This review could possibly lead to the MOC conducting another round of tenders for additional concessions for the areas in which they consider the performance by operators who had been granted the original licenses unsatisfactory.

    The MOC has revoked the licenses of certain other private operators in Poland for failure to meet build-out milestones; however, in each instance the operator had failed to begin construction of a network. We cannot assure you that the MOC will continue to grant requests we may make to waive or amend the build-out milestones contained in our licenses in the event that we are unable to meet them, or that the MOC will not impose sanctions against us, including revoking or limiting our licenses, if we fail to meet our build-out milestones in the future. The revocation or limitation of one or more of our licenses would have a material adverse effect on us and on the value of the ADSs and the common shares.

    Although failure to meet build-out milestones in the past has not prevented us from acquiring additional licenses, as demonstrated by our receipt of several licenses in March 1998 and our recent receipt of the benefit of a data license, it is possible that failure to meet our build-out milestones will have an adverse effect on our ability to acquire additional licenses. In addition, if we do not meet our build-out milestones in a particular licensed territory, the MOC, rather than revoking our license, could choose to grant another private operator a license to operate within that territory.

    Our inability to build out the network in accordance with our plans has had and in the future may have an adverse impact on our ability to obtain third-party financing. In September 1997, Netia South Sp. z o.o. ("Netia South") and its subsidiaries entered into a multicurrency term loan facilities agreement with a syndicate of banks to provide up to $95 million of financing for the construction of a portion of the network by Netia South (the "Netia South Bank Facility"). The Netia South Bank Facility contained a covenant requiring Netia South and its subsidiaries to achieve a minimum number of subscriber lines by certain dates, including 29,500 lines by December 31, 1997 and 37,500 lines by March 31, 1998. Netia South failed to meet both of these milestones, resulting in defaults under the Netia South Bank Facility which precluded Netia South from borrowing funds under the Netia South Bank Facility in excess of an initial drawdown of approximately $11.6 million. Subsequently, these defaults were waived and Netia South and the lenders under the Netia South Bank Facility agreed to modify the facility to be an $11.6 million term loan. Our build-out performance therefore effectively precluded us from accessing the bank financing market. See "Description of Certain Indebtedness-- Netia South Bank Facility."

WE FACE RISKS DUE TO MODIFICATION OR LOSS OF LICENSES

    Our ability to retain our existing licenses and to renew them when they expire, and to obtain new licenses in the future, is essential to our operations. However, these licenses are typically granted by the MOC, and we cannot assure you that the MOC will not seek to limit, revoke or otherwise adversely modify the terms of these licenses in the future. Any such action by the MOC would have a material adverse effect on us and the value of the ADSs and the common shares. We may have limited or no legal recourse if any of these events occur. In addition, our licenses were granted for initial terms of ten to fifteen years and will expire between 2007 and 2013. While we intend to apply for new licenses as these existing licenses reach the end of their terms, there can be no assurance that such applications will be approved or that new licenses will be granted to us on the same terms as the existing licenses, or at all.

WE OPERATE IN A RAPIDLY CHANGING REGULATORY ENVIRONMENT

    The provision of telecommunications services in Poland is subject to extensive government regulation. The regulated areas include the issuance, renewal, revocation, terms and conditions of, and compliance with, the licenses required to provide telecommunications services. The MOC has the right to establish maximum telephone rates and to regulate interconnection. These regulations are relatively new and subject to further change. The Communications Act was substantially revised in 1995 and additional revisions are currently under consideration in order to conform Polish telecommunications legislation to EU standards and Poland's commitments under the WTO Accord on Basic Telecommunications. In addition, the Polish parliament is presently considering a new communications law intended to conform the Polish regulatory environment more closely to EU standards and Poland's commitments under the WTO Accord on Basic Telecommunications. We cannot predict the outcome or timing of any of these proposed amendments or modifications or their impact on Netia. In addition, the current Minister of Communications has been appointed only recently, and we cannot predict the nature of any changes he may institute in MOC policies or practices. Any such changes could have a material adverse effect on us and on the value of the ADSs and the common shares, by requiring us to comply with additional, more onerous regulations. Such changes could also have an adverse effect on the competitive environment, such as by mandating additional licensing opportunities for new market entrants in our territories. See "Telecommunications Regulations--Proposed New Telecommunications Law."

    Other government regulations, such as tax increases, could also adversely affect our operations. For example, increases in the value added tax ("VAT") applicable to telephone services could adversely affect the usage of the network which, in turn, could have a material adverse impact on us and on the value of the ADSs and the common shares.

WE MAY BE UNABLE TO COMPLETE OUR NETWORK OR INCREASE TRAFFIC AS PLANNED

    OUR NETWORK BUILD-OUT PLANS. Our ability to achieve our strategic objectives will depend in large part upon the successful, timely and cost-effective completion of our network. Our present plans contemplate the completion by the end of 2003 of the build-out of a 750,000-line network and the completion of a national backbone, which will allow us to connect our local networks and provide Internet and data transmission services. However, the construction of the network will be affected by a variety of factors, uncertainties and contingencies. Among these factors are our ability to manage the build-out of the network effectively and cost-efficiently, to finance construction and to acquire additional rights-of-way in a timely manner.

    Successful completion of the network on schedule will also depend upon the timely and satisfactory performance by third-party contractors of their obligations. Portions of the network are being constructed by third-party contractors, either under our direct supervision or, to a lesser extent, under "turn-key" contracts. This reduces to varying degrees our control over construction and, in the past when a more significant portion of our network construction was performed under turn-key contracts, has led to delays.

    We cannot assure you that our entire network will be completed as planned, or at all, at the costs and in the time frame currently planned. Although we currently believe that our cost estimates and build-out schedule are reasonable, the actual construction costs or time required to complete our network could substantially exceed estimates. Moreover, the installation and expansion of our network has entailed and will continue to entail considerable expenses in advance of anticipated revenues and may cause substantial fluctuations in our operating results and cash flows.

    OUR NEED TO INCREASE TRAFFIC ON OUR NETWORK. We also must substantially increase the current traffic volume on our network in order to realize the anticipated cash flow from, and operating efficiencies and cost benefits of, our network. In order to increase traffic on our network, we must retain existing customers, acquire additional customers and achieve increased usage. This will be the case even if we are successful in constructing our network, including the national backbone in a timely and cost-effective manner, because the build-out of our network will not necessarily result in a corresponding increase in number of subscribers and usage.

    OUR NEED TO INCREASE THE NUMBER OF BUSINESS CUSTOMERS. To maximize the profitability of our network, we intend to optimize our ratio of business customers to total customers by increasing the number of business customers. Our plans are in large part predicated on being successful in these efforts. To accomplish this goal, we intend to continue to focus our immediate build-out efforts in the major cities for which we acquired licenses in December 1997. We believe that by building out the network in these areas we will increase network usage volume because of the higher concentration of businesses in larger cities and the generally higher disposable income of city residents. However, we will be competing for these more profitable customers with TPSA and other providers of telecommunications services, including other fixed-line operators and cable television operators and we may not be successful in realizing our goals of retaining and attracting our desired mix of customers or in achieving customer utilization of the network that will meet our expectations. By focusing our build-out efforts in cities, we increase the likelihood that we may not satisfy the build-out requirements of our licenses in other regions. See "--We Face Risks Due to Our Build-out Strategy and Our Failure to Meet Build-out Milestones."

    Also, our hopes to expand the scope of our network into Warsaw and Lodz, Poland's two largest cities, were set back by our failure to win the concessions for these cities in the tenders completed in December 1998. It is also possible that our inability to offer local service in Warsaw could have an adverse impact on our ability to attract business customers with multiple offices in Poland even though we plan to access Warsaw business customers through our data transmission and Internet network.

WE MAY EXPERIENCE DIFFICULTIES MANAGING OUR GROWTH AND EXPANSION

    Our strategy of continuing growth and expansion has placed, and is expected to continue to place, a significant strain on our management, operational and financial resources and greater demands on our systems and controls. We are continuing to build out our network by adding switches and fiber-optic cable in our licensed areas. In addition, we are also just beginning the design and construction planning of our data transmission network and the expansion of our Internet services. In order to manage our growth effectively, we must continue to implement and improve our operations and financial systems and controls; recruit, train and retain highly productive sales, marketing and technical personnel; and expand our administrative and back-office staff. As we proceed with our development, there will be additional demands on our customer support, billing systems and support, sales and marketing and administrative resources, network infrastructure and senior management. We cannot assure you that our operating and financial control systems and infrastructure will be adequate to maintain and effectively manage future growth, or that we will otherwise be able to manage effectively the planned increase in the scope of our operations.

    Our failure to continue to upgrade our administrative, operating and financial control systems or the emergence of unexpected expansion difficulties could have a material adverse effect on us. We are in the process of implementing a new operating support system to assist in managing our network growth; however, the new system may not work as planned or be sufficient to meet our needs. In addition, the expansion of our business may involve acquisitions which, when made, could divert our resources and management time and require integration with our existing operations. We cannot assure you that any acquisition will be made in a timely manner or on terms and conditions acceptable to us, or that we will be able to successfully integrate any acquired businesses into our operations or operate them profitably.

    We continue to examine opportunities to expand into other related telecommunications services, including, when applicable laws and regulations allow, domestic long distance and international service. In April 1999, we secured the benefit of a license for data transmission services throughout Poland. As we expand into new areas of telecommunications services, we will face additional risks in connection with such expansion, including technological risks, competitive risks and legal and regulatory risks, such as potential foreign ownership restrictions. See "--The Foreign Investor Restrictions Under the Communications Act May Impose Limitations on Our Business."

THE FOREIGN INVESTOR RESTRICTIONS UNDER THE COMMUNICATIONS ACT MAY IMPOSE
  LIMITATIONS ON OUR BUSINESS

    The Communications Act imposes restrictions on the activities that can be carried out by foreign-controlled entities such as Netia. Although there are currently no foreign-ownership limitations on companies that provide local telecommunications services in Poland, the Communications Act places foreign ownership limitations on companies that may receive licenses to provide domestic long distance telecommunications and dedicated data transmission services in Poland. Domestic long distance telecommunications and dedicated data transmission services may be provided in Poland only by an operator in which the equity interest and voting power of such operator held by non-Polish entities does not exceed 49% and in which Polish citizens domiciled in Poland constitute a majority of the members on the management and supervisory boards.

    We currently do not meet the foreign ownership limitation requirements applicable to those activities. We intend to bid for a license to provide domestic long distance service when such licenses are put up for tender. To facilitate our acquisition of a domestic long distance license, we formed a joint venture through Netia Network S.A. ("Netia Network"). Under the joint venture arrangement we hold a 49% equity and voting interest in Netia Network, with the remaining interest held by a Polish national who is also a member of our Supervisory Board (the "Supervisory Board"). In April 1999, Netia Network acquired a license to provide dedicated data transmission services throughout Poland. We have entered into a services agreement with Netia Network under which data transmission services authorized by the license will be provided to our customers. We believe that through this arrangement we have effectively structured our operations to meet the requirements of the Communications Act for domestic ownership of the data license, without for the present time sacrificing the economic benefits of our investments in the data network. However, if this arrangement or any similar future arrangement is challenged, the validity of the data license and our ability to provide data transmission services could be adversely affected as well as our ability to participate in a tender for long distance licenses and the validity of any domestic long distance license we may obtain. Alternatively, if a challenge to this arrangement were to occur or if it becomes necessary to provide significant amounts of capital to Netia Network to fund the development of a data transmission network in areas outside the scope of our local licenses, we may be required to relinquish a significant ownership interest or control over those operations to an unaffiliated third party in order to continue to retain the benefit of the license. Such a restructuring could have an adverse impact on our ability to exploit and realize the potential full value of this license and business opportunity. The indentures governing the 1999 Senior Notes and the 1997 Senior Notes would not allow us to make substantial investments in licensees that are not our subsidiaries, except on a pro rata basis with other investors.

    Based on public statements by the MOC regarding Poland's plans to join the European Union ("EU"), and the related requirement that Poland harmonize its laws in accordance with EU requirements, we believe that these foreign ownership limitations may eventually be eliminated with regard to EU nationals. However, if the foreign-ownership limitations are not eliminated, and if the structure of our joint-venture arrangements for acquiring interests in licenses is not effective, Netia may not be able to provide domestic long distance services or dedicated data transmission services. Such a result would cause a material adverse effect on our ability to realize our goal to be a facilities-based full-service provider of telecommunications services in Poland. Under the present regulatory scheme private operators may not provide international long distance services. While the Polish government has announced its intention to allow private operators to provide those services by the year 2003 and removed all foreign ownership restrictions from its draft new telecommunications law (except for international telecommunications services), the final legislation may retain some foreign ownership restrictions that could limit our ability to provide such services.

WE ARE DEPENDENT ON TPSA FOR INTERCONNECTION WITH ITS NETWORK

    Our ability to provide viable telecommunications services is dependent on our ability to interconnect with the TPSA telephone network. Interconnection with TPSA is required to complete calls that originate on our network but terminate outside our network. All of these calls must be connected using the TPSA network, including all domestic long distance and international calls placed by our customers. The Communications Act requires TPSA to interconnect private telecommunications operators such as Netia with the TPSA network. This permits private operators to receive customers' incoming calls from, and to send outgoing calls over, the TPSA network. We have successfully entered into interconnection agreements with TPSA in each of our licensed territories where we currently operate and our interconnection rights have been recognized by, and successfully enforced in, the Polish legal system. However, we have historically experienced delays and difficulties in reaching interconnection agreements with TPSA, which have delayed the commencement of commercial operations in some of our licensed territories. Any difficulties or delays in interconnecting with the TPSA network may have a material adverse effect on us and on the value of the ADSs and common shares.

    In addition, a material increase in the interconnection charges associated with new interconnection agreements (excluding renewals) that we must pay or the failure of interconnection charges to decline in line with any future general reductions in retail telephone call charges could result in reduced margins for Netia or an inability to offer telephone services at competitive prices. Either of these factors may have a material adverse effect on us and on the value of the ADSs and the common shares. Furthermore, the interconnection charges that we pay for domestic long distance and international calls placed by our customers are based upon a percentage of TPSA's tariff for these calls (including any increase in TPSA's tariffs), not upon the rates we charge our customers. Therefore, a reduction in our tariffs that is not matched by a corresponding decrease in TPSA's tariffs or any increase in TPSA's tariffs (such as the 14% increase in TPSA tariffs for local calls announced as of July 1, 1999) that is not matched by a corresponding increase in our tariffs could have a material adverse effect on us and on the value of the ADSs and the common shares.

    Also, while the MOC has been considering and could issue a decree containing a new interconnection framework in which it may take into account suggestions made by Netia and other alternative operators, we cannot predict when or whether a new interconnection regime will become effective, or the impact it will have on us.

WE MUST OBTAIN LOCAL APPROVALS AND RIGHTS-OF-WAY TO DEVELOP OUR NETWORK

    The development, expansion and operation of our network will depend on, among other things, our ability to obtain regional governmental approvals and agreements for public and private rights-of-way on satisfactory terms and conditions. We cannot assure you that we will be able to obtain regional and local governmental approvals or that we will be able to obtain, on acceptable terms, the rights-of-way required to build out our network in our licensed territories or other areas we plan to cover with our data network. The inability to obtain governmental approvals or rights-of-way to expand in accordance with our plans could have a material adverse effect on us and on the value of the ADSs and the common shares. We have historically experienced, and expect to continue to experience in the future, certain delays in obtaining governmental approvals and rights-of-way which have led to construction delays. These delays may increase as we seek to expand our network into historic city districts. Accordingly, we may be forced (and in certain areas we have already found it necessary) to utilize alternative technologies, such as wireless local loop, to minimize the impact of these factors.

WE FACE SIGNIFICANT COMPETITION

    We compete with TPSA, other providers of fixed-line telephone services in some markets and providers of alternative forms of telecommunications services. We generally compete on the basis of quality of service, service offerings and price.

    TPSA. With respect to fixed-line telephone services, we are subject to competition from TPSA in all of its licensed territories. TPSA:

    - is significantly larger than us;

    - has substantially greater financial, technical and marketing resources;

    - has a far larger network than us;

    - controls far more transmission lines;

    - has long-standing relationships with certain of our target customers, including most businesses in our licensed territories; and

    - has infrastructure in the major cities, including Gdansk, Katowice, Krakow, Lublin, Opole and Poznan, that is generally as technologically advanced as our network.

    All these factors could have a significant impact on our current and future business.

    In addition, TPSA currently has a monopoly on the provision of domestic long distance and international fixed-line telephone services in Poland, which gives TPSA greater flexibility in setting its tariff structure. While it is impossible to predict how TPSA will react to Netia in terms of pricing policy, targeting of specific markets, access to infrastructure and interconnection arrangements as we build out our network and begin to compete more actively with TPSA in various areas of Poland, our experience to date indicates that TPSA will attempt to match our pricing in areas and for customers that it believes are most attractive. In situations where TPSA competes more aggressively with us, we have in the past and may in the future be forced to provide discounts in order to attract new customers or maintain our existing customers. This would have a negative effect on our revenues per line and overall results. It is also impossible to predict what effect, if any, the privatization of TPSA commenced by the government in November 1998 will have on us. See "--The Privatization of TPSA May Adversely Affect Our Competitive Position."

    OTHER ALTERNATIVE OPERATORS. The Communications Act allows for free competition among providers of local telephone services and places no restriction on the MOC's ability to issue additional licenses in our licensed areas. While generally in the past the MOC has issued licenses to no more than one private operator (in addition to TPSA) to provide local telephone services within any particular geographic territory, we believe, based on recent statements from the MOC, that this practice is likely to change. The issuance of additional licenses within our licensed territories may result in increased competition for us in the provision of fixed-line voice telephone services. See "--We Operate in a Rapidly Changing Regulatory Environment." Certain of the large business organizations in our licensed territories operate their own internal telecommunications networks (some of which include local residents as customers), which reduces the potential business that we might receive from such organizations as customers and provides a potential source of competition in the future. In addition, the recently initiated process of consolidation among other private operators may result in a significant increase in competition, especially with regard to long distance licenses to be awarded in 1999.

    OTHER SOURCES OF COMPETITION. We also face competition in the local telephone market from alternative forms of telephone services, including wireless telephone service (such as the fast-growing cellular telephone companies) and may face the possibility of competition from providers of such services as telephone-over-cable when they become available in Poland. Currently, one analog and two GSM privately owned cellular networks have commenced operations in Poland and a fourth DCS 1800 system became operational in Warsaw and other major cities in 1998. Moreover, in July 1999 the MOC awarded additional GSM licenses to certain existing operators. It is estimated that the number of cellular telephone subscribers in Poland exceeded two million as of March 31, 1999. Furthermore, as we expand our service offering to include, among others, dedicated data transmission services, we may face competition from other possible providers of such services, such as cable television operators. Cable television networks may become another potential source of competition if certain cable television operators consolidate and commence offering integrated television, Internet and telephony service using their proprietary networks in large cities. We cannot predict the effect on our operations that competition from these telecommunications service providers will have in the future.

    POSSIBLE REGULATORY DEVELOPMENT AFFECTING COMPETITION. Under the World Trade Organization ("WTO") Accord on Basic Telecommunications, Netia could face increased competition in the telecommunications services market. Under this agreement, Poland and other members of the WTO have committed themselves to opening their respective telecommunications markets to service suppliers and services from other WTO member countries. In addition, any future developments in the regulation of the telecommunications industry in Poland which are made to ensure compliance with the minimum standards of liberalization mandated by EU law and policy and Poland's obligations under the WTO Accord on Basic Telecommunications could result in shifting tariff structures for providers of telecommunications services in Poland. At present, fixed monthly charges and local calls are relatively less expensive in Poland, and long distance calls are relatively more expensive, than in other countries with more developed telecommunications industries. Shifts in these tariffs are likely to result in a more liberal and competitive market for Netia. Because our current local network licenses cover only local calls within the licensed areas, these developments may be beneficial to us to the extent they result in local tariff increases. However, it is also possible that such shifts could be adverse to us if the higher local tariffs attract additional competition if and when regulatory policies permit and by reducing the profit potential of any long distance license we might bid for and win. All of these developments may result in increased competition in our licensed territories.

THE PRIVATIZATION OF TPSA MAY ADVERSELY AFFECT OUR COMPETITIVE POSITION

    The government of Poland has announced that it intends to privatize TPSA, the state-owned former monopoly provider of telecommunications services in Poland and our primary competitor. In furtherance of this plan, in November 1998, the government sold a 15% equity interest in TPSA in a public offering. The government is required to distribute an additional 15% interest to TPSA employees in 1999, and it has announced that it intends to sell an additional 25% to 35% equity interest in TPSA to one or more strategic investors by the end of 1999. We believe a new strategic investor will likely insist on substantial changes in TPSA's operations and improvements in its management and could provide extensive strategic assistance to TPSA. A strategic investor could also improve TPSA's access to capital. Although it is impossible to predict the effect of this privatization on Netia or the telecommunications market in Poland, we believe privatization will likely make TPSA a much more effective competitor than it already is. It is possible that, among other things, TPSA could engage in more aggressive price competition in order to retain market share, deploy or develop new technologies that could require us to incur significant additional capital expenditures in order to remain competitive or implement numerous other measures designed to improve the competitive position of TPSA and enhance its shareholder value.

    In addition, it is possible that the Polish government could enact legislation altering the present tariff and other interconnection relationships between TPSA and other telecommunications service providers, such as Netia, in favor of TPSA in order to maximize the proceeds from the privatization. Any of the foregoing could have a material adverse effect on us and on the value of the ADSs and the common shares.

INFLATION AND CURRENCY FLUCTUATIONS AFFECT OUR BUSINESS

    Inflation and currency exchange fluctuations have had, and may continue to have, an effect on our financial condition and results of operations. A substantial portion of our operating expenses and capital expenditures are, and are expected to be, denominated in Polish Zloty and tend to increase with inflation. In addition, since our revenues are expected to be generated primarily in Polish Zloty, we are exposed to foreign exchange risk on any debt or other liability denominated in any other currency, including the 1997 Senior Notes and the 1999 Senior Notes. After the issuance of the 1999 Senior Notes, as of June 30, 1999, Netia had approximately PLN 2,580.0 million ($643.4 million) of non-Polish Zloty-denominated debt, all of which was denominated in U.S. Dollars, Euros or German Marks and PLN 268.8 million ($67.0 million) of liability for licenses denominated in Euros and U.S. Dollars.

    In addition, to the extent that we require additional financing, and such financing is raised through the incurrence of debt, such debt will most likely be denominated in U.S. Dollars, Euros or other hard currencies. Changes in the exchange rate could have a material adverse effect on us and our ability to service our non-Polish Zloty-denominated indebtedness, including the 1997 Senior Notes and the 1999 Senior Notes. At the present time, it is not economically feasible to hedge our exposure to movements in the value of the Polish Zloty. Although we may attempt to enter into transactions to hedge the risk of exchange rate fluctuations, in the future we cannot assure you that we will engage in such transactions or, if we engage in such transactions, that they will be successful. Finally, despite the effects such fluctuations could have on our operating results, it may not be feasible or desirable to increase tariffs in Polish Zloty terms to offset the impact of any continuing devaluation of the Polish Zloty on our hard currency obligations.

WE CANNOT GUARANTEE CUSTOMER ACCEPTANCE AND MARKET DEMAND FOR OUR SERVICES

    Our long-term success depends in large part upon our ability to attract and retain customers, particularly business customers. We cannot assure you that Netia will be able to compete successfully with TPSA for business customers or that business customers will find our services or prices attractive.

See "--We Face Significant Competition." It is also possible that our inability to offer local telephone service in Warsaw could have an adverse impact on our ability to attract business customers with multiple offices throughout Poland. In addition, there can be no assurance that customers in our licensed territories will be willing or able to pay the installation charges and the fixed monthly fees associated with telephone service. If actual demand for our services falls short of projections, it could have a material adverse effect on us and on the value of the ADSs and the common shares. This situation may be exacerbated as a result of the government's decision to raise the VAT on telecommunication services implemented in February 1998, described under "--We Operate in a Rapidly Changing Regulatory Environment," although to date we have not experienced any significant adverse effects from this particular change.

    Netia's business plan assumes that over time we will be able to sell various enhanced telecommunication services, such as ISDN, Internet access and other dedicated data transmission services, which are generally more profitable than basic telephone services. Demand for Internet and data transmission services is just beginning to emerge in Poland, and we cannot predict the size or profitability of this market, or whether it will grow to justify our planned investments. We also cannot predict whether we will be able to compete successfully for the demand that will arise. Our business plan also assumes that tariffs for local calls will increase and for long distance calls will decrease as TPSA is privatized and the telecommunications market in Poland is deregulated, consistent with recent tariff rebalancing by TPSA. We cannot predict whether actual pricing patterns will continue to follow this trend.

    Under the present Polish regulatory scheme, it may be necessary for us to provide certain of these enhanced services together with or through third parties, which could dilute our interest in these operations. See "--The Foreign Investor Restrictions Under the Communications Act May Impose Limitations on Our Business."

    If sufficient demand for our services does not develop, our business and the value of the ADSs and the common shares would be materially adversely affected.

WE MAY BE UNABLE TO RETAIN QUALIFIED PERSONNEL

    We compete with other telecommunications service providers for qualified operating, sales, marketing, administrative and technical personnel. Our success will depend in part upon our ability to hire and retain such personnel. There can be no assurance that we will be able to attract, recruit and retain sufficient qualified personnel. Furthermore, our business is currently managed by a small number of key management and operating personnel (such as Meir Srebernik, Avraham Hochman, Kjell-Ove Blom and George Makowski, Netia's President, Chief Financial Officer, Chief Operations Officer and Chief Marketing Officer, respectively). The loss of any of these persons could have a material adverse effect on us and on the value of the ADSs and the common shares. We do not maintain key-man insurance on any of our executive officers.

OUR BUSINESS IS SUBJECT TO RISKS POSED BY RAPID TECHNOLOGICAL CHANGES

    The telecommunications industry is subject to rapid and significant changes in technology. We are utilizing flexible and modern technology in our network's design, but we cannot predict the effect on our business of technological changes, such as changes relating to emerging fixed-line and wireless transmission technologies and telephony-over-cable television.

COMPUTER SYSTEMS MAY FAIL TO RECOGNIZE YEAR 2000

    We are highly dependent on our computer software programs and operating systems in operating the network. We also depend on the proper functioning of computer systems of third parties, such as TPSA and telecommunications equipment suppliers. The failure of any of these systems to appropriately interpret the upcoming calendar year 2000 could have a material adverse effect on us and on the value of the ADSs and the common shares. We have identified our own applications that will not be Year 2000 compliant and taken steps to determine whether relevant third parties are doing the same. We are implementing on a network-wide basis a plan to prepare our computer systems to be Year 2000 compliant by the end of the first half of 1999. We are currently replacing our billing and financial reporting systems, for business reasons, with the added benefit that the new systems are certified Year 2000 compliant. Otherwise, we do not think that our Year 2000 expenditures will be material. We expect that the installation of these systems will be completed by September 1999. We currently require all vendors of new equipment to provide us with certification of Year 2000 compliance. No assurance can be given that our Year 2000 program will be effective or that our estimates about the timing and cost of completing our program will be accurate. Also, due to the many points of contact and inter-relationships between our systems and those of TPSA, we may be adversely affected by any failure of TPSA's system to be Year 2000 compliant. We have not yet formulated a contingency plan to address any significant problems that may be caused by the failure of our internal systems or those of TPSA.

    We cannot predict the impact of the Year 2000 on our customers or on the Polish economy. If they are adversely affected, demand for our services could fall and we could in turn be materially adversely affected. Our inability to remedy our own Year 2000 problems or the failure of third parties to do so may cause business interruptions and shutdowns, financial loss, regulatory action, reputational harm and/or legal liability. This could have a material adverse effect on us and on the value of the ADSs and the common shares. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Year 2000 Compliance."

THERE ARE RISKS ASSOCIATED WITH INVESTING IN EMERGING MARKETS SUCH AS POLAND

    Poland has undergone significant political and economic change since 1989. These changes have thus far been largely beneficial for alternative telecommunications providers but they could adversely affect us in the future. In particular, future changes in laws or regulations affecting telecommunications providers or Polish economic growth (or in the interpretation of existing laws or regulations), whether caused by changes in the government of Poland or otherwise, could have a material adverse effect on us and on the value of the ADSs and the common shares. For example, while there is no limitation for most foreign exchange transactions conducted by businesses, we cannot assure you that foreign exchange control restrictions, taxes or limitations will not be imposed or increased in the future with regard to repatriation of earnings and investments from Poland.

    Due to the many formalities required for compliance with the laws in Poland's regulated economy and the rapid changes that Polish laws have undergone in the 1990s, we may from time to time have violated, may be violating and may in the future violate, the requirements of certain Polish laws, including provisions of labor, foreign exchange, customs, tax and corporate laws and provisions related to notice filings to the Office of Consumer and Competition Protection ("CCPO"). We do not believe that any such violations have had or will have a material adverse effect on us, but there can be no assurance that such will be the case.

    Poland is generally considered by international investors to be an emerging market. As a result, we cannot assure you that political, economic, social and other developments in other emerging markets will not have an adverse effect on the market value and liquidity of the ADSs and the common shares.

    In particular, emerging markets have been and may continue to be affected by the financial and economic crises in Russia, Southeast Asia and Brazil. For example, during the period from August 10, 1998 to October 12, 1998 when the crisis in Russia worsened and received significant publicity, the Warsaw Stock Exchange listed company index fell by approximately 29.8%, and access to the capital markets for Polish companies largely disappeared. Any such shifts and any corresponding downward shifts in PLN to U.S. Dollar or Euro exchange rates would have an adverse effect on Polish enterprises such as Netia which generate revenues in local currency but have substantial U.S. Dollar- or Euro-denominated obligations. See "--Inflation and Currency Fluctuations Affect Our Business."

    Also, while to date these developments in Russia and other emerging markets do not appear to have had a significant impact on the Polish economy, they may nevertheless affect investor confidence and result in downward movements in the trading prices of the securities of Polish companies. We cannot assure you that the continuation and/or escalation of the disruptions in Russia and recurrence of problems in Southeast Asia, Brazil or other emerging markets will not have an adverse effect on Polish exchange and inflation rates and, therefore, on the trading prices of the securities of Polish companies in general and Netia in particular, including the ADSs and the common shares.

PURCHASERS OF ADSS IN THE OFFERING WILL EXPERIENCE DILUTION

    As an investor who purchases the ADSs offered in this prospectus, you will experience an immediate and substantial dilution in the net tangible book value of your ADSs. See "Dilution."

THE INTERESTS OF NETIA'S PRINCIPAL SHAREHOLDERS MAY CONFLICT WITH THOSE OF OTHER
  SHAREHOLDERS

    Upon completion of the Offering and without giving effect to the exercise of the over-allotment option granted by the Selling Shareholders, Telia will own approximately 29.25% of the outstanding common shares, Dankner Investments Limited ("Dankner"), Trefoil, Shamrock and GS Capital Partners, L.P. ("GSCP"), an affiliate of The Goldman Sachs Group Inc., and certain related entities (together, the "GS Entities"), collectively will own 23.07% of the outstanding common shares, and Warburg will own approximately 9.80% of the outstanding common shares.

    In addition, Telia, Dankner, Trefoil, Shamrock, the GS Entities, Warburg and the Company will enter into two Post-IPO Shareholders' Agreements (together, the "Post-IPO Shareholders' Agreement"), which will become effective upon completion of the Offering. Under the Post-IPO Shareholders' Agreement, among other things, and subject to maintaining certain levels of share ownership ranging between 5.0% and 10.0% of Netia's outstanding voting securities, Telia, on the one hand, and Dankner, Trefoil and Shamrock, on the other hand, each will have the right to appoint up to three members of Netia's eleven-person Supervisory Board, Warburg will have the right to appoint one member, and Telia, Dankner, Trefoil, Shamrock and Warburg, acting together, will have the right to appoint one additional member of our Supervisory Board. See "Certain Relationships and Transactions with Related Parties--Agreements to be Entered into in Connection with the Warburg Transaction."

    As a result, Telia, Dankner, Trefoil, Shamrock, and Warburg, through their rights to designate members of Netia's Supervisory Board, as well as through their ability to influence the outcome of votes of Netia's shareholders regarding, among other things, amendment of our statute documents and certain other actions requiring the vote or consent of the shareholders of Netia under Polish law, are in a position to exercise considerable influence and control over Netia.

    This concentration of stock ownership could have the effect of delaying or preventing a change of control of Netia or the removal of the existing management and may discourage attempts to do so. In addition, there may be conflicts of interest between or among Telia, Dankner, Trefoil, Shamrock, the GS Entities, Warburg and Netia and its other shareholders, and we cannot assure you that any such conflict, should it occur, will be resolved in a manner favorable to such other shareholders.

"ANTI-TAKEOVER" PROVISIONS OF POLISH LAW MAY MAKE IT LESS LIKELY THAT
  SHAREHOLDERS WILL REALIZE A "CONTROL PREMIUM"

    Certain provisions of Polish law may make less likely or prevent a change of control of Netia and thereby limit shareholders' ability to realize a "control premium" for their ADSs or common shares.

    Under the Law on the Prevention of Monopolistic Practices, the acquisition of more than 25%, 33% and 50%, respectively, of the voting equity securities of a Polish company (which, in the case of Netia, would include common shares represented by the ADSs) may require obtaining a no-objection letter from the Polish Anti-Monopoly Office by the purchaser of such shares.

    Currently, our shares are not admitted to public trading by the Securities and Exchange Commission of Poland or listed on the Warsaw Stock Exchange. However, after the Offering we expect to finalize our efforts to list the common shares on the Warsaw Stock Exchange, although we cannot assure you that such a listing will be obtained. As a result of such admission to public trading, Netia would become a "public company" for the purposes of certain Polish laws.

    The Polish Law on Public Trading of Securities (the "Law on Public Trading") contains certain restrictions on, and reporting requirements arising from, the purchase of controlling blocks of shares of the capital stock of a joint stock company which is deemed a public company. See "Description of Capital Stock." For example, if an investor acquires 50.0% or more of the voting equity securities of a public company, the investor must, prior to exercising any voting rights relating to such securities, announce a bid (at a price not lower than the average market price for the last six months, or if the shares were traded on a regulated market over a period less than six months--for this shorter period or at the price not lower than the price at which shares were purchased under an initial public offering if shares are not traded on the regulated market) for the purchase of the remaining voting equity securities or sell the surplus number of voting equity securities which entitle the holder to more than 50% of the voting equity securities.

    Also, if an investor intends to increase its holdings under secondary trading within a period of less than 90 days, by an acquisition of 10.0% or more of the voting equity securities of a public company, the investor may only effect such a transaction by making a public bid. Pursuant to applicable Polish securities regulations, notice of the bid stating the proposed date of any announcement must be given to the Warsaw Stock Exchange.

PRE-EMPTIVE RIGHTS MAY BE UNAVAILABLE TO U.S. HOLDERS

    In the case of a future increase of our registered share capital, existing shareholders, including holders of ADSs, are entitled to pre-emptive rights pursuant to the Polish Commercial Code of 1934, as amended (the "Commercial Code"), unless waived by a resolution of the shareholders. See "Description of Capital Stock." To the extent that pre-emptive rights are granted, U.S holders of ADSs, ADRs or common shares may not be able to exercise pre-emptive rights, unless a registration statement under the Securities Act is effective with respect to such rights or an exemption from the registration requirements of the Securities Act thereunder is available.


    We intend to evaluate at the time of any rights offering the costs and potential liabilities associated with any such registration statement, as well as the benefits to us of enabling the exercise by the holders of ADSs and/or ADRs of the pre-emptive rights for the common shares underlying their ADSs and/or ADRs, as the case may be. In doing so, we will also evaluate any other factors we may consider appropriate at the time in order to make a decision as to whether to file such a registration statement. We cannot assure you that we will file any such registration statement. In addition, because the number of common shares that may be held in the form of ADSs is presently limited to 25% of all outstanding shares, any rights offering that we do register may relate only to underlying shares and not ADSs. If no such registration statement is filed, we may seek shareholder approval to waive the pre-emptive rights of those shareholders to whom we could not grant such rights without such registration, or the depositary will sell the pre-emptive rights relating to the ADSs on deposit and will distribute the proceeds of such sale, if any, to the holders of the ADRs.

SHAREHOLDERS' RIGHTS DIFFER BETWEEN U.S. CORPORATIONS AND POLISH COMPANIES

    Netia is a joint-stock company (SPOLKA AKCYJNA) incorporated under the laws of the Republic of Poland. The rights of holders of common shares and, therefore, certain of the rights of holders of ADRs, are governed by Polish law, including the Commercial Code, and by our organizational documents. These rights may differ in certain respects from the rights of shareholders in typical U.S. corporations. See "Description of Capital Stock."

THERE ARE UNCERTAINTIES REGARDING REGISTRATION OF THE CAPITAL INCREASE

    Polish law does not recognize the concept of authorized and unissued capital. Therefore, the increase in capital required for our primary issuance of the common shares represented by ADSs must be registered in the relevant commercial court (in our case, the Commercial Court in Warsaw). Upon registration, the primary common shares represented by ADSs will be deemed to have been issued and in existence from the date of submission of the application to the Commercial Court. Polish law requires that the application for registration of the Capital Increase must include a certification from the management board that the subscription price for the shares has been paid. While the common shares offered in the over-allotment option have been issued and registered, their sale will be consummated only when and if the Capital Increase is completed and unless such Registration is obtained, their sale in the Offering will be cancelled on the Termination Date. Provided that all required registration documents are submitted to the Commercial Court and that the registration documents are in accordance with applicable provisions of Polish law, registration by the Commercial Court is an administrative action that does not allow for any significant discretion by the Commercial Court regarding whether to approve the Capital Increase.

    As a consequence of those requirements, before we can issue the ADSs, the following events must take place:

    - a general meeting of our shareholders, which has been called for July 26, 1999, must approve the Capital Increase and amendments to our statute concerning the Capital Increase and related matters;

    - the new common shares to be issued must be subscribed and paid for; and

    - the Capital Increase must be registered with the Commercial Court in Warsaw.

    Pending the completion of these events, we will deposit the proceeds of the Offering with the Escrow Agent. Since the Commercial Court in Warsaw is not required to register the Capital Increase within a certain period of time, we cannot assure you that the process will be completed within a time frame acceptable to investors.

    Although we cannot guarantee that the Registration will take place, we anticipate that such Registration will occur shortly after the purchase price for the ADSs has been paid. In the event that the Registration does not occur on or prior to the Termination Date:

    - we will issue a press release and notify the Depositary, the Escrow Agent, the Underwriters and Nasdaq by the close of business on the Termination Date of the termination of the Offering; and

    - the Escrow Agent will release all funds paid in respect of the ADSs, together with any interest accrued thereon for the period from the Closing Date to the Termination Date to the Depositary.

    The Depositary shall:

    - as promptly as practicable, but in no event later than the close of business on the trading day following the Termination Date, give notice to the then holders of the ADRs that the ADSs are cancelled with effect from the Termination Date; and

    - pay on a pro rata basis to the holders of the ADRs on the Termination Date, the funds received by it from the Escrow Agent.

    THE AMOUNT RETURNED TO THE THEN HOLDERS OF THE ADRS IF THE REGISTRATION DOES NOT OCCUR WILL REPRESENT THE PUBLIC OFFERING PRICE TOGETHER WITH INTEREST ACCRUED TO THE HOLDERS OF THE ADRS, AT THE TIME OF SUCH CANCELLATION REGARDLESS OF THE THEN PREVAILING MARKET PRICE FOR THE ADSS. See "Description of American Depositary Shares" and "Settlement and Delivery--Description of the Escrow Agreement."

    As noted above, if the registration of the common shares does not occur, the common shares offered in the over-allotment option will be returned to the Selling Shareholders and any money received in payment for such common shares will be returned to the Depositary.

    The funds paid for the ADSs and held in escrow pursuant to the Escrow Agreement are legally Netia's unsecured assets and in the event that Netia is the subject of any winding-up, bankruptcy or similar proceedings during such period, there is substantial risk that such funds will not be returned to the investors or holders of ADSs in a timely fashion or at all.


    Under Polish law, shareholders of a Polish company who object to a shareholders' resolution, including a resolution authorizing an emission of shares such as the Capital Increase, have the right to appeal that resolution under certain circumstances within one month of being informed of the resolution, but in no event later than one year after the date of such resolution. Grounds for appealing the resolution include that the resolution was contrary to the rules of law or the company's statute or that it was contrary to good commercial practice and either detrimental to the interests of the company or was passed for the purpose of harming a shareholder. For a further discussion, see "Description of Capital Stock--Limited Liability; Voting and Appeal Rights of Holders of Shares." In addition, if any registration of a capital increase has been made in violation of the legal requirements for issuing shares, the registry court may invalidate such registration within five years of the completion of such registration.


THE MARKET PRICE OF YOUR INVESTMENT IN NETIA MAY DECLINE IF ADDITIONAL SHARES
  ARE SOLD

    Future sales of substantial amounts of the ADSs or our common shares in the public market, or the perception that such sales could occur, may have an adverse effect on the market price for the common shares or ADSs or on our ability to raise capital through a public offering of our equity securities. Upon the completion of the Offering, there will be 26,494,172 common shares outstanding, of which (assuming the underwriters exercise their over-allotment option) 6,325,000 will be freely tradable and 20,169,172 common shares will be deemed "restricted" securities within the meaning of the Securities Act. As such, those restricted shares may not be sold in the United States in the absence of registration under the Securities Act or an exemption therefrom, including the exemptions contained in Rule 144 adopted under the Securities Act ("Rule 144") and Regulation S under the Securities Act ("Regulation S").

    In connection with the Offering, Netia, Telia, Warburg, certain other shareholders (including Danker, Trefoil and Shamrock), BRE and certain members of our management who, in the aggregate, will own approximately 60% of the outstanding common shares (after giving effect to the Offering) have each agreed with the underwriters that it will not, subject to certain limited exceptions, directly or indirectly offer, sell, grant any option to purchase or otherwise dispose of any common shares or ADSs or any securities of Netia convertible into, or exchangeable or exercisable for, common shares or ADSs for a period of 180 days after the date of this prospectus without the prior written consent of the Global Coordinator. In addition, they have agreed not to offer, sell, grant any option to purchase or otherwise dispose of more than 25% of their present respective holdings of common shares during each of the following two 90-day periods following the initial 180-day period (subject to certain limited exceptions) without the prior consent of the Global Coordinator. See "Principal and Selling Shareholders" and "Underwriting."

THE TRADING PRICE OF THE ADSS MAY BE VOLATILE BECAUSE NO PREVIOUS PUBLIC MARKETS
  EXIST

    Prior to the Offering, no public market had existed for the ADSs or for any shares of the capital stock of Netia. We cannot assure you that an adequate public market for such shares or the ADSs will develop or be sustained after the Offering. The initial public offering price of the ADSs will be determined by negotiations between Netia and the representatives of the underwriters. Such initial price may bear no relationship to the market price of the ADSs after the Offering. For a description of the factors to be considered in determining the initial public offering price of the ADSs, see "Underwriting."

    After the Offering, prices for the ADSs will be determined by the market and may be influenced by a number of factors, including:

    - the depth and liquidity of the market for the ADSs;

    - investor perceptions of Netia and other telecommunications companies;

    - competition;

    - regulatory conditions and the status of economic liberalization in Poland;

    - changes in foreign exchange rates;

    - market conditions prevailing in emerging markets generally; and

    - other conditions.

    In addition, broad market fluctuations and general economic conditions may adversely affect the market price of the ADSs and the common shares regardless of Netia's actual performance. See "-- There Are Risks Associated with Investing in Emerging Markets such as Poland."

YOU MAY NOT RECEIVE ANY DIVIDENDS

    We currently anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business. In addition, the instruments governing the 1997 Senior Notes and the 1999 Senior Notes as well as provisions of Polish law, restrict (and may effectively prohibit) us from paying any dividends for the foreseeable future. In the past, Netia has not paid dividends on its capital stock and has never made any distributions to shareholders. See "Dividend Policy." In addition, dividends, if and when paid, may be subject to income tax withholding. See "Taxation."

    Also, under the Commercial Code, a Polish company may not purchase its own shares, except for the purchase of shares for redemption, the purchase of shares in a debt enforcement procedure if no other assets of a shareholder are available for foreclosure, or the purchase of up to 10.0% of the shares for the purpose of a merger.

YOU MAY FACE CERTAIN ADVERSE TAX CONSEQUENCES IF WE ARE CHARACTERIZED AS A PFIC

    In the event Netia is characterized as a Passive Foreign Investment Company ("PFIC") under the Internal Revenue Code of 1986, as amended, certain investors who dispose of common shares at a gain may be subject to taxation of the gain at ordinary income tax rates. In addition, certain distributions made by a PFIC, and the gain described in the preceding sentence, are treated as allocable to prior taxable years. Such investors are subject to an interest charge as if the tax liability on the distribution or gain was due in the prior taxable years to which such amounts are allocated. We currently expect that a substantial portion of Netia's gross income for the 1999 taxable year will consist of interest and other passive income. It is therefore possible that Netia will be classified as a PFIC for U.S. federal income tax purposes for the 1999 taxable year. For a discussion of certain implications of the potential characterization of Netia as a PFIC for certain purchasers of the ADSs, see "Taxation--U.S. Federal Income Tax Considerations--Passive Foreign Investment Companies."

IT MAY BE DIFFICULT FOR INVESTORS TO EFFECT SERVICE AND ENFORCEMENT OF LEGAL
  PROCESS

    Service of process upon individuals or firms that are not resident in the United States may be difficult to obtain within the United States. Most of the members of the Supervisory Board and Netia's Management Board (the "Management Board") and the senior management of Netia reside outside the United States. Furthermore, since most of Netia's and such persons' assets are located outside the United States, any judgment obtained in the United States against Netia or such persons may not be collectible within the United States. We have appointed CT Corporation System, 1633 Broadway, 23rd Floor, New York, New York 10019, as our agent to receive service of process in any action against us in any federal court or court in the State of New York arising out of the Offering and the sale of the ADSs. We have not given consent for such agent to accept service of process in connection with any other claim.

    We have been advised by Weil, Gotshal & Manges Sp. z o.o., our legal counsel in Poland, that final judgments of the courts of the United States are enforceable in Poland on the condition that there is reciprocity in the United States of enforcement of judgments obtained in Polish courts, and provided that:

    - the judgment is final and enforceable in the United States;

    - a party to the dispute has not been deprived of the right of defense or due representation;

    - the judgment would not (A) be contrary to Polish public policy, (B) conflict with any pending action or judgment of a Polish court on the same subject matter between the same parties or (C) infringe upon the exclusive jurisdiction of Polish or other non-U.S. courts pursuant to Polish law or international treaty; and

    - if the matter is one in which Polish law should have been applied, such law was applied unless the foreign law applied does not differ essentially from Polish law.

    We have also been advised by our legal counsel that there is doubt as to enforceability in Poland, in original actions or in actions for enforcement of judgments of the U.S. courts, of civil liabilities predicated upon U.S. federal securities laws.

POLISH LAW MAY LIMIT YOUR VOTING RIGHTS AS A HOLDER OF ADRS

    Under Polish law, resolutions put to vote at a general assembly of shareholders may be amended and, if properly adopted, will be binding on all shareholders. Under the terms of the Deposit Agreement, the Depositary would have no authority from holders of ADRs to exercise their voting rights attached to the common shares underlying the ADRs for or against any resolution that has been amended from that initially proposed in the notice of the general assembly distributed to such holders by the Depositary or in respect of any matter raised during the general assembly but not previously presented to the shareholders at large. In all such cases, holders of ADRs will be deemed to have instructed the Depositary to exercise their voting rights in accordance with the recommendations of the Management Board. Accordingly, in effect holders of ADRs will not be able to exercise their voting rights in such circumstances. In addition, the Deposit Agreement provides that the Depositary may only vote the net amount of common shares underlying the ADRs for or against a resolution. Therefore, in such circumstances the votes exercised by holders of ADRs may have less voting power than if the Depositary were able to vote a portion of the votes for, and a portion of the votes against, a resolution.

POLISH LEGAL REGULATIONS RESTRICT THE NUMBER OF ADRS AND THE LIQUIDITY OF THE
  UNDERLYING SHARES

    Under the Polish securities law, a "public company" (I.E., a company the shares of which have been admitted to public trading by the Securities and Exchange Commission of Poland) generally may not list more than 25% of its outstanding shares outside of Poland. Although we are not presently a Polish public company, as noted previously we intend to apply to list our shares on the Warsaw Stock Exchange. In order to avoid creating a conflict with these regulations in advance of our listing, we will provide in our Deposit Agreement governing the ADRs that the Depositary may not without our consent accept for deposit and registration in the form of ADRs any common shares of Netia in excess of the aggregate amount equal to 25% of our outstanding shares.

    Since the aggregate amount of our shares represented by the ADRs offered in the Offering is close to 25% of all our outstanding shares, it will not be possible for holders of our common shares to deposit a significant number of additional shares with the Depositary. This limitation could adversely affect the overall liquidity and trading prices of the ADRs.

    In addition, Polish legal regulations restrict transfers of shares of a Polish company during the period when it has applied for listing of its shares on a Polish securities exchange. During the period in which Netia will be in registration, in the event you sell your ADRs, you may not be able to receive the underlying common shares of Netia. All transfers of Netia's common shares during that period will be very difficult to achieve. Accordingly, it will be also difficult for holders of the ADRs to withdraw the underlying common shares and sell them outside the ADR facility.

                     PRESENTATION OF FINANCIAL INFORMATION

    Unless otherwise indicated, (i) all financial information presented in this prospectus has been prepared in accordance with IAS which differ in certain respects from U.S. GAAP and (ii) amounts in this prospectus are expressed in Polish Zloty and in certain cases, solely for your convenience have been converted into U.S. Dollars at the rate of PLN 4.01 per $1.00 which was the exchange rate quoted by the NBP and effective on March 31, 1999.

                EXCHANGE RATE DATA AND FOREIGN EXCHANGE CONTROLS

EXCHANGE RATE DATA

    Polish Zloty exchange rates are controlled by the NBP, the Polish central bank, which sets sliding exchange rate bands for Polish interbank foreign exchange transactions. At the end of each trading day, the NBP publishes a rate that represents the average of the rates on such trading day at which it purchased and sold foreign currencies. The Federal Reserve Bank of New York does not certify for customs purposes a noon buying rate for Polish Zloty.

    The following table sets forth, for the periods indicated, the exchange rate quoted by the NBP. Such rates are set forth as Polish Zloty per one U.S. Dollar. The exchange rates were PLN 3.52 per $1.00 on December 31, 1997, PLN 3.50 per $1.00 on December 31, 1998 and PLN 4.01 per $1.00 on March 31, 1999. As of May 1, 1999, the Polish Zloty follows a sliding exchange rate band of +/- 15.0% against the currency basket consisting of 45% U.S. Dollars and 55% Euros and is being devalued at present by 0.3% per month against that currency basket by the NBP. See "Annex A--The Republic of Poland."

                                                                                          FOR THE YEAR
                                                                                       ENDED DECEMBER 31,
                                                                      -----------------------------------------------------
                                                                        1994       1995       1996       1997       1998
                                                                      ---------  ---------  ---------  ---------  ---------
Exchange rate at end of period......................................       2.44       2.47       2.87       3.52       3.50
Average exchange rate during period(1)..............................       2.28       2.41       2.71       3.31       3.50
Highest exchange rate during period.................................       2.45       2.54       2.87       3.56       3.82
Lowest exchange rate during period..................................       2.14       2.32       2.47       2.86       3.39

                                                                           AS OF AND
                                                                        FOR THE THREE-
                                                                         MONTH PERIOD
                                                                        ENDED MARCH 31,
                                                                             1999
                                                                      -------------------
Exchange rate at end of period......................................            4.01
Average exchange rate during period(1)..............................            3.87
Highest exchange rate during period.................................            4.01
Lowest exchange rate during period..................................            3.41

------------------------------

(1) The average of the exchange rates on the last day of each month during the applicable period.

    At July 23, 1999, the exchange rate published by the NBP was PLN 3.84 per $1.00.

FOREIGN EXCHANGE CONTROLS

    The convertibility of the Polish Zloty is regulated by the Foreign Exchange Law of December 18, 1998, which became effective on January 12, 1999 (the "Foreign Exchange Law"). The Foreign Exchange Law provides for equal treatment of the Polish Zloty and foreign currencies in the conduct and settlement of foreign exchange transactions with parties located abroad. Accordingly, payments to persons who are non-residents of Poland (as defined therein) may be made and expressed in foreign currencies or in Polish Zloty with no difference in treatment. Also, obligations resulting in payments from non-residents to residents of Poland may be expressed in Polish Zloty.

    Generally, residents of Poland may engage in foreign exchange transactions and hold foreign currency without special permits. However, the Foreign Exchange Law specifies several instances in which a foreign exchange permit must be obtained. In principle, the necessity of obtaining such a permit is determined by

    - the duration of the transaction at issue,

    - the location of parties to the transaction and

    - the character of the transaction.

    The restrictions contained in the Foreign Exchange Law affect such transactions as, among other things:

    - making investments in short-term securities and derivatives (with the exception of such securities listed in Poland's regulated markets),

    - entering into loan or credit agreements for periods shorter than one year,

    - opening and maintaining bank accounts abroad by residents of Poland,

    - making bank deposits in Polish Zloty shorter than three months and exceeding PLN 500,000 by non-residents of Poland and

    - the purchase by residents of Poland of equity shares in companies registered in non-OECD countries.

    With some exceptions, all payments and transfers abroad involving foreign exchange transactions must be made through one of a group of banks authorized to make such transfers. Both residents and non-residents must provide the relevant bank, upon request, with documentation confirming that such transfer does not require a foreign exchange permit. Such documentation is obligatory in case of transfers by residents to non-residents of amounts in excess of the equivalent of [EURO]20,000. Investments by residents in foreign capital markets may be conducted only through authorized Poland-based brokers unless residents obtain a special foreign exchange permit releasing them from these obligations.

    Under the Foreign Exchange Law, prior to making transfers of non-resident income (such as dividends, interest, rent, etc.) abroad, a bank generally must be furnished with documents evidencing title for the payment, as well as with a certificate issued by the Polish tax authorities confirming the expiration of tax liability in Poland or a foreign exchange permit releasing the transferor from this obligation. If the income to be transferred is not subject to taxation in Poland a written declaration to this effect may be sufficient.

    Considering that the Foreign Exchange Law has come into effect recently and no detailed rules and regulations under it have been issued to date by the Polish authorities, the interpretation of the law's provisions will remain, in the near term, subject to considerable uncertainty.

                                USE OF PROCEEDS

    We expect that the net proceeds of the Offering to Netia, after deducting underwriting discounts and commissions and estimated offering expenses, will be
approximately $     million. We will use the net proceeds that we receive from the Offering principally to fund a portion of the capital requirements for the build-out of our network, including capital expenditures and payment of license and concession fees. We may use a smaller portion of these net proceeds to repay $11.6 million outstanding under the Netia South Bank Facility, to finance our working capital requirements and operating costs and for other general corporate purposes. We will not receive any proceeds from the sale of ADSs by the Selling Shareholders if the underwriters exercise their over-allotment option (and we may be required to pay up to approximately $400,000 in stamp duties if the over-allotment option is exercised).

                                DIVIDEND POLICY

    Netia currently anticipates that it will retain all of its future earnings, if any, for use in the operation and expansion of its business. In addition, the instruments governing the 1997 Senior Notes and the 1999 Senior Notes, as well as provisions of Polish law, restrict (and may effectively prohibit) us from paying any dividends for the foreseeable future. See "Description of Certain Indebtedness." In the past, we have not paid dividends on our capital stock and have not made any distributions to our shareholders. In any event, any dividend to holders of the common shares would have to be declared by Netia's shareholders at an annual general meeting. Cash dividends may not be paid by a Polish joint-stock company in any fiscal year in an amount in excess of the total of its (i) net profit available for distribution with respect to such year and (ii) its retained profits from previous years. Any cash dividends that we may pay in the future will be paid in Polish Zlotys and will be converted into U.S. Dollars by the Depositary. Fluctuations in the exchange rate between U.S. Dollars and Polish Zlotys, together with the expenses of the Depositary, will affect the U.S. Dollar amounts actually received by holders of ADRs upon conversion by the Depositary of such cash dividends. See "Risk Factors--You May Not Receive Any Dividends."

                                    DILUTION

    Dilution per common share represents the difference between the price per ADS to be paid by investors in the Offering and the pro forma net tangible book value per one common share represented by one ADS immediately after the Offering. Before giving effect to the Offering, our pro forma net tangible book value as of March 31, 1999 was approximately $140,740,000, or $6.78 per common share. Pro forma net tangible book value per share is equal to Netia's total tangible assets less its total liabilities, divided by the number of common shares outstanding, after giving effect to the June 1999 Bond Offering, the Telia Capital Increase and the Warburg Transaction. After giving effect to the sale of the 5,500,000 ADSs offered hereby and the receipt of the estimated net proceeds from the Offering, based on an assumed initial public offering price of
$    per ADS and after deducting the estimated underwriting discount and offering expenses, and reflecting the effect of the issuance of 125,805 common shares in accordance with the Stock Appreciation Agreement (disclosed in Note 4(d) to the Audited Consolidated Financial Statements included elsewhere herein (the "Stock Appreciation Agreement")) resulting from this Offering, our pro forma net tangible book value as of March 31, 1999 would have been approximately
$         , or $    per common share. This represents an immediate increase in
net tangible book value of $         , or $    per common share, to existing
shareholders and an immediate dilution of $    per common share to new
investors. The following table illustrates this net tangible book value per common share dilution:

Assumed initial public offering price per common share...                $
  Pro forma net tangible book value per share at March
    31, 1999 (after giving effect to the June 1999 Bond
    Offering, the Warburg Transaction and the Telia
    Capital Increase)....................................   $    6.78
  Increase per common share attributable to new
    investors............................................   $
                                                                -----
Pro forma net tangible book value per common share after
  the Offering...........................................                $
                                                                        -----------
Dilution per common share to new investors in the
  Offering...............................................                $
                                                                        -----------
                                                                        -----------

    The following table provides a comparison of the average price per common share paid by existing shareholders (including the issuance of common shares to Telia and certain other shareholders in the Telia Capital Increase and the issuance of common shares to Warburg in the Warburg Transaction) and that to be paid by purchasers of ADSs in the Offering:

                                                           COMMON SHARES
                                                             ISSUED TO
                                                              EXISTING
                                                          SHAREHOLDERS AND     COMMON SHARES
                                                             PRESENTLY          TO BE SOLD
                                                            OUTSTANDING       IN THE OFFERING
                                                        --------------------  ---------------
Number of common shares...............................          20,760,684(1)      5,500,000
Total consideration paid or to be paid for common
  shares..............................................    $    248,486,818
Average price per common share........................    $          11.97

------------------------------

(1) Does not include the common shares issued pursuant to the Series W Issuance.

                                 CAPITALIZATION

    The following table presents our capitalization as of March 31, 1999, on an actual basis and as adjusted to give effect to the Offering, the Warburg Transaction, the June 1999 Bond Offering, the Telia Capital Increase and the application of the proceeds therefrom. The table should be read in conjunction with the Financial Statements included elsewhere in this prospectus. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Selected Unaudited Pro Forma Condensed Consolidated Financial Data."

                                                                              AS OF MARCH 31, 1999
                                                                -------------------------------------------------
                                                                                 AS                       AS
                                                                  ACTUAL     ADJUSTED(1)  ACTUAL(2)   ADJUSTED(2)
                                                                -----------  -----------  ----------  -----------

                                                                    PLN          PLN          $            $
                                                                                 (IN THOUSANDS)
Cash and cash equivalents.....................................      298,645   1,780,689       74,475     444,062
Restricted investments(3).....................................      131,558     339,913       32,808      84,767
                                                                -----------  -----------  ----------  -----------
                                                                -----------  -----------  ----------  -----------
Long-term liabilities(4):
  Netia South Bank Facility...................................       46,372      46,372       11,564      11,564
  1997 Senior Dollar Notes....................................      802,000     802,000      200,000     200,000
  1997 Senior Dollar Discount Notes...........................      587,439     587,439      146,494     146,494
  1997 Senior DM Discount Notes...............................      346,617     346,617       86,438      86,438
  1999 Senior Euro Notes(5)...................................           --     430,000           --     107,232
  1999 Senior Dollar Notes....................................           --     401,000           --     100,000
  Other long-term liabilities(6)..............................      305,821     305,821       76,264      76,264
                                                                -----------  -----------  ----------  -----------
      Total long-term liabilities.............................    2,088,249   2,919,249      520,760     727,992
Shareholders' equity:
  Share capital...............................................      108,164     173,087       26,974      43,163
  Share premium...............................................      493,354   1,322,518      123,031     329,806
  Accumulated deficit.........................................     (567,650)   (574,875)    (141,558)   (143,360)
                                                                -----------  -----------  ----------  -----------
      Total shareholders' equity..............................       33,868     920,730        8,447     229,609
                                                                -----------  -----------  ----------  -----------
      Total capitalization....................................    2,122,117   3,839,979      529,207     957,601
                                                                -----------  -----------  ----------  -----------
                                                                -----------  -----------  ----------  -----------

------------------------

(1) Adjusted to give pro forma effect to the Offering, the Warburg Transaction, the June 1999 Bond Offering, the Telia Capital Increase and the 125,805 common shares issued in accordance with the Stock Appreciation Agreement, but does not give pro forma effect to the Series W Issuance.

(2) Conversions of Polish Zloty into U.S. Dollars have been made at the rate of PLN 4.01 per $1.00 (the exchange rate quoted by the NBP and effective on March 31, 1999). Such translations are provided solely for the convenience of the reader.

(3) Restricted investments include the short- and long-term portions of the proceeds from the sale of the 1997 Senior Notes and the 1999 Senior Notes restricted pursuant to agreements for payment of cash interest. Approximately $10.3 million of the actual restricted amount reflected at March 31, 1999 was paid on May 1, 1999.

(4) Includes current portion of long-term debt and license fee obligations.

(5) Conversion of Euros into Polish Zloty has been made at the rate of PLN 4.30 per [EURO]1.00 (the exchange rate quoted by the NBP and effective on March 31, 1999).

(6) Includes liability for existing licenses and vendor and other financing and excludes customer deposits, deferred tax liabilities and minority interest.

                 SELECTED CONSOLIDATED STATEMENT OF OPERATIONS
                             AND BALANCE SHEET DATA

    The following tables present selected consolidated statement of operations and balance sheet data as of December 31, 1994, 1995, 1996, 1997 and 1998 and March 31, 1998 and 1999, and for the five years ended December 31, 1998 and the three-month periods ended March 31, 1998 and 1999. The selected consolidated statement of operations and balance sheet data as of December 31, 1997 and 1998 and for the three years ended December 31, 1998 have been derived from the Financial Statements included elsewhere in this prospectus. The selected consolidated statement of operations and balance sheet data as of December 31, 1994, 1995 and 1996 and for the years ended December 31, 1994 and 1995 have been derived from financial statements which are not included in this prospectus. The selected consolidated statement of operations and balance sheet data as of March 31, 1998 and 1999 and for the three-month periods then ended have been derived from the March 31, 1999 Financial Statements included elsewhere in this prospectus. We have prepared the Financial Statements in accordance with IAS, which differ in certain important respects from U.S. GAAP (see Note 24 of the December 31, 1998 Financial Statements and Note 11 of the March 31, 1999 Financial Statements). The selected consolidated financial data should be read in conjunction with the Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. In the opinion of management, the unaudited interim condensed financial information contains all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the financial position and the results of operations as of and for the three-month periods ended March 31, 1998 and March 31, 1999. For the convenience of the reader, certain Polish Zloty amounts as of and for the year ended December 31, 1998 and for the three-month period ended March 31, 1999 have been converted into U.S. Dollars at the rate of PLN 4.01 per $1.00 (the effective NBP exchange rate on March 31, 1999). Such translations should not be construed as a representation that such Polish Zloty amounts actually represent such U.S. Dollar amounts, or could be or could have been, converted into U.S. Dollars at the rates indicated or at any other rate.

                                                                                                                  FOR THE THREE-
                                                                                                                MONTH PERIOD ENDED
                                                            FOR THE YEAR ENDED DECEMBER 31,(1)                      MARCH 31,
                                             ----------------------------------------------------------------  --------------------
                                               1994       1995       1996       1997       1998       1998       1998       1999
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                PLN        PLN        PLN        PLN        PLN         $         PLN        PLN
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Telecommunication revenues...............      1,599      6,219      8,982     35,564     96,435     24,049     15,863     39,784
  Non-telecommunication revenues(2)........      4,371      9,573     12,697     14,642     23,945      5,971      5,801      5,109
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
        Total revenues.....................      5,970     15,792     21,679     50,206    120,380     30,020     21,664     44,893
Costs and expenses:
  Interconnection charges..................        (57)      (679)    (1,355)    (5,692)   (22,900)    (5,711)    (3,556)   (10,439)
  Cost of equipment........................     (2,732)    (6,533)    (7,929)    (6,975)   (11,425)    (2,849)    (2,756)    (1,241)
  Depreciation and amortization............     (3,452)    (3,885)    (7,465)   (16,926)   (41,040)   (10,234)    (8,079)   (22,018)
  Other operating expenses(3)..............    (14,238)   (33,494)   (61,259)   (86,901)  (124,317)   (31,002)   (23,982)   (34,714)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
        Total costs and expenses...........    (20,479)   (44,591)   (78,008)  (116,494)  (199,682)   (49,796)   (38,373)   (68,412)
Loss from operations.......................    (14,509)   (28,799)   (56,329)   (66,288)   (79,302)   (19,776)   (16,709)   (23,519)
Financial expense, net(4)..................       (379)      (258)    (2,205)   (32,681)  (151,596)   (37,803)    (7,163)  (194,894)
Write-off of loan origination expenses.....         --         --         --    (24,241)        --         --         --         --
Other losses...............................         --       (402)    (4,302)        --     (1,148)      (286)        --        (62)
Share in losses of equity investees........       (662)      (471)        --         --         --         --         --         --
Gain on dilution of interest in
  subsidiaries.............................         --      3,329     38,903      2,137         --         --         --         --
Income tax (charge)/credit.................         --         --     (2,710)    (1,055)    (8,802)    (2,195)    (6,993)     2,976
Minority share in losses of subsidiaries...         82      1,454     10,832     36,703     35,353      8,814      7,750         --
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss...................................    (15,468)   (25,147)   (15,811)   (85,425)  (205,495)   (51,246)   (23,115)  (215,499)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Basic and diluted net loss per
      common share(5)......................      (4.11)     (5.56)     (2.52)     (9.46)    (19.78)     (4.93)     (2.22)    (19.25)

U.S. GAAP
  Revenues.................................        N/A     15,792     21,679     50,206    120,380     30,020     21,664     44,893
  Loss from operations.....................        N/A    (29,201)   (60,631)   (68,047)   (86,743)   (21,632)   (18,104)   (26,895)
  Net loss.................................        N/A    (28,929)   (54,042)   (90,530)  (214,363)   (53,457)   (22,896)  (219,698)
    Basic and diluted net loss per
      common share(5)......................        N/A      (6.39)     (8.61)    (10.02)    (20.63)     (5.14)     (2.20)    (19.62)
OTHER DATA:
  EBITDA(6)................................    (11,057)   (24,914)   (48,864)   (49,362)   (38,262)    (9,542)    (8,630)    (1,501)
  Net cash used in operating activities....     (7,769)   (27,059)   (32,571)   (89,836)  (156,413)   (39,004)   (22,323)   (16,504)
  Net cash used in investing activities....    (41,961)   (36,357)   (56,247)  (198,336)  (480,319)  (119,780)   (84,754)  (124,454)
  Net cash (used in)/provided by financing
    activities(7)..........................     49,608     73,031     90,591  1,195,891     (1,688)      (421)      (939)    93,923
  Capital expenditures.....................     21,340     42,882    148,029    222,964    395,943     98,739     84,754    124,454


                                               1999
                                             ---------
                                                 $

STATEMENT OF OPERATIONS DATA:
Revenues:
  Telecommunication revenues...............      9,922
  Non-telecommunication revenues(2)........      1,274
                                             ---------
        Total revenues.....................     11,196
Costs and expenses:
  Interconnection charges..................     (2,603)
  Cost of equipment........................       (309)
  Depreciation and amortization............     (5,490)
  Other operating expenses(3)..............     (8,657)
                                             ---------
        Total costs and expenses...........    (17,059)
Loss from operations.......................     (5,863)
Financial expense, net(4)..................    (48,602)
Write-off of loan origination expenses.....         --
Other losses...............................        (16)
Share in losses of equity investees........         --
Gain on dilution of interest in
  subsidiaries.............................         --
Income tax (charge)/credit.................        742
Minority share in losses of subsidiaries...         --
                                             ---------
Net loss...................................    (53,739)
                                             ---------
                                             ---------
    Basic and diluted net loss per
      common share(5)......................      (4.80)
U.S. GAAP
  Revenues.................................     11,196
  Loss from operations.....................     (6,710)
  Net loss.................................    (54,788)
    Basic and diluted net loss per
      common share(5)......................      (4.89)
OTHER DATA:
  EBITDA(6)................................       (373)
  Net cash used in operating activities....     (4,116)
  Net cash used in investing activities....    (31,036)
  Net cash (used in)/provided by financing
    activities(7)..........................     23,423
  Capital expenditures.....................     31,036

                                            (FOOTNOTES APPEAR ON FOLLOWING PAGE)

                                                                    AS AT DECEMBER 31,                           AS AT MARCH 31,
                                             ----------------------------------------------------------------  --------------------
                                               1994       1995       1996       1997       1998       1998       1998       1999
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                PLN        PLN        PLN        PLN        PLN         $         PLN        PLN

                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
  Total cash(8)............................      3,185     12,800     14,573    922,292    298,790     74,511    791,824    298,645
  Total assets(9)..........................     65,506    124,739    303,320  1,911,083  2,082,675    519,370  2,115,934  2,372,257
  Total long-term debt(10).................      2,067        572     57,934  1,472,522  1,581,030    394,272  1,456,579  1,804,601
  Other long-term liabilities for
    licenses(11)...........................        358        603      1,442      1,472    269,179     67,127    276,617    285,167
  Total long-term obligations..............      2,425      1,175     59,376  1,473,994  1,850,209    461,399  1,733,196  2,089,768
  Total shareholders' equity...............     48,984     99,623    130,313    118,921    (86,463)   (21,563)    95,806     33,868
  Total shareholders' equity (U.S. GAAP)...        N/A     98,951    130,313    104,715    (95,465)   (23,807)    85,337     24,185


                                               1999
                                             ---------
                                                 $

BALANCE SHEET DATA:
  Total cash(8)............................     74,475
  Total assets(9)..........................    591,586
  Total long-term debt(10).................    450,025
  Other long-term liabilities for
    licenses(11)...........................     71,114
  Total long-term obligations..............    521,139
  Total shareholders' equity...............      8,447
  Total shareholders' equity (U.S. GAAP)...      6,031

(FOOTNOTES FROM PREVIOUS PAGE)
----------------------------------
(1) For the periods ended December 31, 1994, 1995 and 1996, Poland was considered to be a hyperinflationary environment. The Consolidated Financial Statements for those periods are prepared in accordance with the historical cost convention as adjusted for the effects of inflation. In accordance with IAS 29, "Financial Reporting in Hyperinflationary Economies," the Consolidated Financial Statements are restated to show amounts expressed in terms of the constant purchasing power of the Polish Zloty at December 31, 1996. The amounts shown in the restated currency do not represent appraised value, replacement cost or any other measure of the current value of assets or the prices at which transactions would take place currently. The adjustment was calculated based on conversion factors derived from the CPI published by GUS. Based on a CPI rate of 100 as at January 1, 1990, the cumulative inflation indices as at December 31, 1994, 1995 and 1996 were 1,453.2, 1,772.3 and 2,103.6, respectively.
(2) Our historical results include the non-telecommunications businesses, which has accounted for a significant portion of our revenues. In 1997, we sold the part of our non-telecommunications business relating to the sale of specialized radio equipment and we intend to dispose of our remaining non-telecommunications businesses when a favorable commercial opportunity to do so becomes available, although presently we do not have formal plan or agreement of disposal. See "Selected Unaudited Pro Forma Condensed Consolidated Financial Data."
(3) Other operating expenses primarily includes salaries and benefits, general and administrative and external services. See the Financial Statements elsewhere in this prospectus.
(4) Includes non-cash financial expenses of PLN 2.6 million, PLN 19.6 million, PLN 106.5 million ($26.6 million), PLN 36.3 million, and PLN 45.1 million ($11.3 million), for the years 1996, 1997 and 1998 and for the three-month periods ended March 31, 1998 and 1999, respectively.
(5) Basic and diluted net loss per common share under IAS and under U.S. GAAP is calculated by dividing net loss by the weighted average number of shares of Netia's capital stock outstanding during each period. The weighted average number of shares used in calculating net loss per share were 3,762; 4,524; 6,280; 9,033 and 10,391 for the years ended December 31, 1994, 1995, 1996,
    1997 and 1998, respectively, and were 10,391 and 11,196 for the three-month periods ended March 31, 1998 and 1999, respectively. As at March 31, 1999, there were no dilutive potential common shares.
(6) EBITDA consists of net loss adjusted for depreciation and amortization, financial expense, income taxes, minority interest, share of losses of equity investees and non-recurring items (write-off of loan origination expenses, other losses and gains on dilution of interest in subsidiaries), as each would be determined under IAS. EBITDA computed based on the foregoing elements determined in accordance with U.S. GAAP would be PLN N/A, PLN (24.9) million, PLN (48.9) million, PLN (51.1) million, PLN (45.3) million ($(11.3) million), PLN (10.4) million and PLN (3.3) million ($(0.8) million) for the years ended 1994, 1995, 1996, 1997 and 1998 and for the three-month periods ended March 31, 1998 and 1999, respectively. EBITDA is not a U.S. GAAP or IAS measure and should not be considered as an alternative to U.S. GAAP or IAS measures of net (loss)/income as an indicator of Netia's operating performance or to cash flow from operations under U.S. GAAP or IAS as a measure of liquidity. The calculation of EBITDA does not differ in any material respect if calculated based upon financial statements prepared under IAS principles. However, potential investors should note that EBITDA is not a uniform or standardized measure the calculation of which, accordingly, may vary significantly from company to company, and by itself provides no grounds for comparison of Netia with other companies.
(7) For a discussion of the Telia Capital Increase, the June 1999 Bond Offering and the Warburg Transaction, all of which were completed after March 31, 1999, see "Selected Unaudited Pro Forma Condensed Consolidated Financial Data."
(8) Total cash does not include restricted investments.
(9) Total assets on a U.S. GAAP basis would have been PLN 2,383.7 million ($594.4 million) at March 31, 1999.
(10) Includes current and long-term portion of long-term debt. The amount reflected would not differ under U.S. GAAP.
(11) Includes current and long-term portion of liabilities for licenses and customer deposits.

       SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

    The selected unaudited pro forma financial data set forth below consist of a pro forma consolidated balance sheet and pro forma consolidated statements of operations giving effect to (a) the disposition of our non-telecommunications businesses, (b) the Telia Exchange Option (as defined herein), (c) the Telia Incentive Option (as defined herein), (d) the Telia Capital Increase, (e) the June 1999 Bond Offering, (f) the Warburg Transaction and (g) this Offering, as described in the accompanying notes, as if they had occurred on March 31, 1999 for the balance sheet and on January 1, 1998 and January 1, 1999 for the statements of operations for the year ended December 31, 1998 and the three months ended March 31, 1999, respectively. The selected unaudited pro forma financial data set forth below do not give effect to the Series W Issuance because the effect of this transaction is not material. For pro forma financial information on certain balance sheet items giving effect to the Offering, the Telia Capital Increase, the June 1999 Bond Offering and the Warburg Transaction and the application of proceeds therefrom, without giving effect to the disposition of our non-telecommunications businesses, see "Summary Consolidated Statement of Operations and Balance Sheet Data."

    We have prepared the unaudited pro forma consolidated financial information from:

    - Our Unaudited Condensed Consolidated Financial Statements as at and for the three-month period ended March 31, 1999 and

    - Our Audited Consolidated Financial Statements for the year ended December 31, 1998.

    You should read this information in conjunction with the Audited Consolidated Financial Statements and the Unaudited Condensed Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus. The unaudited pro forma consolidated financial information is provided for illustrative purposes only and does not purport to represent what our actual results of operations or financial position would have been, had the transactions giving rise to the pro forma adjustments occurred on the dates assumed, nor is it indicative of our future operating results or consolidated financial position.

    Our consolidated financial statements have been prepared in accordance with IAS, which differ from U.S. GAAP in certain respects. For a discussion of the principal differences between IAS and U.S. GAAP relevant to our financial statements, see Note 24 to our Audited Consolidated Financial Statements. All historical information included in the unaudited pro forma condensed consolidated financial information has been presented on the basis of IAS. A reconciliation of the pro forma net loss and pro forma shareholders' equity to U.S. GAAP is included in the notes to the pro forma financial information.

                                      PRO FORMA     PRO FORMA    PRO FORMA    PRO FORMA    PRO FORMA    PRO FORMA      TOTAL
                          ACTUAL     ADJUSTMENT    ADJUSTMENT   ADJUSTMENT   ADJUSTMENT   ADJUSTMENT   ADJUSTMENT    PRO FORMA
                            PLN        PLN(1)        PLN(2)       PLN(3)       PLN(4)       PLN(5)       PLN(6)         PLN
                         ---------  -------------  -----------  -----------  -----------  -----------  -----------  -----------
                                                               (UNAUDITED, IN THOUSANDS)
PRO FORMA CONDENSED
  CONSOLIDATED BALANCE
  SHEET INFORMATION AT
  MARCH 31, 1999:
  Assets:
    Current assets.....    445,325        4,045       200,500      699,359      193,984      492,378           --    2,035,591
    Restricted
      investments (7)..     65,779           --            --      104,178(7)         --          --           --      169,957
    Investments at
      cost.............         13           --            --           --           --           --           --           13
    Fixed assets, net..  1,188,274       (5,611)           --           --           --           --           --    1,182,663
    Investments in real
      estate...........      6,423       (6,423)           --           --           --           --           --           --
    Licenses...........    326,107           --            --           --           --           --           --      326,107
    Deferred financing
      costs............     65,825           --            --       27,463           --           --           --       93,288
    Goodwill, net......    274,511           --            --           --           --           --           --      274,511
                         ---------       ------    -----------  -----------  -----------  -----------  -----------  -----------
      Total assets.....  2,372,257       (7,989)      200,500      831,000      193,984      492,378           --    4,082,130
                         ---------       ------    -----------  -----------  -----------  -----------  -----------  -----------
                         ---------       ------    -----------  -----------  -----------  -----------  -----------  -----------
  Liabilities and
    shareholders'
    equity:
    Current
      liabilities......    240,771       (4,953)           --           --           --           --           --      235,818
    Long-term
      obligations (8)..  2,097,596       (3,014)           --      831,000           --           --           --    2,925,582
                         ---------       ------    -----------  -----------  -----------  -----------  -----------  -----------
    Minority interest..         22          (22)           --           --           --           --           --           --
                         ---------       ------    -----------  -----------  -----------  -----------  -----------  -----------
    Share capital......    108,164           --        15,584           --       15,584       33,000          755      173,087
    Share premium......    493,354           --       184,916           --      178,400      459,378        6,470    1,322,518
    Accumulated
      deficit..........   (567,650)          --            --           --           --           --       (7,225)    (574,875)
                         ---------       ------    -----------  -----------  -----------  -----------  -----------  -----------
      Total liabilities
        and
        shareholders'
        equity.........  2,372,257       (7,989)      200,500      831,000      193,984      492,378           --    4,082,130
                         ---------       ------    -----------  -----------  -----------  -----------  -----------  -----------
                         ---------       ------    -----------  -----------  -----------  -----------  -----------  -----------
  Amounts in accordance
    with U.S. GAAP:
      Total assets.....                                                                                              4,093,564
      Total
        shareholders'
        equity (9).....                                                                                                911,047

------------------------

(1) The pro forma adjustment reflects the disposal of Netia's non-telecommunications businesses for an aggregate price equal to their net book value of PLN 6,447. This price does not necessarily reflect the price which Netia may obtain if and when these businesses are actually sold.

(2) The pro forma adjustment reflects the Telia Capital Increase of $50 million from existing shareholders.

(3) The pro forma adjustment reflects the June 1999 Bond Offering.

(4) The pro forma adjustment reflects the Warburg Transaction involving a capital increase of $50 million through issuance of 2,597,403 common shares at a price of $19.25 per share less placement agent fees of 3.25%.

(5) The pro forma adjustment reflects the offering of 5,500,000 common shares at $23.50 less estimated underwriting discount and offering expenses of 5.0%.

(6) The pro forma adjustment reflects the effect of the issuance of 125,805 common shares in accordance with the Stock Appreciation Agreement resulting from this Offering.

(7) Restricted investments include [EURO]25.9 million and $24.2 million for interest payments on the 1999 Senior Notes through June 2001. One-half of the restricted investments are included in current assets.

(8) Long-term obligations include all non-current liabilities, current maturities of long-term debt of PLN 46,532 and current license obligations of PLN 63,547.

(9) IAS differ in certain material respects from U.S. GAAP. A summary of the significant differences as they affect Netia is set forth in Note 24 to the Audited Consolidated Financial Statements of Netia included elsewhere herein. The calculation of pro forma shareholders' equity under U.S. GAAP is as follows (in thousands):

                                                                                                 MARCH 31, 1999
                                                                                                      PLN
                                                                                                 --------------
Pro forma shareholders' equity per IAS.........................................................       920,730
Purchase of EBRD (as defined herein) interest in Netia.........................................       (14,756)
Increase in equity related to the Telia incentive stock option.................................        21,108
Fixed assets, including depreciation...........................................................        19,344
Financial expense..............................................................................       (24,092)
Deferred taxes.................................................................................        (2,574)
Amortization of goodwill.......................................................................         2,640
Other operating expenses.......................................................................       (10,554)
Minority interest..............................................................................          (799)
                                                                                                 --------------
Pro forma shareholders' equity (U.S. GAAP).....................................................       911,047
                                                                                                 --------------
                                                                                                 --------------

                                 PRO FORMA    PRO FORMA     PRO FORMA      PRO FORMA     PRO FORMA    PRO FORMA    PRO FORMA
                      ACTUAL    ADJUSTMENT   ADJUSTMENT    ADJUSTMENT     ADJUSTMENT    ADJUSTMENT   ADJUSTMENT   ADJUSTMENT
                        PLN       PLN (1)      PLN (2)       PLN (3)        PLN (4)       PLN (5)      PLN (6)      PLN (7)
                     ---------  -----------  -----------  -------------  -------------  -----------  -----------  -----------
                                                            (UNAUDITED, IN THOUSANDS)
PRO FORMA CONDENSED
  CONSOLIDATED
  STATEMENT
  OF OPERATIONS
  INFORMATION
  FOR THE YEAR
  ENDED
  DECEMBER 31,
  1998:
Revenues...........    120,380     (23,945)          --            --             --            --           --           --
Costs and expenses:
  Interconnection
    charges........    (22,900)         --           --            --             --            --           --           --
  Cost of
  equipment........    (11,425)     11,425           --            --             --            --           --           --
  Other operating
    expenses.......   (124,317)      9,523       (3,438)       (1,335)          (814)           --         (935)      (6,975)
  Depreciation and
    amortization...    (41,040)      1,887      (18,608)           --             --            --           --           --
                     ---------  -----------  -----------       ------         ------    -----------  -----------  -----------
Loss from
  operations.......    (79,302)     (1,110)     (22,046)       (1,335)          (814)           --         (935)      (6,975)
Financial expense,
  net..............   (151,596)        158           --            --             --      (103,915)          --           --
Other losses.......     (1,148)         --           --            --             --            --           --           --
Provision for
  income tax.......     (8,802)         --           --            --             --            --           --           --
Minority share in
  losses...........     35,353         401           --            --             --            --           --           --
                     ---------  -----------  -----------       ------         ------    -----------  -----------  -----------
Net loss...........   (205,495)       (551)     (22,046)       (1,335)          (814)     (103,915)        (935)      (6,975)
                     ---------  -----------  -----------       ------         ------    -----------  -----------  -----------
                     ---------  -----------  -----------       ------         ------    -----------  -----------  -----------
Basic and diluted
  net loss per
  common share.....     (19.78)         --           --            --             --            --           --           --
Weighted average
  number of shares
  outstanding (in
  thousands).......     10,391          --        3,727         1,447          2,597            --        2,597        5,500
Amounts in
  accordance with
  U.S. GAAP:
  Net loss(9)......
  Basic and diluted
    net loss per
    common share...     (20.63)         --           --            --             --            --           --           --

                      PRO FORMA      TOTAL
                     ADJUSTMENT    PRO FORMA
                       PLN (8)        PLN
                     -----------  -----------

PRO FORMA CONDENSED
  CONSOLIDATED
  STATEMENT
  OF OPERATIONS
  INFORMATION
  FOR THE YEAR
  ENDED
  DECEMBER 31,
  1998:
Revenues...........          --       96,435
Costs and expenses:
  Interconnection
    charges........          --      (22,900)
  Cost of
  equipment........          --           --
  Other operating
    expenses.......      (3,152)    (131,443)
  Depreciation and
    amortization...          --      (57,761)
                     -----------  -----------
Loss from
  operations.......      (3,152)    (115,669)
Financial expense,
  net..............          --     (255,353)
Other losses.......          --       (1,148)
Provision for
  income tax.......          --       (8,802)
Minority share in
  losses...........          --       35,754
                     -----------  -----------
Net loss...........      (3,152)    (345,218)
                     -----------  -----------
                     -----------  -----------
Basic and diluted
  net loss per
  common share.....          --       (13.08)
Weighted average
  number of shares
  outstanding (in
  thousands).......         126       26,385
Amounts in
  accordance with
  U.S. GAAP:
  Net loss(9)......                 (354,086)
  Basic and diluted
    net loss per
    common share...          --       (13.42)


----------------------------------

(1) The pro forma adjustment reflects the disposal of Netia's non-telecommunications businesses for an aggregate price equal to their net book value of PLN 6,447. This price does not necessarily reflect the price which Netia may obtain if and when these businesses are actually sold. No gain or loss results from disposition. Costs allocated to the non-telecommunications businesses include all costs of Uni-Net Sp. z o.o. ("Uni-Net"), which is a separately managed, 58.2%-owned subsidiary of Netia.

(2) The pro forma adjustment reflects the impact on Netia's compensation expense resulting from the share appreciation reflected in the issuance of shares to Telia from the exercise of the Telia Exchange Option. The pro forma effect on compensation expense of the issuance of 3,727,340 shares at an average price of $16.51 per share was calculated in accordance with the terms of the Stock Appreciation Agreement disclosed in Note 4(d) to the Audited Consolidated Financial Statements included elsewhere herein. In addition, the pro forma adjustment also reflects the impact of recording amortization expense based on 13-year life for the goodwill of PLN 241,907 to be recorded at the fair value of the shares issued by Netia as disclosed in Note 4 of the Unaudited Condensed Consolidated Financial Statements included elsewhere herein.

(3) The pro forma adjustment reflects the impact on Netia's compensation expense resulting from the share appreciation reflected in the issuance of shares to Telia from the exercise of the Telia Incentive Option. The pro forma effect on compensation expense of the issuance of 1,447,168 shares at an average price of $16.51 per share was calculated in accordance with the terms of the Stock Appreciation Agreement.

(4) The pro forma adjustment reflects the impact on Netia's compensation expense resulting from the share appreciation reflected in the issuance of shares to Telia from the Telia Capital Increase of $50 million (PLN 200.5 million) from existing shareholders. The pro forma effect on compensation expense of the issuance of 2,597,402 shares at a price of $19.25 per share was calculated in accordance with the terms of the Stock Appreciation Agreement.

(5) The pro forma adjustment reflects the June 1999 Bond Offering. The pro forma effect of interest expense on the 1999 Senior Notes has been calculated under the effective interest method using an effective interest rate of 13.5% and 13.125% for the Euro and U.S. Dollar denominated 1999 Senior Notes, respectively. Foreign exchange gains or losses on the 1999 Senior Notes have not been calculated since exchange rate movements were not significant in 1998.

(6) The pro forma adjustment reflects the Warburg Transaction involving a capital increase of $50 million. The pro forma effect of issuance of 2,597,403 common shares at a price of $19.25 per share was calculated in accordance with the terms of the Stock Appreciation Agreement.

(7) The pro forma adjustment reflects the offering of 5,500,000 common shares at $23.50 less estimated underwriting discount and offering expenses of 5.0% and the impact of the offering price on previously issued shares.

(8) The pro forma adjustment reflects the effect of the issuance of 125,805 common shares in accordance with the Stock Appreciation Agreement.

(9) IAS differ in certain material respects from U.S. GAAP. A summary of the significant differences as they affect Netia is set forth in Note 24 to the Audited Consolidated Financial Statements of Netia included elsewhere herein. The calculation of pro forma net loss under U.S. GAAP is as follows (in thousands):

                                                                                                YEAR ENDED
                                                                                             DECEMBER 31, 1998
                                                                                                    PLN
                                                                                             -----------------
Pro forma net loss per IAS.................................................................       (345,218)
Foreign exchange losses....................................................................           (355)
Interest expense...........................................................................            504
Depreciation of U.S. GAAP fixed asset basis differences....................................         (1,369)
Deferred taxes.............................................................................         (2,981)
Minority interest..........................................................................            257
Amortization of goodwill...................................................................          2,112
Other operating expenses...................................................................         (7,036)
                                                                                                  --------
Pro forma net loss (U.S. GAAP).............................................................       (354,086)
                                                                                                  --------
                                                                                                  --------

                                             PRO FORMA     PRO FORMA    PRO FORMA    PRO FORMA    PRO FORMA    PRO FORMA
                                 ACTUAL     ADJUSTMENT    ADJUSTMENT   ADJUSTMENT   ADJUSTMENT   ADJUSTMENT   ADJUSTMENT
                                   PLN        PLN(1)        PLN(2)       PLN(3)       PLN (4)      PLN (5)      PLN (6)
                                ---------  -------------  -----------  -----------  -----------  -----------  -----------
                                                                (UNAUDITED, IN THOUSANDS)
PRO FORMA CONDENSED
  CONSOLIDATED STATEMENT OF
  OPERATIONS INFORMATION FOR
  THE THREE-MONTH PERIOD ENDED
  MARCH 31, 1999:
  Revenues....................     44,893       (5,109)           --           --           --           --           --
  Cost and expenses:
    Interconnection charges...    (10,439)          --            --           --           --           --           --
    Cost of equipment.........     (1,241)       1,241            --           --           --           --           --
    Other operating
      expenses................    (34,714)       2,203          (814)          --         (935)      (6,975)      (3,152)
    Depreciation and
      amortization............    (22,018)         508        (4,652)          --           --           --           --
                                ---------       ------    -----------  -----------  -----------  -----------  -----------
  Loss from operations........    (23,519)      (1,157)       (5,466)          --         (935)      (6,975)      (3,152)
  Financial expense, net......   (194,894)       1,281            --      (31,526)          --           --           --
  Other losses................        (62)          --            --           --           --           --           --
  Provision for income tax....      2,976           --            --           --           --           --           --
  Minority share in losses....         --           --            --           --           --           --           --
                                ---------       ------    -----------  -----------  -----------  -----------  -----------
  Net loss....................   (215,499)         124        (5,466)     (31,526)        (935)      (6,975)      (3,152)
                                ---------       ------    -----------  -----------  -----------  -----------  -----------
                                ---------       ------    -----------  -----------  -----------  -----------  -----------
Basic and diluted net loss per
  common share................     (19.25)          --            --           --           --           --           --

                                   TOTAL
                                 PRO FORMA
                                    PLN
                                -----------

PRO FORMA CONDENSED
  CONSOLIDATED STATEMENT OF
  OPERATIONS INFORMATION FOR
  THE THREE-MONTH PERIOD ENDED
  MARCH 31, 1999:
  Revenues....................      39,784
  Cost and expenses:
    Interconnection charges...     (10,439)
    Cost of equipment.........          --
    Other operating
      expenses................     (44,387)
    Depreciation and
      amortization............     (26,162)
                                -----------
  Loss from operations........     (41,204)
  Financial expense, net......    (225,139)
  Other losses................         (62)
  Provision for income tax....       2,976
  Minority share in losses....          --
                                -----------
  Net loss....................    (263,429)
                                -----------
                                -----------
Basic and diluted net loss per
  common share................      (11.96)

                                             PRO FORMA     PRO FORMA    PRO FORMA    PRO FORMA    PRO FORMA    PRO FORMA
                                 ACTUAL     ADJUSTMENT    ADJUSTMENT   ADJUSTMENT   ADJUSTMENT   ADJUSTMENT   ADJUSTMENT
                                   PLN        PLN(1)        PLN(2)       PLN(3)       PLN (4)      PLN (5)      PLN (6)
                                ---------  -------------  -----------  -----------  -----------  -----------  -----------
                                                                (UNAUDITED, IN THOUSANDS)
Weighted average number of
  shares outstanding (in
  thousands)..................     11,196           --         2,597           --        2,597        5,500          126
  Amounts in accordance with
    U.S. GAAP:................
    Net loss (7)..............
    Basic and diluted net loss
      per common share........     (19.62)          --            --           --           --           --           --

                                   TOTAL
                                 PRO FORMA
                                    PLN
                                -----------

Weighted average number of
  shares outstanding (in
  thousands)..................      22,017
  Amounts in accordance with
    U.S. GAAP:................
    Net loss (7)..............    (267,628)
    Basic and diluted net loss
      per common share........      (12.16)


------------------------

(1) The pro forma adjustment reflects the disposal of Netia's non-telecommunications businesses at their net book value of PLN 6,447. This price does not necessarily reflect the price which Netia may obtain if and when these businesses are actually sold. No gain or loss results from disposition. Costs allocated to the non-telecommunications businesses include all costs of Uni-Net, which is a separately managed, 58.2%-owned subsidiary of Netia.

(2) The pro forma adjustment reflects the impact on Netia's compensation expense resulting from the share appreciation reflected in the issuance of shares to Telia from the Telia Capital Increase of $50 million from existing shareholders. The pro forma effect of the issuance of 2,597,402 common shares at a price of $19.25 per share was calculated in accordance with the terms of the Stock Appreciation Agreement. In addition, the pro forma adjustment also reflects the impact of recording amortization expense for the goodwill to be recorded for the fair value of the shares issued by Netia as discussed in Note 4 to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein.

(3) The pro forma adjustment reflects the offering of the 1999 Senior Notes. The pro forma effect of interest expense on the 1999 Senior Notes has been calculated under the effective interest method using the interest rate of 13.5% and 13.125% for the Euro and U.S. Dollar denominated 1999 Senior Notes, respectively. Exchange rate gains or losses on the 1999 Senior Notes have not been calculated as it was assumed that the proceeds from the Telia Capital Increase would be utilized to capital expenditures first and therefore any exchange rate gains or losses on the 1999 Senior Notes would be offset by gains or losses on the cash and restricted investments resulting from the 1999 Senior Notes.

(4) The pro forma adjustment reflects the Warburg Transaction involving a capital increase of $50 million. The pro forma effect of the issuance of 2,597,403 common shares at a price of $19.25 per share was calculated in accordance with the terms of the Stock Appreciation Agreement.

(5) The pro forma adjustment reflects the Offering of 5,500,000 shares at $23.50 less estimated underwriting discount and offering expenses of 5% and the impact of the offering price on previously issued shares.

(6) The pro forma adjustment reflects the effect of the issuance of 125,805 common shares in accordance with the Stock Appreciation Agreement.

(7) IAS differ in certain material respects from U.S. GAAP. A summary of the significant differences as they affect Netia is set forth in Note 24 to the Audited Consolidated Financial Statements included elsewhere herein. The calculation of pro forma net loss under U.S. GAAP is as follows (in thousands):

                                                                                                THREE-MONTH
                                                                                               PERIOD ENDED
                                                                                              MARCH 31, 1999
                                                                                                    PLN
                                                                                            -------------------
Pro forma net loss per IAS................................................................        (263,429)
Foreign exchange losses...................................................................          (4,273)
Interest expense..........................................................................           3,067
Depreciation of U.S. GAAP fixed asset basis differences...................................          (2,083)
Deferred taxes............................................................................             321
Amortization of goodwill..................................................................             528
Other operating expenses..................................................................          (1,759)
                                                                                                  --------
Pro forma net loss (U.S. GAAP)............................................................        (267,628)
                                                                                                  --------
                                                                                                  --------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH THE FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We conduct substantially all of our operations through our subsidiaries. Our two principal subsidiaries are Netia Telekom S.A. ("Netia Telekom") and Netia South. Netia Telekom and Netia South are holding companies that conduct substantially all of their operations through their operating companies.

    We provide basic telephone services in our licensed territories. We also provide call waiting, call forwarding and dial-in Internet access in our basic monthly service package and, for an additional charge, services such as personalized ("easy-to-remember") telephone numbers, conference calling and itemized billing. Netia also provides services such as call barring and pay telephone services. Other additional services Netia offers include ISDN and leased lines.

    In addition to our telecommunications operations, we own and operate certain non-telecommunications businesses that we intend to sell when a favorable commercial opportunity to do so becomes available. The non-telecommunications businesses consist of the provision of specialized mobile radio services, the sale of related equipment and the development of residential real estate. We conduct our specialized mobile radio business through Uni-Net, a majority-owned subsidiary of Netia Holdings S.A. See "Selected Unaudited Pro Forma Condensed Consolidated Financial Data."

REVENUES

    Substantially all of our telecommunications revenues are currently derived from usage fees, fixed monthly charges and one-time installation fees, and revenues for providing additional services are presently immaterial. We expect that as our network and our subscriber base grow, fixed monthly charges and usage fees will continue to account for a significant amount of our total revenues and additional services, including Internet and data transmission services, will increase as a percentage of revenues, while one-time installation fees will account for a declining percentage of our total revenues.

    Our revenue trends depend on the number of customers and our mix of business to total customers, as we realize greater revenue per customer from our business customers. During the three-month period ended March 31, 1999, 29.5% of our new subscribers were business customers and at the end of the period our cumulative business/total customer mix was 16.7%, nearly double our business customer concentration at the end of 1997. (In the five-month period ended May 31, 1999, the proportion of our new subscribers in that period who were business customers was 31.8%.) The following table shows the period incremental business/total customer mix and the cumulative business/ total customer mix for each quarter of 1996, 1997, 1998 and the three-month period ended March 31, 1999.

                                              1996                                        1997                       1998
                           ------------------------------------------  ------------------------------------------  ---------
                              Q1         Q2         Q3         Q4         Q1         Q2         Q3         Q4         Q1
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Period incremental
  business/total customer
  mix(1).................        N/A        N/A        N/A        N/A       8.6%       8.7%       6.8%      10.8%      19.6%
Cumulative
  business/total customer
  mix(2).................       5.7%       6.5%       6.6%       6.8%       7.9%       8.1%       7.7%       8.4%      10.5%

                                                              1999
                                                            ---------
                              Q2         Q3         Q4         Q1
                           ---------  ---------  ---------  ---------
Period incremental
  business/total customer
  mix(1).................      19.6%      16.1%      21.8%      29.5%
Cumulative
  business/total customer
  mix(2).................      12.3%      13.0%      14.7%      16.7%

------------------------------
(1) Period incremental business/total customer mix represents the number of subscriber business lines added during the referenced periods as a percentage of total subscriber lines added during those periods.
(2) Cumulative business/total customer mix represents the number of subscriber business lines as a percentage of total subscriber lines at the end of the referenced periods.

    The usage fees charged for any telephone call originated over our network depend on a number of factors, including type of customer, type of call (local, domestic long distance or international), duration of call, time of day and day of the week on which the call has been placed. We generally establish our fees on a network-wide basis, although occasionally we will negotiate individualized fee agreements with large business customers. Beginning on July 1, 1997, we began to offer an alternative package under which usage fees were lowered while the fixed monthly fee was raised. See "Business-- Services and Pricing--Pricing." We believe the revised tariff structure, among other factors, has stimulated usage of our network.

    As TPSA is further privatized and the telecommunications market in Poland is deregulated, we are experiencing tariff changes that are having a positive impact on our revenues. In the first four months of 1999 TPSA increased its local tariffs and connection fees by 10% and 15%, respectively, and we have matched those increases. TPSA increased its local tariffs again as of July 1, 1999, this time by 14% and decreased its long distance tariffs by 16-18%. In April 1999, TPSA also introduced an increase in its monthly fee which we also matched. In September 1998, TPSA decreased its long distance tariffs by 20% to 25%. We expect that Poland's telecommunications market will continue to undergo further tariff rebalancing as the country moves toward EU standards. The MOC has recently announced that the process of tariff rebalancing should continue until the end of 2003. Since our revenues are derived primarily from local tariffs, we expect to benefit if this rebalancing trend continues.

EXPENSES

    We divide our costs and expenses into the following categories: operating expenses; selling, general and administrative expenses; depreciation and amortization; cost of equipment; and interconnection charges.

    Our operating expenses primarily include maintenance and related expenses necessary to service, maintain and operate our network, billing and collection expenses, marketing expenses (except for certain costs incurred by operating companies prior to individual networks becoming operational which are included in selling, general and administrative expenses) and customer service expenses. We expect that our operating expenses will increase in connection with the expansion in geographic scope of our network and the corresponding expansion in our operations. In addition, we expect our operating expenses to increase if we acquire licenses to provide domestic long distance and international telecommunications services or if we acquire licenses for additional territories.

    Selling, general and administrative expenses consist principally of administrative costs, including office-related expenses, professional fees and salaries, wages and benefits of operating personnel, advertising, certain pre-operational marketing expenses and bank fees. As we open additional customer service centers, hire more employees, expand product offerings and otherwise expand our operations, we expect selling, general and administrative costs to increase.

    Depreciation and amortization expenses consist of the depreciation of property, plant and equipment, primarily related to our network, and amortization of intangible assets. We commence amortization of licenses for a territory when we commence operations in that territory. We expect depreciation and amortization expenses to increase in the future as we expand our network.

    Cost of equipment is related exclusively to our non-telecommunications businesses. We do not expect these expenses to be significant in future periods.

    Each of our operating subsidiaries with commercial operations has an interconnection agreement with TPSA which establishes both technical specifications for interconnection and payment settlement procedures. There are no interconnection fees for local calls. TPSA is currently the only entity authorized to provide domestic fixed-line long distance and international telecommunications services

(until 1999 and 2003, respectively) over its own network. Accordingly, we must access TPSA's network in order to send or receive domestic long distance or international traffic originating from our customers, for which we must pay interconnection fees. Generally, pursuant to the interconnection agreements, settlement costs paid to TPSA for outgoing (I.E., those originating from our customers) international calls are 70% of TPSA's tariffs for such calls. Settlement costs for outgoing domestic long distance calls range from 28% to 40% of TPSA's tariffs for such calls. These settlement costs are independent of the rates we charge our customers for placing such calls, although one of the tariff options to our customers is effectively pegged to the rates charged by TPSA for similar calls. We generally are not paid for incoming traffic (I.E., calls terminating on our network). We are negotiating with two mobile telephony companies for direct interconnection arrangements, and believe that if we are able to complete these agreements, we should be able to lower our interconnection expenses, thereby enhancing our profitability.

    In April 1999, we instituted anti-monopoly proceedings against TPSA relating to interconnection fees. No assurance can be given that the proceedings will be successful or that they will result in our obtaining a more favorable interconnection arrangement with TPSA. See "Business--Legal Proceedings."

EBITDA

    In addition to other operating statistics, we measure our financial performance by EBITDA. Netia defines EBITDA as net income/(loss) as measured by IAS adjusted for depreciation and amortization, financial expense, income taxes, minority interest, share of losses of equity investees and non-recurring items (other losses and gains on dilution). We believe that EBITDA and related measures of cash flow from operating activities serve as useful financial indicators in measuring the operating performance of telecommunications companies. EBITDA is not a U.S. GAAP or IAS measure and should not be considered as an alternative to U.S. GAAP or IAS measures of net income/(loss) as an indicator of our operating performance or to cash flow from operations under U.S. GAAP or IAS as a measure of liquidity. Potential investors should note that EBITDA is not a uniform or standardized measure, the calculation of which, accordingly, may vary significantly from company to company, and by itself provides no grounds for comparison with other companies.

TAXES

    The Polish tax system does not provide for grouping of tax losses for multiple legal entities under common control, such as Netia and our subsidiaries, including Netia Telekom, Netia South and our operating companies in our local territories. Thus, the separate companies will only be able to utilize their own tax losses to offset taxable income in subsequent years. Utilization of tax losses is limited to one-third of the tax loss in each of the three subsequent years. Losses not used cannot be carried forward to subsequent years. Losses are not indexed to inflation. Deferred tax assets related to these losses have been fully reserved for. As a result of a change in Polish tax law, tax losses incurred in 1999 and subsequent years will be permitted to be utilized over five years with a 50% utilization restriction per annum.

    Changes to Poland's tax laws, which took effect January 1, 1999, limit a Polish company's ability to claim tax deductions for interest paid on loans received after January 1, 1999 from certain affiliated entities, including shareholders owning 25% or more of a Polish company's voting shares if such loans exceed three times the company's share capital. Recently proposed further amendments to these rules (which, if adopted, would take effect January 1, 2000) would further limit the availability of these deductions, and could also impose stamp duties of between 0.1% and 2.0% on various intercompany funding arrangements (in addition to those already covered by rules presently in force). These changes could have an adverse effect on us because we generally provide funds to our principal subsidiaries, Netia Telekom and Netia South, and those companies provide funds to our operating companies through the use of loans and other funding devices which would fall within the coverage of the proposed rules. While we believe we have structured our intercompany funding arrangements to accommodate the rules that are presently in effect, we cannot be certain that the tax authorities will concur with our position, or that we will be able to structure our funding arrangements to accommodate the proposed new rules, if they are adopted. As a result, we may be required to either pay increased amounts of Polish corporate taxes and/or stamp duties or restructure our intercompany funding arrangements further in a manner that could be less tax-efficient than our present arrangements.

MINORITY INTERESTS

    Minority interests (which represent that part of the net results of operations of the subsidiaries that are not 100% owned, directly or indirectly through subsidiaries, by Netia Holdings S.A.) are adjusted out of the net loss of the group in accordance with IAS. Accordingly, the portion of the losses assigned to the minority interest shareholders is not recognized by Netia Holdings S.A. Negative minority interest resulting from negative net assets of subsidiaries is not recognized unless there is a contractual commitment. In large part, the effects of minority interests in future periods will be eliminated or significantly reduced as a result of the exercise by Telia of the Telia Exchange Option and the Telia Incentive Option effective March 1999. See "Certain Relationships and Transactions with Related Parties--Option Exercise Agreement."

SEGMENT REPORTING

    Netia operates in two distinct business line segments: the telecommunications business and other businesses, otherwise referred to herein as our non-telecommunications businesses. Our non-telecommunications businesses consist of the provision of specialized mobile radio services, the sale of related equipment and the development of residential real estate. Netia conducts its specialized mobile radio business through Uni-Net, a majority-owned subsidiary of Netia Holdings S.A. We intend to sell these businesses when a favorable commercial opportunity to do so becomes available. For a presentation of pro forma financial information giving effect to the disposition of our non-telecommunications businesses, see "Selected Unaudited Pro Forma Condensed Consolidated Financial Data."

    The following table shows certain financial data related to our telecommunications businesses and non-telecommunications business.

                                                 REVENUES                                  OPERATING PROFIT/(LOSS)
                           -----------------------------------------------------  ------------------------------------------
                                        YEAR                   Q1         Q1                   YEAR                   Q1
                           -------------------------------  ---------  ---------  -------------------------------  ---------
                             1996       1997       1998       1998       1999       1996       1997       1998       1998
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                              (POLISH ZLOTY IN MILLIONS)
Telecommunications
  businesses.............        9.0       35.6       96.4       15.9       39.8      (51.3)     (63.1)     (80.4)     (17.4)
Non-telecommunications
  businesses.............       12.7       14.6       23.9        5.8        5.1       (5.0)      (3.2)       1.1        0.7
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                21.7       50.2      120.3       21.7       44.9      (56.3)     (66.3)     (79.3)     (16.7)
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                             EBITDA
                                      -----------------------------------------------------

                              Q1                   YEAR                   Q1         Q1
                           ---------  -------------------------------  ---------  ---------
                             1999       1996       1997       1998       1998       1999
                           ---------  ---------  ---------  ---------  ---------  ---------

Telecommunications
  businesses.............      (24.7)     (45.4)     (47.1)     (41.5)      (9.7)      (2.9)
Non-telecommunications
  businesses.............        1.2       (3.5)      (2.3)       3.2        1.1        1.4
                           ---------  ---------  ---------  ---------  ---------  ---------
                               (23.5)     (48.9)     (49.4)     (38.3)      (8.6)      (1.5)
                           ---------  ---------  ---------  ---------  ---------  ---------
                           ---------  ---------  ---------  ---------  ---------  ---------

HYPERINFLATIONARY ACCOUNTING

    At December 31, 1995 and 1996 and for the periods then ended, Poland was considered to be a hyperinflationary economy. We prepared the financial statements for those periods in accordance with the historical cost convention as adjusted for the effects of inflation. As of January 1, 1997, Poland ceased to be considered a hyperinflationary economy. The December 31, 1996 inflated values became the new historical basis for financial statements prepared from January 1, 1997.

RECENT DEVELOPMENTS

    In July 1999, BRE (a Polish bank with its headquarters in Warsaw) and Netia signed an agreement in which BRE agreed to purchase $10 million worth of ADSs from the underwriters in the Offering. In a transaction separate from the Offering, the Company has agreed to exercise reasonable commercial efforts to arrange for certain shareholders to sell a portion of their common shares to BRE in an amount equal to $10 million. In each case, the price shall be the Offering price.


    Accordingly, at our request, the underwriters have reserved up to $10.0 million worth of ADSs for sale to BRE at the Offering price. It is possible, and BRE has indicated, that it would be willing to purchase up to $20 million worth of ADSs from the underwriters in the Offering, in which case the number of shareholders (and the number of shares to be sold to other investors in the Offering) would be decreased. BRE has also agreed to enter into a lock-up arrangement substantially identical to those accepted by several other shareholders of Netia in connection with the Offering. In connection with these transactions, it is expected that BRE shall be permitted to appoint one member to the Supervisory Board of the Company which will be expanded to include 12 members.


    Also in July 1999, Netia entered into an agreement to acquire Topnet, a private Internet service provider with operations throughout Poland, for approximately $0.8 million.

RESULTS OF OPERATIONS

THREE-MONTH PERIOD ENDED MARCH 31, 1999 COMPARED TO THREE-MONTH PERIOD ENDED MARCH 31, 1998

  TELECOMMUNICATIONS BUSINESS

    REVENUES. Telecommunications revenues increased by 151% to PLN 39.8 million during the three-month period ended March 31, 1999 from PLN 15.9 million during the three-month period ended March 31, 1998. The increase was primarily attributable to the 120% increase in the number of total subscribers to 170,959 at March 31, 1999 from 77,793 at March 31, 1998. Revenue grew at a greater rate than the total subscriber base due to the increase in the number of business customers (who generate greater average monthly revenue per line than residential customers) to 28,518 at March 31, 1999 from 8,203 at March 31, 1998. Billable units increased to 134.6 million (including 66.9 million for business customers) for the three-month period ended March 31, 1999 compared to 40.4 million (including 11.6 million for business customers) for the three-month period ended March 31, 1998. Average monthly revenue per line also increased to PLN 73.7 for the three-month period ended March 31, 1999 from PLN 53.9 for the three-month period ended March 31, 1998. Furthermore, the average monthly revenue per line for business customers increased to PLN 210.0 for the three-month period ended March 31, 1999 from PLN 150.6 for the three-month period ended March 31, 1998. The increase in revenues was also partially attributable to an increase in our local tariff and connection fees by 10% and 15%, respectively, in January 1999.

    COSTS AND EXPENSES. Total costs and expenses increased to PLN 64.4 million during the three-month period ended March 31, 1999 from PLN 33.4 million during the three-month period ended March 31, 1998, or 93%. This increase was primarily due to an increase in depreciation charges, as more of the network was placed online, as well as increases in other operating expenses due to an increase in the number of employees, marketing expenses and other costs necessary to support the change in our business from one primarily engaged in constructing a network to one with substantial operations as well as significant construction activity.

    FINANCIAL EXPENSES, NET. Financial expenses increased to PLN 193.6 million during the three-month period ended March 31, 1999, from PLN 7.2 million during the three-month period ended March 31, 1998. The increase in financial expenses was primarily attributable to foreign exchange losses of PLN 211.4 million recorded during the three-month period ended March 31, 1999 compared to foreign exchange losses of PLN 30.9 million recorded during the three-month period ended March 31, 1998.

During the first three months of 1999, the Polish Zloty declined against the U.S. Dollar substantially more than in the corresponding period of 1998. The comparatively greater decline in the foreign exchange rate of the Polish Zloty against the U.S. Dollar resulted in an increase in the amount of Polish Zloty required to service Netia's debt payable in U.S. Dollars.

    TAXES. Tax benefit/(expense) changed to a benefit of PLN 3.0 million during the three-month period ended March 31, 1999 from an expense of PLN 7.0 million during the three-month period ended March 31, 1998, as a result of deferred tax differences in the treatment of capitalized costs and depreciation rates between book and tax accounting.

    NET LOSSES. We incurred net losses of PLN 215.4 million during the three-month period ended March 31, 1999 as compared to net losses of PLN 23.8 million during the three-month period ended March 31, 1998, primarily as a result of the increase in financial expenses.

  NON-TELECOMMUNICATIONS BUSINESSES

    Revenues from the non-telecommunications businesses decreased to PLN 5.1 million in 1999 from PLN 5.8 million in the three-month period ended March 31, 1998, or 12%. This decrease was primarily attributable to a decrease in the sales of equipment to Polish Mining and Gas Refinery S.A. Operating profit for the non-telecommunications businesses has increased moderately, due in part to improved management of costs.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

  TELECOMMUNICATIONS BUSINESS

    REVENUES. Telecommunication revenues increased by 171% to PLN 96.4 million during the year ended December 31, 1998 from PLN 35.6 million during the year ended December 31, 1997. The increase was primarily attributable to the 135% increase in the number of total subscribers to 148,134 at December 31, 1998 from 63,099 at December 31, 1997. Revenue grew at a greater rate than the subscriber base due to the increase in the number of business customers to 21,792 at December 31, 1998 from 5,324 at December 31, 1997. Billable units increased to
290.0 million (including 103.4 million for business customers) for the year ended December 31, 1998 compared to 64.5 million (including 19.7 million for business customers) for the year ended December 31, 1997. Average monthly revenue per line also increased to PLN 62.35 for 1998 from PLN 51.60 for 1997. Furthermore, the average monthly revenue per line for business customers increased to PLN 165.09 from PLN 141.33 for 1997.

    COSTS AND EXPENSES. Total costs and expenses increased to PLN 176.9 million during the year ended December 31, 1998 from PLN 98.7 million during the year ended December 31, 1997, or 79%. This increase was attributable to the increase in scope of our operations, primarily an increase in the number of employees and legal, financial and marketing expenses as well as an increase in depreciation expenses due to the expansion of the network during 1998.

    FINANCIAL EXPENSES, NET. Financial expenses increased to PLN 151.3 million in 1998 from PLN 55.3 million in 1997, primarily as a result of the increase in interest expense due to the substantially higher level of average debt outstanding during 1998 compared to 1997.

    TAXES. Tax expense increased to PLN 8.8 million in 1998 from PLN 1.1 million in 1997, as a result of deferred tax differences in the treatment of capitalized costs and depreciation rates between book and tax accounting.

    NET LOSSES. As a result of the factors discussed above, we incurred net losses of PLN 206.1 million in 1998 as compared to net losses of PLN 81.2 million in 1997.

  NON-TELECOMMUNICATIONS BUSINESSES

    Revenues from the non-telecommunications businesses increased to PLN 23.9 million in 1998 from PLN 14.6 million in 1997, or 64%. This increase was primarily attributable to increased market penetration in the specialized mobile radio services in Poland as a result of increased marketing efforts. The positive operating result of PLN 1.1 million during the year ended December 31, 1998 compared to an operating loss of PLN 3.2 million was primarily due to an increase in revenues.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

  TELECOMMUNICATIONS BUSINESS

    REVENUES. Telecommunications revenues increased to PLN 35.6 million during the year ended December 31, 1997 from PLN 9.0 million during the year ended December 31, 1996. The increase was primarily attributable to the increase in the number of subscribers from approximately 18,290 at December 31, 1996 to 63,099 at December 31, 1997. Revenues for 1997 were derived primarily from monthly subscription fees, usage fees and installation fees. Billable units increased to 64.5 million during the year ended December 31, 1997 compared with
28.0 million during the year ended December 31, 1996. Average monthly revenue per line also increased from PLN 42.8 during 1996 to PLN 51.6 during 1997.

    COSTS AND EXPENSES. Total costs and expenses increased to PLN 98.7 million in 1997 from PLN 60.3 million, or 63.7%. This increase was attributable to the increase in scope of our operations, primarily an increase in the number of employees and legal, financial and marketing expenses.

    FINANCIAL EXPENSE, NET. Financial expenses increased to PLN 55.3 million in 1997 from PLN 1.8 million in 1996, primarily as a result of interest expense, foreign exchange losses and guarantee fees associated with borrowings as well as the write-off of loan origination fees relating to early extinguishment of loans. These costs were partially offset by interest income from the temporary investment of funds from the issuance of the 1997 Senior Notes.

    TAXES. Tax expense decreased to PLN 1.1 million in 1997 from PLN 2.7 million in 1996, as a result of deferred tax differences in the treatment of capitalized costs and depreciation rates between book and tax accounting.

    NET LOSSES. Netia incurred net losses of PLN 81.2 million in 1997 compared to net losses of PLN 12.9 million in 1996. The change was due primarily to a gain on dilution of Netia Holdings S.A.'s interest in Netia Telekom from 100.0% to 65.0%, totalling PLN 38.9 million in 1996, and increased operating expenses, general, selling and administrative expenses, as well as financial expenses in 1997 as described above.

  NON-TELECOMMUNICATIONS BUSINESSES

    Revenues from the non-telecommunications businesses increased to PLN 14.6 million in 1997 from PLN 12.7 million in 1996, or 15%. This increase was primarily attributable to increased market penetration in specialized mobile radio services in Poland as a result of increased marketing efforts. Total costs and expenses increased to PLN 17.8 million in 1997 from PLN 17.7 million in 1996, or 0.6%. This small increase relative to revenues was due mainly to cost-cutting measures implemented by Netia's management.

LIQUIDITY AND CAPITAL RESOURCES

    We have incurred operating losses and negative cash flows primarily as a result of the development and operation of our network. We expect that our net losses will continue for at least the next several years as we continue to build our network and develop our customer base. We also expect that for at least the next several years, our operating cash flow will not be sufficient to cover our planned capital expenditures, license fee obligations, working capital needs, operating losses and debt service obligations.

    Net cash used in operating activities was PLN 32.6 million in 1996, PLN 89.8 million in 1997 and PLN 156.4 million ($39.0 million) in 1998 and PLN 16.5 million ($4.1 million) in the three-month period ended March 31, 1999. The negative operating cash flows for each of the years and periods presented were due to the fact that telecommunications revenues have not been at a level sufficient to support the growing working capital requirements associated with our build-out phase. However, during the three-month period ended March 31, 1999, cash used in operating activities decreased compared to the three-month period ended March 31, 1998, due to the increase in telecommunication services revenue.

    Net cash used in investing activities was PLN 56.2 million in 1996, PLN
198.3 million in 1997 and PLN 480.3 million ($119.8 million) in 1998 and PLN
124.5 million ($31.0 million) in the three-month period ended March 31, 1999. As of March 31, 1999, Netia had PLN 298.6 million ($74.5 million) in cash and cash equivalents (excluding restricted investments). We made capital expenditures of PLN 148.0 million in 1996, PLN 223.0 million in 1997 and PLN 480.3 million ($119.8 million) in 1998 and PLN 124.5 million ($31.0 million) in the three-month period ended March 31, 1999. Netia's capital expenditures are primarily related to our investment in network assets, including switches, fiber-optic cable, license and concession fees and construction of our network.

    Net cash provided by financing activities was PLN 90.6 million in 1996, PLN 1,195.9 million in 1997 and PLN 93.9 million ($23.4 million) in the three-month period ended March 31, 1999. The net cash inflows resulted primarily from borrowings in 1996, the issuance of the 1997 Senior Notes and the exercise of the Telia Incentive Option in 1999. There was no significant financing activity in 1998. Since the end of the first quarter of 1999, we have received an additional equity contribution of $50 million (PLN 200.5 million) as a result of the Telia Capital Increase, and we received an additional $200.4 million (PLN 803.5) in net proceeds from the issuance of 1999 Senior Notes and approximately $48.4 million (PLN 194.0 million) in net proceeds from the Warburg Transaction. See "Certain Relationships and Transactions with Related Parties."

    To date, our capital requirements have been funded primarily through (i) equity investments and subordinated loans from the shareholders, (ii) borrowings under available credit facilities and (iii) in more recent periods, the proceeds from the issuance of the 1997 Senior Notes and the 1999 Senior Notes. Netia is not generating sufficient revenues from its operations to fund its planned capital expenditures, license fee obligations, working capital needs, operating losses and debt service obligations and, therefore, will be dependent on the remaining proceeds from the issuance of the 1997 Senior Notes, the 1999 Senior Notes, the Telia Capital Increase, the Warburg Transaction, additional cash on hand, the proceeds of the Offering and additional future debt or equity offerings or other third-party financings to fulfill its obligations and planned commitments. We do not presently have a credit facility available as a source of liquidity. No assurance can be given that we will be able to complete any of these future financing transactions and therefore to continue the development of our network and continue our operations.

    We plan to complete our fiber-optic backbone and data transmission facilities by the end of 2000. By the end of 2003, we plan for our network to grow to approximately 750,000 lines. We estimate that, excluding any capital expenditures and license fees we would incur if we were to bid successfully for additional licenses, we will require approximately $296.7 million (PLN 1,189.8 million) of additional capital to fund our capital expenditures, cash operating losses, cash debt service and our other cash needs through 2003, assuming we will have approximately $528.8 million (PLN 2,120.6 million) of funds (including restricted investments) after the Offering, the June 1999 Bond Offering, the Telia Capital Increase and the Warburg Transaction. We plan to use a substantial majority of this available cash plus any cash generated from operations for capital expenditures including the planned completion of the network in our existing territories and the construction of the planned fiber-optic backbone and data transmission facilities. However, we would require additional funds in the event of delays, cost overruns or other adverse developments.

    Furthermore, if we acquire licenses for the provision of domestic long distance or international telecommunications services or if we obtain concessions to provide local telecommunications services in other territories (which could possibly include Warsaw), we will expand our network beyond what is currently planned and would pay additional license fees, which will require substantial amounts of additional financing. Additional funding sources may include equity and debt financings, in either the public or private markets, and other financing arrangements such as vendor financing. There can be no assurance that additional financing arrangements will be available, or if available, that they can be concluded on terms acceptable to us. Moreover, based on restrictions in the indentures governing the 1997 Senior Notes and the 1999 Senior Notes, respectively, if we desire to incur additional indebtedness to meet our cash requirements after giving effect to the Offering, we will likely be required to raise additional equity to satisfy the debt covenants in those indentures. Subject to various exceptions, on an aggregate basis we would have to raise equity capital which, together with the net proceeds of the Offering and the Warburg Transaction, equals approximately 50% of the amount of the additional debt we seek to incur. We cannot assure you that we would be able to raise additional equity in amounts sufficient to support future borrowings. The indentures governing the 1997 Senior Notes and the 1999 Senior Notes also limit, and we expect any future credit agreement or other debt agreement to limit, our ability to incur additional debt.


    In addition to our capital expenditure requirements, we will require substantial capital to fund our debt service and license fee obligations. Substantially all our interest commitments through 2000 have been pre-funded or consist of non-cash interest. Beginning in 2001, we will have significant cash interest payment service obligations under both the 1997 Senior Notes and the 1999 Senior Notes. As of March 31, 1999, on a pro forma basis after giving effect to the Offering, the Warburg Transaction, the June 1999 Bond Offering and the Telia Capital Increase and the application of the net proceeds therefrom, we would have had, on a consolidated basis, approximately PLN 2,635.6 million ($657.3 million) principal amount of indebtedness outstanding in addition to approximately PLN 283.6 million ($70.7 million) of license fees, which will be payable over the next four years. We cannot assure you that our business will generate cash flows at the necessary levels which, together with available additional financing, will allow us to meet our anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments. We anticipate that, in light of the amount of our existing indebtedness and the need to incur additional indebtedness to finance the build-out of our operations, we will continue to have substantial leverage for the foreseeable future. We must substantially increase our net cash flow in order to meet our debt service and other obligations. See "Risk Factors--We Are Highly Leveraged" and "Capitalization."

    Certain important differences between U.S. GAAP and IAS are explained in
Note 24 to the December 31, 1998 Financial Statements.

YEAR 2000 COMPLIANCE

    GENERAL. We are highly dependent on our computer software programs and operating systems in operating the network. We also depend on the proper functioning of computer systems of third parties, such as TPSA or telecommunications equipment suppliers. The failure of any of these systems to appropriately address Year 2000 issues could have a material adverse effect on Netia's business, financial condition and results of operations.

    The "Year 2000 issue" relates to the way computers and systems use a two-digit year presentation in order to conserve computer memory. The Year 2000 issue may materialize if computers or other information systems fail to recognize that the year 1999 is followed by the year 2000, that the year 2000 is a leap year, or that the figures 99 or 00 do not mean the end of the file. In the event of such a failure, a malfunction might occur in products or processes using a microprocessor with a two-digit year presentation.

    We have established processes to evaluate and manage the possible risks and costs associated with the Year 2000 issue and have identified the potential risk areas, increased risk awareness, and introduced action plans and guidelines for managing the Year 2000 issue.

    Our Year 2000 compliance project is managed by a Year 2000 committee which is appointed by and reports to our Management Board.

    Our Year 2000 compliance project addresses several Year 2000 issues related to switches, other network infrastructure, customer management systems, billing systems, financial systems and all other systems. Progress in each of these areas is reported to a central Year 2000 project manager, who reports to the Year 2000 committee.

    SWITCHES AND OTHER NETWORK INFRASTRUCTURE. We are co-operating with vendors to test and verify the Year 2000 related status of their switches and other network infrastructure and to appropriately resolve the relevant Year 2000 issues.


    To address the Year 2000 compliance issues for our telecommunications infrastructure, we have established testing plans with the switch suppliers and with other hardware suppliers. The majority of our infrastructure products and services to date are Year 2000 compliant, according to testing and certification by the vendors. We have recently upgraded switches that were not yet Year 2000 compliant. We currently require all vendors of new equipment to provide us with guarantees of Year 2000 compliance.


    BILLING AND CUSTOMER MANAGEMENT SYSTEM. As part of a pre-planned program, we are currently installing new billing and customer management systems to replace the previous, non-Year 2000 compliant systems. Full installation is scheduled to be completed by the end of September 1999. The software vendor issued a certificate that the base system as delivered is fully Year 2000 compliant. However, we have modified the base system to meet our specific needs, and these modifications have not been independently tested for Year 2000 compliance. We also continue to upgrade other systems hardware and software and to conduct tests for their Year 2000 compliance.

    OTHER TELECOMMUNICATIONS COMPANIES. Long distance and international calls either to or from our customers must involve connections with TPSA. We have communicated with TPSA which generally indicated that TPSA expects to resolve all Year 2000 issues. In addition, we have issued a letter to the MOC requesting that more detail on Year 2000 progress be disclosed.

    COSTS. Our direct Year 2000 cost estimate is currently PLN 4 million (excluding the implementation costs of the billing, financial information, customer care and network systems which were previously planned). By the end of 1998, we had spent approximately one-third of the estimated aggregate amount. Our Year 2000 project has not resulted in deferral of spending for other systems and equipment as planned. Cost estimates may vary in the future and will be updated as we learn additional information concerning the status of our and third parties' Year 2000 compliance.

    RISKS AND CONTINGENCY PLANS. We realize that failing to correct material Year 2000 issues could result in an interruption or failure of certain normal business activities and that such failures could have a material adverse effect on us.

    Our Year 2000 project is intended to identify and address Year 2000 issues in our systems and infrastructure, and to evaluate Year 2000 readiness of third parties on whom we rely. Although we have not yet formulated a contingency plan to address any significant problems that may be caused by the failure of our internal systems or those of TPSA, to the extent we determine that Year 2000 issues have not been appropriately addressed we intend to develop contingency plans and to take steps so that all such contingency plans are in place by September 30, 1999. Due to general uncertainties related to the Year 2000 issue, partly resulting from the uncertainties of the Year 2000 readiness of third parties, the actual effects of the Year 2000 issues on us will be unknown until Year 2000 and beyond. However, we believe that our Year 2000 project reduces the level of this uncertainty and together with the planned compliance programs as well as subsequent contingency plans will reduce these risks.

    Our inability to remedy our Year 2000 problems or the failure of third parties, particularly TPSA, to do so may cause business interruptions and shutdowns, financial loss, regulatory action, reputational harm and/or legal liability. We cannot assure you that our Year 2000 program will be effective or that the estimates about the timing and cost of completing our program will be accurate. See "Risk Factors--Computer Systems May Fail to Recognize Year 2000."

INFLATION

    In connection with its transition from a state-controlled to a free-market economy, Poland experienced high levels of inflation and significant fluctuation in the exchange rate for the Polish Zloty.

    The Polish government adopted policies that slowed the annual rate of consumer price inflation from an average of 250.0% in 1990 to approximately 19.9% in 1996, 14.9% in 1997 and 11.8% (8.6% year-to-year) in 1998. See "The
Polish Telecommunications Industry" and "Annex A--The Republic of Poland." A substantial portion of our operating expenses are, and are expected to be, denominated in Polish Zloty and tend to increase with inflation. Inflation has had and, especially in light of the Polish Zloty's rapid devaluation in the first quarter of 1999, may continue to have, a material adverse effect on the financial condition and results of operations of Netia. See "Risk Factors--Inflation and Currency Fluctuations Affect Our Business." We may increase our rates to account for Polish price inflation. The Polish Telecommunications Act of 1990, as amended (the "Communications Act"), however, provides that the MOC may impose a ceiling on the prices that Netia and other telecommunications service providers can charge for their services. See "Telecommunications Regulations--Tariffs and Price Regulation."

FOREIGN EXCHANGE RISK

    We face foreign exchange risk as our revenues are denominated in Polish Zloty, and a significant portion of our capital expenditures are denominated in currencies other than Polish Zloty. These include our liabilities to the suppliers of switching and transmission equipment, a portion of our construction costs and our obligations under the OSSAs (as defined herein) with Telia, which are generally denominated in U.S. Dollars. See "Certain Relationships and Transactions with Related Parties--Operational Support and Supervision Agreements." In addition, our liabilities under the 1999 Senior Notes, the 1997 Senior Notes and the Netia South Bank Facility are denominated in U.S. Dollars, Euros or German Marks. Any devaluation of the Polish Zloty against the U.S. Dollar, the German Mark or the Euro that Netia is unable to offset through price adjustments will require it to use a larger portion of its revenues to service its non-Zloty-denominated debt. While we may consider entering into transactions to hedge the risk of exchange rate fluctuations, it is unlikely that we would be able to obtain hedging arrangements on commercially satisfactory terms. Accordingly, shifts in currency exchange rates may have an adverse effect on our ability to service our non-Zloty-denominated obligations and, thus, our financial condition and results of operations.

    The net foreign exchange gains and losses for the years ended December 31, 1996, 1997 and 1998 were PLN (1,938), PLN (19,523) and PLN (45,301), respectively; and the net foreign exchange gains and losses for the three-month periods ended March 31, 1998 and 1999 were PLN 19,393 and PLN (152,249), respectively.

INTEREST RATES

    We have very little floating rate debt. We have fixed-rate borrowings in U.S. Dollars, German Marks and in Euros. If interest rates fall in those currencies the fair value of our fixed-rate debts denominated in those currencies would rise, and we would not benefit from any opportunity to borrow at lower rates after an interest rate decrease. We do not use any derivative financial instruments to hedge our interest rate risk in Polish Zloty or foreign currencies, because we consider that the cost of doing so would be uneconomic.

    The table below provides information about our financial instruments that are sensitive to changes in interest rates and foreign exchange rates as of December 31, 1998. The table presents the maturities of debt and the related weighted average interest rates by expected maturity date. The information is presented in Polish Zloty, which is our reporting currency.

               INTEREST RATE AND FOREIGN EXCHANGE RISK MANAGEMENT
                PRINCIPAL (NOTIONAL) AMOUNT BY EXPECTED MATURITY
                               DECEMBER 31, 1998

                                                                                                              FAIR VALUE
                                                                                                                  AT
                                                                                                             DECEMBER 31,
                                1999       2000       2001       2002       2003     THEREAFTER    TOTAL         1998
                              ---------  ---------  ---------  ---------  ---------  ----------  ----------  ------------
                                                      (amounts in thousands, except percentages)
DEBT, INCLUDING CURRENT
  PORTION:
Fixed rate ($)..............         --         --         --         --         --   1,199,942   1,199,942    1,199,942
Interest rate (fixed).......      10.67%     10.67%     10.67%     10.67%     10.67%      10.67%
Variable rate ($)...........                29,860      3,589      1,828      1,680       9,708      46,665       46,665
Interest rate (variable)....       8.71%      8.71%      9.39%      9.58%     10.00%      10.00%

Fixed rate (DM).............         --         --         --         --         --     320,828     320,828      320,828
Interest rate (fixed).......      11.00%     11.00%     11.00%     11.00%     11.00%      11.00%
Variable rate (DM)..........         --     13,595         --         --         --          --      13,595       13,595
Interest rate (variable)....       8.30%      8.30%        --         --         --          --

    In addition to the debt included above, we have long-term obligations of PLN 25,739 denominated in U.S. Dollars and long-term obligations of PLN 241,921 denominated in Euros.

    The 1999 Senior Notes of PLN 401 million ($100 million) and PLN 430 million ([EURO]100 million) bear interest at fixed rates of 13 1/8% and 13 1/2%, respectively, and are due in 2009.

                     THE POLISH TELECOMMUNICATIONS INDUSTRY

OVERVIEW

    With approximately 39 million people and a 22% fixed-line telephone penetration rate as of December 31, 1998, Poland represents, in our view, a highly attractive, dynamic market for private fixed-line telephone providers such as Netia.

THE POLISH ECONOMY

    Poland has experienced significant growth in its economy in recent years. The country's real gross domestic product ("GDP") grew at annualized rates of 6.1%, 6.9% and 4.8% in 1996, 1997 and 1998, respectively, which were among the highest growth rates in Europe for each respective time period. In recent years, the government has encouraged foreign direct investment, which has risen from $0.1 billion in 1990 to approximately $30.7 billion in 1998. Poland has also successfully reduced its average annual inflation rate from 250.0% in 1990 to approximately 14.9% in 1997 and approximately 11.8% in 1998, and unemployment in Poland recently declined to 10.4% as of the end of 1998. Partly due to these factors, the sovereign credit rating of the country was upgraded in early 1996 to investment grade by Moody's (Baa3) and S&P (upgraded to BBB in June 1999 with a positive outlook).

DEVELOPMENT OF THE POLISH FIXED-LINE TELEPHONE INDUSTRY AND INDUSTRY TRENDS

    The Polish government has taken a number of steps to liberalize Poland's telecommunications regulatory framework in order to improve the quality and increase the geographic coverage of Poland's telecommunications infrastructure. Until 1991, the state held the exclusive right to engage in telecommunications activities in Poland. The Polish parliament then abolished the state monopoly on local telecommunications services and the government commenced granting licenses to private operators to build, own and operate local telecommunications networks. Initially, the government's practice was to exclude major cities from licenses granted to private operators; however, in 1996, the government began to offer licenses for the major cities in Poland. In the second half of 1997, the Polish government accelerated its licensing process for the remaining licensed territories, Lodz and Warsaw. The process for the awarding of a license for Lodz was completed in January 1999.

    In late 1998, the MOC issued a tender for a local telephone license for the city of Warsaw. We participated in this tender. Following completion of the tender process, the MOC announced that another operator would be awarded the license. Netia and one other bidder contested the award and Netia resubmitted its bid for the Warsaw license. Also during this period, the government replaced the head of the MOC.

    In June 1999, the MOC formally announced the award of a Warsaw local license to El-Net, a subsidiary of Elektrim S.A. ("El-Net"). The MOC also recently announced that it intends to grant two licenses rather than one, for the Warsaw region. The other license will be awarded following a second tender, expected to be announced later in 1999. If this were to occur, we would likely bid for the second license.

    The MOC also recently asserted that, in its view, there is no legal requirement for limiting competition within local license areas to TPSA plus one alternative operator. Rather, the MOC has expressed its belief that increased competition throughout the country would be beneficial to subscribers.

    In 1992, the Polish government transferred its telecommunications operations to TPSA, which assumed the role of the state-owned monopoly provider of fixed-line voice, domestic long distance and international telephone service. In November 1998, the government began the privatization of TPSA by selling a 15% interest in TPSA through a public offering of TPSA's shares. The government is required to distribute an additional 15% interest to TPSA employees by 2000, and it has announced that it intends to sell an additional 25% to 35% interest in TPSA to one or more strategic investors by the end of 1999. TPSA is currently the only entity that provides domestic long distance and international voice telephone services in Poland over its own network. The government has stated, however, that it expects to offer for tender licenses to private operators to provide domestic long distance service in June or July 1999 and international service by 2003, which will allow alternative telecommunications operators to compete against TPSA in these markets. We intend to bid for these licenses when they are offered for tender, which may require us to enter into one or more joint-venture arrangements with third parties.

    In this increasingly deregulated environment, the Polish telecommunications marketplace is undergoing significant changes. Mobile telephony operators have been growing rapidly, consolidation transactions have commenced and additional transactions are being considered by a number of network operators, comprehensive new legislation has been introduced and regulatory requirements are changing. Against this background, which includes a variety of opportunities and risks, we believe that the Polish telecommunications market represents a substantial opportunity for alternative telecommunications providers such as Netia for the following reasons:

    - HIGH DEMAND POTENTIAL. We believe that there is a substantial unmet demand for telecom- munications services in Poland, as evidenced by a low fixed-line telephone penetration rate and generally long waiting periods for connection of telephone services. Poland's fixed-line telephone penetration rate was approximately 22% as of December 31, 1998, which is significantly lower than penetration rates in Western Europe. Furthermore, until recently the growing business sector in Poland has not had access to the advances in telecommunications, especially in data transmission, commonly available in Western Europe.

    - INCREASINGLY STABLE, RAPIDLY GROWING ECONOMY. Poland is one of the fastest-growing economies in Europe. Poland's GDP grew at annualized rates of 6.1%, 6.9% and 4.8% in 1996, 1997 and 1998, respectively. In recent years, the Polish government has encouraged foreign private investment, which totaled approximately $30.7 billion between 1990 and 1998, with a substantial majority of this investment being made over the last two years. Poland has also successfully reduced its inflation rate from an average rate of 250% in 1990 to approximately 11.8% in 1998, although the Polish Zloty has experienced significant volatility against Western currencies, including volatility in the first half of 1999.

    - INTEGRATION WITH WESTERN EUROPE. Poland has been steadily integrating with Western Europe. In 1994, in an effort to expand its trade opportunities in Europe, Poland applied for membership in the EU. Negotiations for Poland's accession into the EU commenced in March 1998.

     In this context, the European Commission has entered into an "Accession Partnership" with Poland, which will provide a framework for pre-accession negotiations and assist Poland in its preparation for EU membership. The Accession Partnership establishes priority areas for further regulatory, legal and other harmonization, linking progress in this process to financial assistance by the EU.

     The Accession Partnership with Poland identified the acceleration of the privatization restructuring of state enterprises (including TPSA) as a short-term priority that needed to be addressed in 1998 and 1999. Accordingly, in November 1998, the government commenced the privatization of TPSA by selling a minority stake to the public. Medium-term priorities include, among many other items, further improvements and efficient enforcement in the field of competition, reinforcement of the antitrust and state aid authorities and alignment with EU legislation on telecommunications. In its November 3, 1998 report on Poland's progress towards accession, the European Commission noted that Poland needed to accelerate its progress towards a new telecommunications regime, including the establishment of an independent regulator. See "Telecommunications Regulation--The Polish Telecommunications Industry and the European Union."

    - ACCESSION INTO OTHER TRADE ORGANIZATIONS In 1996, Poland joined the Organization for Economic Cooperation and Development (the "OECD"), which is comprised of 29 of the world's wealthiest economies, all of which have a commitment to open-market economics, pluralistic democracy and human rights. In February 1997, Poland signed the World Trade Organization (the "WTO") Accord on Basic Telecommunications and in March 1999, Poland became a member of the North Atlantic Treaty Organization ("NATO").

    - IMPROVING REGULATORY ENVIRONMENT. The current regulatory structure has created a favorable environment for alternative telecommunications operators such as Netia. Since the enactment of the Communications Act, the Polish government has been liberalizing the regulatory environment, and we believe that recent and anticipated changes in Poland's regulatory regime may further improve the competitive and regulatory environment. In 1999, the Polish parliament began debating a new draft telecommunications law and we expect that if it is implemented as proposed, the new law should bring the country's telecommunications regime closer to EU standards. We expect that possible benefits of this legislation, if adopted, would include further tariff rebalancing and a revised interconnection framework. Furthermore, regulatory authorities in Poland have announced their intention to deregulate domestic long distance voice service by the end of 1999 and international voice service at a later date, expected to be 2003.

    - FAVORABLE LICENSING TERMS AND LIMITED COMPETITION IN LICENSED TERRITORIES. The Polish government has provided private telecommunications operators with long-term licenses in order to provide sufficient time for these operators to build out their networks and to provide stability in the telephone industry. In general, Netia's licenses have terms of 10 to 15 years and may be extended after government approval. The Polish government historically has also helped to create a favorable environment by generally licensing only one private telecommunications operator (in addition to TPSA) to provide fixed-line voice telephone services in any particular geographic territory. As a result, in substantially all of our licensed territories where local telephone service is available, our only fixed-line competitor to date is TPSA. Even though this practice is likely to change in one or more of our territories, the cost of adding a third fixed-line network in any territory would be substantial, and we believe our existing licenses and infrastructure provide us with a significant competitive advantage over potential new entrants.

GROWTH OF THE POLISH FIXED-LINE TELEPHONE INDUSTRY

    The Polish fixed-line telephone industry has experienced rapid growth in recent years. Based on public information reported by TPSA, between 1993 and 1997, the number of TPSA subscriber lines in Poland grew by approximately 67%, and during the same period the number of TPSA subscribers grew from 4.4 million to 7.5 million. Total telecommunications revenues of TPSA were PLN 7.0 billion ($2.6 billion), PLN 8.9 billion ($2.7 billion) and PLN 10.1 billion ($2.9 billion) in 1996, 1997 and 1998, respectively, using the exchange rate at the end of each such relevant period.

    Future growth of the Polish telecommunications industry is expected to result from both increasing penetration of newly constructed lines reaching areas previously unserved or underserved by telephone service and increased usage of lines in service. The MOC has stated that reaching the desired penetration rate of at least 40% will require an estimated $10.0 billion of investment by TPSA and all other operators by the year 2005. TPSA has reported that in 1996 it connected approximately 804,000 new lines in 1996, approximately 937,000 lines in 1997 and an estimated 850,000 lines in 1998. Therefore, we believe that, in order to achieve the government's stated objectives, a significant number of the required new lines must be constructed by private operators such as Netia. The demand for new lines and increased telephone usage is expected to be driven by expected growth in GDP and a commensurate increase in disposable income levels and business activity, as well as the number of foreign corporations entering the Polish market which generally have sophisticated telephone needs.

MARKET CHARACTERISTICS AND EXISTING TECHNOLOGY AND SERVICE

    As a result of the government's historical practice of licensing only one private telecommunications operator to provide fixed-line telephone service in any particular geographic territory, in substantially all of our licensed territories where local telephone service is available, our only fixed-line competitor is TPSA. Recent MOC statements indicate that the practice is likely to change, which could increase competition in one or more territories, although the cost to another operator of adding a third fixed-line network in any territory could be substantial. In addition, while other private fixed-line operators exist in Poland, their presence is currently limited. However, in the first half of 1999 there has been movement on the part of some operators, such as El-Net and its parent company, to consolidate the market for alternative service providers. See "Business--Competition."

    Despite the rapid growth in its economy, Poland is significantly underserved by current telecommunications service providers, and demand for telephone service substantially outweighs the supply of existing fixed-line telephone service. Unmet demand for telephone service in Poland is evidenced by waiting periods (which may vary substantially by region) for connection of telephone services from TPSA averaging three years, with over 2.15 million people waiting for connection as of March 31, 1998. Furthermore, of the lines that are in service in Poland, a substantial majority are in urban areas. Suburban and rural areas are generally characterized by more-limited telephone service and longer waiting times. The following chart compares Poland's fixed-line penetration rate for telephone service with those of certain other European countries by year end 1997, the latest date for which such international data were available:

          FIXED-LINE PENETRATION RATES OF SELECTED EUROPEAN COUNTRIES

                                                                                  1997 ACTIVE
                                                                                 ACCESS LINES
COUNTRY                                                                         PER 100 PERSONS
-----------------------------------------------------------------------------  -----------------
Sweden.......................................................................           67.9
Switzerland..................................................................           66.1
Denmark......................................................................           63.3
Norway.......................................................................           62.1
France.......................................................................           57.5
Netherlands..................................................................           56.4
Finland......................................................................           55.6
Germany......................................................................           55.0
United Kingdom...............................................................           54.0
Greece.......................................................................           51.6
Austria......................................................................           49.2
Belgium......................................................................           46.9
Italy........................................................................           44.7
Ireland......................................................................           41.1
Spain........................................................................           40.3
Portugal.....................................................................           40.2
Czech Republic...............................................................           31.9
Hungary......................................................................           30.4
Turkey.......................................................................           25.0
Poland.......................................................................           19.4(1)
Romania (2)..................................................................           14.0
SOURCE: INTERNATIONAL TELECOMMUNICATIONS UNION.

------------------------

(1) ITU data for 1997. The figure reported for 1998 by various Polish sources was approximately 22%.

(2) 1996 data. 1997 data not available.

    Poland also lags behind most of its European counterparts in terms of existing technology for fixed-line telephone services. In many regions, TPSA's infrastructure contains old copper lines and a large number of old analog switches. However, TPSA's infrastructure in major cities, including Gdansk, Katowice, Krakow, Lublin and Poznan, is generally as technologically advanced as our network. Additional technological developments and growing demand for data transmission services on the part of business customers may force the existing operators to accelerate the upgrading of their respective networks.

    Digital switching capacity provides customers with quicker connection, better transmission quality and fewer outages while providing the supplier with the capability to provide advanced services. The following chart demonstrates that, as of December 31, 1997, the latest date for which such international data were available, the percentage of digital lines (lines connected to a digital switch) as a percentage of all fixed telephone lines in Poland fell well short of that in most European countries:

                          PERCENTAGE OF DIGITAL LINES

                                                                                    % OF DIGITAL
COUNTRY                                                                                 LINES
---------------------------------------------------------------------------------  ---------------
Finland..........................................................................           100
United Kingdom...................................................................           100
Norway...........................................................................           100
Germany..........................................................................           100
Netherlands......................................................................           100
Switzerland......................................................................            99
Sweden...........................................................................            99
France...........................................................................            96
Italy............................................................................            94
Ireland..........................................................................            92
Portugal.........................................................................            88
Denmark..........................................................................            86
Table Average....................................................................            82
Austria..........................................................................            82
Spain............................................................................            81
Belgium..........................................................................            78
Hungary..........................................................................            74
Greece...........................................................................            65
Poland...........................................................................            58
Czech Republic...................................................................            54
Romania(1).......................................................................            23

SOURCE: INTERNATIONAL TELECOMMUNICATION UNION.

------------------------

(1)  1996 data. 1997 data not available.

                                    BUSINESS

GENERAL

    Netia is the largest alternative fixed-line telecommunications operator in Poland. As of May 31, 1999, we owned and operated approximately 1,150 route kilometers (718 miles) of state-of-the-art local and regional digital fiber-optic networks connecting 186,814 active subscriber lines. We provide a broad range of telecommunications services, and we are aggressively targeting large and medium-sized business customers.

    We have 23 licenses to provide local voice telephony services in territories covering approximately 33% of the total population of Poland. Our local telephone license territories cover five of the country's ten largest urban areas, including many of the industrial and commercial centers of Poland. Our licenses cover approximately 50% of the population living in these ten urban areas. In April 1999, we secured the benefit of a license to provide Internet and data transmission services throughout Poland.

    We are operating and continuing to construct local access networks serving business and residential customers in 21 of our 23 local voice telephony license territories. We are designing and, in certain areas, have begun construction of a fiber-optic backbone linking these local access networks and five major cities, including Warsaw, not covered by our existing voice telephony licenses. Under the new data transmission license, we plan to construct and interconnect fiber-optic rings in these five major cities. Using this network infrastructure, we plan to maximize our penetration of the growing market for business telecommunications in Poland, which includes an increasing number of business customers operating through multiple locations requiring advanced value-added services such as Internet and data transmission services.

    The range of telecommunications services we offer includes switched fixed-line telephony for directly connected customers, ISDN, Internet services, leased lines and, beginning in June 1999, voice mail. The advanced technology of our network, combined with our emphasis on superior customer service, have allowed us to provide our customers with reliable, high-quality services and compete successfully with our principal competitor, TPSA, the state-controlled telecommunications carrier.

    The Internet is just beginning to make an impact in Poland. We plan to expand our current Internet-access services and focus on providing our target client base with reliable Internet access on a dial-up or dedicated-line basis. We have recently begun developing Netia-branded ISP products for both the residential and business markets, and we plan to establish Internet POPs in each of Poland's ten largest urban areas by the end of 2000. In addition, we plan to offer website hosting and Internet housing facilities and to develop intranet services for business customers. We believe that when we complete our fiber-optic network, we will be able to provide an Internet backbone service for third-party ISPs in each of Poland's key markets.

OUR HISTORY

    Netia is a privately owned Polish joint-stock company that was formed in 1990 by Polish entrepreneurs with backing from several U.S. and international investors as a vehicle for pursuing telecommunications-related activities in Poland. Since its inception, Netia has pursued government licenses to construct local telephone networks throughout Poland. Historically, in seeking a license, Netia on occasion has joined with the local municipality to be covered by such license and, in certain cases, other investors, to form joint-venture companies. As Netia gained experience and enhanced its position in the Polish telecommunications market, it principally applied for licenses on its own and will attempt to acquire the remaining minority ownership in some of its operating companies currently held by certain municipalities. We conduct all of our telecommunications activities through two principal wholly owned subsidiaries, Netia Telekom and Netia South. Netia Telekom and Netia South are holding companies for 12 individual operating companies formed to acquire and hold the licenses for the regional territories. The licensed territories in the Central, East, North and West Regions of Poland are managed by Netia Telekom and the licensed territories in the South Region are managed by Netia South. Uni-Net is a subsidiary of Netia Holdings S.A. which conducts specialized mobile radio operations and comprises a portion of Netia's non-telecommunications businesses, which we intend to sell if and when a favorable commercial opportunity to do so becomes available. See "Business-- Operating Companies."

    To raise capital and to enhance the development of its business operations, beginning in 1994 Netia sold equity interests to Dankner and Trefoil. In 1995, Dankner and Trefoil sold a portion of their equity interests in Netia to GSCP and the GS Entities.

    We determined that identifying an investor with significant operational telecommunications experience could assist us in developing all of our existing and future licenses and could thereby help us achieve our goal of becoming the preferred provider of the Polish business and residential telecommunications customer. Thus, in 1995, we entered into a shareholders' agreement with Telia pursuant to which Netia and Telia agreed to form Netia Telekom and pursuant to which Netia transferred its interests in nine of its operating companies to Netia Telekom, with the parent company and Telia owning 75% and 25%, respectively, of the outstanding equity interests in Netia Telekom. We selected Telia as a partner because Telia is a well-established European telecommunications company based in a country with close historical links to Poland, and has experience building and operating local telephone networks in both developed and emerging market countries. In October 1996, Netia and Telia entered into a separate shareholders' agreement to pursue the development of a local telecommunications network within the Katowice region through Netia South, with the parent company and Telia owning 75% and 25%, respectively, of the outstanding equity interests in Netia South. Netia South had previously been a wholly owned subsidiary of Netia.

    In September 1997, (i) Netia granted Telia an option (the "Telia Exchange Option") to effectively exchange all, but not less than all, of its interests in Netia Telekom and Netia South for a 26.4% direct equity interest in Netia within 18 months of the execution of the Telia Exchange Option and (ii) Netia granted Telia an option (the "Telia Incentive Option") to purchase 10.0% of the equity interests in the parent company. See "Certain Relationships and Transactions with Related Parties."

    Following a period during which our sole source of funding for the construction of our network was equity capital provided by Netia's shareholders, including Telia, Dankner, Trefoil, Shamrock and the GS Entities and, to a much lesser extent, financing from vendors such as the Alcatel Consortium ("Alcatel"), in the third quarter of 1996, we arranged credit facilities with the European Bank for Reconstruction and Development (the "EBRD") for DM 114.75 million and $85 million, and with the Nordic Investment Bank for $20 million, to finance the build-out of the network in Netia Telekom's licensed territories (the "EBRD Facility") and sold to the EBRD a 10% interest in Netia Telekom. In September 1997, Netia and Telia agreed to purchase the EBRD's equity interest in Netia Telekom on a pro rata basis. In September 1998, we completed the purchase of the entire interest in Netia Telekom previously owned by the EBRD. See "Certain Relationships and Transactions with Related Parties-- EBRD Equity Agreements."

    Also in September 1997, Netia South and its subsidiaries entered into the Netia South Bank Facility. This facility was restructured in October 1998. See "Description of Certain Indebtedness-- Netia South Bank Facility."

    In November 1997, Netia Holdings B.V. ("Holdings BV"), a wholly owned subsidiary of Netia Holdings S.A., issued the 1997 Senior Notes, consisting of $200,000,000 aggregate principal amount of 10.25% Senior Dollar Notes due 2007, $193,550,000 aggregate principal amount at maturity of 11.25% Senior Dollar Discount Notes due 2007 and DM 207,062,000 aggregate principal amount at maturity of 11.0% Senior DM Discount Notes due 2007. See "Description of Certain Indebtedness--The 1997 Senior Notes" and "--The 1999 Senior Notes."

    In July 1998, Telia notified Netia of Telia's determination to exercise the Telia Exchange Option and the Telia Incentive Option. Accordingly, in August 1998, Telia, Dankner, Trefoil, Shamrock and Netia entered into an option exercise agreement, a shareholders' agreement and other related agreements. The completion of the transactions contemplated by those agreements was conditioned upon Netia having completed an initial public offering of its common shares by December 31, 1998. Thereafter, Telia determined to exercise the Telia Exchange Option and the Telia Incentive Option without regard to whether Netia completed an initial public offering by December 31, 1998. Telia, Dankner, Trefoil, Shamrock and Netia entered into a series of amended and restated agreements to effect the exercise of Telia's options and to set forth their agreement on certain matters relating to their ownership interests and the governance of Netia. See "Management," "Principal and Selling Shareholders" and "Certain Relationships and Transactions with Related Parties." These agreements effectively replaced a series of agreements and undertakings previously entered into among or made by Telia, Dankner, Trefoil, Shamrock, the GS Entities and Netia, Netia Telekom and Netia South with respect to the funding, management and operation of Netia and its subsidiaries, including certain funding commitments made by Telia, Dankner, Trefoil, Shamrock and the GS Entities with respect to Netia, Netia Telekom and Netia South for the benefit of each other and that of certain creditors of Netia.

    The transactions to effect the exercise of the Telia Exchange Option and the Telia Incentive Option were completed in March 1999 and Telia received 3,727,340 common shares of Netia pursuant to the Telia Exchange Option in exchange for its interests in Netia Telekom and Netia South, and 1,447,168 common shares of Netia upon the exercise of the Telia Incentive Option for an aggregate cash purchase price of approximately $23.9 million.

    In April 1999, Telia, Dankner, Trefoil, Shamrock, the GS Entities and Netia executed an agreement pursuant to which the parties caused Netia to open a new share emission for the purpose of effecting the Telia Capital Increase. In May 1999, we consummated the Telia Capital Increase by issuing an aggregate of 2,597,402 shares of our common shares to Telia and certain existing shareholders for the aggregate amount of $50 million. Of that amount, Telia paid approximately $49.6 million for 2,575,847 shares, thereby increasing its interest in Netia at that time to 42.7%. The registration of the shares issued pursuant to the Telia Capital Increase was completed in June 1999. The Telia Capital Increase is not a condition to this Offering.

    In June 1999, Netia Holdings II B.V., a wholly owned subsidiary of Netia Holdings S.A. ("Holdings II BV"), issued the 1999 Senior Notes, consisting of [EURO]100.0 million aggregate principal amount of 13 1/2% Senior Euro Notes due 2009 and $100.0 million aggregate principal amount of 13 1/8% Senior Dollar Notes due 2009. See "Description of Certain Indebtedness--The 1997 Senior Notes" and "-- The 1999 Senior Notes."

    Most recently, in May 1999, Warburg and Netia executed a subscription agreement (the "Warburg, Pincus Subscription Agreement") pursuant to which Warburg agreed to purchase newly issued shares of Netia representing approximately 12.4% of Netia's common shares for $50 million. The Warburg Transaction was funded in June 1999 and registration by the Commercial Court in Warsaw of the common shares issued to Warburg was completed in July 1999. See "Certain Relationships and Transactions with Related Parties--Agreements to be Entered into in Connection with the Warburg Transaction."

CORPORATE STRUCTURE

    Netia Holdings S.A. is a holding company with limited assets of its own that conducts all of its telecommunications activities through two principal subsidiaries, Netia Telekom and Netia South, which in turn are holding companies for 12 individual operating companies (the "Operating Companies") formed to acquire and hold the licenses for the regional territories. The licensed territories in the Central, East, North and West Regions of Poland are managed by Netia Telekom and the licensed territories in the South Region are managed by Netia South. Uni-Net is a subsidiary of Netia Holdings S.A. which conducts specialized mobile radio operations and comprises a portion of Netia's non-telecommunications businesses (the "Non-telecommunications Businesses") which we intend to sell if and when a favorable commercial opportunity to do so becomes available. While Uni-Net is marginally profitable, Netia intends to sell this subsidiary because its business is not part of Netia's overall business strategy and because it is obligated to do so under certain obligations to Telia.

    The following chart outlines the organizational structure of Netia after giving effect to Telia Capital Increase, the Warburg Transaction and the Offering but without giving effect to the exercise of the over-allotment option.

                                     [LOGO]
(1) Gives effect to the Telia Capital Increase described under "Certain Relationships and Transactions with Related Parties."

(2) Gives effect to the Warburg Transaction.

(3) Includes 233,488 common shares representing 1.1% of Netia's share capital that Netia issued to a Jersey trust for future issuances upon the exercise of options which may be granted an employee stock option plan (the "Stock Option Plan") described under "Management--Stock Option Plan."

(4) Holdings BV and Netia Holdings II BV are special-purpose finance subsidiaries formed in August 1997 and June 1998, respectively, to issue the 1997 Senior Notes and the 1999 Senior Notes, respectively, which are described below under "Description of Certain Indebtedness--The 1997 Senior Notes" and "--The 1999 Senior Notes."

(5) Two of the licenses belonging to Netia South are managed by the North Region and the West Region because of the proximity of their licensed territories.

(6) Certain of the Operating Companies are not wholly owned by Netia. See "Business--Operating Companies."

PRINCIPAL AND SELLING SHAREHOLDERS

    We benefit from significant support and expertise from our largest shareholder, Telia, which presently owns a 36.92% equity interest in Netia, including an investment of approximately $49.6 million made in May 1999. Telia, which is owned by the Swedish government, has over six million telecommunications customers and is the largest telecommunications company in the region comprised of Denmark, Finland, Norway and Sweden. Telia operates primarily through joint-venture companies in locations that include Estonia, Latvia, Lithuania, Russia, South America, India, Southeast Asia and the United Kingdom.

    Telia has invested an aggregate of $109.8 million in Netia and after completion of the Offering will have three representatives, including the Chairman, on our 11-person supervisory board. One of Telia's representatives on our supervisory board serves as Head of Business Area--International for Telia.

Telia has played a significant role in our development, assisting with the design, operation and maintenance of our network and in the formation and execution of our business strategy. Telia has also contributed its expertise in data and Internet network design, sales, marketing, training, advanced technology support, equipment procurement, billing and customer services and the development of pricing strategies.

    In March 1999, the governments of Sweden and Norway agreed to consummate the merger of Telia and Telenor, the Norwegian state-owned national telecommunications company. The merger has been approved by the relevant competition authorities and the parliaments of Sweden and Norway. Upon completion, the combined company should be one of the leading telecommunications companies in Europe, and it is expected to be privatized by the end of 2000. Based on publicly reported information, 1998 pro forma revenue and operating income for the combined businesses would have been SEK 81 billion (approximately $9.7 billion) and SEK 10 billion (approximately $1.1 billion), respectively. Based on information provided by Telia, we believe that the merged entity will continue Telia's investment in Netia consistent with Telia's existing policy of investing in the Baltic region.


    Netia's other principal shareholders include Warburg, Dankner (a publicly traded investment company located in Israel with substantial investments in telecommunications), Trefoil, Shamrock and the GS Entities. Collectively Dankner, Trefoil, Shamrock and the GS Entities own 29.1% of our common shares and appoint four members of our supervisory board. If the underwriters exercise their over-allotment option, the Selling Shareholders would sell to the underwriters 3.1% of the common shares.


    Our existing shareholders have provided Netia with substantial financial support during our initial start-up phase and, to date, we have received approximately $248.5 million (measured at or about the time of the applicable investment) in equity capital from all our shareholders.

    In addition, as noted above, in May 1999, we entered into an agreement with Warburg pursuant to which Warburg agreed to purchase newly issued shares of Netia representing approximately 12.4% of our common shares for $50 million. The Warburg Transaction was funded in June 1999 and registration by the Commercial Court in Warsaw of the common shares issued to Warburg was completed in July 1999. See "Certain Relationships and Transactions with Related Parties--Agreements to be Entered into in Connection with the Warburg Transaction."

    After giving effect to the Offering, the Telia Capital Increase and the Warburg Transaction, and without giving effect to the exercise of the over-allotment option, Telia, Dankner, Trefoil, Shamrock, the GS Entities and Warburg will own 29.25%, 9.39%, 5.93%, 3.08%, 4.67% and 9.80% of our common shares, respectively. Telia will have the right to appoint up to three members, Dankner, Trefoil and Shamrock, acting together, will have the right to appoint up to three members; Warburg will have the right to appoint one member; and Telia, Dankner, Trefoil, Shamrock and Warburg, acting together, will have the right to appoint one additional member to our 11-member Supervisory Board, in each case subject to these investors maintaining certain share ownership levels.

OUR STRENGTHS

    We have competitive strengths that we believe position us to continue to take advantage of the significant unmet demand for high-quality telecommunications services in Poland. These strengths include the following:

    - ESTABLISHED MARKET POSITION. Since commencing commercial operations in 1994, we have made significant investments in establishing our brand name, network operations and corporate infrastructure. We believe that our significant size and marketing, sales and customer service experience give us a competitive advantage over most other alternative providers whose networks are generally at earlier stages of development.

    - SIGNIFICANT SHAREHOLDER SUPPORT AND EXPERTISE. Telia, one of Europe's leading telecommunications providers, continues to play a significant role in the development of Netia's operations through a broad range of strategic, financial and operational support. After giving effect to an investment of approximately $49.6 million by Telia out of a total capital increase of $50.0 million completed in May 1999, Telia has invested an aggregate of $109.8 million and, giving effect to the Warburg Transaction, owns a 36.92% equity interest in Netia.

    - TECHNOLOGICALLY ADVANCED DIGITAL NETWORK. We believe that our fully digital fiber-optic network allows us to provide our customers with a significantly higher quality of telephone service than is generally available in much of Poland.

    - ATTRACTIVE CONCESSION AREAS. Our licensed territories include several areas ranking among the most economically developed in Poland, and collectively have a GDP per capita that is higher than, and an unemployment rate that is lower than, the national average. Businesses typically generate up to four times the average revenues per line of residential customers and we believe that they are generally underserved in our licensed territories.

    - LOW COST OF OUR LICENSES. We have secured our licenses on relatively attractive terms as measured by license fees paid and payable per capita for each license area. Our licenses have been acquired at costs which we believe are comparatively lower than the prices paid by many other alternative operators. We consider this cost comparison to be particularly favorable in light of the average demographics of our licensed territories.

    - SUPERIOR CUSTOMER SERVICE. We believe that the level of customer service offered by our principal competitor, TPSA, generally has not been up to the standards of Western telecommunications companies. We believe that the quality of our customer service is a key competitive advantage over TPSA.

    - EXPERIENCED MANAGEMENT. Our senior management team has extensive experience in the management of Western corporations involved in the telecommunications, media and technology sectors. We combine this experience with our strong shareholder support to apply centralized Western management policies and techniques in areas such as financial accounting, treasury, network construction, marketing and customer service, while working with local managers to adapt such policies and techniques to the Polish market.

STRATEGY

    Our goal is to build upon our position as the leading alternative fixed-line telecommunications operator in Poland and to increase cash flow and maximize value by becoming the preferred provider to Polish telecommunications customers. To accomplish this objective, Netia intends to focus on the following key areas:

    - TARGET BUSINESSES. We are targeting primarily large and medium-sized business customers. Business customers often purchase multiple lines, generate a significantly higher level of telecommunications traffic and purchase more value-added services than do residential customers. We will continue to pursue opportunities to expand the scope and quality of the service we offer to business customers.

    - INTENSIFY PROMOTION OF ADVANCED VALUE-ADDED TELECOMMUNICATIONS SERVICES. We intend to expand our ability to provide our target customers with a broad range of advanced value-added telecommunications services. We plan to leverage our significant investment in our network by promoting high-value services such as Internet access, including dial-up and dedicated-line services, leased lines, data transmission services, including frame relay and managed intranet services, and enhanced voice services, including voice mail and toll-free services.

    - PROVIDE SUPERIOR CUSTOMER-ORIENTED SERVICES. We are seeking to build a sustainable competitive advantage by offering services to all of our customers that are consistently superior to those available from TPSA. Delivering a level of customer service similar to that provided by leading Western telecommunications operators is a key element in establishing customer loyalty and attracting new customers, and we intend to utilize our customer service program as an important means for distinguishing ourselves competitively.

    - PRICE OUR SERVICES COMPETITIVELY. We will continue to offer telecommunications services at competitive prices. We believe our cost structure allows us to continue to charge competitive prices. In particular, we believe the advanced nature and high quality of our fully digital network, which enhances our ability to control operating and maintenance costs, and the relatively low cost of our licenses are cost advantages.

    - OBTAIN ADDITIONAL LICENSES TO EXPAND THE SCOPE OF OUR SERVICES. We will seek to expand the scope of services we can offer by pursuing licenses to provide additional telecommunications services throughout Poland. Consistent with this strategy, we recently secured the benefit of a national license to provide Internet and data transmission services. We also plan to bid for licenses to provide domestic long distance and international service when they are offered for tender by the government. If we are successful in obtaining these licenses, we will be able to offer these services directly to our customers over our network instead of paying TPSA or other operators an interconnection fee to carry these calls. In addition, we will continue to pursue a license to provide local telephone service in the city of Warsaw. We also regularly evaluate the possibility of expanding the scope of our network through the acquisition of the holders of local licenses for areas that are complementary to our existing licensed territories. However, it is impossible to predict whether we will complete any such acquisitions or if so on what terms. If we do determine to proceed with an acquisition, it is likely that we will need to obtain additional financing to pay for the acquisition and to build out our network in those new areas.

    - EXPAND THE GEOGRAPHIC COVERAGE OF OUR NETWORK TO REACH TARGET CUSTOMERS. In order to enhance our ability to provide a full range of services to our target customers nationally, we will continue to strategically expand the areas covered by our network. We have designed our network to access business customers first. We then plan to build out the network to reach surrounding residential areas and premium residential customers. We plan to focus our efforts on constructing a geographically contiguous fiber-optic backbone with data transmission capabilities which would link our regional and local access networks, and which will include the fiber-optic rings we are constructing in major cities and metropolitan areas.

SERVICES AND PRICING

SERVICES

    We provide our customers with a broad range of basic and value-added telecommunications services under the "Netia" brand name. Our services include the following:

    - SWITCHED TELEPHONY FOR DIRECTLY CONNECTED CUSTOMERS. We provide a full range of switched telephone services including local, national and international calls. We also provide a full range of enhanced services such as call waiting, call forwarding and categorized billing which are included in the basic monthly service package. For an additional charge, we offer other special services such as personalized ("easy-to-remember") phone numbers, conference calling, itemized billing and call barring.

    - ISDN. All of Netia's switches are ISDN-equipped and all of our existing or potential customers have access to this service.

    - VOICE MAIL. In June 1999, Netia became the first Polish fixed-line operator to announce the availability of voice mail services across all of its networks. The basic voice mail package may eventually be included in one of our two basic pricing plans.

    - LEASED LINES. We currently offer our customers leased line connections within our existing license areas having transmission speeds from 64 kilobytes per second to 2 megabytes per second. As our network expands and as we implement additional services under the new data transmission license, we expect significant growth in this area.

    - INTERNET SERVICES. Together with local ISPs, we currently provide basic Internet access to all of our customers. We have recently begun developing Netia-branded ISP products for both the residential and business markets and we plan to establish Internet POPs in each of Poland's ten largest urban areas by the end of 2000.

    - OTHER SERVICES. Other services include PABX solutions and private corporate networks.

PRICING

    The usage fees charged for any telephone call originated over our network depend on a number of factors, including the type of call (local, domestic long distance or international), duration of call, time of day and day of the week on which the call has been placed. We are required to pay interconnection fees to TPSA for all domestic long distance and international telephone calls and outgoing mobile network calls that originate on our network. See "--Interconnection Agreements and Fees." Pursuant to the Communications Act, operators are allowed to determine tariffs independently based on competition and other market factors. The government, however, may determine price ceilings for basic services, and each operator is required to report its fee structure to the MOC. To date, the MOC has not implemented any price ceilings on telecommunications services. Pursuant to Netia's licenses, in cases where Netia's lines are replacing existing TPSA lines, Netia is not able to charge installation fees to new subscribers. However, Netia is able to charge installation fees on all new and incremental lines.

    Historically our pricing strategy had been to set installation fees, fixed monthly fees and usage fees precisely in line with those currently established by TPSA, except in certain instances where high-usage business customers had been given discounts on connection fees as an incentive to subscribe to our services. Originally, Netia offered its customers a package that matched TPSA's pricing structure (the "Blue Tariff"). Beginning on July 1, 1997, Netia began to offer an alternative package that targets high-usage customers, in which usage fees were lowered while the fixed monthly fee was raised (the "Green Tariff"). The Green Tariff provides us with a marketing distinction by offering customers a pricing option not presently available to TPSA customers.

    The table below contains a summary of our two pricing plans (excluding 22%
VAT) as of July 1, 1999. Our customers may choose between the Blue Tariff (lower monthly fee and higher usage fees) and the Green Tariff (higher monthly fee and lower usage fees). Historically, we have followed TPSA's practice of adjusting tariffs semi-annually to account for inflation.

                                TARIFF STRUCTURE

Installation fee (new connection to our network)..............  PLN 460.00   ($ 114.71)
Installation fee (reconnection of existing line)..............  PLN 40.00    ($   9.97)
Fixed monthly fee (the Blue Tariff)...........................  PLN 15.00    ($   3.74)
Fixed monthly fee (the Green Tariff)..........................  PLN 18.00    ($   4.49)

                                                                        WEEKDAYS 6PM--10PM;
                                                                        SATURDAY, SUNDAY AND
                                               WEEKDAYS 8AM--6PM              HOLIDAYS             WEEKDAYS 10PM--8AM
                                            ------------------------  ------------------------  ------------------------
                                                            GREEN                     GREEN                     GREEN
                                            BLUE TARIFF    TARIFF     BLUE TARIFF    TARIFF     BLUE TARIFF    TARIFF
                                            -----------  -----------  -----------  -----------  -----------  -----------
LOCAL(1)..................................  P   LN 0.24   P LN 0.23   P   LN 0.24   P LN 0.23   P   LN 0.24   P LN 0.23
DOMESTIC LONG DISTANCE
  Up to 25 km(1)..........................         0.24        0.23          0.24        0.23          0.24        0.23
  25 km-100 km(2).........................         0.48        0.46          0.36        0.35          0.24        0.23
  Over 100 km(2)..........................         0.64        0.61          0.48        0.46          0.32        0.31
INTERNATIONAL(2)(3)
  Zone 1..................................         1.39        1.31          1.39        1.31          1.39        1.31
    (including the Czech Republic and
    Ukraine)
  Zone 2..................................         1.55        1.46          1.55        1.46          1.55        1.46
    (including Sweden and Germany)
  Zone 3..................................         1.69        1.59          1.69        1.59          1.69        1.59
    (including the United Kingdom and
    France)
  Zone 4..................................         1.87        1.76          1.87        1.76          1.87        1.76
    (including Spain and Iceland)
  Zone 5..................................         2.10        1.98          2.10        1.98          2.10        1.98
    (including Algeria)
  Zone 6..................................         3.46        3.27          3.46        3.27          3.46        3.27
    (including the United States and
    Australia)
  Zone 7..................................         6.21        5.86          6.21        5.86          6.21        5.86
    (including China and India)

------------------------

(1) Charges for each three-minute connection (for each six-minute connection from 10 pm - 8 am).

(2) Charges for each one-minute connection (for each two-minute connection from 10 pm - 8 am).

(3) Zones are divided primarily based on country and distance.

INTERCONNECTION AGREEMENTS AND FEES

    Each of Netia's operating subsidiaries with commercial operations has an interconnection agreement with TPSA which establishes both technical specifications for interconnection and payment settlement procedures. TPSA is currently the only entity authorized to provide domestic fixed-line long distance and international telephone services in Poland over its own network. Accordingly, Netia must access the TPSA network in order to send or receive domestic long distance and international calls originating from, or received by, our customers. All operators of public networks, including TPSA, are obliged by law to provide interconnection to Netia, the terms of which must be specified in interconnection agreements. In an effort to avoid any abuse by TPSA, functional sharing guidelines were issued by the MOC which have formed the basis for interconnection agreements between TPSA and the private local operators, although such guidelines have since been revoked. See "Telecommunications Regulations--Interconnection."

    Generally, pursuant to the interconnection agreements, settlement costs paid to TPSA for outgoing (I.E., those originating from our customers) international calls are 70% of TPSA's tariffs for such calls. Settlement costs for outgoing domestic long distance calls range from 28% to 40% of TPSA's tariffs for such calls. These settlement costs are independent of the rates Netia charges its customers for placing such calls, although one of our tariff options to our customers is effectively pegged to the rates charged by TPSA for similar calls. Netia is not paid for incoming traffic (I.E., calls terminating on our network).

    In April 1999, we instituted anti-monopoly proceedings against TPSA relating to interconnection fees. We cannot assure you that the proceedings will be successful or that they will result in our obtaining more favorable interconnection arrangements. See "--Legal Proceedings."

    In October 1998, the MOC stated that it intends to introduce in 1999 a universal framework for all interconnection settlements between fixed-line telecommunications operators. The planned new interconnection regime would specify standard cooperation terms, principles of settlement and procedures for negotiations and dispute resolutions among parties. The MOC has stated that in the future, settlement rates among operators should be based on actual costs incurred and the investments undertaken by each operator, as well as by reasonable overhead costs. The MOC has also stated that in some cases cost allocation may be based on well-documented estimates. In early 1999, the Polish parliament began debating a new draft telecommunications law that contemplates cost-based interconnection settlement rates. However, we do not currently know what effect the proposed interconnection regime will have and there is no timetable as to when an interconnection regime will be adopted.

    Netia intends to enter into direct cooperation agreements with operators of the GSM 900 MHz mobile networks, Polska Telefonia Cyfrowa S.A. ("Era") and Polkomtel S.A. ("GSM Plus"). Netia began negotiations with Era and GSM Plus in January 1999. We have concluded with ERA an agreement which should permit us to interconnect directly with ERA by the end of 1999. Negotiations with GSM Plus are continuing. The cooperation agreements should provide a direct exchange of traffic between Netia's local networks and Era and GSM Plus via interconnection points that will be constructed by the parties. Netia's goal is to interconnect directly with these mobile networks, thereby bypassing TPSA. We expect that the interconnection charges payable by Netia to these mobile operators will be lower than those currently paid by Netia for calls connected through TPSA.

TARIFF REBALANCING

    TPSA has stated that, historically, it has not based its tariffs (and hence also the interconnection fees charged to other operators such as Netia) on the actual cost of services provided. The lack of cost transparency, according to TPSA, has resulted in an imbalance between relatively low charges for local traffic and relatively high charges for long distance and international traffic. In 1998, TPSA announced that it had begun rebalancing its tariff structure by decreasing the ratio of tariffs for certain long distance and international calls to tariffs for local calls.

    In the first four months of 1999, TPSA increased its local tariffs and connection fees by 10% and 15%, respectively, and we have matched these increases. In April 1999, TPSA also announced an increase in its monthly fee which we also matched. Most recently, TPSA raised local tariffs by another 14% and decreased its long distance tariffs by 16-18% as of July 1, 1999. In September 1998, TPSA decreased its long distance tariffs by 20% to 25% and we expect that Poland's telecommunications market will continue to undergo further tariff rebalancing as the country moves toward EU standards. The MOC has recently announced that the process of tariff rebalancing should continue until the end of 2003. Since our revenues are derived primarily from local tariffs, we expect to benefit if this rebalancing trend continues.

MARKETING AND SALES

    Our marketing and sales operations are organized into two groups: centralized marketing, which promotes consistent and unified marketing at a national level; and regional sales, which offers personalized sales and customer services. The responsibilities of Netia's central marketing group include conducting market research and customer surveys, promoting the "Netia" brand name and advertising to stimulate usage of our services. Public relations and relations with investors are conducted by a separate group of employees. In addition, Netia has formed a centralized sales force to concentrate on acquiring large national accounts in Poland. Our regional sales forces identify potential customers, conduct door-to-door marketing, effect sales to customers and conduct customer care. As of March 31, 1999, Netia employed 218 marketing and sales personnel (including temporary salespersons).

MARKETING AND SALES STRATEGY

    Our marketing and sales strategy consists of the following elements:

    - FOCUSING ON BUSINESSES AND HIGH-VOLUME CUSTOMERS. In focusing its marketing and sales efforts on high-volume customers, Netia divides the telecommunications market into business and residential segments and uses a different marketing program for each.

     BUSINESS CUSTOMERS. Netia focuses the majority of its direct sales efforts on identifying and acquiring business customers. In marketing to potential business customers, Netia uses its trained business sales force. In each of the Company's regions, a sales and marketing manager leads a team of salespersons that focuses on acquiring additional business customers. These employees participate in training programs covering our services and the general telecommunications needs of our business customers. Our sales force identifies and then makes formal presentations and personal visits to each potential business customer. During the marketing process, Netia's sales force, assisted by its technicians, works with the potential customer to assess its specific telecommunications needs and, where appropriate, offers a package of services designed specially to meet those needs. Netia's sales and marketing department is in the process of organizing a dedicated team of business managers for large accounts who will serve "high-volume" business accounts. In April 1999, we launched a promotional campaign exclusively targeting the business sector. This campaign includes a new "Netia Business" brand label and special tariff schedule for business customers.

     RESIDENTIAL CUSTOMERS. In marketing to potential residential customers, Netia primarily relies on mass advertising and its customer service centers. Netia's residential marketing efforts in a geographic area are conducted by its local customer service representatives and are focused on targeting potential high-use residential customers. Many of our customer service employees are also responsible for marketing and support of residential customers. These employees participate in training programs covering our services and customer service practices. These employees currently operate out of local customer service and sales centers. Before our network becomes operational in an area, our customer service representatives begin marketing efforts by distributing a newsletter describing our services and encouraging potential subscribers to contact our local customer service center to sign contracts.

    - PROMOTING A NATIONAL BRAND NAME. Our advertising and promotional strategy centers around the promotion of a nationwide brand name, "Netia," which is viewed positively by the Polish consumer and that is associated with quality and advanced technology. Although we believe that the "Netia" brand name is generally well recognized and well regarded throughout our licensed territories, we intend to continue efforts to broaden its market recognition. Netia maintains a national uniformity in the coloring and signage of its equipment, its fleet of approximately 300 vehicles, its buildings and the uniforms of its technical personnel in order to create brand awareness and reinforce the professional image of Netia.

     Netia has registered the trade names "Netia" and "Netia Telekom" and the trademark "Netia" (logo with diamond) and is currently seeking to register the trade names "Netia on Line," "Netia Business," "Inter-Netia," "Netia ISDN" and "Netia.com" in Poland. The Polish intellectual property law protecting trade names is substantially comparable to similer laws of the EU and the United States. However, the enforcement of intellectual property laws in Poland may be less stringent than in the EU and the United States.

     Beginning in 1999, Netia began developing its "Netia Business" concept, which included an extensive image-building campaign featured in all key Polish-language and English-language business publications and an aggressive outdoor advertising campaign. Netia has also begun to run testimonial advertising under the banner--"The Biggest Companies in Poland have chosen

     Netia." In 1999, we began positioning ourselves as a viable alternative provider in large big cities such as Gdansk, Poznan, Katowice, Krakow, Opole and Lublin, that are located within our license territories. Supporting this activity, we are also launching one of our largest direct mail campaigns targeted at the business sector. In May and June 1999 we mailed 125,000 direct mail packages, including a promotional CD-ROM, to prospective clients informing them of the benefits they will gain by switching to Netia.

    - EMPHASIZE SUPERIOR-QUALITY SERVICE. Our promotional strategy emphasizes superior-quality service at competitive prices. Our initial campaign featured such promotional offers as two-week guaranteed installation time, a two-month no-monthly-fee promotion and 300 minutes of free calls. In November 1998, we commenced a new campaign in which we offer 24-hour repair service with a money-back guarantee. New efforts are planned to project Netia's image as a quality service provider in a nationwide marketing campaign.

    - STIMULATE TELEPHONE USAGE. An important element of our marketing and sales strategy is an effort to stimulate telephone usage. Netia's sales and customer service personnel have been trained to recognize opportunities for encouraging increased telephone usage. For example, Netia's sales force works to identify telephone applications for business customers that will enhance productivity, such as telemarketing. To support the efforts of its sales force in encouraging telephone usage, all of our recent promotions have included traffic-stimulating value-added service packages. We are also providing a low-cost ISDN line to encourage business usage.

BILLING AND SUBSCRIBER MANAGEMENT

    We believe that our subscriber management and billing system provides Netia with a competitive advantage. Unlike TPSA, Netia provides service category billing at no extra cost and itemized call billing for additional cost. Our customers are billed on a monthly basis for monitored usage and other fees. We presently utilize software that collects data on a region-by-region basis from each switch, and other customer service software packages that process such data, produce bills and generate accurate and timely subscriber information and analyses. This capability allows us to monitor any of our customers' delinquencies.

    Due to the expected growth of our customer base and in keeping with our goal of providing superior customer care, Netia is in the process of implementing an advanced integrated operating support system (the "OSS"). Through the installation of the OSS Netia will introduce a centralized billing and collection system with a view to assuring accurate and timely billing and minimizing bad debts. The OSS's main features will be:

    - centralized customer care and centralized billing and collections, based on a common customer database and

    - a centralized hardware platform based on high-reliability servers and a centralized printing house to print and envelop customer invoices.

    The OSS is being installed in Netia's headquarters in Warsaw, with the printing house located in the Warsaw area. The system will initially provide support for 350,000 lines, with an upgrade available to one million lines. All regions will be connected to the OSS over Netia's existing corporate network. Computer hardware has already been installed and we plan to have the OSS operational in all our licensed territories before the end of 1999. To ensure a smooth transition to the OSS, Netia will initially run the OSS parallel with its existing billing system and will be assisted in the transition by a dedicated staff of technical personnel from Logica UK, the vendor of the OSS.

    Customers are billed in arrears and, as is customary in Poland, most of Netia's customers pay their bills monthly through their local post office or bank. Netia has strict revenue collection policies to encourage timely payment and is taking steps to improve cash collection. Such policies include notices of late payment, visits from service personnel and, ultimately, disconnection of non-paying customers within 60 days of a past-due bill. In 1998, bad debt expense was approximately PLN 3.8 million, representing less than 4% of total revenues.

    Our overall churn rate for the first six months of 1999, based on the number of disconnected lines in our network, is 2.87%. Churn was calculated as the number of lines that became disconnected (for non-payment and any other reasons) over that time divided by the total number of subscriber lines at the end of the period. As for TPSA, its churn rates to Netia in those areas in which Netia has been an established operator for the last two to three years, such as Kalisz, Torun, Wloclawek, Modlin and Ostrowiec, averaged approximately 5%. In newer licensed areas, such as Poznan, Gdansk, Katowice and Krakow, the churn rate from TPSA to Netia is relatively lower (remaining at 1% on average). However, in an under-penetrated market such as Poland, we believe churn rates are not an exact indicator of performance by a telecommunications operator such as Netia.

NETWORK

OVERVIEW

    Our goal is to expand our network to approximately 750,000 lines by the end of 2003. In addition, Netia is designing, and in the second half of 1999 will begin construction of, a fiber-optic backbone linking our local access networks and five major cities, including Warsaw. In order to provide data transmission services, Netia acquired a 49% interest in Netia Network, which acquired a license in April 1999 to provide data transmission services throughout Poland. Should we obtain an international telecommunications license, we expect that we would need to expand the fiber-optic backbone network, acquire international gateway switches and secure international transmission capacity.

TECHNOLOGY AND ARCHITECTURE

    Netia uses the latest technologies and network architectures to develop a highly reliable infrastructure for delivering high-speed, quality digital transmissions of voice and data telecommunications. The basic transmission platform consists primarily of optical fiber equipped with high-capacity SDH equipment deployed in bi-directional rings. These SDH rings give us the capability of routing customer traffic simultaneously in both directions around the ring, thereby eliminating loss of service in the event of a cable cut. Networks based on alternative designs, such as star network architecture (which is used in significant portions of TPSA's network) are vulnerable to service loss in the event of a cut cable because transmissions have only one route to reach the nodes.

    Netia's switching elements within a licensed territory are connected with a series of bi-directional fiber-optic rings. Netia services a majority of its customers through remote switching units ("RSUs") which collect traffic and send it to a switch. RSUs are also connected to switches by a series of bi-directional fiber-optic rings. Customers are connected to RSUs or, in the case of customers located near a switch, directly to switches, by copper cables.

    The following diagram shows a schematic of the network layout:

                                [LOGO]

    Historically, we have used only fully digital Alcatel System 12 switches in our network. However, in August 1998 we entered into a cooperation agreement to obtain in the first phase four new switches from Lucent Technologies Inc. ("Lucent Technologies") that are being installed in the largest cities where we have licenses. The first Lucent Technologies switch was put into operation in November 1998 in Gdansk. Our switches have the capacity to provide advanced services such as ISDN services. In order to exchange traffic with TPSA, certain of our switches are interconnected with TPSA's network. Each switch in the network that is not interconnected to TPSA's network is linked by fiber-optic cable to another switch that is interconnected with TPSA's network. We have designed our network so that it interconnects with the parts of TPSA's network that use the international S7 signalling standard. The use of this standard makes the two networks compatible and reduces interconnection difficulties. We have also designed our network so that where we interconnect with TPSA, we will always connect with at least two switches, of which at least one is digital, thereby protecting our signal quality.

    Netia utilizes RSUs to collect and send customer traffic to a switch from where it can be routed to its ultimate destination. RSUs reduce network build-out costs because they

    - are inexpensive to install,

    - reduce the number of switches required in a network,

    - are easily upgraded to accommodate additional customers and

    - reduce the distance between a customer and our switching equipment.

    Because of the extensive use of RSUs in the network, the average distance between a customer and the RSU, or the switch, that is covered by copper cable is less than 500 meters. This enables us to provide broadband services using our existing network on a cost-effective basis.

    Netia has begun to implement wireless local loop technology in certain areas where fixed-line build-out of the network is not practicable (for example, because the areas include historical city centers where any construction is severely restricted). After testing six wireless local loop systems from three different vendors, Netia provided 6,500 wireless local loop connections as of December 31, 1998. Netia entered into agreements with Tadiran Innowave Ltd. ("Tadiran") in August 1998 for an additional 30,000 lines to be implemented in 1999, and with Bosch (on a pilot project basis) in December 1998 to provide broadband radio systems for businesses. In 1998, Netia implemented seven Tadiran systems and in 1999 Netia plans to implement 31 Tadiran systems. In March 1999, Netia and ZWUT S.A., a Polish subsidiary of Siemens A.G. ("Siemens"), entered into a preliminary agreement pursuant to which Netia will purchase Hicom servers from Siemens for use in providing ISDN, Internet protocol and ATM services.

    Business customers are increasingly demanding further and better service in Poland. We are planning to introduce two new technologies to meet these demands. The first is "Fiber in the Loop," which is a set of network fiber elements that make it economically reasonable to reduce the distance between the location of the network copper cable and the customer, thereby enabling the customers, mostly business customers, to gain a substantial increase in bandwidth. The second planned system is broadband radio which, once the central base station and antenna are installed, will make it possible to connect business customers requiring two megabytes per second (and multiples thereof) connections within two months after receiving the order.

    In order to prevent line cuts or damage, our fiber-optic and copper cables are installed in either protective tubing or in subducted PVC pipes and placed approximately two feet underground. In addition, the fiber-optic cable network is constructed in rings, so as to allow the transmission of signals along two different routes, one of which is active and one of which is a spare. Any interruption to the active line due to line cuts or damage automatically activates the spare route. We generally bury an empty protective tubing or subducted PVC pipe along with our cable to provide additional capacity and flexibility. In constructing our network, we acquire the majority of the rights-of-way we need from municipalities or private parties. In addition, where possible, we are installing our cable along railroad tracks in order to reduce costs and speed construction of the network. See "--Business Strategy."

    Network oversight is conducted at our regional network management centers. We monitor our network 24 hours a day and have technicians on call to rapidly respond to any problems. Since our inception, we have not experienced any material network failure.

NETWORK EQUIPMENT AND CONSTRUCTION

    We use subcontractors for the build-out of our network. We initially chose Alcatel as our primary contractor to design, construct and deliver telecommunications networks to us on a turn-key basis. Alcatel agreed to construct approximately 132,000 lines, most of which have been delivered.

    However, we are no longer issuing orders for additional turn-key projects because we believe that the turn-key projects have not provided the flexibility and the cost advantage needed in constructing our network so as to optimize the mix of business customers. Currently we use local construction contractors to build our network. In 1999, we plan to have a total of approximately 110,000 lines built by local contractors. These contracts are on terms that are competitive with the Alcatel arrangements and provide us with a significant cost advantage and flexibility in constructing the network.

    Historically, Alcatel Polska S.A. has supplied all of our switching and transmission equipment as one of the three suppliers certified by the MOC to provide switching and transmission equipment in Poland. However, in August 1998 Netia entered into an agreement to obtain a new generation of switching equipment from Lucent Technologies. We obtain wireless local loop technology and equipment from Tadiran and Bosch.

DATA TRANSMISSION NETWORK

    In April 1999, Netia, through its joint venture in Netia Network, obtained the benefit of a data communication license which permits us to construct a data transmission network and to produce and sell data transmission services throughout Poland. We plan to design the data transmission network to reach the ten largest urban areas of Poland, including Warsaw, by the end of 2000. This data transmission network will constitute the first phase of the network needed to provide long distance voice services in the event we were to be granted a license to provide such services. See "Risk Factors--The Foreign Investor Restrictions Under the Communications Act May Impose Limitations on Our Business."

OPERATING COMPANIES

    We conduct our business in our licensed territories through 12 Operating Companies, most of which conduct their businesses within a single pre-1999 voivodship. Historically, we have pursued a policy of engaging the cooperation and support of local municipal governments which in some instances hold a minority stake in the local Operating Company.

    The operating companies are: Netia Telekom Kalisz S.A. ("Telekom Kalisz"), Netia Telekom Pila Sp. z o.o. ("Telekom Pila"), Netia Telekom Wloclawek S.A. ("Telekom Wloclawek"), Netia Telekom Torun S.A. ("Telekom Torun"), Netia Telekom Ostrowiec S.A. ("Telekom Ostrowiec"), Netia Telekom Swidnik S.A. ("Telekom Swidnik"), Netia Telekom Lublin S.A. ("Telekom Lublin"), Netia Telekom Warszawa S.A. ("Telekom Warszawa"), Netia Telekom Modlin S.A. ("Telekom Modlin"), Netia Telekom Mazowsze S.A. ("Telekom Mazowsze"), Netia Telekom Silesia S.A. ("Telekom Silesia") and Netia Telekom Telmedia S.A. ("Telmedia").

    The table set forth below contains certain information about each of the Operating Companies as of March 31, 1999, and certain general statistical information about the pre-1999 voivodship in which each company operates.

                                             OWNED     POPULATION(1)   NUMBER OF
                           LICENSED           BY           (IN        REGISTERED     INSTALLED   SUBSCRIBER
OPERATING COMPANY          TERRITORY         NETIA      THOUSANDS)   BUSINESSES(2)   CAPACITY       LINES       BACKLOG
---------------------  -----------------  -----------  ------------  -------------  -----------  -----------  -----------
WEST REGION
Telekom Kalisz.......  Kalisz voivodship        96.7%        723.5        48,238        37,744       18,324        1,183

Telekom Pila.........  Pila voivodship          99.5%        496.5        22,897        14,344        5,996          396

Telmedia (Poznan
  branch)............  Poznan voivodship       100.0%      1,360.8       106,092        12,006        6,212        3,683
                       (including the
                       city of Poznan)

NORTH REGION
Telekom Wloclawek....  Wloclawek               100.0%        434.9        18,266        16,362        8,689        1,393
                       voivodship

                                               TELEPHONE
                                              PENETRATION
                                                PER 100
OPERATING COMPANY         MAIN INDUSTRIES     INHABILITANTS
---------------------  ---------------------  ------------
WEST REGION
Telekom Kalisz.......  food and wood                 17.3
                       processing, textile
                       industry, machinery
Telekom Pila.........  agriculture, food             17.1
                       processing, tourism,
                       wood processing
Telmedia (Poznan
  branch)............  machine industry,             22.4
                       automotive
                       manufacturing,
                       chemical
                       manufacturing, food
                       processing
NORTH REGION
Telekom Wloclawek....  food processing,              15.8
                       chemical
                       manufacturing,
                       electric power
                       generation

                                                  (TABLE CONTINUED ON NEXT PAGE)

                                             OWNED     POPULATION(1)   NUMBER OF
                           LICENSED           BY           (IN        REGISTERED     INSTALLED   SUBSCRIBER
OPERATING COMPANY          TERRITORY         NETIA      THOUSANDS)   BUSINESSES(2)   CAPACITY       LINES       BACKLOG
---------------------  -----------------  -----------  ------------  -------------  -----------  -----------  -----------
Telekom Torun........  Torun voivodship         94.0%        673.9        30,521        41,174       22,603        1,295

Telmedia (Gdansk
  branch)............  Gdansk voivodship       100.0%      1,464.8        79,674        13,800        4,885        1,782
                       (including the
                       cities of Gdansk,
                       Sopot and Gdynia)

EAST REGION
Telekom Ostrowiec....  City of Ostrowiec        99.3%        114.1         4,433        13,536       11,075          358
                       Swietokrzyski and
                       four communities
                       in the eastern
                       Kielce voivodship

Telekom Lublin.......  Lublin voivodship        91.6%      1,276.9        13,927        24,136       11,639        1,390
                       and the Chelm
                       voivodship
                       (including the
                       cities of Lublin
                       and Chelm)

Telekom Swidnik......  Cities and               97.0%         54.2         2,270        11,720        9,854          266
                       communities of
                       Swidnik, Melgiew
                       and Glusk and the
                       district of Felin
                       in the city of
                       Lublin

CENTRAL REGION
Telekom Warszawa.....  Southeastern            100.0%         93.5         5,285        11,756        4,871          757
                       Warsaw voivodship

Telekom Modlin.......  Nowy Dwor                88.3%         55.2         2,895         7,720        2,240          328
                       Mazowiecki and
                       four additional
                       communities in
                       the Warsaw
                       voivodship

                                               TELEPHONE
                                              PENETRATION
                                                PER 100
OPERATING COMPANY         MAIN INDUSTRIES     INHABILITANTS
---------------------  ---------------------  ------------
Telekom Torun........  chemical                      17.5
                       manufacturing,
                       equipment
                       manufacturing, food
                       processing
Telmedia (Gdansk
  branch)............  petroleum processing,         23.4
                       shipbuilding, food
                       production and
                       processing, tourism
EAST REGION
Telekom Ostrowiec....  steel industry                16.6
Telekom Lublin.......  automotive                    19.9
                       manufacturing, food       (Lublin)
                       processing, mineral          16.85
                       processing, coal           (Chelm)
                       mining
Telekom Swidnik......  aircraft industry,         same as
                       food processing             Lublin
CENTRAL REGION
Telekom Warszawa.....  manufacturing,                39.2
                       metallurgy, chemical
                       manufacturing,
                       cosmetics, food
                       processing
Telekom Modlin.......  manufacturing,         (the Warsaw
                       cosmetics, food         voivodship
                       processing              as a whole)

                                             OWNED     POPULATION(1)   NUMBER OF
                           LICENSED           BY           (IN        REGISTERED     INSTALLED   SUBSCRIBER
OPERATING COMPANY          TERRITORY         NETIA      THOUSANDS)   BUSINESSES(2)   CAPACITY       LINES       BACKLOG
---------------------  -----------------  -----------  ------------  -------------  -----------  -----------  -----------
Telekom Mazowsze.....  Southern Warsaw          99.4%        323.6        18,292        22,254        8,328        8,982
                       voivodship;
                       northern Radom
                       voivodship;
                       southwestern
                       Siedlce
                       voivodship

SOUTH REGION
Telekom Silesia......  Katowice                 96.6%      3,903.3       142,740        82,255       52,692        1,671
                       voivodship
                       (including the
                       cities of
                       Katowice,
                       Gliwice, Bytom,
                       Mikolow,
                       Sosnowiec and
                       Tychy)

Telmedia
(Krakow branch)......  Krakow voivodship       100.0%      1,233.6        94,261         2,256          438           78
                       (including the
                       city of Krakow)

Telmedia
(Opole branch).......  Opole voivodship        100.0%      1,023.2        42,084        17,776        3,113          551
                       (including the
                       city of Opole)

                                               TELEPHONE
                                              PENETRATION
                                                PER 100
OPERATING COMPANY         MAIN INDUSTRIES     INHABILITANTS
---------------------  ---------------------  ------------
Telekom Mazowsze.....  food processing,       15.8 (Radom)
                       textile manufacturing         10.5
                                                (Siedlce)

SOUTH REGION
Telekom Silesia......  resource mining,              15.9
                       steel production,
                       electric power
                       generation, machinery
                       production

Telmedia
(Krakow branch)......  metallurgy,                   25.4
                       pharmaceuticals,
                       chemical industry
Telmedia
(Opole branch).......  food processing,              18.3
                       machinery
                       manufacturing,
                       chemical industry

------------------------

(1) Data are as of December 31, 1997, based upon the GUS Statistical Yearbook 1998.

(2) Data are as of December 31, 1995, based upon the GUS Statistical Yearbook 1996.

(3) Telmedia owns licenses in the voivodship of Poznan, Gdansk, Krakow and Opole. Netia acquired Telmedia in December 1996 before its December 1998 receipt of licenses for the urban areas of Poznan, Gdansk and Krakow.

OTHER VENTURES

    In November 1997, we entered into an agreement with the owner of a minority interest in the capital stock of Telbank S.A. ("Telbank"), a Polish telecommunications firm that holds a limited license for dedicated data transmission services which it provides principally to Polish banks. Under this agreement, we have the right to acquire, or may be required to acquire, until November 1999, any currently held or newly acquired shares of the license holder from such minority holder, from a minimum of 25% up to a maximum of 49% of the capital stock of the license holder. As of December 31, 1998, we have deposited approximately PLN 12.4 million (approximately $3.1 million) in escrow in furtherance of this project.

    During the same period, Netia Telekom and certain of our Operating Companies entered into an Agreement of Cooperation of Operators with Telbank. Acting within the scope of their respective licenses, Telbank and Netia Telekom agreed to integrate the services offered by each of them in their respective territories. Prices for services will be based on the respective price lists of the parties; mutual settlements will be based on the respective price lists, with Netia and Telbank granting discounts, finder's fees and other commissions to the other party, with the goal of serving customers together at a single location. Netia's employees have received or will receive training from Telbank to facilitate marketing Telbank services to Netia's existing and new subscribers. The term of the agreement is two years, with automatic extensions for

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successive two-year periods unless terminated by either party and subject to review and possible renegotiation one year after execution.

    In order to become a provider of diverse telecommunications services throughout Poland, Netia is currently exploring cooperative business arrangements with other parties. Thus, in April 1999, Netia Network, a company in which Netia owns a 49% interest, acquired a license to provide data transmission services throughout Poland. Under a services agreement entered into with Netia Network, we are the exclusive beneficiary of all services provided under the license. Accordingly, we expect to be able to offer data transmission services to Netia's customers in all major cities in Poland, including those cities currently not located within our licensed territories. See "--Data Transmission Network" and "Risk Factors--The Foreign Investor Restrictions Under the Communications Act May Impose Limitations on Our Business."

    Furthermore, in July 1998, we entered into a cooperation agreement with Tel-Energo S.A., a joint venture which includes the Polish Power Grid Company, 31 Polish power distribution companies and the Polish Transmission and Distribution Association. Tel-Energo S.A. is the owner of a large fiber-optic network in Poland. In the Tel-Energo Cooperation Agreement, certain of our Operating Companies from the North Region, on the one hand, and Tel-Energo, on the other hand, have agreed to conduct mutual investments and provide access to their respective telecommunications infrastructure on a nationwide basis with a view to increasing data transmission opportunities and network coverage in our North Region.

COMPETITION

    We compete with TPSA, other providers of fixed-line telecommunications services in our markets and providers of alternative forms of telecommunications services. We generally compete on the basis of quality of service, service offerings and price.

    TPSA is significantly larger than Netia, has substantially greater financial, technical and marketing resources and a larger network than Netia, controls more transmission lines and has long-standing relationships with certain of Netia's target customers, including most businesses in our licensed territories. In addition, although in many regions (including certain of our licensed territories) TPSA's infrastructure is of a lower quality than our network, TPSA's infrastructure in the major cities is generally as technologically advanced as our network. TPSA has also embarked on an aggressive program to expand and modernize its international and long distance backbones and local networks in major cities. Furthermore, TPSA currently has a monopoly on the provision of domestic long distance and international fixed-line telephone services in Poland. It is impossible to predict how TPSA will react to Netia in terms of pricing policy, targeting of specific markets, access to infrastructure and interconnection arrangements as Netia builds out its network and begins to compete more actively with TPSA in various areas of Poland. It is also impossible to predict what effect, if any, the privatization of TPSA, commenced in November 1998, will have on Netia. The Minister of the State Treasury has announced and commenced a process to seek a strategic partner for between 25% and 35% of TPSA. The entry of a strategic partner is likely to improve TPSA's strength and performance as a principal competitor of Netia. See "Risk Factors--The Privatization of TPSA May Adversely Affect Our Competitive Position."

    The Communications Act allows for free competition among providers of local telephone services and places no restriction on the MOC's ability to issue additional licenses in Netia's licensed areas. There are a number of independent local telephone services providers who have begun operations and have established themselves in Poland. As of March 1999, those providers included Poland Telecom Operators N.V. ("PTO"), Telefonia Polska Zachod, Szeptel, Pilicka Telefonia S.A., Telefonia Lokalna (which recently obtained local telephony licenses for the cities of Wroclaw and Lodz) and El-Net. In the aggregate, as of December 31, 1998, these and other smaller operators, including corporate networks, operated approximately 150,000 lines within their respective licensed territories.

    Until recently, local telecommunications providers other than Netia were generally fragmented and lacked funding. However, the telecommunications industry is consolidating internationally and this process

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now is under way among local operators in Poland, which may result in rapid changes in the competitive environment. Certain of those local operators have publicly announced that they pursuing such consolidation transactions. In March 1999, Elektrim S.A., the parent company of El-Net, announced that it intended to purchase 100% of Bresnan International Partners Poland ("Bresnan"), which is the owner of Telefonia Polska Zachod and Aster City, a cable television network in Warsaw. The acquisition of Bresnan by Elektrim S.A. was completed in July 1999. Furthermore, in May 1999, Elektrim S.A. announced that it also intended to purchase a majority interest in Pilicka Telefonia S.A. and possibly in PTO, in each case subject to obtaining financing and regulatory approvals. While these companies are not in direct competition with Netia, the presence of one or more consolidated operators may affect our business in the future, especially if the new entity is eventually combined with a mobile operator such as Era (a GSM mobile telephone operator partially owned by Elektrim S.A.) or if the new entity obtains a license for long distance services. Also, if and to the extent that Polish telecommunications companies combine with international operators, the resulting entities could make the competitive environment more challenging. The first step in this direction was taken by Elektrim S.A., which in June 1999 announced that it intends to consolidate its telecommunications assets in one subsidiary and to sell up to 30% of such subsidiary to Vivendi, a French industrial and telecommunications conglomerate.

    In addition, as noted above, the MOC has awarded a local telecommunications license for the city of Warsaw to El-Net. If we are not successful in obtaining another license for the city of Warsaw when and if one is awarded, our business could be adversely affected, given the strategic importance of the Warsaw telecommunications market in Poland.

    Also, while Netia believes that in general the MOC in the past has issued licenses to no more than one private operator (in addition to TPSA) to provide local telephone services within any particular geographic territory, recent statements by the MOC indicate that this practice is likely to change. The potential issuance of additional licenses within our licensed territories may result in increased competition in the provision of telecommunications services within our licensed territories. See "Risk Factors--We Operate in a Rapidly Changing Regulatory Environment."

    In addition, the MOC has granted a number of licenses that allow large companies within Netia's licensed territories to run their own private telephone networks. The main purpose for granting these licenses was to enable large corporations, particularly in the coal mining and utilities industries, to build their own internal networks. However, limited telephone services are currently offered to some individuals and businesses living in the vicinity of these corporations. The existence of these private networks reduces the potential business that we might receive from such organizations and provides a potential source of competition for Netia in the future.

    Any future developments in the regulation of the telecommunications industry in Poland that are made to ensure compliance with the minimum standards of liberalization mandated by EU law and policy and Poland's obligations under the WTO Accord on Basic Telecommunications are likely to result in a more liberal and competitive market for Netia. These developments may result in increased competition in our licensed territories. Under the WTO Accord on Basic Telecommunications Services, we could face increased competition in the telecommunications services market. Under this agreement, Poland and other members of the WTO have committed themselves to opening their respective telecommunications markets to service suppliers and services from other WTO member countries.

    We also face increasing competition in the local telephone market from alternative forms of telephone service, including wireless telephone services (such as mobile telephone service) and telephone over cable. Currently, mobile telecommunications services in Poland are provided through Centertel, a cellular network operator with an analog and a DCS 1800 network, and two GSM network operators, GSM Plus and Era. Centertel covers all of Poland and the two GSM operators cover 85% of the territory of Poland. In 1998, a fourth mobile system became operational in Warsaw and other major cities. In July 1999, the MOC also awarded additional DCS 1800 mobile licenses to the existing GSM network operators while a GSM 900 license was awarded to Centertel. We expect mobile operators to increase their penetration and market share

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especially by attracting business customers in those areas where fixed-line penetration rates are low or where waiting periods for connection are particularly long. It is estimated that the number of cellular phone subscribers in Poland exceeded two million by March 31, 1999. However, we believe that in the short term mobile telephones will continue to suffer from significant price, coverage and quality disadvantages compared to fixed-line telephones. Eventually, we believe, as has been the case in other markets, mobile service providers will stimulate overall telephone usage in Poland which we believe would be complementary to our business.

    Another possible source of competition is the current consolidation among Polish cable television, Internet and telephone operators. In June 1999 a Netherlands-based company, United Pan-Europe Communications ("UPC"), which is a provider of video, telephone, Internet and satellite services, announced that it was going to acquire At Entertainment, a U.S.-owned Polish cable television, Internet and telephone operator. UPC is reported to contemplate offering integrated televison, Internet and telephone services throughout Poland.

    As Netia expands its service offering to include Internet and data transmission services, we will face increasing competition from other providers of such services. These include Telbank, Tel-Energo S.A., NASK, Polpak (TPSA) and Kolpak. We cannot predict the effect on our operations that competition with these competing service providers will have in the future.

EMPLOYEES

    As of March 31, 1999, Netia had 955 employees. Of that number, 194 employees were employed in the Technical Department and 502 in the Customer Service Department. (As of May 31, 1999, Netia had 1,002 employees.) None of our employees are covered by a collective bargaining agreement or similar arrangement. We believe that our relations with our employees are good.

LEGAL PROCEEDINGS

    On January 31, 1998, Sofitec International, a company incorporated in France ("Sofitec"), commenced proceedings in the Commercial Court of Paris against Netia and two of its officers, Andrzej Radziminski and Aleksander Szwarc, claiming payment of approximately $4.1 million together with damages of $350,000. Sofitec's claim relates to work and services allegedly performed under an agreement that was entered into in January 1992 (the "Sofitec Agreement") under which Netia agreed to pay Sofitec a fee in the event that Netia obtained financing or other benefits from an entity or entities to whom it had been introduced by Sofitec acting pursuant to the Sofitec Agreement.

    In the proceedings, Sofitec alleges that, as a result of the work and services performed by it under the Sofitec Agreement, Netia obtained financing from the EBRD in 1996. Netia denies that Sofitec or any of its agents or employees performed any work or services under the Sofitec Agreement which would entitle it to payment of a fee. Specifically Netia denies that Sofitec either introduced the EBRD to it or that Sofitec performed any work or services in connection with the financing that Netia obtained from the EBRD in 1996 which would entitle it to payment of any fee under the Sofitec Agreement.

    The first hearing in the proceedings took place on March 18, 1998. At that hearing, Sofitec was ordered to produce the documents and evidence in support of its claim by April 29, 1998, at which time there was a further hearing. Netia presented its defense motion at a hearing held on September 16, 1998. It is anticipated that another hearing will be held in 1999 at which Sofitec will respond to Netia's defense motion.

    In April 1999, Netia filed a complaint against TPSA with the CCPO alleging that the interconnection fees by TPSA are excessive, do not include any mechanism to offset TPSA's cross-subsidization of public tariffs for local calls with revenue from its monopoly services (including long distance and international) and that TPSA has refused to negotiate in good faith with Netia to establish more balanced interconnection arrangements. Netia's complaint alleges that TPSA is thereby abusing its dominant position in the Polish market in violation of Polish law. The complaint is presently pending before the CCPO.

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PROPERTIES

    Our principal properties consist of telecommunications network infrastructure and customer service offices and related buildings throughout Poland. We have approximately nine major lease agreements for offices, storage space and land adjacent to buildings. The aggregate area leased totals approximately 2,500 square meters (most of which is land adjacent to buildings). The respective agreements are for specified and unspecified periods of time and may be terminated with relatively short notice periods by either party, usually three months. In addition, Netia owns or has a perpetual usufruct right to various real property such as land and buildings. In Warsaw, Netia owns its main office space which, including the adjacent land, comprises approximately 13,200 square meters. On this land there are two office buildings which comprise 4,700 square meters and 2,800 square meters, respectively. A new headquarters building is also being constructed on the land, with approximately 11,300 square meters of class B quality office space. The construction, which is expected to cost approximately $4.7 million, is scheduled for completion in late 1999. See "--Non-telecommunications Businesses--Certain Real Estate."

NON-TELECOMMUNICATIONS BUSINESSES

    Netia currently owns or conducts certain non-telecommunications businesses that it intends to sell when a favorable commercial opportunity to do so becomes available. The following is a description of the non-telecommunications businesses.

UNI-NET

    Netia has a 58.2% equity interest in Uni-Net, a specialized mobile radio ("SMR") network providing public trunked analog mobile telecommunications services. The other shareholders of Uni-Net include Motorola International Development Corporation, which has a 37.8% equity interest in Uni-Net, and two individuals who each own 2.0%. Uni-Net has a long-term agreement with TPSA relating to TPSA's radio trunking license, which covers all of Poland. This agreement provides for Uni-Net to construct and maintain a radio public trunking network in accordance with TPSA's license and to provide operating services during a mutually agreed period. Uni-Net services approximately 8,500 subscribers in 23 base stations covering 21 cities in Poland. The coverage distance of Uni-Net's SMR network base stations range from 30 to 50 kilometers depending on the terrain. Uni-Net does not own any material real estate and has approximately 70 employees. In 1998, in furtherance of its determination to sell this and the other non-telecommunications businesses, Netia offered the other shareholders in Uni-Net the opportunity to purchase Netia's shares as required by Uni-Net's organizational documents and the Commercial Code. These shareholders declined to accept Netia's offer.

CERTAIN REAL ESTATE

    Netia owns 18 residential apartments of approximately 100 square meters each, which are in a newly developed area in western Warsaw. Netia originally placed 20 such apartments with a real estate broker for selling purposes; two apartments have already been sold.

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                         TELECOMMUNICATIONS REGULATIONS

THE COMMUNICATIONS ACT

    Telecommunications activities in Poland are governed by the Communications Act, which in 1991 ended the state monopoly on the provision of local telecommunications services. In 1992, in connection with the separation of the state-owned postal and telecommunications businesses, the government transferred its telecommunications operations to TPSA, a joint-stock company wholly owned by the Polish State Treasury. TPSA continues to be the DE FACTO monopoly provider of domestic long distance service and the legal monopoly provider of international fixed-line voice telephone services and related infrastructure in Poland. Pursuant to the Communications Act, the MOC grants licenses to private operators to provide local and domestic long distance telecommunications services. To date, the MOC has granted approximately 96 licenses (excluding licenses for private corporate networks) to local telecommunications service providers. As of May 1999, no license has been issued to provide domestic long distance fixed-line voice telecommunications services.

    On May 12, 1995, several significant amendments to the Communications Act were adopted which, among other things, introduced a dual regime of "concessions" and "permits." Under such dual regime, concessions are granted for the provision of telecommunications services and permits are granted for the installation of equipment and the operation of telecommunications networks. A further difference between a concession and a permit is that, subject to certain exceptions specified in the Communications Act, the granting of a concession requires a public tender procedure. No such public tender procedure is required with respect to the granting of permits.

    Pursuant to the amendments to the Communications Act, the MOC was obligated to convert all telecommunications permits issued prior to such amendments into concessions by July 7, 1997. Upon conversion, each permit held is replaced with a concession, which allows the holder to provide telecommunications services within a particular area, and a permit, which allows the holder to install, construct and utilize telecommunications lines and other equipment within the same area. Except as otherwise provided in this prospectus, the term "license" refers to both a concession and the related permit or to a permit that has not yet been converted.

    The Communications Act also imposes various limitations on the activities of foreign entities and companies with foreign participation in the field of telecommunications. In general, such entities may not obtain a permit or, as the case may be, a concession to operate a domestic long distance, data transmission or mobile telephone network. These restrictions do not apply, however, if

    - the operator is a Polish company with a foreign participation in its share capital not exceeding 49%;

    - the company's by-laws provide that Polish citizens domiciled in Poland will constitute a majority of the company's management and supervisory boards;

    - the voting power of the foreign entity or foreign-controlled entity in the general shareholders meetings of the company does not exceed 49% of the total number of votes; or

    - the operator provides only local telephone services (such as those provided by Netia).

    In addition, guidelines issued in 1996 as a basis for the formulation of amendments to Polish telecommunications laws were the first indication that the Polish authorities accept the need to gradually reduce such restrictions, in line with Poland's international obligations.

    While the Communications Act authorizes the MOC to grant licenses to provide domestic long distance telecommunications services, currently no such license has been granted and TPSA remains the sole provider of domestic long distance telecommunications services. The MOC has recently reiterated its intention to encourage competition in the provision of domestic long distance

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telecommunications services, with the first tender for such services contemplated in June or July 1999. The Communications Act maintains TPSA's monopoly over international telecommunications services in Poland. The government of Poland, however, is committed to liberalizing international telecommunications services by 2003, although this process may be accelerated in connection with Poland's accession to the EU. See "--The Polish
Telecommunications Industry and the European Union" and "--WTO Accord on Basic Telecommunications."

    A new telecommunications act has been prepared by the MOC in order to conform Polish telecommunications legislation to EU standards. See "--The Polish Telecommunications Industry and the European Union." A draft of the new telecommunications act has been approved by the Council of Ministers and was recently presented to the Polish parliament for debate in 1999. A revised parliamentary draft is reported to no longer contain the ownership percentage limitations that currently apply to foreign investors (except with respect to licenses to provide international services). If these limitations were to be eventually removed, Poland's telecommunications market may become significantly more competitive. See "--Proposed New Telecommunications Law."

REGULATORY BODIES

    The telecommunications industry in Poland is regulated and overseen by the MOC, which has the power under the Communications Act to regulate, among other things, licensing, interconnection and prices. The transfer of control of TPSA from the MOC to the Minister of State Treasury in March 1997 was intended to introduce more independent regulation and supervision of TPSA. Moreover, in view of the preparations necessary for Poland's future accession to the EU and its membership in the WTO, the Polish government is expected to establish an "independent" agency to regulate the Polish telecommunications industry, as also contemplated in the draft new telecommunications act. Under EU law, member states are required to appoint an independent and impartial regulatory authority for the telecommunications industry.

    The Polish antitrust regulatory body, the CCPO supervises the activities of telecommunications operators with respect to monopolistic practices of such companies operating in Poland. The CCPO investigates abuses of dominant market position and anti-competitive business arrangements, and has the power to impose financial penalties and measures designed to prevent such practices. The CCPO has been active in its investigation of TPSA's activities and practices, particularly with respect to network access and pricing issues. Since the creation of the CCPO in 1990 until December 31, 1998, the CCPO has issued approximately 40 decisions involving TPSA. In 25 of these decisions TPSA was found to be engaging in monopolistic practices and TPSA managers were fined in two such cases. See "--Interconnection."

LICENSING FRAMEWORK AND PRINCIPAL TERMS OF OUR LICENSES

    Telecommunications concessions and permits from the MOC are generally required for the provision of telecommunications services and the installation and operation of a telecommunications network in Poland. TPSA, however, is exempt from this requirement and its activities are effectively authorized under the Communications Act.

    A permit or concession, including those held by Netia, usually contains a grant of the right to engage in specifically enumerated telecommunications activities, a description of the licensed area and an allocation of digit capacity for telephone numbers (if applicable), the date of commencement of telecommunications activities, the time period for which the permit is valid and various other requirements depending on the kind of activities to be carried out by the holder. Each permit or concession, including those held by Netia, also contains a set of specific conditions and obligations imposed by the MOC with which a telecommunications operator must comply throughout the license period in order to enjoy the rights granted thereunder. Each of Netia's permits and concessions is

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subject to specific terms and conditions the general terms of which obligate each operator to provide public telecommunications services through its local network and through interconnection with the regional and international networks of TPSA and to install, operate and maintain telephone lines and network and switching equipment in accordance with international standards.

    In addition to residential and business telephone services, each operator is also required to provide public pay telephone services. Provision of telecommunications services must ensure equal access (subject to demand) for both urban and rural customers. Each operator is also required to provide a telephone number information service both within the licensed area and to other operators and to establish and publicize the rules governing the provision of its services. In addition, each operator is obligated to construct exchanges with the capacities indicated in the licenses. Each operator must pay annual fees and make certain other payments, in the amounts and subject to the exemptions determined by the MOC, and inform the MOC of the obtaining of financing. The MOC must also be informed of the prices charged for services, any agreements (interconnection or fixed-asset purchase agreements) with TPSA, and any acquisition by any person of more than 10% of the voting rights of the operator. In addition, following the conversion of Netia's permits into concessions, prior approval of the MOC must be obtained if any person or entity intends to acquire shares in the operator (I.E., in the case of Netia, the relevant Operating Company) exceeding 10%, 25%, 33% or 50% of the total number of votes eligible to vote at a shareholders meeting of such operator.

    All of Netia's permits have been converted by the MOC into concessions and modified to comply with the amendments to the Communications Act referred to above. While the permits authorized Netia to provide a wide variety of telecommunications services, the concessions expressly authorize Netia's activities to include only telephone services, covering both telephone and telegraphic communications and the ability to provide such services as ISDN and leased lines. We unsuccessfully appealed these limitations before the MOC, and subsequently before the Supreme Administrative Court in Poland.

    All permits and concessions for local telecommunications activities are generally similar in form and substance. Prior to the amendment to the Communications Act requiring the conversion of permits into concessions, a typical telecommunications permit contained a grant of the right to engage in the installation and use of telecommunications equipment, the construction and use of a telecommunications network and the performance of general telecommunications services in a defined geographic area. Following the conversion of permits into concessions, each operating company holds both a concession for such telecommunications services and a separate permit for the installation and use of telecommunications equipment and the construction and use of a telecommunications network. The permits and concessions are non-transferable by the licensed entity and are issued on a non-exclusive basis. Based upon past practice and with certain exceptions, in addition to TPSA (which currently does not need a license), the MOC has historically not issued licenses for the same license territory to more than one private operator. However, there is no legal obstacle to changing this policy should the MOC determine to do so in the future. The license period is generally between 10 and 15 years. Although the Communications Act does not address license renewals, permits or concessions (including those held by Netia), it does contain a provision allowing application for renewal to be made no later than six months prior to the expiration date of such permit or concession.

    In general, each operator (including each of Netia's operating companies) is prohibited from taking certain actions, including, but not limited to, accepting advance payments from customers until the local telephone network is operational; entering into any agreement for services that is conditioned upon the disposal of assets or shares of the operator; or entering into agreements with customers on terms and conditions to which, if such customers could freely choose in the competitive market, they would not agree. Telecommunications operators, including Netia and TPSA, are also subject to requirements such as the publication of information with respect to services and prices and the

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obligation to provide services to customers in compliance with standards established in conjunction with the MOC.

    Under the terms of our current licenses, we were required to construct an installed capacity of 177,100 telephone lines by the end of 1997 (which did not include the licenses for major cities that we acquired in December 1997) and 407,850 telephone lines by the end of 1998, and we are required to construct 846,000 telephone lines by the end of 1999 and 1,213,750 telephone lines by the end of 2000. As of December 31, 1998, we had constructed 283,900 lines and accordingly failed to meet the build-out milestones in all of our licensed territories. Under our plan for such licensed territories, we intend to construct approximately 428,000 lines by the end of 1999 and 558,000 lines by the end of 2000, focussing our build-out efforts in the large cities within our licensed territories. Accordingly, even if we achieve our own internal goals, we will not meet the build-out milestones in many, if not all, of our licenses. We applied for waivers with respect to our failure to meet the 1997 build-out milestones and received written assurances from the MOC that the MOC did not intend to take any action against us as a result of such failure. We may in the future, if necessary, seek amendments to other build-out milestones that we are not able to achieve. We cannot assure you that the MOC will grant such waivers in the future. Should the MOC choose not to waive or amend these build-out milestones, we would be forced to either construct additional lines to satisfy the build-out milestones, possibly in areas where the likely return on our investment would not justify the additional expense, or face possible revocation of these licenses. Alternatively, the MOC could also choose to allow additional competitors into these licensed territories. In February 1998, the MOC announced its intention to evaluate in 1999 the results achieved by holders of licenses, which review could possibly lead to the MOC conducting another round of tenders for additional concessions for the areas in which the performance by the operators who had been granted the original licenses was unsatisfactory. See "Risk Factors--We Face Risks Due to Our Build-out Strategy and Our Failure to Meet Build-out Milestones."

    Furthermore, our Operating Companies from time to time have not met certain build-out milestones contained in their respective licenses. While the MOC has never taken action against any of our Operating Companies when they have been in default of their build-out milestones, and has eventually granted license milestone modifications each time that we sought such a modification, including a one-year extension of the build-out period for each of our licenses granted in March 1997, in the event that, in the future, we are unable to meet the build-out milestones required by any of our licenses, and are unable to obtain further modifications, these licenses could be revoked. Such an event would have a material adverse effect on us.

    The MOC has wide powers to revoke or limit permits and concessions, although before any decision to revoke or limit a license may be made, the telecommunications operator must be given the opportunity to take remedial steps. Circumstances in which the MOC is obligated to revoke a license include a breach by the telecommunications operator of the Communications Act or the conditions of its license, failure to fulfill build-out milestones or to pay annual fees, and changes in the capital structure of the licensee in violation of the Communications Act's rules with respect to the acquisition of shares in the telecommunications operator by foreign entities beyond certain thresholds. In addition, the MOC has discretion to revoke or limit a license in cases where another entity acquires direct or indirect control over the licensed activity of the licensee or in case of the bankruptcy of a licensee or non-commencement of its operations. On finding non-compliance, the MOC may also limit a license with respect to the permitted services that a licensee may offer.

INTERCONNECTION

    All telecommunications operators, including Netia, are obligated by the Communications Act to provide interconnection to other telecommunications networks established in Poland, the terms of which must be specified in an interconnection agreement. TPSA is currently the only entity allowed to provide domestic long distance and international telephone services in Poland. As a result, all other

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fixed-line telephone operators in Poland must access the TPSA network in order to send calls to, or receive calls from, outside their licensed territories. Accordingly, functional sharing guidelines were issued by the MOC governing the relationship between TPSA and the private local operators in order to avoid abuse by TPSA of its monopoly position, which have since been revoked. The short-term general settlement guidelines assumed that the volumes of incoming and outgoing traffic were equal. Local licensed companies would not be compensated for incoming traffic (or outgoing calls in the Torun territory) and would retain 100% of revenues generated from outgoing local traffic, between 60% and 80% of revenues generated from outgoing long distance traffic and 30% of revenues generated from outgoing international traffic.

    The short-term general settlement policy was intended to provide a framework for individual contracts to be negotiated by the relevant parties. According to the Communications Act, if agreement cannot be reached between the parties within three months from the request for interconnection by a private operator, the operator may apply to the MOC for a decision on conditions of interconnection and settlement. The MOC has established procedures for legal action in order to finalize such agreements.

    According to the Communications Act's implementing regulations, the principles to be taken into consideration in determining the provisions of interconnection agreements are, among others:

    - the enhancement of benefits and revenues for both parties;

    - the investments already made and planned by the operator of the network to be interconnected to;

    - the objective that the operator of the network to be interconnected to receives the return of its justified costs and a justified profit; and

    - that settlement is not dependent on the amount of the tariff.

    In addition, the Communications Act provides that a network constructed by a private operator must comply with the standards provided under the Communications Act and the terms and conditions established in its permits or concessions in order to interconnect with the TPSA network. Otherwise, TPSA may rightfully deny access to its network. The burden of proof that such operator does not comply with provisions of the Communications Act rests with TPSA. The Communications Act protects private operators from TPSA by providing a mediation process whereby the MOC determines the conditions of cooperation and profit-sharing between private operators in the event that an agreement has not been concluded within three months following the date the request to interconnect to the TPSA network was made.

    In addition to mediation, if a telecommunications operator is wrongfully denied access to the TPSA network by TPSA, the operator may commence an action before the CCPO or in the civil courts of Poland for unfair competition and trade practices. Private telecommunications operators, including Netia, have experienced some difficulties in establishing acceptable interconnection arrangements with TPSA and have had to pursue legal remedies on several occasions. However, their rights of interconnection have been recognized by, and successfully enforced in, the Polish legal system.

    In October 1998, the MOC stated that it intended to introduce in 1999 a universal framework for all interconnection settlements among fixed-line telecommunications operators. The planned new interconnection regime would specify standard cooperation terms, principles of settlement and procedures for negotiations and dispute resolutions among parties. The MOC has stated that settlement rates among operators should, in the future, be based on actual costs incurred and the investments undertaken by each operator, as well as by reasonable overhead costs. The MOC has also stated that in some cases cost allocation may be based on well-documented estimates.

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
    In late 1998, the MOC solicited recommendations on the interconnection issue from a group of alternative operators, including Netia. Subsequently, the recommendations were incorporated into a draft new interconnection framework. There is no timetable to this process and there is no certainty as to when such recommendations will be adopted, if at all. We believe that the issuance of such decree, and the concurrent rebalancing of the TPSA tariff structure, may have an impact on Netia's financial results due to the anticipated reduction in settlement costs with TPSA following the introduction of such new interconnection framework and to the expectation that a future rebalancing of such tariffs for local calls (which constitute the bulk of Netia's current traffic) would result in increased charges for such calls. We cannot assure you, however, regarding the extent to which interconnection settlement costs may be reduced or local call charges increased.

    In April 1999, Netia filed a complaint against TPSA with the CCPO alleging that the interconnection fees by TPSA are excessive, do not include any mechanism to offset TPSA's cross-subsidization of public tariffs for local calls with revenue from its monopoly services (including long distance and international) and that TPSA has refused to negotiate in good faith with Netia to establish more balanced interconnection arrangements. Netia's complaint alleges that TPSA is thereby abusing its dominant position on the Polish market, in violation of Polish law. The complaint is presently pending before the CCPO.

TARIFFS AND PRICE REGULATION

    Private telecommunications operators, including Netia, may, at their discretion, determine the prices charged to their customers in accordance with the provisions of the Communications Act. However, they are obligated to keep the MOC informed of the tariffs, rates and fees which they charge and to provide certain services free of charge in the event of a national emergency. The MOC may set maximum charges for all operators for the provision of basic telephone services, although to date it has not done so. International tariffs must be agreed upon with the MOC before they may be implemented. In addition, telecommunications operators, including Netia, are required to publish their domestic and international tariffs. Tariffs of all operators are also subject to Polish antitrust rules, which prohibit activities such as price-fixing, abuse of dominant position and predatory pricing.

TARIFF REBALANCING

    TPSA has stated that, historically, it has not based its tariffs (and hence also the interconnection fees charged to other operators such as Netia) on the actual cost of services provided. The lack of cost transparency, according to TPSA, has resulted in a marked imbalance between relatively low charges for local traffic and relatively high charges for long distance and international traffic. In November 1998, TPSA announced that it had commenced steps to rebalance its tariff structure by decreasing the ratio of tariffs for certain long distance and international calls to tariffs for local calls. In August 1998, TPSA announced a reduction in its tariffs for certain long distance connections effective September 1, 1998 by 15% to 21%, followed by a 10% increase in tariffs for local calls in January 1999. Most recently, TPSA has announced that will increase local tariffs by another 14% as of July 1, 1999 and decrease tariffs for long distance connections by 16% to 18%. TPSA has also announced that the reduction was aimed at bringing its tariff structure closer to those prevalent in the EU countries. Concurrently, the MOC stated that the process of tariff rebalancing should continue until the end of 2003 and that the TPSA tariffs should follow the cost accounting system TPSA is required by the MOC to adopt by September 1999, which eventually would allow the tariffs to be based on the actual costs incurred. We cannot assure you, however, regarding the timing of the tariff rebalancing process or the extent to which tariffs will ultimately be rebalanced.

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
PROPOSED NEW TELECOMMUNICATIONS LAW

    In 1998, the MOC prepared a draft new telecommunications law, which was subsequently approved by the government and sent to the parliament for debate in April 1999. The new telecommunications law, which is not expected to take effect before 2001, is intended to bring the Polish telecommunications regime closer to EU standards and to introduce novel concepts drawing from EU and international experience.

    The draft law is reported to contain important differences from the current Communications Act including, for instance, removing the ownership percentage limitations currently applied to foreign investors (except with respect to licenses to provide international services). The draft new law contemplates issuance of government concessions for the provision of telecommunications services through public telephony networks, the distribution or diffusion of radio and television signals through public networks and the provision of services requiring the reservation of radio frequencies. Each concession will specify the relevant frequencies, numbers and other technical specifications to be used by the holder. However, the law, as currently drafted, places no limit on the number of such concessions issuable to operators. The draft law also contains provisions aimed at preventing price-fixing and subsidizing the price of services by operators. In addition, the draft law introduces a revised interconnection framework. Lastly, the draft new telecommunications law establishes an independent regulatory body whose duties will include the regulation of the Polish telecommunications sector in collaboration with the MOC. The MOC would retain a policy-making function and the right to issue ordinances. However, the draft law has undergone numerous revisions and we cannot be certain as to what provisions will be ultimately enacted into law.

THE POLISH TELECOMMUNICATIONS INDUSTRY AND THE EUROPEAN UNION

    The Polish regulatory environment for telecommunications services is expected to undergo further change as a result of Poland's increasing commitments to the EU. In 1994, Poland applied for membership in the EU and in June 1997 the European Commission issued a positive opinion with regard to Poland's application. As a result, negotiations on Poland's admission to the EU commenced on March 31, 1998, with membership contemplated at the earliest in 2003. In this context, the European Commission has entered into an "Accession Partnership" with Poland, which will provide a framework for pre-accession negotiations and assist Poland in its preparation for EU membership. The Accession Partnership establishes priority areas for further regulatory, legal and other harmonization, linking progress in this process to financial assistance by the EU.

    The Accession Partnership with Poland identified the acceleration of the privatization restructuring of state enterprises (including TPSA) as a short-term priority that needed to be addressed in 1998. Accordingly, in November 1998 the government commenced the privatization of TPSA by selling a minority stake to the public. Medium-term priorities include, among many other items, further improvements and efficient enforcement in the field of competition, reinforcement of the antitrust and state aid authorities and alignment with EU legislation on telecommunications. In its November 3, 1998 report on Poland's progress towards accession, the European Commission noted that Poland needed to accelerate its progress towards a new telecommunications regime, including the establishment of an independent regulator.

    In 1991, Poland signed an agreement establishing an association between the EU and Poland based on progressive economic integration. The agreement remains the current basis for the European Union's relations with Poland. The agreement went into effect in 1994 and imposed progressive obligations on Poland to harmonize its competition rules with those of the EU insofar as they may affect trade between the EU and Poland. In addition, Poland agreed to promote EU telecommunications standards, systems of certification and regulatory approaches. By themselves, such broadly worded objectives cannot be said to create legally binding obligations that Poland is obligated

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
to fulfill pursuant to its existing agreement with the EU. However, they may be considered prerequisites to Poland's admission to the EU. Therefore, they provide at least some general guidance as to the likely future direction of telecommunications legislation in Poland and, given the current state of development in Polish-EU relations, it appears that the future telecommunications regime in Poland will most likely have to be broadly aligned with EU law and policy. Moreover, certain provisions of Poland's agreement with the EU require Poland to align its competition rules with those of the EU. These rules have provided an important legal basis for the liberalization of telecommunications in the EU. They can therefore be relied upon already as a basis for the future harmonization of at least certain features of the Polish telecommunications regime with relevant EU standards.

    In this regard, the EU has adopted a number of directives that are intended to liberalize telecommunications and harmonize technical interface standards and related approval procedures, the licensing of telecommunications services and other related issues affecting market access. Pursuant to the EU Services Directive, EU member states were obliged to withdraw special and exclusive rights for all telecommunications services and networks as of January 1, 1998. However, the European Commission has granted additional transitional periods for Spain, Portugal, Ireland and Greece on account of their "less developed networks." Although a maximum of five years was originally envisioned as the additional transitional period, the European Commission decided on an individual assessment of the situation in each member state. Pursuant to such assessments shorter periods were established, which included three years for Greece, two years for Ireland and Portugal and 11 months for Spain. Luxembourg, on account of its "very small network," was permitted a deferment of seven months. Depending on the timetable of its accession to the EU, Poland could be in a position to justify a request for a transitional period using similar arguments to those employed by these EU member states. However, the policies followed by the European Commission so far and a recent tendency to shorten the derogation periods granted to certain EU member states all suggest that the margin for derogations, if any, that Poland could expect to receive from the EU would not be substantial. Therefore, Poland may come under increasing pressure to ensure full liberalization of its telecommunications environment by the date of its EU accession or shortly thereafter.

    In addition to the above measures, which are largely based on EU competition rules, an important component of EU law and policy in the telecommunications sector consists of so-called "Open Network Provision" rules. Essentially, these rules seek to ensure that dominant public telecommunications operators grant new entrants access to their network on non-discriminatory terms and conditions, in accordance with a minimum set of technical characteristics and at cost-oriented tariffs. To date, the EU has adopted legally binding rules in this area for the supply by telecommunications operators of leased circuits, voice services and interconnection. At least as a political matter, pre-accession adoption of these EU telecommunications rules by Poland would improve its position as a candidate for EU membership.

    The EU is also committed to ensuring that basic telecommunications services are available to all consumers. Specifically, certain public telecommunications operators are required to provide basic services to all users at an affordable cost and must also fulfill various other related obligations that serve social policy objectives. Under relevant EU law and policy, such obligations may be imposed, in the first place, on the principal public fixed-line telecommunications operator. However, other telecommunications operators may also be required to contribute to the provision of such services. Thus, if the Polish telecommunications law is harmonized with EU law and policy in this respect, Netia as well as other operators may become subject to similar obligations.

    The EU Licensing Directive sets out the conditions governing national licensing regimes in the EU for telecommunications services and networks. Individual licenses may only be required in certain specified cases, and the remaining telecommunications activities are either freely accessible or subject to general authorizations only. The Licensing Directive also provides a maximum list of conditions that may be attached to telecommunications licenses and defines procedural rules for granting such licenses.

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
WTO ACCORD ON BASIC TELECOMMUNICATIONS

    Poland became a member of the WTO on July 1, 1995 and is a signatory to the General Agreement on Trade in Services. Pursuant to the WTO Accord on Basic Telecommunications, which was signed on February 15, 1997 and ratified by Poland on July 29, 1998, Poland has committed to treat telecommunications service suppliers and services from other WTO members on a "most favored nation" basis. Poland has also committed to provide, among other things, market access to service suppliers and services of other WTO members, although many of its commitments provide for market access at some future time. For example, Poland has committed to provide market access for the provision of international telephone services on a facilities or resale basis by 2003. However, Poland did not commit to permit foreign ownership of over 49% in suppliers of wireless, long distance and international services and networks. Furthermore, Poland has also accepted WTO regulatory principles relating to, among other things, competitive safeguards to prevent anti-competitive measures by major service providers. Under these commitments, any universal service obligations must be administered in a transparent and non-discriminatory manner without placing unnecessary burdens on telecommunications operators. The principles committed to by Poland also refer to interconnection with major suppliers and obligate them to provide interconnection at any technically feasible point, on non-discriminatory terms, in a timely manner and at cost-oriented, reasonable, transparent and unbundled tariffs.

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
                                   MANAGEMENT

    Netia is governed by a management board (the "Management Board"), a supervisory board (the "Supervisory Board") and the general assembly of its shareholders.

    Generally, the shareholders of a Polish company such as Netia elect the members of its supervisory board and (although not the case with Netia, as described below) its management board and, as a group, hold decision-making power over the distribution and designation of profits, the issuance of shares, increases or decreases in share capital and potential mergers or divestitures of the company. The shareholders also vote on proposed amendments to that company's statute.

    The supervisory board generally maintains supervision over a limited number of the company's activities specified by law and the company's statute. Specifically, consistent with Polish legal requirements, the Supervisory Board reviews Netia's annual Polish statutory accounts, the Management Board's reports and the matters proposed to be presented at Netia's shareholders meetings. The Supervisory Board also sets the salaries of, imposes and enforces appropriate disciplinary action on, and examines issues raised by, the Management Board. In addition, the Supervisory Board approves the motions of the Management Board pertaining to the sale or encumbrance of real estate.

    Netia's statute presently requires a simple majority of votes cast in a meeting with a quorum of at least 50% of the members of the Supervisory Board present in order to adopt a valid resolution, except with respect to certain matters described below. The term of the members of the Supervisory Board is three years and may be renewed.

    The Management Board is responsible for matters not specifically reserved to either the shareholders or the Supervisory Board and effectively oversees the day-to-day management of Netia. In particular, the Management Board manages Netia's operations under the supervision of its President, serves as legal, governmental and third-party representative of the Company and issues resolutions concerning the business activities that Netia may undertake.

NETIA'S MANAGEMENT UNDER THE POST-IPO SHAREHOLDERS' AGREEMENT

    Telia, Dankner, Shamrock, Trefoil, the GS Entities, Warburg and the Company will enter into the Post-IPO Shareholders' Agreement which will become effective upon the completion of the Offering. Under the Post-IPO Shareholders' Agreement, among other things, our Supervisory Board will be restructured so as to consist of 11 members, of whom Dankner, Trefoil and Shamrock, collectively, will have the right (subject to maintaining certain share ownership thresholds) to appoint up to three members; Telia will have the right (also subject to maintaining certain share ownership thresholds) to appoint up to three members, including the Chairman; Warburg will have the right (also subject to maintaining a certain share ownership threshold) to appoint one member; and the remaining four members will be elected by the general assembly of shareholders and will be "independent" (except for one member elected by a group of Netia's founding shareholders and for one member appointed jointly by Telia, Dankner, Shamrock, Trefoil and Warburg, subject to Warburg maintaining a certain share ownership threshold).

    Under the Post-IPO Shareholders' Agreement, Dankner, Trefoil and Shamrock, acting together, will have the right to appoint three members of the Supervisory Board only for as long as Dankner, Trefoil, Shamrock, the GS Entities and their Permitted Controlled Affiliate Transferees (as defined in the Post-IPO Shareholders' Agreement) collectively own 10% or more of the outstanding voting securities of Netia. As long as they own 5% or more (but less than 10%) of the outstanding voting securities of Netia, they will have the right to appoint two members. Their right to appoint directors shall terminate completely at such time as those shareholders cease to own, in the aggregate, at least 5% of the outstanding voting securities of Netia.

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
    Telia will have the right to appoint three members of the Supervisory Board only for as long as Telia and its Permitted Controlled Affiliate Transferees own 10% or more of the outstanding voting securities of Netia, and two members for as long as they own 5% or more of the outstanding voting securities of Netia. Telia's right to elect directors shall terminate completely at such time as it ceases to own at least 5% of the outstanding voting securities of Netia.

    Warburg will have the right to appoint one member of the Supervisory Board only for as long as Warburg and its Permitted Controlled Affiliate Transferees own 5% or more of the outstanding voting securities of Netia. Warburg's right to elect a director shall terminate completely at such time as it ceases to own at least 5% of the outstanding voting securities of Netia.

    At such time that the number of members of the Supervisory Board appointed respectively by Telia, Dankner, Trefoil and Shamrock, or Warburg, is reduced as a result of their share ownership being reduced below one of the foregoing levels, the relevant party shall cause the requisite number of its appointees to the Supervisory Board to resign and the vacancy will be filled by a person or persons elected by Netia's shareholders generally.

    Dankner, Trefoil, Shamrock, Telia and Warburg will have the right to jointly appoint one additional member of the Supervisory Board, it being their intention to appoint a person with experience and expertise in international telecommunications activities, only for as long as Warburg and its Permitted Controlled Affiliate Transferees own 5% of the outstanding voting securities of Netia.

    Under the Post-IPO Shareholders' Agreement, the following matters will require the approval of a majority of the total number of members of the Supervisory Board:

    - presentation to Netia's general assembly of shareholders of a written report on the results of the Supervisory Board's examination of Netia's balance sheet and the profit and loss account;

    - presentation to Netia's general assembly of shareholders of a written report on the results of the Supervisory Board's examination of the report and the recommendations of the Management Board with respect to the division of profits or coverage of losses;

    - appointment and removal of the members of the Management Board (except for any members with respect to whom Netia's statute reserves the right of appointment to one or more shareholders) and the issuance of by-laws for the Management Board;

    - setting or changing the compensation of the Management Board or approving the employment contracts of the members of the Management Board, and the setting and changing of any incentive plan for the Management Board and other key Netia employees;

    - approval of business plans and annual budgets for Netia;

    - unless otherwise provided in the most recent business plan or budget of Netia approved by the Supervisory Board, consent to incurring or making loans or other indebtedness in excess of $100,000 in a single or series of related transactions or the equivalent amount in Polish Zloty or any other currencies;

    - unless otherwise provided in the most recent business plan or budget of Netia approved by the Supervisory Board, the authorization of capital expenditures, obligations or commitments in excess of $100,000 in a single transaction or series of related transactions or the equivalent amount in Polish Zloty or any other currencies;

    - unless otherwise provided in the most recent business plan or budget of Netia approved by the Supervisory Board, the giving of any guarantee or indemnity with respect to the obligations or liability of any other entity, which guaranty or indemnity shall be in excess of $100,000 in a single transaction or series of related transactions or the equivalent amount in Polish Zloty or any other currencies;

    - unless otherwise provided in the most recent business plan or budget of Netia approved by the Supervisory Board, the acquisition of real estate for a purchase price exceeding $100,000 in a single transaction or series of related transactions or the equivalent amount in Polish Zloty or any other currencies;

    - unless otherwise provided in the most recent business plan or budget of Netia approved by the Supervisory Board, consent to the sale, lease, pledge, hypothecation, encumbering or transferring of any of Netia's assets having a value in excess of $100,000 in a single transaction or series of related transactions or the equivalent amount in Polish Zloty or any other currencies; provided, however, that sales of products and obsolete equipment in the ordinary course of business will be subject to no such restriction;

    - unless otherwise provided in the most recent business plan or budget of Netia approved by the Supervisory Board, the making of any investment or funding of any amounts in or with respect to any non-telecommunications-related businesses or operations of Netia (including, for this purpose, Uni-Net), whether under existing contractual arrangements or otherwise;

    - consent to the commencement, settlement, assignment, compromise or release of any claim of or against Netia in excess of $100,000 in a single transaction or series of related transactions or the equivalent amount in Polish Zloty or any other currencies;

    - bidding for any license or concession or agreeing to the material modification of any existing license of Netia or any subsidiary;

    - consenting to acquiring shares of or investing in other entities other than existing subsidiaries of the Company; and

    - any matter concerning which the Management Board has reached a voting deadlock and which has been certified to the Supervisory Board by the Chairman of the Management Board.

    Under the Post-IPO Shareholders' Agreement, at any meeting of the Supervisory Board, a quorum consists of a majority of the members of the Supervisory Board, but must include at least one member of the Supervisory Board appointed by Telia (for so long as Telia and its Permitted Controlled Affiliate Transferees own at least 8% of Netia's outstanding voting securities), at least one member of the Supervisory Board appointed by Dankner, Trefoil, Shamrock and the GS Entities (for so long as Dankner, Trefoil, Shamrock, the GS Entities and their Permitted Controlled Affiliate Transferees collectively own at least 8% of Netia's outstanding voting securities) and the member of the Supervisory Board appointed by Warburg (for so long as Warburg and its Permitted Controlled Affiliate Transferees own at least 8% of Netia's outstanding voting securities). If at any meeting of the Supervisory Board the requisite quorum is not present, the members present are entitled to adjourn the meeting (by written notice to the other members) to a date not sooner than five business days following the date originally proposed for such meeting and the quorum required at the adjourned meeting consists of the members of the Supervisory Board present at that meeting.


    These provisions of the Post-IPO Shareholders' Agreement will be incorporated into Netia's statutes, which will become effective subsequent to the closing of this Offering. On July 26, 1999, the shareholders of Netia approved the revised statute of Netia. Although one shareholder of Netia objected to the resolution approving the amendments to the statute, such shareholder did not object to the issuance of the common shares being issued pursuant to this Offering. Nevertheless, the Company believes such shareholder's objections are without merit. See "Risk Factors--There Are Uncertainties Regarding Registration of the Capital Increase."


    Prior to completion of the Offering and the effectiveness of the Post-IPO Shareholders' Agreement, the relations among Netia and its principal shareholders have been governed by a Pre-IPO Shareholders' Agreement, dated as of June 30, 1999 (the "Pre-IPO Shareholders' Agreement"). The

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
terms of this agreement are substantially similar to those of the Post-IPO Shareholders' Agreement, except that it provides for a ten-person Supervisory Board, of which Danker, Trefoil, Shamrock and the GS Entities have the right to elect up to three members; Telia has the right to elect up to three members; Warburg has the right to appoint one member; Dankner, Trefoil, Shamrock, the GS Entities and Warburg jointly have the right to appoint one member (all subject to maintaining certain share ownership thresholds); and, of the remaining two members, one is elected by the general assembly of shareholders and one is elected by a group of Netia's founding shareholders; and it does not provide for "independent" directors.

    Set forth below is a list of the current members of the Supervisory Board:

NAME                                                  AGE                        APPOINTED BY
------------------------------------------------      ---      ------------------------------------------------
Kaj Juul-Pedersen (Chairman)....................          55   Telia
Lars Rydin......................................          52   Telia
Hans Golteus....................................          57   Telia
Shmuel Dankner..................................          67   Dankner/Trefoil/Shamrock/GS Entities
Uri Levit.......................................          61   Dankner/Trefoil/Shamrock/GS Entities
Michael Geiger..................................          60   Dankner/Trefoil/Shamrock/GS Entities
Hughes Lepic....................................          33   Dankner/Trefoil/Shamrock/GS Entities
Roberto Italia..................................          33   Warburg
Andrzej Radziminski.............................          55   Holders of certain Class A shares
Jan Guz.........................................          54   All shareholders
Donald Mucha....................................          66   All shareholders

    We expect that prior to or shortly after the Offering is completed, one member of the Supervisory Board originally appointed by Danker, Trefoil, Shamrock and the GS Entities will resign and one additional "independent" director will be elected to the Supervisory Board.

    In connection with the expected investment by BRE, it is expected that BRE shall be permitted to appoint one member to the supervisory Board of the Company which will be expanded to include 12 members. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Developments."

    Netia's Management Board consists of five members, all of whom are appointed by the Supervisory Board (except for one member who is appointed by certain founding shareholders of Netia pursuant to Netia's statute). Under the Post-IPO Shareholders' Agreement, if the Management Board is deadlocked on any matter, the deadlock will be resolved by the Supervisory Board upon certification of the issue by the Chairman of the Management Board.

    Set forth below is a list of the current members of the Management Board:

NAME                                                  AGE                           TITLE
------------------------------------------------      ---      ------------------------------------------------
Meir Srebernik..................................          40   President and Chief Executive Officer
Kjell-Ove Blom..................................          56   Chief Operating Officer
Jan Lobaszewski.................................          49   Member
Avraham Hochman.................................          43   Chief Financial Officer/Vice President-Finance
George Makowski.................................          45   Chief Marketing Officer

    At a meeting of the Supervisory Board held on July 26, 1999, Maxymilian Bylicki was appointed to the Management Board.

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
NETIA TELEKOM AND NETIA SOUTH

    Netia Telekom and Netia South each is governed by a supervisory board and a management board. Under the Pre-IPO Shareholders' Agreement, the statutes of Netia Telekom and Netia South were amended and restated to be substantially identical to the parent company's statutes and the members of the supervisory and management boards of Netia Telekom and Netia South were made substantially identical to the Supervisory Board and the Management Board.

BIOGRAPHIES

    The following is a brief biography for each of the current members of the Supervisory Board and the Management Board of Netia.

    KJELL-OVE BLOM has served as a member of Netia Telekom's and Netia South's management boards since October 1997 and its Chief Operating Officer since June 1999. Between 1986 and 1994, Mr. Blom held various positions in Telia such as Director of Sales in Stockholm and Director and Vice President of Network Services and served as a member of the supervisory boards of various of Telia's subsidiaries. Between 1994 and 1997, Mr. Blom was Vice President of Strategy and Vice President of Operations for Unisource, a pan-European telecommunications operator 33% owned by Telia. Before joining Telia, he worked as a sales representative for IBM and as an information technology director in two Swedish companies. Mr. Blom has a Ph.D. degree in Human Ecology and an M.S. degree in Civil Engineering.

    SHMUEL DANKNER has served as a member of the Supervisory Board since May 1996, as a member of Netia Telekom's supervisory board since October 1995 and as a member of Netia South's supervisory board since February 1997. Mr. Dankner has also been Chairman of the boards of directors of Dankner and Matav Cable Systems Media Ltd. ("Matav") for more than the past five years. In addition, Mr. Dankner served as Chairman of the board of directors of Dor Chemicals Limited from October 1963 until May 1996 and of Dor Energy (1988) Limited from July 1988 until May 1996. Mr. Dankner has a B.Sc. degree in Chemical Engineering from the University of California at Berkeley and an M.Sc. degree in Chemical Engineering from Columbia University in New York.

    MICHAEL GEIGER has served as a member of the Supervisory Board since May 1996, as a member of Netia Telekom's supervisory board since October 1995 and as a member of Netia South's supervisory board since February 1997. For more than the past five years, Mr. Geiger has been engaged in business management and consulting and has rendered consulting services to Shamrock. Mr. Geiger has a B.Sc. degree in Economics from Tel Aviv University and an M.A. degree in Economics from the University of California at Los Angeles.

    HANS GOLTEUS has served as a member of the Supervisory Board since March 1999. Prior to joining Telia in March 1999 as Head of Business Area--International, Mr. Golteus served as President and Chief Operating Officer of Norwegian Cruise Line Ltd. and Kloster Cruise Ltd. in the United States. Between 1970 and 1987, Mr. Golteus served with the Swedish telecommunications company Ericsson in a number of capacities in Sweden and Latin America. Between 1978 and 1980, Mr. Golteus headed Ericsson's department for signalling systems, and between 1980 and 1986 he served as General Manager for Ericsson do Brasil in Sao Paulo. He also served as Vice President of L.M. Ericsson in Stockholm. Mr. Golteus has an M.Sc. degree in Electronics Engineering from Kungliga Tekniska Hogskolan in Stockholm.

    JAN GUZ has served as Vice Chairman of Netia Telekom's supervisory board since April 1997 and Vice Chairman of Netia South's supervisory board since February 1997. Mr. Guz is also Chairman of the supervisory board of Heros Life Insurance Company. From 1996 to January 1997, Mr. Guz was the President of Netia Telekom's management board. From 1994 to 1995, Mr. Guz was General Director of the Department of Economic Policy at the Prime Minister's Office. During 1993, Mr. Guz was Commercial Counsellor at the Embassy of Poland in Thailand. Mr. Guz has an M.A. in Economics and

Operational Research from the Warsaw School of Economics and a Ph.D. in Economics from the Warsaw School of Economics, and in 1997 graduated from the International Institute for Management Development in Lausanne.

    AVRAHAM HOCHMAN was appointed Chief Financial Officer/Vice President--Finance of Netia Holdings S.A., Netia Telekom and Netia South effective October 1, 1998. Until recently, Mr. Hochman served as the Chief Financial Officer of Bezeq, the Israel Telecommunication Corp. Limited, the main telecommunications network operator in Israel. From 1987 to 1994, Mr. Hochman served as Chief Financial Officer and Vice President of Finance of the Israeli Postal Authority.

    ROBERTO ITALIA has served as a member of the Supervisory Board since July 1999. Mr. Italia is a vice president of E.M. Warburg, Pincus & Co. LLC and has been associated with the firm since September 1994. Prior to joining Warburg, Mr. Italia was an officer in the international business development unit of STET SpA, now Telecom Italia. He is a director of WPJV Mediterranean Telecommunications B.V., Worldlink Telecomunicazioni S.p.A., Socratel Iberica S.A., Telecom Dynamics S.A., and Lister Healthcare Group Ltd. Mr. Italia has a B.A. degree in economics from LUISS of Rome, Italy and a M.B.A. degree from INSEAD of Fontainebleau, France.

    KAJ JUUL-PEDERSEN was appointed as a member of each of Netia Telekom's Supervisory Board and Netia South's supervisory board during October 1997, and in January 1998 was elected Chairman of the supervisory boards of both companies. He was elected Chairman of the Supervisory Board in March 1999. Mr. Juul-Pedersen joined Telia in August 1997 to serve as President of Telia A/S (Denmark) after 25 years of service with Ericsson in a number of capacities in Denmark, the United Kingdom and Sweden, and later as Vice President of Ericsson AB and President of Ericsson Sp. z o.o., Ericsson's Polish company. Between 1995 and 1997, Mr. Juul-Pedersen was President of ECTEL, the European Telecommunication and Professional Electronic Industry.

    HUGHES LEPIC has served as a member of the Supervisory Board since the fall of 1998. Mr. Lepic is a managing director of Goldman Sachs International. He has an M.Sc degree from Ecole Polytechnique in France and an M.B.A. from the Wharton School of the University of Pennsylvania.

    URI LEVIT has served as a member of the Supervisory Board since May 1999. Since December 1997, Mr. Levit has served as Acting Vice Chairman of Dankner Investments Ltd. and Matav-Cable Systems Media Ltd. and as a director of Partner Communication Company Ltd. Prior to December 1997, Mr. Levit was the Managing Director of Hapoalim Investments Ltd. and served as a director of various companies, including Taldor Computer Systems 1986 Ltd., Ophir Holdings Ltd., Hapoalim Electronic Communication Ltd., Toren Insurance Agencies Ltd., Orlite Industries (1959) Ltd., Hazera (1939) Ltd., Hapoalim Leasing Ltd., Teledata Communication Ltd., Industrial Building Corporation Ltd., Transclal Trade Ltd. and Maximedia Outdoor Advertising Ltd. Mr. Levit has a B.A. in Economics and Social Sciences from the Hebrew University in Jerusalem.

    JAN LOBASZEWSKI has served as a member of the Management Board since May 1996 and has been a member of the management board of the law office "Lex" Co. Ltd. since 1988. Mr. Lobaszewski graduated from the Faculty of Law at Warsaw University.

    GEORGE MAKOWSKI joined Netia in August 1998 as its Vice President of Sales and Marketing. Previously he had worked as the Chief Operating Officer of PCI, Poland's largest cable television operator serving in excess of 860,000 subscribers. From August 1993 to January 1997, Mr. Makowski held the position of Vice President of Marketing for Ameritech International. During this time he served as Sales and Marketing Director of Centertel S.A., Poland's first cellular telephony operator, in which Ameritech has an equity interest. From 1986 to 1993, Mr. Makowski held various senior management roles within Groupe Bull S.A. Mr. Makowski holds a degree in Engineering and in 1985 graduated from Cranfield School of Management with an M.B.A.

    DONALD MUCHA has served as a member of the Supervisory Board since April 1992. Mr. Mucha is also Chairman of the boards of directors of each of MMP Investments, Inc., a company specialized in international investments with its main emphasis in Poland; Pro-Invest International Ltd., one of Poland's leading consulting companies; and Avid Group, a multimedia company in the United States. Mr. Mucha is also on the supervisory board of Pro-Capital S.A., a Polish brokerage company. Mr. Mucha has studied at the University of Illinois, the University of Chicago and Kent College of Law. He holds B.S. and M.B.A. degrees.

    ANDRZEJ RADZIMINSKI has served as a member of the Supervisory Board since May 1996. Mr. Radziminski was the President of the Management Board since Netia's establishment in 1990 until his election as Chairman. Mr. Radziminski has also been a member of Netia Telekom's supervisory board since October 1995 and of Netia South's supervisory board since February 1997. Until recently, Mr. Radziminski was Deputy Director General of Polska Poczta Telegraf i Telefon. He has an M.Sc. degree from the Faculty of Electronics of the Warsaw Technical University and a postgraduate studies diploma from the Faculty of Law of the University of Warsaw.

    LARS RYDIN was appointed as a member of each of Netia Telekom's supervisory board and Netia South's supervisory board during October 1997. Mr. Rydin has held various positions at Telia since 1984 and has been Vice President of the Network Services Division at Telia since 1992. Mr. Rydin is a board member of each of Unisource Computer Services, Telia A/S Danmark and Telia A/S Norge. Mr. Rydin has a B.A. degree from the University of Stockholm.

    MEIR SREBERNIK has served as a member of the Management Board since November 1994, as President of the Management Board since May 1996, and as President and Chief Executive Officer of Netia Telekom's and Netia South's management boards since January 1998 and December 1997, respectively. Mr. Srebernik served as a member of Netia Telekom's supervisory board from October 1995 to December 1997 and as a member of Netia South's supervisory board from February 1997 to December 1997. Between 1993 and 1994, Mr. Srebernik was Vice President for Telecommunications of the Dankner Group. From 1987 to 1993, Mr. Srebernik was head of the Cable Television Division of the Israeli Ministry of Telecommunications. Mr. Srebernik graduated from the Business School of Economics of the Hebrew University in Jerusalem.

REMUNERATION OF THE MEMBERS OF THE MANAGEMENT AND SUPERVISORY BOARDS

    In 1998, Netia Holdings S.A., Netia Telekom and Netia South paid an aggregate of PLN 6.4 million ($1.6 million) to the members of their respective management boards for services in all capacities (excluding, with respect to Mr. Srebernik, PLN 0.9 million ($0.2 million) paid pursuant to a consulting agreement between Netia and Galopus Co. Ltd. ("Galopus"), as described below under "Certain Relationships and Transactions with Related Parties--Additional Agreements". Netia also has granted Galopus various "phantom stock options" described under "Certain Relationships and Transactions with Related Parties--Additional Agreements." Currently, the members of the supervisory boards of each of Netia, of Netia Telekom and Netia South do not receive any remuneration for their positions on such supervisory boards. Netia also has granted Galopus certain "phantom stock options" described under "Certain Relationships and Transactions with Related Parties--Additional Agreements," Netia Holdings S.A., Netia Telekom and Netia South have not set aside any amounts for pension, retirement or similar benefits for or on account of the members of their respective management boards and supervisory boards except for social security payments made to the applicable Polish authorities with respect to those individuals who are employees as required under Polish law. See "Certain Relationships and Transactions with Related Parties--Additional Agreements."

STOCK OPTION PLAN

    In April 1999, Netia's shareholders approved the creation of the Stock Option Plan, pursuant to which Netia may issue options to purchase a number of common shares representing not more than 5.0% of the number of common shares that are outstanding immediately prior to an initial public offering of Netia's stock to executive management, directors, officers and other employees of Netia. The Stock Option Plan is intended to provide incentives to executive management, officers and other employees of Netia. All options granted under the Stock Option Plan will vest over periods up to three years after the date of the grant. Upon the occurrence of certain events such as consolidations, mergers or stock dividends payable in the capital stock of Netia, warrants or other rights to acquire such stock, an optionee's rights with respect to options granted are to be adjusted as provided in the Stock Option Plan. The Stock Option Plan will be administered by a committee selected from among members of the Supervisory Board, which will determine to whom options are granted, the number of shares subject to particular options and the other terms and conditions of the exercise thereof.

    The concept of authorized but unissued share capital does not exist in Poland. Accordingly, to facilitate future implementation of the Stock Option Plan, we issued 233,488 Series W common shares to a Jersey trust at par value (I.E., PLN 6.00 per share). The shares, which currently comprise approximately 1.1% of all outstanding common shares of Netia but whose number may be increased to 1.5% in the near future, will be held by a company established by the trust for that purpose, to be issued to the holders of the options upon exercise thereof. Upon exercise of the options the trust will pass the exercise price back to Netia. Netia has no economic interest in, and it is not a parent company of, that trust. It is our intention ultimately to increase the number of shares available for employee options to approximately 1,100,000 common shares.

    Option grants will be made to employees of Netia under grant agreements which will provide, among other things, that the vesting of certain unvested options granted to such individuals will accelerate (i) upon such individual's termination of employment without cause, as a result of death or as a result of disability and (ii) upon certain changes in control (each, an "Acceleration Date"). Pursuant to such agreements, the options otherwise exercisable within up to three years will vest upon the occurrence of an Acceleration Date.

    Netia has entered into letter agreements with companies controlled by each of Avraham Hochman, Kjell-Ove Blom and George Makowski under which Netia agrees to grant these officers options to purchase shares representing 0.2%, 0.2% and 0.15%, respectively, of Netia's common stock issued and outstanding immediately prior to an initial public offering at exercise prices ranging between $11.81 and 75% of the price per share in the initial public offering. The options when granted will vest in three equal installments, with the first vesting of any of these options having taken place in May 1999.

                       PRINCIPAL AND SELLING SHAREHOLDERS

    As of July 1, 1999 (and giving effect to the Telia Capital Increase, the Warburg Transaction and the Series W Issuance, but not the Offering), Telia, Dankner, Trefoil, Shamrock and Warburg own 36.92%, 11.86%, 7.48%, 3.88% and 12.37%, respectively, of the outstanding voting securities of Netia. See "Certain Relationships and Transactions with Related Parties."

TELIA

    Telia, the Swedish public telephone company established in 1853, owns a 36.92% interest in Netia which includes an investment of approximately $49.6 million made in May 1999. Telia is a well-established European telecommunications company with experience in building and operating local telephone networks in areas experiencing competition in the local telephony market. The Swedish market has been open to competition since 1990 and today is considered to be one of the most deregulated telecommunications markets in the world. Telia has over six million telecommunications customers and is the largest telecommunications company in the region comprised of Denmark, Finland, Norway and Sweden. In addition, Telia also operates, primarily through joint-venture companies, in a number of other locations including Estonia, Latvia, Lithuania, Russia, Southeast Asia, India, South America and the United Kingdom. Telia has advised us that it regards its investment in Netia as an important element of this investment strategy. Telia is wholly owned by the Swedish government.

    Telia is rapidly expanding outside Sweden in both fixed and mobile telecommunications. In March 1999, the governments of Sweden and Norway agreed to consummate the merger of Telia and Telenor, the Norwegian state-owned national telecommunications company. Upon completion, the combined company should be one of the leading telecommunications companies of Europe and is expected to be privatized by the end of 2000. Based on publicly reported information, 1998 pro forma revenue and operating income would have been SEK 81 billion (approximately $9.7 billion) and SEK 10 billion (approximately $1.1 billion), respectively.

    The net sales and operating income for 1998 for Telia and its subsidiaries (the "Telia Group") were SEK 51.2 billion (approximately $6.1 billion) and SEK
7.6 billion (approximately $917 million), respectively. With over 30,000 employees, the Telia Group is one of the largest Swedish business groups.

    Telia has played a significant role in Netia, assisting with the design, operation and maintenance of our network and the execution of business strategy. Telia has also contributed its expertise in operations, maintenance, sales, marketing, training, advanced technological support, equipment procurement and recruiting.

DANKNER

    Dankner is a company through which the Dankner Group, one of the leading privately owned concerns in Israel (the "Dankner Group"), carries out its real estate and communications activities. Dankner is listed on the Tel Aviv Stock Exchange. Dankner is 84.04% owned by members of the Dankner family and 10.51% by the Gilinski family, with the remaining 5.4% owned by the public. No single entity possesses voting or investment control over Dankner. Dankner holds a 42.9% equity interest in Matav, an Israeli cable television company traded on the Tel Aviv and New York Stock Exchanges, with a market value of $484 million as of May 13, 1999. Matav has approximately 275,000 subscribers in a 435,000-household licensed territory. Matav holds a 20.3% stake in Partner, the consortium that in April 1998 won the tender for the third cellular license in Israel and which is building Israel's first and only GSM network. Partner started commercial operations in January 1999 and the investment in its GSM network is expected to reach $1 billion. Dankner also has a broad range of real estate developments in Israel. Dankner also has interests in a range of residential and commercial projects and specializes in integrated residential neighborhoods, with special stock market capitalization as of May 13, 1999 of approximately $167 million.

    Outside the communications and real estate sectors, the Dankner Group has operations in the energy industry, where it owns 64.7% of Dor Energy Ltd. and 100.0% of Dor Gas Ltd. Dor Energy Ltd. is traded on the Tel Aviv Stock Exchange and the London Stock Exchange; it commenced operations in 1990 and in eight years has gained about 16% of the fuel market in Israel, with a turnover of over $450 million in 1998. Dor Gas Ltd. is one of the leading liquid petroleum and gas marketing companies in Israel with about a 30% share of the Israeli market. The Dankner Group is also involved in petrochemicals, through a 67% shareholding in Dor Chemicals Ltd.; in the production of salt, through an 85% holding in Israel Salt Industries; and in the production of molding compounds, through a 100% holding in Carmel Chemicals Ltd. The Dankner Group holds an approximate 12% shareholding in Bank Hapoalim, the largest bank in Israel, and it constitutes 25% of that bank's controlling group.

TREFOIL AND SHAMROCK

    Shamrock, founded in 1978, is the privately owned investment company of the Roy E. Disney family and is controlled by Roy E. and Patricia A. Disney. Shamrock is headquartered in Burbank, California. Trefoil, an investment fund, was organized in 1990 by the senior executives of Shamrock. Roy E. and Patricia
A. Disney and Stanley P. Gold have investment control over Trefoil by virtue of their control over the general partner of Trefoil. Over a period of approximately 20 years, Shamrock and its affiliates (the "Shamrock Group") have made significant investments in a broad range of businesses including: Central Soya Company, a leading agribusiness company; Enterra Corporation, an international energy services company; Show Industries, Inc. and Sound Warehouse, Inc., recorded music and video retailers; Shamrock Broadcasting Inc., a radio broadcasting company; Matav; L.A. Gear, Inc., an athletic and lifestyle footwear company; The Grand Union Company, a retail food store chain; Applause Enterprises, Inc., a marketer of licensed and branded gift and toy products; Fantastic Foods, Inc.; Cascadian Farm Incorporated; Muir Glen, LLC, natural and organic food companies; and Koor Industries Limited, the largest industrial holding company in Israel.

WARBURG, PINCUS

    E. M. Warburg, Pincus & Co., LLC and its affiliates comprise a major global private equity investment firm that manages approximately $7 billion of investments in its private equity investing activities, with a further $5 billion available for investment.

    The table below sets forth certain information regarding the beneficial ownership of Netia's capital stock as of July 1, 1999 (including the Telia Capital Increase and the Warburg Transaction) by (i) each beneficial owner of 10% or more of Netia's voting securities, (ii) each Selling Shareholder and
(iii) the total amount of Netia's voting securities owned by Netia's officers and directors as a group. The post-equity offering numbers have not been reduced to reflect the aggregate 825,000 common shares that may be sold pro rata by the Selling Shareholders (who will consist of Shamrock and Trefoil) if the underwriters exercise their over-allotment option.

                                                PRE-EQUITY OFFERING     POST-EQUITY OFFERING
                                              -----------------------  -----------------------
                                              CAPITAL(1)                CAPITAL
          NAME OF BENEFICIAL OWNER              STOCK     PERCENTAGE     STOCK     PERCENTAGE
--------------------------------------------  ----------  -----------  ----------  -----------
Dankner Investments Ltd.(2).................   2,488,862       11.86%   2,488,862        9.39%
  5 Hashla Street
  Tel Aviv, Israel 62283
Shamrock Holdings Inc.(2)...................     815,365        3.88%     815,365        3.08%
  4444 Lakeside Drive
  Burbank, CA 91505 U.S.A.
Telia AB....................................   7,750,355       36.92%   7,750,355       29.25%
  Marbackagatan 11
  Farsta, Sweden SE-123 86
Trefoil Capital Investors, L.P.(2)..........   1,571,163        7.48%   1,571,163        5.93%
  4444 Lakeside Drive
  Burbank, CA 91505 U.S.A.
Warburg, Pincus Equity                                              %                        %
  Partners, L.P.(3).........................   2,597,403       12.37    2,597,403        9.80
  Warburg, Pincus Ventures
    International, L.P.
  c/o E.M. Warburg, Pincus & Co.
    LLC
  466 Lexington Avenue
  New York, New York 10019
Members of the Supervisory Board
  and Management Board and other
  officers of Netia, as a group(4)..........     143,910        0.69%     143,910        0.54%

------------------------

(1) Shares owned immediately prior to this Offering.

(2) Does not give effect to an agreement among Dankner, Trefoil and Shamrock concerning the voting of shares of capital stock owned by them. See "Certain Relationships and Transactions with Related Parties."

(3) The sole general partner of Warburg, Pincus Equity Partners, L.P. ("WPEP") and Warburg, Pincus Ventures International, L.P. ("WPVI") is Warburg, Pincus & Co., a New York general partnership ("WP"). Warburg, a New York limited liability company, manages both WPEP and WPVI. The members of Warburg are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of Warburg and may be deemed to control both WP and Warburg. WP has a 20% interest in the profits of both WPEP and WPVI as the general partner, and also owns approximately 2.0% of the limited partnership interests in WPEP and approximately 1.25% of the limited partnership interests in WPVI.

(4) This excludes the common shares subject to options which may be granted under the Stock Option Plan when it becomes effective.

          CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PARTIES

OPTION EXERCISE AGREEMENT

    In August 1998, Telia, Dankner, Trefoil, Shamrock and the GS Entities entered into an option exercise agreement which was amended and restated in December 1998 (the "Option Exercise Agreement") pursuant to which Telia exercised the Telia Exchange Option and Telia Incentive Option. See "Principal and Selling Shareholders." Effective March 1999 upon the closing of the transactions contemplated by the Option Exercise Agreement, Telia received approximately 3,727,340 common shares in exchange for its interests in Netia Telekom and Netia South and an additional 1,447,168 common shares pursuant to the Telia Incentive Option for an aggregate purchase price of $23.9 million. The Option Exercise Agreement contains representations and warranties, and corresponding indemnities relating to breaches thereto, from Netia, Dankner, Trefoil, Shamrock and the GS Entities to Telia, and from Telia to Netia and Dankner, Trefoil, Shamrock and the GS Entities.

    In April 1999, the parties to the Option Exercise Agreement entered into an amendment to that agreement and in May 1999 consummated the Telia Capital Increase, pursuant to which we issued an aggregate of 2,597,402 shares of our common stock to Telia and certain existing shareholders for the aggregate amount of $50 million. The Telia Capital Increase became effective upon registration of all shares with the Commercial Court in Warsaw.

POST-IPO SHAREHOLDERS' AGREEMENT

    As noted above under "Management," Telia, Dankner, Trefoil, Shamrock, the GS Entities, Warburg and Netia will enter into two post-IPO shareholders' agreements, to take effect upon the completion of the Offering, which set forth the understanding of the parties as to their ownership interests and the governance of Netia. In addition to the provisions concerning the governance of Netia described under "Management," the Post-IPO Shareholders' Agreement contains the agreement of the parties on the following:

RIGHT OF FIRST OFFER

    If any shareholder who is a party to the Post-IPO Shareholders' Agreement wishes to transfer any portion of the shares held by it, such selling shareholder must notify the other such shareholders of the proposed sale or transfer. Upon such notification, each non-selling shareholder who is party to the Post-IPO Shareholders' Agreement may submit an unconditional offer to purchase the shares being offered at the price and upon the terms set forth in such transfer notice. (Furthermore, Dankner, Trefoil, Shamrock and the GS Entities have agreed that if any of them wishes to transfer any portion of their shares of Netia stock, it must notify the others of the proposed sale and offer them the opportunity to purchase such shares prior to offering such shares to Telia and Warburg.) If none of the non-transferring parties submits such offer to purchase, then the selling shareholder has the right to consummate a sale to a third party at a price not lower than the price, and upon the terms, set forth in the transfer notice.

DISPOSAL OF CERTAIN ASSETS

    The parties to the Post-IPO Shareholders' Agreement have agreed, as also set forth in the Pre-IPO Shareholders' Agreement, to cause Netia to sell, transfer, spin off or otherwise dispose of our Non-telecommunications Businesses as soon as practicable and to use all commercially reasonable efforts to cause such sale, transfer, spin-off or disposition (i) to be effected by December 12, 1999 and (ii) to be effected in such a manner so as to avoid Netia assuming or retaining any liabilities or obligations relating to such operations.

NON-COMPETITION

    Each of the shareholders who is a party to the Post-IPO Shareholders' Agreement has agreed that, as long as such shareholder owns 5.0% or more of the outstanding voting securities of Netia (or, if earlier, upon the termination of the agreement with respect to such shareholder), and in each case for a period of one year thereafter, it shall not, directly or indirectly, own, manage, operate, join, control or participate in, be compensated by or invest in, or be connected with, any telecommunications entity or otherwise engage in any telecommunications activities (such as fixed-line, cellular, value-added, CPE and content provision for cable television), in any such case, in the territory of the Republic of Poland, other than Netia or its subsidiaries. However, the following activities shall be exempt from the scope of this clause:

    - the wireless public trunked radio activities of Uni-Net,

    - the activities conducted by Unisource N.V., a Dutch company of which Telia is a shareholder (provided that Telia may not provide any advice or support in connection with the activities conducted by Unisource N.V. in Poland) and the conduct by Telia of its ordinary course of business activities as a provider of telecommunications services in Sweden and other countries which may involve the interaction and exchange of services with providers of telecommunications services in Poland;

    - investment banking activities by Goldman Sachs International and/or its affiliates; provided that such shareholder implements and maintains appropriate "Chinese Wall" safeguards;

    - an investment or other engagement by a shareholder in an entity that is not engaged in local, domestic long distance, international fixed-line telephony and/or voice-over Internet services, but rather is engaged in other telecommunications activities such as cellular or other wireless mobile services or cable television in Poland. However, this last exemption only applies if, prior to making such an investment or otherwise engaging in such activity, such shareholder offers Netia the opportunity to make such investment or otherwise engage in such activity on the same terms offered to such shareholder or offered by such shareholder to a third party, and the Supervisory Board elects not to pursue such opportunity; and

    - an investment by a shareholder of up to 1.0% of the securities of any publicly traded enterprise, provided that the shareholder is not entitled to any board representation, veto rights or other special rights relating thereto.

    - any investment by Warburg in a company that is neither (i) organized under the laws of Poland nor (ii) whose principal place of business is in Poland and is engaged in one or more aspects of the telecommunications business and that at the time of Warburg's investment does not have as its principal objective the provision of telecommunications services (such as fixed line, cellular, IP, data, value-added, CPE or content provisions such as cable television) in Poland; provided that, if in the course of such investment such company comes to derive more than 15% of its annual consolidated revenues from such services in Poland, then: (x) Warburg shall give prompt notice to Netia and the other parties to the Post-IPO Shareholders' Agreement of such investment; (y) no representative of Warburg who is then serving, or within the immediately preceding 12 months has served, as a member of the Supervisory Board, shall hold any position as a director, officer or consultant to the company in which Warburg has made such an investment and (z) Warburg's representatives on the Supervisory Board shall exclude themselves from any discussions involving matters related to direct competition between Netia and such other Warburg investment; and

    - any investment by Warburg in a company engaged in direct competition with Netia in Poland from and after the later of (i) December 31, 2001 or (ii) the completion of the second consecutive fiscal year of Netia in which Netia has failed to meet any one of the following parameters: at least 90% of the revenue target (in PLN); at last 90% of the EBITDA target (in

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      PLN); or at least 90% of the network build-out target, in each case as set forth in the Company's ten-year business plan as approved by the Supervisory Board and Warburg; provided that, (x) Warburg gives prompt notice to us and the other parties to the agreement of such investment,
      (y) no representative of Warburg who is then serving, or within the immediately preceding 12 months has served, as a member of the Supervisory Board, shall hold any position as a director, officer or consultant to the company in which Warburg has made such investment and (z) the representatives of Warburg on the Supervisory Board shall exclude themselves from any discussions involving matters related to direct competition between Netia and such other Warburg investment.

REGISTRATION RIGHTS AGREEMENT

    Telia, Dankner, Trefoil, the GS Entities, Warburg and Netia also have agreed to enter into a registration rights agreement (the "Registration Rights Agreement") which will become effective upon registering the common shares underlying the ADSs by the Commercial Court in Warsaw and the completion of the Offering, pursuant to which Netia will grant to the other parties thereto the right to initiate up to a total of seven demand registrations and unlimited "piggyback" registrations of their shares under the Securities Act. The Registration Rights Agreement sets forth procedures for initiating registrations of shares, exceptions to our obligation to effect such registrations, conditions to such registrations, representations, warranties and indemnities. In connection with any such registration, Netia has agreed to indemnify the other parties, their officers and directors and each underwriter, if any, and controlling persons of the other parties or any such underwriter, against certain liabilities arising under the laws of any country (including liabilities under U.S. securities laws) in respect of any registration or other offering covered by the Registration Rights Agreement. Subject to certain limitations specified in the Registration Rights Agreement, Netia will pay all expenses incidental to such registration.

PREVIOUS AGREEMENTS AMONG SHAREHOLDERS

    Upon the effective date of the Pre-IPO Shareholders' Agreement, a series of agreements entered into by and among Netia, Netia Telekom, Netia South, Telia, Dankner, Trefoil, Shamrock, the GS Entities and certain other shareholders of Netia (including agreements containing certain guarantees of third-party financing and other forms of credit enhancement for the benefit of Netia) all terminated and certain rights thereunder effectively were waived. This group of agreements included a series of agreements that governed the funding, governance and operations of Netia, Netia Telekom and Netia South. The agreements, described in more detail below, provided, among other things, that Danker, Trefoil, Shamrock and the GS Entities, acting together, had the right to nominate a majority of the members of the Supervisory Board and the Management Board, Netia had the right to appoint a majority of the members of the supervisory boards and the management boards of Netia Telekom and Netia South, and Telia had the right to appoint certain members to each of these subsidiaries' boards. These agreements also set forth commitments of Telia, Dankner, Trefoil, Shamrock and the GS Entities with respect to funding of Netia, Netia Telekom and Netia South.

    Dankner, Trefoil, Shamrock and the GS Entities also have entered into a separate shareholders agreement setting forth certain agreements with respect to the voting and transfer of their shares.

    In September 1997, Dankner, Shamrock and GSCP entered into an equity undertaking (the "Principal Holdings Shareholders' Undertaking") with Netia with respect to the obligations of Netia in support of the Netia South Bank Facility, which obligations were assigned by way of security for the benefit of the banks providing the Netia South Bank Facility. Under this equity undertaking, Dankner, Shamrock and GSCP undertook, severally and not jointly, to provide Netia with 40.0%, 40.0% and 20.0%, respectively, of equity or subordinated shareholder loans that Netia was obligated to provide Netia South in support of the Netia South Bank Facility, and would have been required to fund their

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respective obligations only if and to the extent we did not satisfy our support obligations for the Netia South Bank Facility from other sources.

    Also in September 1997, Dankner, Shamrock, the GS Entities and Netia entered into a Shareholders' Equity Commitment Agreement (the "Principal Holdings Shareholders' Equity Commitment Agreement") pursuant to which Dankner, Shamrock and the GS Entities have committed, severally and not jointly, effective upon the issuance of the 1997 Senior Notes, to provide their respective pro rata portion of an aggregate of approximately $32.0 million in incremental equity or subordinated shareholder loans to Netia upon the occurrence of certain events. The commitment was to be reduced by any amounts of equity or subordinated shareholder loan financing obtained by Netia from alternative sources, which could include private placements or an initial public offering or rights offering. Dankner, Shamrock and the GS Entities also agreed to vote their shares in Netia in favor of any necessary increase in the share capital of Netia to enable them to comply with the obligations of Dankner, Shamrock and the GS Entities to Netia under the agreement.

    Dankner, Shamrock, Trefoil and the GS Entities and Netia Holdings S.A. had also entered into a funding implementation agreement (the "Funding Implementation Agreement"), which describes the manner in which Dankner, Shamrock, Trefoil and the GS Entities subscribe for additional equity in, or make subordinated loans to, Netia Holdings S.A. in order to satisfy their support obligations in connection with the Netia South Bank Facility. Effectively, the Funding Implementation Agreement provides that if Dankner, Shamrock, Trefoil and the GS Entities were required to make payments in respect of their support obligations in connection with the Netia South Bank Facility or under certain principal holdings shareholders' equity commitments, they would have the right to fund such obligations by purchasing additional shares of Netia (or subordinated notes convertible into shares of Netia) at a price of approximately $11.20 per share, as adjusted. In addition, the Funding Implementation Agreement provides that Netia Holdings S.A. will pay each of Dankner, Shamrock, Trefoil and the GS Entities an annual commitment fee of 5.0% on the outstanding amount of their undertakings in connection with the Netia South Bank Facility.

    As noted above, each of these agreements has been terminated.

    Netia and Telia are parties to an agreement pursuant to which Netia granted Telia the Telia Exchange Option and the Telia Incentive Option. Pursuant to the Telia Exchange Option, Netia granted Telia an option to effectively exchange all, but not less than all, of its interests in Netia Telekom and Netia South and any other entities formed by Netia and Telia for a 26.4% direct equity interest in Netia, within 18 months of the execution of the Telia Exchange Option (the "Exchange Option Period"). Pursuant to the Telia Incentive Option, Telia was granted options to purchase 10.0% of the equity interests of Netia as of the date of exercise of the Telia Incentive Option. In September 1998, Telia determined to exercise the Telia Exchange Option and the Telia Incentive Option and, in March 1999, when these transactions were completed, Telia, Dankner, Trefoil, Shamrock and Netia entered into the Pre-IPO Shareholders' Agreement described above.

    Dankner and Shamrock are also parties to a voting agreement entered into in 1994 with certain other shareholders of Netia in connection with Dankner's and Shamrock's initial investment in Netia, pursuant to which such other shareholders agreed to vote all of their shares as directed by Dankner and Shamrock with respect to certain matters, including capital increases. This agreement will terminate upon completion of the Offering.

EBRD EQUITY AGREEMENTS

    In August 1996, Netia Telekom and the EBRD entered into a subscription agreement (the "EBRD Subscription Agreement") pursuant to which the EBRD agreed to subscribe in tranches for a number of new shares issued in Netia Telekom equivalent to approximately $7.7 million and, subsequently, the EBRD purchased a portion of these shares which, at that time, represented 10.0% of Netia Telekom's outstanding share capital.

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    In September 1997, Netia and Telia purchased the EBRD's equity interest in
Netia Telekom on a pro rata basis for a purchase price of $7.6 million and $2.9 million, respectively. The payment of the purchase price was deferred until September 1998 (subject to acceleration under certain circumstances) and was secured by a pledge of the purchased shares. In connection with the exercise by Telia of the Telia Exchange Option and the Telia Incentive Option, Netia and Telia entered into an agreement pursuant to which in September 1998 Netia paid the entire $10.5 million purchase price to EBRD and thereby acquired the entire interest in Netia Telekom previously owned by EBRD.

OPERATIONAL SUPPORT AND SUPERVISION AGREEMENTS (THE "OSSAS")

    In the second half of 1997, Netia Telekom and Netia South entered into the OSSAs with Telia. The OSSAs are each for a term of three years. Under the OSSAs, Telia will provide personnel and services upon the request of the Chief Executive Officer of Netia Telekom or Netia South, as the case may be. Payment for such personnel and services will be reimbursement of direct costs plus 15%. The OSSAs are terminable upon the occurrence of certain customary events.

ADDITIONAL AGREEMENTS

    In December 1996, Netia completed the Telmedia acquisition in which Netia Telekom acquired Telmedia from Optimus Corporation Sp. z o.o., a wholly owned subsidiary of Optimus S.A. ("Optimus"). Telmedia owns seven telecommunications licenses in three different regions of Poland that include the entire pre-1999 voivodships of Gdansk, Krakow, Poznan and Opole, and cover approximately 2.8 million people. Netia Telekom subsequently transferred its interest in Telmedia to Netia South.

    In connection with the Telmedia acquisition, Netia Telekom granted Optimus an option, exercisable on June 30, 1998, to either: purchase shares in Netia based on a price formula designed to take into account the actual ringing telephone lines and potential growth opportunities in the areas covered by the Telmedia licenses as of June 30, 1998, or to receive a cash payment also based on a predetermined formula. In June 1998, Optimus exercised its option and agreed to receive a cash payment of $10.0 million and entered into a consultancy agreement with Netia pursuant to which Optimus will provide consulting and advisory services to Netia with respect to the public tender of additional telecommunication licenses to provide fixed-line telephone services and domestic long distance and international services for a fee of $1.0 million, which was paid upon entering such agreement. The consultancy agreement terminates in June 2000. The first $2.7 million installment of the aggregate cash payment of $10.0 million was made to Optimus and the transaction was completed in August 1998.

    During 1997, Netia and Telia made loans of $6.4 million and $2.2 million, respectively, to Telekom Silesia, a subsidiary of Netia South. Such loans bear interest at LIBOR plus 5% and are payable on demand. These loans were converted into an equity interest in Netia South. As noted above, Telia exchanged all of its interest in Netia South and Netia Telekom for a direct interest in Netia pursuant to the exercise of the Telia Exchange Option.

    Netia is currently a party to a consulting agreement with an entity controlled by Andrzej Radziminski. Pursuant to that consulting agreement, this entity performs certain consulting and advisory services for Netia and receives payments of $25,000 per month. Netia is not obligated to make such payments if the entity is terminated for cause. In June 1999, Netia notified the consultant that it was terminating the agreement as of September 30, 1999.

    In December 1996, Dankner, Shamrock Capital Advisors, Inc. and Netia entered into a management services agreement (the "Management Services Agreement") pursuant to which Dankner and Shamrock Capital Advisors, Inc. have agreed to provide management services to Netia for an annual fee of $300,000 each plus reimbursement of certain expenses. The Management Services Agreement was terminated pursuant to the terms of the Pre-IPO Shareholders' Agreement.

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    In July 1997, Netia sold its commercial distribution department, which distributes radio trunking equipment, to ARAS Sp. z o.o. ("ARAS"), a company owned by Aleksander Szwarc and Andrzej Radziminski. In connection with this sale, ARAS paid $80,000 for the sale of the commercial distribution department's fixed assets and inventory of computer terminals. In addition, ARAS entered into a license agreement with Netia pursuant to which ARAS agreed to pay to Netia a royalty amounting to 2.5% of its gross sales related to radio and trunking equipment and for the right to use the "R.P. Telekom" name. In March 1999, Netia and ARAS entered into a termination and settlement agreement pursuant to which ARAS will pay Netia a fee of PLN 137,423.

    Netia is a party to a legal services agreement with a company controlled by Jan Lobaszewski, a member of the Management Board of Netia. Pursuant to this agreement, such entity will provide legal services to Netia that include day-to-day legal assistance in Netia's business. The agreement provides for retainer payments of $2,800 per month (plus extra charges computed on a per-hour basis) and can be terminated by either party upon three months' notice.

    In 1996, Netia Telekom entered into a consulting agreement with a company controlled by Jan Guz pursuant to which such entity will provide consulting services to Netia Telekom that include assisting in the acquisition of new licenses, initiating new business opportunities and taking part in political lobbying and industry groups. The agreement provides for payment of $240,000 per year and terminates in 1999.

    In consideration of certain undertakings provided in connection with the EBRD Facility and the Netia South Bank Facility by Shamrock, Dankner and the GS Entities (which undertakings have been terminated) such shareholders were entitled to a fee from Netia equal to 5% of such undertakings. As of March 31, 1999, Netia owed such shareholders an aggregate of approximately $593,000 in respect of such fees. See "--Previous Agreements Among Shareholders."

    In September 1996, Netia entered into a consulting agreement with Galopus, a company controlled by Meir Srebernik, pursuant to which Galopus agreed to cause Mr. Srebernik to be responsible for the management of Netia or any matters as decided by Netia's Supervisory Board. The agreement provided for a payment to Galopus of $20,970 per month, net of VAT, which was paid by Netia, and a one-time minimum bonus of $75,000. In January 1998, Netia entered into a new agreement with Galopus, pursuant to which Galopus was engaged to render consulting, advisory and other services to Netia. Under this agreement, Galopus agreed to render the aforementioned services to Netia in return for the same monthly fee as provided in the original consulting agreement and a bonus, calculated according to the number of ringing telephone lines, including a specific number of ringing business telephone lines, within a given year, in each case plus any applicable VAT.

    Also in 1996, Netia granted Galopus "phantom stock options" pursuant to which Galopus would be deemed to have acquired up to 1.5% of the share capital of Netia that would be outstanding upon the occurrence of certain capital-raising transactions, whereupon Galopus would have the right to be "cashed-out" of the vested portion of such phantom shares. These options vested in full upon completion of the Telia Capital Increase and, as a result, Galopus became entitled to receive a cash payment of approximately $2.4 million, which became subject to further increase when Netia raised additional equity capital pursuant to the Telia Capital Increase.

    In May 1999, we further amended the agreement with Galopus to extend the term of this arrangement through August 15, 2000, although each party may terminate the agreement before this date under certain circumstances.

    In addition, in May 1999, Galopus agreed, effective upon consummation of the Warburg Transaction and the June 1999 Bond Offering, to extend the term of its consulting agreement initially through December 31, 2000, with an additional automatic renewal period ending on December 31, 2001 unless either party provides 90 days' written notice of its election not to renew. Netia has the right to terminate the consulting agreement with or without "cause" at any time following 90 days' written

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notice. Galopus will be entitled to receive an annual consulting fee of
$400,000, net of VAT. In addition, the consultant will be entitled to an annual $200,000 bonus if the budgeted EBITDA target of Netia is realized. The annual bonus will be increased or decreased by up to 20% if performance is above or below 100% of the budgeted EBITDA target. However, no bonus will be payable if EBITDA performance is below 80% of the budgeted amount. Netia is not obligated to make such payments if Galopus is terminated for cause. Upon the consummation of an initial public offering, Galopus has agreed to apply 25% of the cash out value of its existing phantom shares to subscribe for shares of Netia at a subscription price of $16.3625 per share. Galopus has the right to apply an additional 25% of the cash-out value of its phantom shares to subscribe for shares at the same subscription price. Galopus is obligated to indicate the number of shares it intends to subscribe for under this arrangement simultaneous with the closing of this Offering. Galopus will also be granted 100,000 options on each of August 15, 1999, August 15, 2000 and August 15, 2001. These options will vest if Galopus continues to be engaged or is ready and willing to be engaged by Netia through certain specified dates. The options are subject to accelerated and proportional vesting in the event Galopus's engagement is terminated sooner by Netia without "cause." The exercise price of the options will be $17.33 for the options to be granted in August 1999, $19.06 for the options to be granted in August 2000 and $27.72 for the options to be granted in August 2001.

    In January 1998, Netia issued two letters of comfort to ING Lease (Polska) Sp. z o.o. in support of the obligations of Uni-Net, Netia Holdings S.A.'s 58.2% subsidiary, under two agreements pursuant to which Uni-Net leases equipment from ING Lease (Polska). Similar comfort letters were provided to ING Lease (Polska) by the other principal shareholder of Uni-Net. Under the comfort letters, which expressly provide that they do not constitute guarantees, Netia agreed to ensure that Uni-Net will have sufficient funds at its disposal to satisfy its obligations under the underlying leases. Netia further agreed that if it desired to sell more than 51% of its interest in Uni-Net, it would either (i) arrange for the purchaser to assume our obligations under the comfort letters or (ii) provide a guarantee to ING Lease (Polska) of Uni-Net's obligations under the leases, up to a maximum amount of approximately DM 1,040,000.

    In May 1998, Netia received shareholders' loans from Dankner and Shamrock in the aggregate amount of approximately $710,000. These loans bear interest at the annual rate of six-month LIBOR plus 5% and were advanced by Dankner and Shamrock in anticipation of a capital increase by Netia which was subsequently terminated. These loans were repaid in May 1999.

    In anticipation of the new tenders for long distance services, in June 1998 we acquired a 49% equity stake in a newly created Polish entity, Netia Network, and agreed to contribute up to $25 million toward the operating expenses of Netia Network in the event Netia Network S.A. acquires any long distance licenses. The remaining 51% of Netia Network is currently owned by Mr. Jan Guz, presently a member of the supervisory boards of Netia Telekom and Netia South. However, pursuant to a separate agreement between Netia and Mr. Guz, Netia may at any time exercise a call option to cause Mr. Guz to transfer, in exchange for approximately $1 million, a 47% stake in the total equity of Netia Network to a third party. Such third party (a potential provider of long distance transmission services) could then apply for long distance service licenses jointly with Netia, participating in the tenders through the organizational structure of Netia Network. Subsequently, in April 1999, Netia and Netia Network entered into a services agreement pursuant to which Netia paid Netia Network S.A. the sum of [EURO]1.1 million as an exclusive recipient of Netia Network data transmission services for which Netia Network holds a license. See "Risk Factors--The Foreign Investor Restrictions Under the Communications Act May Impose Limitations on Our Business."

    Netia was a party to a consulting agreement with a company controlled by Aleksander Szwarc which was terminated on August 1998. In order to compensate such company for early termination under the agreement, Netia agreed to pay $343,478, from which $136,478 was paid upon execution of

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the termination agreement and the remaining part will be paid in nine monthly installments, starting October 1998.

    Effective as of October 1, 1998, Mr. Joseph Ganor resigned from the position of Vice President-- Finance of Netia. On that date, Netia entered into a consulting agreement with Mr. Ganor that provides that for a period of one year, Mr. Ganor will receive from Netia a retainer fee and consulting fees in the aggregate amount of approximately $360,000 and will retain the benefits due to him under his original employment arrangements with Netia. In addition, Netia entered into an agreement with a company controlled by Mr. Ganor pursuant to which Netia agreed to grant such company options to purchase 0.075% of Netia's common stock issued and outstanding immediately prior to an initial public offering at an exercise price equal to $15.75. The options granted will vest immediately upon completion of this Offering.

    In December 1998, Netia entered into a consulting agreement with a company controlled by Avraham Hochman. Pursuant to this agreement such company agreed to cause Mr. Hochman to perform certain advisory service for Netia for an initial fee of $37,000, monthly payments of $18,500 and discretionary bonuses. The agreement was concluded for a term of three years and may be extended for an additional one-year term by mutual consent of the parties. Also, Netia granted to this company options to purchase Netia shares as described below. The agreement with Mr. Hochman's company also provides that adjustments should be made to his compensation and option grants in the event of changes to the compensation of our chief executive officer, and we expect that we will make certain adjustments to these arrangements as a result of the recent changes to our arrangements with Galopus. Netia is not obligated to make such payments if the entity is terminated for cause.

    In April 1999, Netia entered into letter agreements with companies controlled by each of Avraham Hochman, Kjell-Ove Blom, George Makowski and Maxymilian Bylicki under which Netia agreed to grant these officers options to purchase shares representing 0.2%, 0.2%, 0.15% and 0.15%, respectively, of Netia's common stock issued and outstanding immediately prior to an initial public offering at exercise prices ranging from between $11.81 and 75% of the price per share in the initial public offering. The options, when granted, will vest in three equal installments with the first vesting, if any, of these options taking place in April 1999.

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                          DESCRIPTION OF CAPITAL STOCK

    SET OUT BELOW IS A SUMMARY OF CERTAIN INFORMATION CONCERNING OUR CAPITAL STOCK AND CERTAIN MATERIAL PROVISIONS OF OUR STATUTE AND THE POLISH COMMERCIAL CODE IN EFFECT AS OF THE DATE OF THIS PROSPECTUS. THIS SUMMARY CONTAINS ALL INFORMATION THAT WE CONSIDER TO BE MATERIAL REGARDING OUR CAPITAL STOCK, BUT IT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO OUR STATUTE AND THE POLISH COMMERCIAL CODE.

GENERAL

    Netia is a joint-stock company. The concept of authorized but unissued share capital does not exist in Poland. As of the date of this prospectus, the total issued share capital of Netia amounts to PLN 125,965,032 and is divided into 20,994,172 shares issued and outstanding with a nominal value of PLN 6.00 each.

    Presently, Netia's capital stock consists of common shares, Series A through W and Y (of which less than 0.5% are registered shares). In connection with the Offering, we will simplify this capital structure by reorganizing our common shares into four series (A through D). Pursuant to the Post-IPO Shareholders' Agreement, Telia, Dankner, Trefoil and Shamrock (collectively) and Warburg will have the right to appoint the majority of Netia's 11-person Supervisory Board. The Post-IPO Shareholders' Agreement also contains certain important provisions with respect to the governance of Netia by its major shareholders. See "Management" and "Certain Relationships and Transactions with Related Parties--Post-IPO Shareholders' Agreement." As a result, each of Telia, Dankner, Trefoil, Shamrock and Warburg, will be in a position to exercise considerable influence and control over Netia through their right to designate members of the Supervisory Board, as well as through their ability to influence the outcome of votes of the shareholders of Netia regarding, among other things, amendment of Netia's statute and certain other actions requiring the vote or consent of the shareholders of Netia under Polish law.

    Currently, none of our shares are admitted to public trading in Poland or abroad. We are contemplating a listing of the common shares of our capital stock on the Warsaw Stock Exchange following the consummation of this Offering, although we cannot assure you that such Warsaw listing will be successfully achieved.

    Shareholders' rights in Netia are governed by the Commercial Code and Netia's statute (which effectively serves the purpose of both the articles, or certificate, of incorporation and the by-laws of a company incorporated in the United States).

LIMITED LIABILITY; VOTING AND APPEAL RIGHTS OF HOLDERS OF SHARES

    Under the Commercial Code, a shareholder's liability for a Polish joint-stock company's losses is limited to the amount of the shareholder's investment in the company. In accordance with Netia's statute, each common share entitles the holder thereof to one vote, except as otherwise provided under the Commercial Code. Under the Commercial Code, in order to exercise their voting rights, shareholders of a Polish company owning bearer shares are required to submit to the company, not less than seven days prior to the meeting at which such vote is to be taken, its shares or a certificate therefor in legally prescribed form, and such shares or certificate must remain with the company throughout such meeting. For a description of the voting agreement under which certain shareholders of Netia have granted Dankner and Trefoil the right to vote their shares with respect to certain matters, and which will terminate upon completion of the Offering see "Certain Relationships and Transactions with Related Parties--Post-IPO Shareholders' Agreement."

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    Under the Commercial Code, a resolution adopted by the shareholders of a
Polish company may be appealed if the resolution is alleged to be contrary to applicable Polish law or the company's statute. Such appeal may be filed by:

    - the Supervisory Board or any of its members or the Management Board or any of its members,

    - any shareholder of such company who was not permitted to participate in a meeting of shareholders at which a resolution was adopted without a good reason,

    - any shareholder who did not attend a general meeting of shareholders where notice of such meeting was not properly given,

    - any shareholder who did not attend a general meeting where a resolution was adopted at the meeting that was not listed on the agenda for such meeting and

    - any shareholder who did attend a general meeting of shareholders but voted against a resolution and immediately requested that such shareholder's objection be recorded in the minutes of the meeting.

    Furthermore, a resolution of a general meeting of shareholders may be appealed by a shareholder, or a group of shareholders even if the resolution complies with the law and the statute of the company if that resolution is contrary to good commercial practice and is detrimental to the interests of the company or was passed for the purpose of harming a shareholder (however, with respect to a company whose shares are admitted to public trading in Poland a resolution may be appealed only by a shareholder or shareholders entitled to at least 1.0% of the total number of votes). The appeal must be filed within one month of the shareholders being informed of the resolution, but not later than one year from the date of the resolution (however, with respect to a public company, not later than three months from the date of the resolution). If the court determines that the resolution violates Polish law or the company's statute, it can declare the shareholder resolution null and void.

MEETINGS OF SHAREHOLDERS

    Meetings of shareholders may be either ordinary general meetings or extraordinary general meetings. Ordinary general meetings are held annually. Extraordinary shareholders' meetings may be called by the management board or the supervisory board upon the request of holders of at least 10.0% of the total number of issued and outstanding shares. In the event of a request by a shareholder for an extraordinary general meeting where the management board or the supervisory board fails to call such a meeting, the shareholder may make an application to the appropriate Commercial Court requesting the meeting to be held. The Commercial Court has the power to call the meeting and to appoint the chairman of the meeting. Meetings are convened by an announcement published in the Polish official newspaper, MONITOR SADOWY I GOSPODARCZY, at least three weeks prior to date of the meeting.

    Shareholders may participate in general ordinary or extraordinary meetings by proxy. Members of a company's management board and employees of a Polish company may not act as proxies in general meetings of the company. In order for a shareholder's participation at a general or extraordinary meeting by proxy to be valid, the power of attorney granted to the proxy must be in writing and attached to the minutes of the meeting.

    The annual financial statements of Netia are submitted to shareholders for approval at the annual general meeting of shareholders, which must be held not later than June 30 of each year.

    Shareholder resolutions adopted in accordance with the provisions described herein are binding on shareholders and the company. Under Polish law, there are no quorum requirements for ordinary general or extraordinary general meetings of a company's shareholders. Subject to the mandatory provisions of the Commercial Code, most resolutions at meetings of shareholders may be adopted by an affirmative vote of a simple majority of the votes cast. Resolutions on changing the scope of a

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company's business require a two-thirds majority. Resolutions on the issuance of bonds and amendments of the statute (including increases in share capital) require a 75.0% majority and, in certain circumstances described in the Commercial Code, the consent of the shareholders whose rights are affected by such amendments. A resolution to remove a shareholder's pre-emptive rights requires an 80% majority vote.

    In addition, under Netia's statute, resolutions on merger, dissolution and sale of all our assets or a significant part of our business (if such sale is not within the ordinary course of business) require an 80% majority. Any such matter shall be deemed to have been adopted by our shareholders if (i) it is approved by the requisite vote of shareholders under Polish law and (ii) it is approved by the vote of a majority of the independent directors.

ORDINARY GENERAL MEETINGS

    Pursuant to the Commercial Code, the following matters must come before the shareholders for approval at the annual general meeting of shareholders: (i) the approval of the prior year's financial statements, (ii) a decision as to the distribution of profits or coverage of losses and (iii) a confirmation of the proper execution by the supervisory board and the management board of their duties.

EXTRAORDINARY GENERAL MEETINGS

    All resolutions other than those that must come before shareholders for approval at the annual general meeting of shareholders, including resolutions for the removal of members of the supervisory board, may be adopted by shareholders at an extraordinary general meeting or at the general meeting of shareholders, including any proposal properly brought before the meeting by a shareholder holding at least 10% of the total number of issued and outstanding shares.

SUPERVISORY BOARD

    The Supervisory Board presently maintains supervision over a limited number of the Company's activities specified by law and Netia's statute. Specifically, the Supervisory Board reviews Netia's annual Polish statutory accounts, the Management Board's reports and the matters proposed to be presented at Netia's shareholders meetings. The Supervisory Board also sets the salaries of, imposes and enforces appropriate disciplinary action on, and examines issues raised by, the Management Board. In addition, the Supervisory Board approves the motions of the Management Board pertaining to the sale or encumbrance of real estate. Netia's statute presently requires a vote of a simple majority of votes cast with a quorum of at least 50% of its members of the Supervisory Board present in order to adopt a valid resolution. However, upon completion of the Offering and pursuant to the terms of the Post-IPO Shareholders' Agreement, subject to certain conditions, Telia, on the one hand, and Dankner, Trefoil and Shamrock, on the other hand, each will have the right to appoint up to three out of the 11 members of Netia's new 11-person Supervisory Board and Warburg will have the right to appoint one such member. See "Management" and "Certain Relationships and Transactions with Related Parties-- Post-IPO Shareholders' Agreement." The term of the members of the Supervisory Board is three years and may be renewed.

BLOCK VOTING

    Under the Commercial Code, any shareholder, or a group of shareholders, owning at least 20% of the total outstanding shares of a Polish company may demand, in connection with the election of members of the supervisory board, that the block voting procedures (the "Block Voting Procedures") provided by the Commercial Code be implemented. Under the Block Voting Procedures, one or more shareholders acting as a "block" will be permitted to select a specified number of members (the "Specified Number") to be appointed to the supervisory board without the approval of the other

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shareholders. The other shareholders will vote at large for the remaining seats.
The number of members which each block will be entitled to appoint will be the result (rounded down to the nearest whole number) of dividing the number of shares represented by such block by the number of "shares per seat." The number of shares per seat is determined by dividing the number of shares represented at the general meeting of shareholders at which the members of the supervisory board are to be elected by the number of the seats on the supervisory board which are then the subject of the election. The number of shares represented by the block in excess of the number of shares required to be voted by the block in order to elect the Specified Number (I.E., the product of (a) the Specified Number and (b) the shares per seat) may not be voted by the block at large.

CAPITAL INCREASES; PRE-EMPTIVE RIGHTS

    Share capital increases must be authorized by the affirmative vote of 75.0% of the votes cast by shareholders in person or by proxy, at the meeting at which such vote is taken. See "Meetings of Shareholders."

    Under the Commercial Code, in the event of a capital increase, shareholders of a Polish company have pre-emptive rights, proportional to the number of shares owned by each such holder, to subscribe for any newly issued shares in an amount sufficient to maintain the proportion of capital then held by them. Under the Commercial Code and, subject to certain conditions, the pre-emptive rights may be suspended in whole or in part for any particular issue of shares, but only upon the affirmative vote of four-fifths of the shareholders in a general meeting of shareholders and only if such suspension is in the interests of the company.

    In non-public Polish companies (I.E., those that are not admitted for public trading in Poland), public notice of the pre-emptive rights to new shares must be given through an announcement in MONITOR SADOWY I GOSPODARCZY made not less than three weeks prior to the date on which the shareholders may exercise their right to subscribe for the new shares. If a second round of shares is offered, such shares shall be offered in amounts proportional to the number of shares subscribed by the shareholders having pre-emptive rights. If within this first-time limit the shareholders have not exercised their right to acquire new shares, public notice of the pre-emptive rights to the remaining shares will be given in a single announcement not less than two weeks prior to the date of the end of the subscription period. If a shareholder fails to subscribe for the shares on or before that deadline, such shareholder's pre-emptive rights will lapse. The management board may determine how to distribute shares with respect to which pre-emptive rights have not been exercised; provided, however, that the shares may not be offered below the original offering price to shareholders. In public companies the shares are offered based on the issue prospectus prepared in accordance with the Law on Public Trading in Securities (no announcements in MONITOR SADOWY I GOSPODARCZY are required). The pre-emptive rights are exercised within the time limit stated in the prospectus. If some of the shareholders do not exercise their pre-emptive rights, the other shareholders may within that time limit, additionally subscribe for shares in a number which does not exceed the volume of issue. See "Risk Factors--Pre-Emptive Rights May Be Unavailable to U.S. Holders."

DIVIDENDS

    The payment of dividends is subject to the decision of Netia's shareholders, which are declared by the shareholders at the general meeting of shareholders. See "--Meetings of Shareholders." Neither Polish law nor Netia's statute prevents the shareholders at the general meeting of shareholders from declaring a dividend in excess of the dividend recommended by the Management Board.

    Netia is not required to and does not pay interest on any unclaimed dividends. Under Polish law, dividends can only be paid on profits after all mandatory or optional allocations have been made to reserves, any fund created by a Polish company for investment purposes and any other decided on by

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the general meeting of shareholders. A payment may be made out of accumulated profit if there is a loss in any year. Polish law does not permit the payment of interim dividends.

    Netia has never declared any dividends. As of the date hereof, Netia has no outstanding preferred shares that pay dividends on terms which differ from those of the holders of common shares. See "Risk Factors--You May Not Receive Any Dividends."

LIQUIDATION RIGHTS

    Subject to the satisfaction of the claims of all other creditors, holders of shares are entitled to a pro rata distribution of any remaining assets in the event of liquidation of a company. As of the date hereof, Netia has no preferred shares with preferred rights of distribution of liquidation proceeds in the event of liquidation of Netia.

PURCHASE BY A COMPANY OF ITS OWN SHARES

    Under the Commercial Code, a Polish company may not purchase its own shares, except for the purchase of shares for redemption, the purchase of shares in a debt enforcement procedure if no other assets of a shareholder are available for foreclosure or the purchase of up to 10% of the shares for the purpose of a merger.

ANTI-MONOPOLY APPROVAL

    Under the Polish Law on the Prevention of Monopolistic Practices a person who desires to purchase shares constituting more than 25.0%, 33.0% or 50.0%, respectively, of the voting equity securities of any joint stock company must apply for an approval of such transaction to the Polish Anti-Monopoly Office. The application for approval must be made by both the potential investor and the target company. The president of the Polish Anti-Monopoly Office must issue a decision authorizing or prohibiting the transaction within two months with respect to non-public companies or within two weeks with respect to public companies in Poland of the filing date of the application.

RULES AND REGULATIONS APPLICABLE TO PUBLIC COMPANIES

    For a description of certain Polish rules and regulations that could apply to Netia and to holders of common shares and ADSs, if and when Netia's shares have been admitted to public trading in Poland and Netia becomes a "public company" for purposes of Polish law, see "Risk Factors--"Anti-takeover" Provisions of Polish Law May Make It Less Likely that Shareholders Will Realize a "Control Premium."

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                   DESCRIPTION OF AMERICAN DEPOSITARY SHARES

    The following is a summary of the material provisions of the Deposit Agreement (the "Deposit Agreement"), to be entered into by Netia, the Depositary and the owners and beneficial owners (the "Owners") of ADRs (the "Beneficial Owners"), pursuant to which the ADRs are to be issued.

    This summary is subject to and qualified by reference to the Deposit Agreement, including the form of ADRs. Terms used herein and not otherwise defined will have the meanings set forth in the Deposit Agreement. Copies of the Deposit Agreement and Netia's statute will be available for inspection at the Corporate Trust Office of the Depositary, currently located at 101 Barclay Street, New York, New York 10286, and at the principal office of the agent of the Depositary (the "Custodian"), currently located at the Warsaw, Poland office of Bank Polska Kasa Opieki S.A. The Depositary's principal executive office is located at 48 Wall Street, New York, New York 10286.

AMERICAN DEPOSITARY RECEIPTS

    ADRs evidencing ADSs are issuable by the Depositary pursuant to the Deposit Agreement. Each ADS will represent one common share or evidence the right to receive one common share (together with any additional shares of common shares at any time deposited or deemed deposited under the Deposit Agreement and any and all other securities, cash and property received by the Depositary or the Custodian in respect thereof and at such time held under the Deposit Agreement, "Deposited Securities"). Only persons in whose names ADRs are registered on the books of the Depositary will be treated by the Depositary and Netia as Owners.

PRE-RELEASE

    Unless requested in writing by Netia to cease doing so, the Depositary may execute and deliver receipts, prior to the receipt of shares (a "Pre-Release"). The Depositary may deliver common shares upon the receipt and cancellation of receipts which have been Pre-Released, whether or not such cancellation is prior to the termination of such Pre-Release or the Depositary knows that such receipt has been Pre-Released. The Depositary may receive receipts in lieu of common shares in satisfaction of a Pre-Release. Each Pre-Release will be (i) preceded or accompanied by a written representation from the person to whom receipts or Deposited Securities are to be delivered (the "Pre-Releasee") that the Pre-Releasee, or its customer, (A) owns or represents the owner of the corresponding deposited securities or receipts (as the case may be) to be remitted, (B) assigns all beneficial right, title and interest in such deposited securities or receipts (as the case may be) to the Depositary in its capacity as such and for the benefit of Owners, (C) will not take any action with respect to such receipts or deposited securities (as the case may be) that is inconsistent with the transfer of beneficial ownership (including without the consent of the Depositary, disposing of such receipts or deposited securities (as the case may be)), other than in satisfaction of such Pre-Release; (ii) at all times fully collateralized with cash or such other collateral as the Depositary determines in good faith will provide substantially similar liquidity and security; (iii) terminable by the Depositary on not more than five business days' notice; and
(iv) subject to such further indemnities and credit regulations as the Depositary deems appropriate. The number of ADSs which are outstanding at any time as a result of a Pre-Release will not normally exceed 30% of the total number of deposited securities then outstanding; provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate and may, with the prior written consent of Netia, change such limits for the purpose of general application. The Depositary will also set U.S. Dollar limits with respect to such transactions with any particular Pre-Releasee hereunder on a case-by-case basis as the Depositary deems appropriate. For purposes of enabling the Depositary to fulfill its obligations to Owners under the Deposit Agreement, the collateral referred to in clause (ii) above will be held by the Depositary as security for the performance of the Pre-Releasee's obligations to the Depositary in connection herewith,

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including the Pre-Releasee's obligation to deliver common shares or receipts upon termination of a Pre-Release transaction anticipated hereunder (and will not, for the avoidance of doubt, constitute deposited securities).

    The Depositary may retain for its own account any compensation received by it in connection with the foregoing, including, without limitation, earnings on collateral.

    The Depositary may issue receipts against rights to receive common shares from Netia (or from any agent of Netia recording share ownership). No such issue of receipts will be deemed a Pre-Release subject to the restrictions of Section
2.02 of the Deposit Agreement.

INITIAL DEPOSIT; LIMITATIONS ON WITHDRAWALS; TERMINATION OF DEPOSIT AGREEMENT

    The initial deposit (the "Initial Deposit") of common shares to be represented by ADRs offered in the initial offering (the "Initially Deposited Shares") will be made by delivery by Netia (or on behalf of Netia at its direction) to the Custodian. Prior to the date of the Initial Deposit, Netia will deliver, or cause to be delivered, (i) to the Depositary (A) a certificate signed on behalf of Netia, certifying the number of ADSs sold in connection with the Offering (the "Deposit Certificate"), (B) confirmation that, subject to the Registration occurring, the Initially Deposited Shares issued in bearer form will be delivered to the Custodian on or before the Termination Date, (C) confirmation that, subject to the Registration occurring, the Initially Deposited Shares issued in registered form will be registered in the name of the Depositary on or before the Termination Date, (D) confirmation that the Initially Deposited Shares will be issued as fully paid and (E) a written order from or on behalf of Netia directing the Depositary to execute and deliver to DTC or its custodian the master ADR evidencing the number of ADSs specified in the Deposit Certificate and (ii) to DTC, an instruction on behalf of Netia, specifying the DTC participant or participants to whose account(s) such ADSs should be credited. The Deposit Agreement also provides that, anything contained in the Deposit Agreement to the contrary notwithstanding, the number of shares on deposit hereunder shall not, without Netia's consent, exceed 25% of the total number of shares outstanding from time to time, which total number of shares outstanding as of the date hereof and prior to giving effect to the Offering is approximately 20,994,172, and Netia shall from time to time inform the Depositary in writing of any increase or decrease in such total number; provided, however, that notwithstanding any such decrease, the Depositary shall be under no obligation to cause a corresponding decrease in the number of shares on deposit. The Depositary shall not be responsible for any change in the limit of shares to be accepted for deposit until it has received actual notice of such change in writing from Netia and has had a reasonable opportunity to so notify the Custodian.

    The initial issue of ADRs may take place prior to the actual receipt by the Custodian of the Initially Deposited Shares and any other deposited shares, and in that event the Depositary will not accept common shares (other than common shares constituting the Initially Deposited Shares and common shares deposited in connection with any over-allotment option) for deposit or deliver Deposited Property in connection with any withdrawal until all (and not less than all) the common shares constituting the Initially Deposited Shares have actually been received by the Custodian (the date of such deposit being referred to as the "Share Availability Date"). Until the Registration Date, purchasers of ADRs will not be entitled to instruct the Depositary to exercise any rights on their behalf as shareholders of Netia and the Depositary (or its nominee) will not be entitled to exercise any rights as a shareholder. In the event that Netia notifies the Depositary or the Depositary is otherwise notified that the Commercial Court in Warsaw has not approved the Registration of the Capital Increase on or prior to the Termination Date, the Deposit Agreement will automatically terminate, and the Depositary will send a notice of such termination to the holders of ADRs (each, a "Holder of ADRs") at such date and Netia, such termination to take immediate effect. Thereafter, the Depositary will not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary will direct the Custodian to redeliver any common shares or rights to common shares forming part of

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the Deposited Property to or to the order of Netia and the Depositary will, subject to receipt of sufficient funds from the Escrow Agent, pay on a pro rata basis to the Holders of ADRs on a record date established by the Depositary, an amount in U.S. Dollars equal to the aggregate subscription price of such ADRs, together with interest accrued thereon.

DEPOSIT, TRANSFER AND WITHDRAWAL

    The Depositary has agreed that, subsequent to the Initial Deposit and subject to the terms and conditions of the Deposit Agreement, that upon delivery to the Custodian of common shares (or evidence of rights to receive common shares) and pursuant to appropriate instruments of transfer in a form satisfactory to the Custodian, the Depositary will, upon payment of the fees, charges and taxes provided in the Deposit Agreement, execute and deliver at its corporate trust office to, or upon the written order of, the person or persons named in the notice of the Custodian delivered to the Depositary or requested by the person depositing such common shares with the Depositary, an ADR or ADRs, registered in the name or names of such person or persons, and evidencing any authorized number of ADSs requested by such person or persons.

    Upon surrender at the Corporate Trust Office of the Depositary of an ADR for the purpose of withdrawal of the Deposited Securities represented by the ADSs evidenced by such ADR, and upon payment of the fees of the Depositary for the surrender of Receipts, governmental charges and taxes provided in the Deposit Agreement, and subject to the terms and conditions of the Deposit Agreement, the Owner of such ADR will be entitled to delivery, to him or her or upon his or her order, of the amount of Deposited Securities at the time represented by the ADS or ADSs evidenced by such ADR. The forwarding of share certificates, other securities, property, cash and other documents of title for such delivery will be at the risk and expense of the Owner. Notwithstanding anything contained herein to the contrary, Holders of ADRs are entitled to withdraw Deposited Securities at any time after the Share Availability Date, subject only to (i) temporary delays caused by closing transfer books of the Depositary or the issuer of the deposited securities or the deposit of common shares in connection with voting at a shareholders meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

DIVIDENDS, OTHER DISTRIBUTIONS AND RIGHTS

    Subject to any restrictions imposed by Polish law, regulations or applicable permits, the Depositary is required to convert or cause to be converted into U.S. Dollars, to the extent that in its judgment it can do so on a reasonable basis and can transfer the resulting U.S. Dollars to the United States, all cash dividends and other cash distributions denominated in a currency other than U.S. Dollars, including Polish Zloty ("Foreign Currency"), that it receives in respect of the deposited common shares, and to distribute the resulting U.S. Dollar amount (net of reasonable and customary expenses incurred by the Depositary in converting such Foreign Currency) to the Owners entitled thereto, in proportion to the number of ADSs representing such Deposited Securities evidenced by ADRs held by them, respectively. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Owners on account of exchange restrictions or the date of delivery of any ADR or ADRs or otherwise. The amount distributed to the Owners of ADRs will be reduced by any amount on account of taxes to be withheld by Netia or the Depositary. See "--Liability of Owner for Taxes."

    If the Depositary determines that in its judgment any Foreign Currency received by the Depositary or the Custodian cannot be converted on a reasonable basis into U.S. Dollars transferable to the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the opinion of the Depositary is not obtainable, or if any such approval or license is not obtained within a reasonable period, as determined by the Depositary, the Depositary

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may distribute the Foreign Currency received by the Depositary or the Custodian to, or in its discretion may hold such Foreign Currency uninvested and without liability for interest thereon for, the respective accounts of the Owners entitled to receive the same. If any such conversion of Foreign Currency, in whole or in part, cannot be effected for distribution to some of the Owners entitled thereto, the Depositary may in its discretion make such conversion and distribution in U.S. Dollars to the extent permissible to the Owners entitled thereto, and may distribute the balance of the Foreign Currency received by the Depositary to, or hold such balance uninvested and without liability for interest thereon for, the respective accounts of, the Owners entitled thereto.

    If Netia declares a dividend on, or the free distribution of, common shares, the Depositary may, and will if Netia so requests, distribute to the Owners of outstanding ADRs entitled thereto, in proportion to the number of ADSs evidenced by the ADRs held by each of them. Additional ADRs evidencing an aggregate number of ADSs that represents the amount of common shares received as such dividend or free distribution, subject to the terms and conditions of the Deposit Agreement with respect to the deposit of common shares and the issuance of ADSs evidenced by ADRs, including the withholding of any tax or other governmental charge and the payment of fees of the Depositary. The Depositary may withhold any such distribution of ADRs if it has not received satisfactory assurances from Netia that such distribution does not require registration under the Securities Act or is exempt from registration under the provisions of such Act. In lieu of delivering ADRs for fractional ADSs in the event of any such dividend or free distribution, the Depositary will sell the amount of common shares represented by the aggregate of such fractions and distribute the net proceeds in accordance with the Deposit Agreement. If additional ADRs are not so distributed, each ADS will thenceforth also represent the additional common shares distributed upon the Deposited Securities represented thereby.

    If Netia offers or causes to be offered to the holders of any Deposited Securities any rights to subscribe for additional common shares or any rights of any other nature, the Depositary will have discretion as to the procedure to be followed in making such rights available to any Owners of ADRs or in disposing of such rights for the benefit of any of the Owners and making the net proceeds available in U.S. Dollars to such Owners or, if by the terms of such rights offering or for any other reason, the Depositary may not either make such rights available to any of the Owners or dispose of such rights and make the net proceeds available to such Owners, then the Depositary will allow the rights to lapse; provided however, if at the time of the offering of any rights the Depositary determines in its discretion that it is lawful and feasible to make such rights available to all Owners or to certain of the Owners but not to other Owners, the Depositary may distribute to any of the Owners to whom it determines the distribution to be lawful and feasible, in proportion to the number of ADSs held by any of such Owners, warrants or other instruments therefor in such form as it deems appropriate. If the Depositary determines in its discretion that it is not lawful and feasible to make such rights available to any of the Owners, it may sell the rights, warrants or other instruments in proportion to the number of ADSs held by the Owners to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales for the account of such Owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such Owners because of exchange restrictions or the date of delivery of any ADRs, or otherwise. The Depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to Owners in general or any of the Owners in particular.

    In circumstances in which rights would not otherwise be distributed, if any of the Owners of ADRs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of any of such Owners, the Depositary will make such rights available to any of such Owners upon written notice from Netia to the Depositary that (a) Netia has elected in its sole discretion to permit such rights to be exercised and (b) any of such Owners has executed such documents as Netia has determined in its sole discretion are reasonably required under applicable law. Upon instruction

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pursuant to such warrants or other instruments to the Depositary from any of such Owners to exercise such rights, upon payment by any of such Owners to the Depositary for the account of any of such Owners of an amount equal to the purchase price of the common shares to be received in exercise of the rights, and upon payment of the fees of the Depositary as set forth in such warrants or other instruments, the Depositary will, on behalf of any of such Owners, exercise the rights and purchase the common shares, and Netia will cause the common shares so purchased to be delivered to the Depositary on behalf of any of such Owners. As agent for any of such Owners, the Depositary will cause the common shares so purchased to be deposited, and will execute and deliver Receipts to any of such Owners, pursuant to the Deposit Agreement.

    The Depositary will not offer rights to Owners having an address in the United States unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act with respect to a distribution to all of the Owners or are registered under the provisions of such Act; provided that nothing in the Deposit Agreement will create, or be construed to create, any obligation on the part of Netia to file a registration statement with respect to such rights or underlying securities or to endeavor to have such a registration statement declared effective. If any of the Owners of ADRs requests the distribution of warrants or other instruments, notwithstanding that there has been no such registration under such Act, the Depositary will not effect such distribution unless it has received an opinion from recognized counsel in the United States for Netia upon which the Depositary may rely that such distribution to any such Owner is exempt from such registration. The Depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to the Owners in general or any Owner in particular.

    Whenever the Depositary receives any distribution other than cash, common shares or rights in respect of the Deposited Securities, the Depositary, as promptly as practicable, will cause the securities or property received by it to be distributed to the Owners entitled thereto, after deduction or upon payment of any fees and expenses of the Depositary or any taxes or other governmental charges, in proportion to their holdings, respectively, in any manner that the Depositary may reasonably deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the Depositary such distribution cannot be made proportionately among the Owners entitled thereto, or if for any other reason (including, but not limited to, any requirement that Netia or the Depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act in order to be distributed to the Owners or the Beneficial Owners) the Depositary deems such distribution not to be feasible, the Depositary may, after consultation with Netia to the extent practicable, adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees of the Depositary) will be distributed by the Depositary to the Owners entitled thereto as in the case of a distribution received in cash; provided however, that no distribution to Owners will be unreasonably delayed by an action of the Depositary or of its agents.

    If the Depositary determines that any distribution of property (including common shares and rights to subscribe therefor) is subject to any taxes or other governmental charges which the Depositary is obligated to withhold, the Depositary may, by public or private sale, dispose of all or a portion of such property in such amount and in such manner as the Depositary deems necessary and practicable to pay such taxes or charges and the Depositary will distribute the net proceeds of any such sale after deduction of such taxes or charges to the Owners entitled thereto in proportion to the number of ADSs respectively held by them.

    Upon any change in nominal or par value, split-up, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting Netia or to which it is a party, any securities that will be received by the Depositary or Custodian in exchange for, in conversion of or in respect of Deposited Securities will be treated as new

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Deposited Securities under the Deposit Agreement, and the ADSs will thenceforth represent, in addition to the existing Deposited Securities, the right to receive the new Deposited Securities so received in exchange or conversion, unless additional ADRs are delivered pursuant to the following sentence. In any such case the Depositary may, after consultation with Netia, and will, if Netia so requests, execute and deliver additional ADRs as in the case of a distribution in common shares, or call for the surrender of outstanding ADRs to be exchanged for new ADRs specifically describing such new Deposited Securities.

RECORD DATES

    Whenever any cash dividend or other cash distribution will become payable or any distribution other than cash will be made, or whenever rights will be issued with respect to the Deposited Securities, or whenever for any reason the Depositary causes a change in the number of common shares that are represented by each ADS, or whenever the Depositary will receive notice of any meeting of holders of common shares or other Deposited Securities, or whenever the Depositary will find it necessary or convenient, the Depositary will fix a record date, (a) for the determination of the Owners who will be (i) entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof or (ii) entitled to give instructions for the exercise of voting rights at any such meeting or (b) on or after which each ADS will represent the changed number of common shares, all subject to the provisions of the Deposit Agreement.

VOTING OF DEPOSITED SECURITIES AND DISCLOSURE OF INTERESTS

    (1) Netia will notify the Depositary of any resolution to be proposed at a general meeting of shareholders of Netia. If Netia has requested the Depositary in writing to seek voting instructions in relation to the Deposited Securities, Netia will promptly provide to the Depositary sufficient copies, as the Depositary may reasonably request, of notices of meetings of shareholders of Netia and the agenda therefor, as well as voting instruction forms by which each Owner may give instructions to the Depositary to vote for or against each and any resolution specified in the agenda for the meeting, and the Depositary will mail such notices and voting instruction forms to any person who is an Owner on the record date established by the Depositary for that purpose (which shall be the same as the corresponding record date set by Netia or as near as practicable thereto) as soon as practicable after receipt of the same by the Depositary. Netia will also provide appropriate proxy forms to enable the Depositary to appoint a representative to attend the relevant meeting and vote on behalf of the Depositary.

    (2) In order for each voting instruction to be valid, the voting instructions form must be completed and duly signed by each Owner and returned to the Depositary by such date as the Depositary may specify.

    (3) Subject to Clause 4 below, and if the Depositary has been advised in the opinion referred to in Clause 5 that it is permissible under Polish law, the Depositary will calculate from the voting instructions that it has received from the Owners (x) the aggregate number of votes in favor of a particular resolution and (y) the aggregate number of votes opposed to such resolution, the Depositary will cast or cause to be cast the number of votes representing the net positive difference between such aggregate number of votes in favor of such resolution and the aggregate number of votes opposed to such resolution for or against such resolution, as the case may be; provided, however, that if (i) the Depositary receives instructions from the Owners instructing it to vote the same number of Deposited Securities for and against a resolution clause 4 below will apply or
(ii) the Depositary has received no voting instructions from any Owner with respect to any of the Deposited Securities represented by ADSs evidenced by such Receipts on or before the date established by the Depositary for such purpose, the Depositary will deem such Owner to have instructed the Depositary to give a discretionary proxy as provided in Clause 4 below.

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    (4) Subject to Clause 3 above, or if the Depositary is advised in the opinion referred to in Clause 5 below that it is not permissible under Polish law, or the Depositary determines that it is not reasonably practicable, to vote or cause to be voted such Deposited Securities in accordance with Clause 5 below the Depositary shall, subject to receipt of an opinion as described in Clause 5 below, vote or cause to be voted such Deposited Securities as directed by the Management Board or give a discretionary proxy or power of attorney to vote the Deposited Securities in favor of another person designated by the Management Board.

    (5) Where the Depositary is to vote in respect of each and any resolution in the manner described in Clause 3 or 4 above, the Depositary shall notify the President of Netia thereof and appoint a person designated by him as a representative of the Depositary to attend such meeting and vote the Deposited Securities in the manner required by this Section. The Depositary shall not be required to take any action required by Section 4.07 of the Deposit Agreement unless it shall have received an opinion from Netia's legal counsel (such counsel being reasonably acceptable to the Depositary) and at the reasonable cost of Netia to the effect that such voting arrangement is valid and binding on the Owners under Polish law and that the Depositary will not be deemed to be exercising any voting discretion.

    (6) By continuing to hold the Receipts, all Owners shall be deemed to have agreed to the provisions of Section 4.07 of the Deposit Agreement as it may be amended from time to time in order to comply with applicable Polish law and Netia's statute.

    (7) The Depositary shall not, and the Depositary shall ensure the Custodian or any nominee does not, vote or attempt to exercise the right to vote that attaches to the Deposited Securities other than in accordance with instructions given in accordance with the Deposit Agreement.

    (8) Owners will have only those voting rights with respect to the Deposited Securities as set forth in Section 4.07 of the Deposit Agreement.

    Netia and the Depositary may from time to time request Owners to provide information as to the capacity in which such Owners own or owned Receipts and regarding the identity of any other persons then or previously interested in such Receipts and the nature of such interest and various other matters. Each Owner will agree to provide any information requested by Netia or the Depositary pursuant to the Deposit Agreement. The Depositary will agree to comply with reasonable written instructions received from Netia requesting that the Depositary forward any such requests to the Owners and to forward to Netia any such responses to such requests received by the Depositary.

    In addition to any other notification requirements applicable under Polish law, any Owner (other than DTC or its nominee, Cede & Co.) or Beneficial Owner which acquires, directly through its ownership of common shares or indirectly through its ownership of ADSs or otherwise, 5% or more or 10% or more of the total voting equity securities of Netia shall provide written notification of such fact to the Depositary (which notice shall specify its name and the number of ADSs and other Shares held directly or indirectly by such Owner or Beneficial Owner) within two days of such acquisition of 5% or more or 10% or more, as the case may be, of such voting equity securities. The Depositary shall forward as promptly as practicable such notice as it receives to Netia, and Netia shall immediately forward such notice as it receives from the Depositary to the Securities Commission of Poland.

    In addition to any other notification requirements under Polish law, any Owner (other than DTC or its nominee, Cede & Co.) or Beneficial Owner which holds, directly through its ownership of common shares or indirectly through its ownership of ADSs or otherwise, 10% or more of the total voting equity securities of Netia shall provide written notification to the Depositary of any change in the number of voting equity securities held directly or indirectly by such Owner or Beneficial Owner to the extent that such change is by an amount equal to 2% or more of the total voting equity securities of Netia. Such notice shall specify the name of such Owner or Beneficial Owner and the number of ADSs and other Shares held directly or indirectly by such Owner or Beneficial Owner and shall be

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made within two days of such change. The Depositary shall forward as promptly as practicable such notice as it receives to Netia.

    We cannot assure you that the Owners generally or any Owner in particular will receive the notice described above sufficiently prior to the date established by the Depositary for the receipt of instructions to ensure that the Depositary will in fact receive such instructions on or before such date.

REPORTS AND OTHER COMMUNICATIONS

    The Depositary will make available for inspection by the Owners at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from Netia, which are both (i) received by the Depositary as the holder of the Deposited Securities and (ii) made generally available to the holders of such Deposited Securities by Netia. The Depositary will also send to the Owners copies of such reports when furnished by Netia pursuant to the Deposit Agreement. Any such reports and communications, including any proxy soliciting material, furnished to the Depositary by Netia will be furnished in English when so required pursuant to any regulations of the Commission.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    The form of ADRs and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between Netia and the Depositary in any respect which they may deem necessary or desirable without the consent of the Owners of ADRs; provided, however, that any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which otherwise prejudices any substantial existing right of ADR Owners, will not take effect as to outstanding ADRs until the expiration of 30 days after notice of any amendment has been given to the Owners of outstanding ADRs. Every Owner of an ADR, at the time any amendment so becomes effective, will be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event will any amendment impair the right of the Owner of any ADR to surrender such ADR and receive therefor the Deposited Securities represented thereby, except to comply with mandatory provisions of applicable law.

    The Depositary will at any time at the direction of Netia terminate the Deposit Agreement by mailing notice of such termination to the Owners of the ADRs then outstanding at least 90 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement by mailing notice of such termination to Netia and the Owners of all ADRs then outstanding if, any time after 90 days have expired after the Depositary will have delivered to Netia a written notice of its election to resign, a successor depositary will not have been appointed and accepted its appointment, in accordance with the terms of the Deposit Agreement. If any ADRs remain outstanding after the date of termination of the Deposit Agreement, the Depositary thereafter will discontinue the registration of transfers of ADRs, will suspend the distribution of dividends to the Owners thereof and will not give any further notices or perform any further acts under the Deposit Agreement, except the collection of dividends and other distributions pertaining to the Deposited Securities, the sale of rights and other property and the delivery of underlying common shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADRs (after deducting, in each case, the fees of the Depositary for the surrender of an ADR and other expenses set forth in the Deposit Agreement and any applicable taxes or governmental charges). At any time after the expiration of one year from the date of termination, the Depositary may sell the Deposited Securities then held thereunder and hold uninvested the net proceeds of such sale, together with any other cash, unsegregated and without liability for interest, for the pro rata benefit of the Owners that have not theretofore surrendered their Receipts, such Owners thereupon becoming general creditors of the

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Depositary with respect to such net proceeds. After making such sale, the
Depositary will be discharged from all obligations under the Deposit Agreement, except to account for net proceeds and other cash (after deducting, in each case, the fee of the Depositary and other expenses set forth in the Deposit Agreement for the surrender of an ADR and any applicable taxes or other governmental charges).

    The Deposit Agreement will also be automatically terminated in the event that Netia notifies the Depositary or the Depositary is otherwise notified that the Commercial Court in Warsaw has not approved the registration of the Capital Increase on or prior to the Termination Date. See "--Initial Deposit; Limitation on Withdrawal; Termination of Deposit Agreement."

CHARGES OF DEPOSITARY

    The Depositary will charge any party depositing or withdrawing common shares or any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by Netia or an exchange of stock regarding the ADRs or Deposited Securities or a distribution of ADRs pursuant to the Deposit Agreement) where applicable: (1) taxes and other governmental charges; (2) such registration fees as may from time to time be in effect for the registration of transfers of common shares generally on the share register of Netia or the appointed agent of Netia for transfer and registration of common shares and applicable to transfers of common shares to the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals; (3) such cable, telex and facsimile transmission expenses as are expressly provided in the Deposit Agreement to be at the expense of persons depositing common shares or Owners;
(4) such expenses as are incurred by the Depositary in the conversion of Foreign Currency pursuant to the Deposit Agreement; (5) a fee not in excess of $5.00 per 100 ADSs (or portion thereof) for the issuance and surrender, respectively, of ADRs pursuant to the Deposit Agreement; (6) a fee not in excess of $.02 per ADS (or portion thereof) for any cash distribution made pursuant to the Deposit Agreement; (7) a fee for the distribution of securities pursuant to the Deposit Agreement, such fee being in an amount equal to the fee for the execution and delivery of ADSs referred to above which would have been charged as a result of the deposit of such securities (for purposes of this clause treating all such securities as if they were Shares), but which securities are instead distributed by the Depositary to Owners; and (8) any other charge payable by the Depositary, any of the Depositary's agents, including the Custodian, or the agents of the Depositary's agents in connection with the servicing of common shares or other Deposited Securities (which charge shall be assessed against the Owners of record as of the date or dates set by the Depositary in accordance with the Deposit Agreement and shall be collected at the sole discretion of the Depositary by billing such Owners for such charge or by deducting such charge from one or more cash dividends or other cash distributions).

    The Depositary, pursuant to the Deposit Agreement, may own and deal in any class of securities of Netia and its affiliates and in ADRs.

LIABILITY OF OWNER FOR TAXES

    If any tax or other governmental charge will become payable by the Custodian or the Depositary with respect to any ADR or any Deposited Securities represented by the ADSs evidenced by such ADR, such tax or other governmental charge will be payable by the Owner or Beneficial Owner of such ADR to the Depositary. The Depositary may refuse to effect any transfer of such ADR or any withdrawal of Deposited Securities underlying such ADR until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the Owner or Beneficial Owner thereof any part or all of the Deposited Securities underlying such ADR and may apply such dividends, distributions or the proceeds of any such sale to pay any such tax or other governmental charge and the Owner or Beneficial Owner of such ADR will remain liable for any deficiency.

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GENERAL

    Neither the Depositary nor Netia nor any of their respective directors, employees, agents or affiliates will be liable to any Owner or Beneficial Owner of ADRs, if by reason of any provision of any present or future law or regulation of the United States, Poland or any other country, or of any other governmental or regulatory authority or stock exchange, or by reason of any provision, present or future, of Netia's statute, or by reason of any provision of any securities issued or distributed by Netia, or any offering or distribution thereof, or by reason of any act of God or war or other circumstances beyond its control, the Depositary or Netia or any of their respective directors, employees, agents or affiliates will be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the Deposit Agreement or the Deposited Securities it is provided will be done or performed; nor will the Depositary or Netia incur any liability to any Owner or Beneficial Owner of any ADR by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the Deposit Agreement it is provided will or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for under the Deposit Agreement. Where, by the terms of a distribution pursuant to the Deposit Agreement, or an offering or distribution pursuant to the Deposit Agreement, or for any other reason, such distribution or offering may not be made available to Owners, and the Depositary may not dispose of such distribution or offering on behalf of such Owners and make the net proceeds available to such Owners, then the Depositary will not make such distribution or offering, and will allow the rights, if applicable, to lapse.

    Netia and the Depositary assume no obligation and they will not be subject to any liability under the Deposit Agreement to Owners or Beneficial Owners of ADRs, except that they agree to perform their respective obligations specifically set forth under the Deposit Agreement without negligence or bad faith.

    The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises, the Depositary performed its obligations without negligence or bad faith while it acted as Depositary.

    The Depositary shall not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any such vote is cast or the effect of any such vote, provided that any such action or non-action is in good faith.

    For the avoidance of doubt, the Depositary shall have no responsibility whatsoever to Netia, any Owner or Beneficial Owner or any other person with respect to any deficiency which might arise because (i) the amount available for distribution to the Owners by the Depositary in the event that the deposit of the Initially Deposited Shares is not made as a result of the Commercial Court in Warsaw not approving the application for registration of the Capital Increase on or prior to the Termination Date (together with interest accrued thereon) is less than the U.S. Dollar amount paid by Owners or (ii) the Depositary is subject to any tax in respect of the Deposited Property or any part thereof or any income therefrom or any proceeds thereof.

    The ADRs are transferable on the books of the Depositary, provided that the Depositary may close the transfer books at any time or from time to time when deemed expedient by it in connection with the performance of its duties or at the written request of Netia. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or withdrawal of any Deposited Securities, the Depositary, the Custodian or the Registrar may require payment from the person presenting the ADR or the depositor of the common shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to common

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shares being deposited or withdrawn) and payment of any applicable fees payable by the Owners and the Beneficial Owners of ADRs. The Depositary may refuse to deliver ADRs, to register the transfer of any ADR or to make any distribution on, or related to, common shares until it has received such proof of citizenship or residence, exchange control approval or other information as it may deem necessary or proper. The delivery, transfer, registration of transfer of outstanding ADRs and surrender of ADRs generally may be suspended or refused during any period when the transfer books of the Depositary, Netia or the foreign registrar are closed or if any such action is deemed necessary or advisable by the Depositary or Netia, at any time or from time to time.

    The Depositary will keep books, at its Corporate Trust Office, for the registration and transfer of ADRs, which at all reasonable times will be open for inspection by the Owners, provided that such inspection will not be for the purpose of communicating with Owners in the interest of a business or object other than the business of Netia or a matter related to the Deposit Agreement or the ADRs.

    The Depositary may appoint one or more co-transfer agents for the purpose of effecting transfers, combinations and split-ups of ADRs at designated transfer offices on behalf of the Depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by Owners or persons entitled to ADRs and will be entitled to protection and indemnity to the same extent as the Depositary.

GOVERNING LAW; ARBITRATION; JURISDICTION; WAIVER OF IMMUNITY

    The Deposit Agreement will be governed by the laws of the State of New York.

    Any controversy, dispute, claim or cause of action brought by any party to the Deposit Agreement against Netia arising out of or relating to the common shares or other Deposited Securities, the ADSs, the Receipts or the Deposit Agreement, or the breach hereof or thereof (each, a "claim"), will be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, that in the event of any third-party litigation to which the Depositary is a party and to which Netia may properly be joined, Netia may be so joined in any court in which such litigation is proceeding. The place of the arbitration will be the City of New York, State of New York, United States of America, and the language of the arbitration shall be English. Netia has, in the Deposit Agreement, also submitted to the jurisdiction of the federal or state courts in the Borough of Manhattan in the City of New York.

    In addition, to the extent Netia or any of its properties, assets or revenues may have or may become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any respect thereof, from set-off or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution or judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with the common shares or Deposited Securities, the ADSs, the Receipts or the Deposit Agreement, Netia, to the fullest extent permitted by applicable law, in the Deposit Agreement will irrevocably and intentionally waive, and agree not to plead or claim, any such immunity and will consent to such relief and enforcement.

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                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of the Offering, Netia will have 26,494,172 common shares outstanding. Of these shares, the common shares sold in the Offering as ADSs will be freely transferable and tradable without restriction or further registration under the Securities Act of 1933 (the "Securities Act") except for any shares purchased by any "affiliate," as defined below, of Netia which will be subject to the resale limitations of Rule 144. All of the remaining common shares held by existing stockholders are "restricted" securities within the meaning of Rule 144 under the Securities Act ("Rule 144") and may only be sold in the public market pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from registration, including Rule 144 or Regulation S.


    In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who has been deemed to have beneficially owned shares for at least one year, including an affiliate, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then-outstanding number of shares of common stock of the company or the average weekly trading volume in the common stock during the four calendar weeks preceding the filing of the required notice of such sale. Sales under Rule 144 may also be subject to certain manner of sale provisions, notice requirements and the availability of current public information about the company. A person (or persons whose shares are required to be aggregated) who is not deemed to have been an affiliate of the company during the three months preceding a sale, and who has beneficially owned shares within the definition of "restricted securities" under Rule 144 for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitation, manner of sale provisions, notice requirements or public information requirements of Rule 144. Affiliates continue to be subject to such limitations. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer. Certain resales may be permitted pursuant to Section 904 of Regulation S under the Securities Act even if the Rule 144 holding periods are not satisfied. In addition, certain of Netia's large shareholders are being given "demand" registration rights that will require Netia to register the resale of their shares on demand. See "Certain Relationships and Transactions with Related Parties--Registration Rights Agreement."


    Upon completion of the Offering, up to approximately 4,389,817 common shares, which are beneficially held by certain existing stockholders of Netia, may be eligible for sale under Rule 144 or Regulation S. Netia, its directors and officers and certain of our principal shareholders who own in the aggregate 16,604,355 common shares, have agreed that during the period beginning from the date of this prospectus and continuing to and including the date 180 days after the date of this prospectus, they will not offer, sell, contract to sell or otherwise dispose of any securities of Netia which are substantially similar to the common shares or which are convertible into or exchangeable for securities which are substantially similar to the common shares without the period written consent of the Global Coordinator, except for the common shares offered in connection with the Offering. In addition, subject to certain exceptions such parties have also agreed not to offer, sell, grant an option to purchase or otherwise dispose of more than 25% of their respective holdings of common shares, as measured on the date hereof, during each of the two consecutive 90-day periods following the termination of the 180-day period noted above without the prior consent of Donaldson, Lufkin & Jenrette International. Such sales, if any, will be effected through Donaldson, Lufkin & Jenrette International or its affiliates. See "Underwriting."


    No prediction can be made as to the effect, if any, that future sales of common shares, or the availability of shares of common shares for future sale, will have on the market price of the common shares prevailing from time to time. Sales of substantial numbers of shares of common shares, pursuant to a registration statement, Rule 144 or otherwise, or the perception that such sales may occur, could adversely affect the prevailing market price of the common shares.

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                      DESCRIPTION OF CERTAIN INDEBTEDNESS

THE 1997 SENIOR NOTES

    As noted above, in November 1997, Netia Holdings B.V., a wholly owned subsidiary of Netia, issued $200.0 million aggregate principal amount of 1997 Senior Dollar Notes, $193.6 million aggregate principal amount at maturity of 1997 Senior Dollar Discount Notes and DM 207.1 million aggregate principal amount at maturity of 1997 Senior DM Discount Notes (collectively the "1997 Senior Notes"), all of which are fully, irrevocably and unconditionally guaranteed by Netia Holdings S.A. on an unsubordinated and unsecured basis.

    The 1997 Senior Dollar Notes bear interest at a rate of 10.25% per annum payable on May 1 and November 1 of each year commencing on May 1, 1998. Upon issuance of the 1997 Senior Dollar Notes, Netia deposited an amount of cash which, together with interest received thereon, would be sufficient to pay the first six interest payments on the 1997 Senior Dollar Notes. The 1997 Senior Dollar Discount Notes and the 1997 Senior DM Discount Notes bear interest at a rate of 11.25% and 11.0% per annum, respectively. The 1997 Senior Dollar Discount Notes and the 1997 Senior DM Discount Notes were issued at a discount in the amounts of $68,546,000 (PLN 239,156,000 (at the exchange rate on the day of issuance)) and DM 72,062,000 (PLN 145,781,000 (at the exchange rate on the day of issuance)), respectively, to reflect that interest thereon will not begin to accrue until November 1, 2001. Commencing on November 1, 2001, interest will accrue and be payable semi-annually on May 1 and November 1 of each year.

    Repayment of the principal amounts of the 1997 Senior Notes is in 2007, unless elected to be redeemed at Netia's option at an earlier date. The 1997 Senior Notes will be redeemable at Netia's option after November 1, 2002, in whole or in part. In addition, at any time prior to November 1, 2000, Netia may redeem up to 33.0% of the aggregate principal amount at maturity of each class of the 1997 Senior Notes at a redemption price of 110.25% of the principal amount thereof in the case of the 1997 Senior Dollar Notes, at a redemption price of 111.25% of the accreted value thereof in the case of the 1997 Senior Dollar Discount Notes, and at a redemption price of 111.0% of the accreted value thereof in the case of the 1997 Senior DM Discount Notes, with the net proceeds of one or more public equity offerings, provided that not less than $134 million of the aggregate principal amount of the 1997 Senior Dollar Notes, $129.7 million of the aggregate principal amount at maturity of the 1997 Senior Dollar Discount Notes and DM 138.7 million of the aggregate principal amount at maturity of 1997 Senior DM Discount Notes remains outstanding immediately after giving effect to such redemption.

THE 1999 SENIOR NOTES

    In June 1999, Holdings II BV, a wholly owned subsidiary of Netia, issued [EURO]100.0 million aggregate principal amount of 1999 Senior Euro Notes and $100.0 million aggregate principal amount of 1999 Senior Dollar Notes, all of which are fully, irrevocably and unconditionally guaranteed by Netia Holdings S.A. on an unsubordinated and unsecured basis.

    The 1999 Senior Euro Notes bear interest at a rate of 13 1/2% per annum payable on December 15 and June 15 of each year commencing on December 15, 1999. Upon issuance of the 1999 Senior Euro Notes, Netia deposited an amount of cash which, together with interest received thereon, will be sufficient to pay the first four interest payments on the 1999 Senior Euro Notes. The 1999 Senior Dollar Notes bear interest at a rate of 13 1/8% per annum payable on December 15 and June 15 of each year commencing on December 15, 1999.

    Repayment of the principal amount of the 1999 Senior Notes will be in 2009, unless elected to be redeemable at Netia's option at an earlier date. The 1999 Senior Notes will be redeemable at Netia's option after June 15, 2004, in whole or in part. In addition, at any time prior to June 15, 2002, Netia may redeem up to $33 million of the aggregate principal amount of the 1999 Senior Dollar Notes at a

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redemption price of 113.125% of the principal amount thereof and up to [EURO]33 million of the aggregate principal amount of the 1999 Senior Euro Notes at a redemption price of 113.500% of the principal amount thereof, respectively, with the net proceeds of one or more public equity offerings, provided that not less than two-thirds of the aggregate principal amount of the 1999 Senior Euro Notes and two-thirds of the aggregate principal amount of the 1999 Senior Dollar Notes remains outstanding immediately after giving effect to such redemption.

COVENANTS CONTAINED IN THE 1997 SENIOR NOTES AND THE 1999 SENIOR NOTES

    The indentures governing the 1997 Senior Notes (the "Indentures") contain covenants which, among other things, restrict Netia and its Restricted Subsidiaries (as defined therein) from incurring any indebtedness, other than Permitted Indebtedness and Permitted Subsidiary Indebtedness (each as defined therein), unless we maintain a ratio of Consolidated Indebtedness (as defined therein) to Annualized Consolidated Operating Cash Flow Ratio (as defined therein) that is greater than 0 and less than or equal to 5.5 to 1.0.

    Permitted Indebtedness means, among other things, indebtedness of Netia incurred for working capital to finance the build-out of our network or acquisitions of

    - telecommunications licenses or

    - the capital stock of Restricted Subsidiaries all of whose assets are telecommunications assets (as defined therein),

    However, after giving effect to such indebtedness, the total amount of such indebtedness incurred and outstanding must not exceed (x) the difference between
(A) $175 million and (B) the total aggregate amount of Permitted Subsidiary Indebtedness, plus (y) 200% of the total incremental equity of Netia.

    Permitted Subsidiary Indebtedness means, among other things, secured indebtedness incurred by any Restricted Subsidiary to finance working capital, the build-out of the network or the acquisition of either (x) any telecommunications licenses or (y) the capital stock of Restricted Subsidiaries all of whose assets are telecommunications assets, if, in each case,

    - such indebtedness is secured by a lien on telecommunications assets and

    - after giving effect to such indebtedness, the total aggregate principal amount of indebtedness incurred and outstanding at any time under this clause does not exceed (1) the difference between (A) $175.0 million and
      (B) the total aggregate principal amount of the indebtedness of the parent company incurred pursuant to clause (f) of the definition of Permitted Indebtedness, plus (2) 300% of the Total Incremental Subsidiary Equity (as defined therein).

    In addition, Netia may not, and will not permit any of its Restricted Subsidiaries (as defined therein), in each case subject to certain limited exceptions, to:

    - pay any dividend on or make any distribution to holders of, any shares of the capital stock of Netia (other than solely in shares of its capital stock, options, warrants or other rights to its capital stock);

    - purchase, redeem or otherwise acquire or retire for value any shares of the capital stock of Netia or its affiliates;

    - retire for value before maturity any Subordinated Indebtedness (as defined therein);

    - make any investments, except as permitted by the indentures; and

    - declare or pay any dividend or distribution on any capital stock of any restricted subsidiary (as defined therein), except according to certain formulas specified in the indentures and keyed,

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      among other things, to the net cash flows of Netia and the net cash proceeds from the issuance or sale of the capital stock of Netia.

    In addition, the Indentures contain several covenants concerning the following:

    - limitation on issuances and sales of capital stock of the Restricted Subsidiaries;

    - limitation on transactions with affiliates of Netia;

    - limitation on liens;

    - limitation on issuances of guarantees of indebtedness by subsidiaries of Netia;

    - limitation on sales of assets;

    - limitation on dividends and other payment restrictions affecting the Restricted Subsidiaries;

    - limitations on investments in unrestricted subsidiaries of Netia; and

    - limitations on the business of Netia and its subsidiaries.

    The covenants also mandate provision of financial statements and reports to holders of the 1997 Senior Notes.

    Events of default under the 1997 Senior Notes include:

    - default in the payment of any interest on any of the 1997 Senior Notes when such interest becomes due and payable after the expiration of a 30-day grace period;

    - default in the payment of any principal of or premium on any of the 1997 Senior Notes;

    - default in the performance or breach of any of the covenants contained in the Indentures and, except in certain cases, continuance of such default or breach for a period of 30 days after written notice has been given to Netia Holdings BV of such breach;

    - default in the payment of principal, premium or interest on indebtedness of Netia or certain of its subsidiaries aggregating $10 million or more when the indebtedness becomes due and payable and such default is not cured or waived;

    - any final judgment of any court or regulatory agency against Netia or certain of its subsidiaries individually or in an aggregate amount, in excess of $10 million or more when, upon such judgment, enforcement proceedings have commenced and a stay of enforcement of such judgment was not in effect for 45 days; and

    - the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to Netia, Netia Telekom or Netia South.

    The occurrence of an event of default under the 1997 Senior Notes Indentures can have the effect of accelerating the principal of or premium and interest on the 1997 Senior Notes.

    In addition, on December 1, 1998, Holdings BV and State Street Bank and Trust, N.A. as the trustee under the 1997 Senior Notes Indentures executed supplemental indentures (collectively, the "1997 Senior Notes Supplemental Indentures") to each respective 1997 Senior Notes Indenture. The effect of the 1997 Senior Notes Supplemental Indentures was to enable Netia to incur certain additional indebtedness through special-purpose wholly owned finance subsidiaries and to guarantee such indebtedness, rather than directly incur such indebtedness itself.

    The indentures governing the 1999 Senior Notes (the "1999 Senior Notes Indentures") contain similar restrictions as the 1997 Senior Notes Indentures, except that the 1999 Senior Notes Indentures allow us greater flexibility to incur additional indebtedness than the 1997 Senior Notes Indentures.

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NETIA SOUTH BANK FACILITY

    The Netia South Bank Facility was originally a multicurrency term facility intended to provide up to $95.0 million of financing (which could be increased to up to $155.0 million under certain circumstances) to fund the capital expenditures, operating losses and general working capital needs of Netia South and its subsidiaries associated with the construction, maintenance and operation of the network by Netia South and the connection of up to 330,050 ringing telephone lines by Telekom Silesia and Telmedia. However, as noted under "Risk Factors--We Face Risks Due to Our Build-out Strategy and Our Failure to Meet Build-out Milestones," Netia South and its subsidiaries were required under the Netia South Bank Facility to achieve a minimum number of subscriber lines by certain dates, including 29,500 lines by December 31, 1997 and 37,500 lines by March 31, 1998. Netia South failed to meet both of these milestones, resulting in defaults under the Netia South Bank Facility. In light of Netia's failure to meet these build-out milestones and the Netia's belief that the Netia South Bank Facility was not appropriate for Netia given the new licenses awarded in December 1997, the defaults were waived and, in October 1998 the Netia South Bank Facility was amended. Upon such amendment, different parties were released from the obligations under the facility agreement and other agreements relating thereto.

    As amended, the total amount of debt outstanding under the Netia South Bank Facility of approximately $11.6 million will not be increased and must be repaid by January 31, 2000. Amounts outstanding under the Netia South Bank Facility bear interest at LIBOR plus a margin.

    The Netia South Bank Facility contains covenants that impose restrictions on the incurrence of indebtedness, the creation of security interests, the giving of guarantees, the making and giving of amendments or waivers to project documents, the making of loans, the formation of subsidiaries, alterations to Netia South's capital structure and the disposal of assets. The payment of dividends and other distributions from Netia South to, and repayment of loans from, its shareholders is restricted.

    The Netia South Bank Facility provides for various events of default, including:

    - an interest or payment default;

    - a breach of the borrower's covenants, agreements, representations and warranties under the Netia South Bank Facility;

    - a material default under the facility or project documents by Netia;

    - a default under certain subordinated loans from Alcatel described below under "--Vendor Financing"; and

    - certain changes of ownership as well as expropriation, insolvency, cross-default and material adverse change defaults at the Netia South (and its subsidiaries), Netia and Telia levels.

    The amounts due under the Netia South Bank Facility are secured by a pledge of shares in Telekom Silesia owned by Netia South. Additionally, all permitted debts of the borrowers under the vendor financing and shareholders loans are subordinated to the payments under the Netia South Bank Facility.

UNI-NET COMFORT LETTERS

    In January 1998, Netia issued two letters of comfort to ING Lease (Polska) in support of the obligations of Uni-Net, Netia's 58.2% subsidiary, under two agreements pursuant to which Uni-Net leases equipment from ING Lease (Polska). Similar comfort letters were provided to ING Lease (Polska) by the other principal shareholder of Uni-Net. Under the comfort letters, which expressly provide that they do not constitute guarantees, Netia agreed to ensure that Uni-Net will have sufficient

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funds at its disposal to satisfy its obligations under the underlying leases.
Netia further agreed that if it desired to sell more than 51% of its interest in Uni-Net, it would either:

    - arrange for the purchaser to assume Netia's obligations under the comfort letters or

    - provide a guarantee to ING Lease (Polska) of Uni-Net's obligations under the leases up to a maximum amount of approximately DM 1,040,000.

VENDOR FINANCING

    As noted under "Business--Network--Network Equipment and Construction," Netia and Alcatel are parties to a strategic alliance agreement (the "Strategic Alliance Agreement") under which Alcatel contracted to construct approximately 132,000 lines on a turn-key basis. The Strategic Alliance Agreement provides for vendor financing of up to 5% and 10%, respectively, of the purchase price of each Netia Telekom and Netia South construction project on a long-term basis. Borrowings under such financing bears interest at a rate of LIBOR plus 4%. As of March 31, 1999, Netia had borrowed $4.7 million under the terms of the Strategic Alliance Agreement. The subordinated loan agreements governing the vendor financing contain restrictions on the incurrence of senior indebtedness, the payment of dividends, mergers, sales of assets and the granting of security interests by Netia Telekom and Netia South.

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                                    TAXATION

U.S. FEDERAL INCOME TAX CONSIDERATIONS

    This is a discussion of the important U.S. federal income tax consequences of purchasing, holding and disposing of ADSs. This discussion only applies to a "U.S. Holder," defined as:

    - a citizen or resident of the United States;

    - a corporation created or organized under the laws of the United States or any political subdivision thereof or therein;

    - an estate, the income of which is subject to U.S. federal income tax regardless of the source; or

    - a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

    This discussion considers only U.S. Holders that will own ADSs as capital assets and whose functional currency is the U.S. dollar. It does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. Holder based on such holder's particular circumstances (including the potential application of the U.S. alternative minimum tax), nor does it address any aspect of state, local or non-U.S. tax laws or the possible application of U.S. federal gift or estate taxes. This discussion does not consider the tax treatment of persons who hold ADSs through a partnership or other pass-through entity. Except to the limited extent discussed below, this discussion does not consider the tax consequences to the holder of ADSs who is not a U.S. Holder (a "Non-U.S. Holder"). This discussion does not address the U.S. federal income tax consequences to U.S. Holders that are subject to special treatment, including U.S. Holders that:

    - are broker-dealers, insurance companies, tax-exempt organizations or financial institutions;

    - hold ADSs as part of a "straddle," "hedge," or "conversion transaction" with other investments; or

    - own at least 10% of Netia's voting stock (directly, indirectly or constructively).

    This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), current and proposed U.S. Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date of this prospectus, all of which are subject to change, possibly on a retroactive basis. All prospective investors are advised to consult their own tax advisors with respect to the specific U.S. federal income tax consequences to such persons or entities of purchasing, holding or disposing of ADSs.

TAXATION OF ADSS

    GENERAL

    For U.S. federal income tax purposes, a U.S. Holder of ADSs will be treated as the owner of the common shares that those ADSs represent. Accordingly, except as specifically noted, this discussion generally treats ownership of ADSs as equivalent to owning Netia common shares.

    ADSS PURCHASED PRIOR TO REGISTRATION OF THE CAPITAL INCREASE

    The characterization of the ADSs for U.S. federal income tax purposes before the Capital Increase is registered with the Commercial Court in Warsaw is unclear. During this period, the ADSs might be viewed as representing an interest in the funds held in the Escrow Account. Under this view, a U.S. Holder's share of the interest earnings on the Escrow Account would be taxable as ordinary income at the time it is received by the Escrow Agent or accrued, depending on the U.S. Holder's method of

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accounting for tax purposes, regardless of whether those earnings were distributed to the U.S. Holder. Upon registration of the Capital Increase and issuance of the common shares, a U.S. Holder would be considered to have acquired the common shares represented by the ADSs at a cost equal to the original price paid by the U.S. Holder plus the U.S. Holder's share of interest earned on the escrowed funds.

    Alternatively, before the common shares are registered, the ADSs might be viewed as representing a cancelable interest in the common shares. Under this view, a U.S. Holder would be treated as having acquired an interest in the common shares represented by the ADSs on the date the common shares are registered, at a cost equal to the offering price paid by the U.S. Holder. If the Capital Increase is not approved and the common shares are therefore not delivered, any interest payable to a U.S. Holder would be taxable as ordinary income according to the U.S. Holder's method of accounting for tax purposes. The amount of such interest is likely to constitute income from sources outside the United States, and a U.S. Holder should be entitled to a deduction for any withholding tax paid thereon, or, at the U.S. Holder's election, a dollar-for-dollar credit against the U.S. Holder's federal income tax liability, subject to the limitations and restrictions described below. Prospective investors should consult their own tax advisors concerning the applicability of the foreign tax credit and sourcing rules relating to interest income earned from the escrow account and the characterization of the escrow arrangement generally.

    DIVIDENDS

    A U.S. Holder will be required to include in gross income as ordinary dividend income the amount of any distributions paid on its ADSs (including the foreign taxes, if any, withheld from the amount received) on the date such distribution is received by the Depositary and to the extent that such distributions are paid out of Netia's current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Distributions in excess of such earnings and profits will reduce the U.S. Holder's basis in its ADSs and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of ADSs. Dividends paid on the ADSs will generally not qualify for the dividends received deduction available to corporations. Dividends paid by Netia generally will be foreign source "passive income" for U.S. foreign tax credit purposes, or, in the case of a financial services entity, "financial services income."

    Dividends paid in Foreign Currency to a U.S. Holder will be includible in the income of a U.S. Holder in a U.S. Dollar amount calculated by reference to the exchange rate on the day the dividends are received by the Depositary. A U.S. Holder that receives Foreign Currency from a distribution and converts the Foreign Currency into U.S. Dollars subsequent to receipt will generally have foreign exchange gain or loss based on any appreciation or depreciation of the value of the Foreign Currency against the U.S. Dollar, which will generally be U.S. source ordinary income or loss for U.S. foreign tax credit purposes.

    To the extent that foreign tax is withheld on a dividend, a U.S. Holder will have the option of claiming any income taxes withheld at the source as either a deduction from adjusted gross income or as a dollar-for-dollar credit against the U.S. Holder's U.S. federal income tax liability, subject to the holding period requirement discussed below. If the U.S. Holder opts to claim the tax credit, the Holder may be subject to complex limitations and restrictions, the application of which must be determined on an individual basis by each U.S. Holder.

    In addition, in order to claim a foreign tax credit (rather than a deduction), a U.S. Holder must have held the ADSs for at least 16 days of the 30-day period beginning on the date which is 15 days before the ex-dividend date. Any days during which a U.S. Holder has substantially diminished its risk of loss on the ADSs are not counted towards meeting the 16-day holding period. Similarly, a U.S. Holder that is under an obligation to make related payments with respect to dividends on the ADSs (or

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substantially similar or related property) is not entitled to claim a foreign tax credit with respect to those dividends.

    DISPOSITION OF ADSS

    Upon the sale, exchange or other disposition of an ADS, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized on the disposition by such U.S. Holder and its tax basis in the ADSs. Gain or loss recognized on the sale, exchange or other disposition of ADSs will generally be capital gain or loss, and will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. Gain recognized on ADSs held for more than one year by a non-corporate holder is currently subject to a maximum tax rate of 20%.

    Any exchange of ADSs for common shares of Netia will not be treated as a sale, exchange or disposition of the ADSs. A U.S. Holder's tax basis in the common shares received will be the same as the tax basis in the ADSs surrendered, and the holding period of the common shares will include the holding period of the ADSs.

    PASSIVE FOREIGN INVESTMENT COMPANIES

    Netia will be a passive foreign investment company (a "PFIC") if 75% or more of its gross income (including the pro rata share of the gross income of any company in which the Company is considered to own 25% or more of the shares by value) in a taxable year is passive income. Alternatively, Netia will be considered to be a PFIC for U.S. federal income tax purposes if at least 50% of its assets, averaged over the year and generally determined based on fair market value (including the pro rata share of the assets of any company in which the Company is considered to own 25% or more of the shares by value) in a taxable year are held for the production of, or produce, passive income. If Netia becomes a PFIC, each U.S. Holder, in the absence of an election to treat the Company as a "qualified electing fund" (a "QEF"), as discussed below, upon certain distributions by the Company and upon disposition of the ADSs or common shares at a gain, would be liable to pay tax at the then prevailing income tax rate on ordinary income plus interest on the tax, as if the distribution or gain had been recognized ratably over the taxpayer's holding period for the shares. Additionally, if Netia were to become a PFIC, a U.S. Holder who acquires ADSs or common shares from a decedent would not receive the step-up of the income tax basis to fair market value for such ADSs or common shares, but would have a tax basis equal to the decedent's basis, if lower.

    If a U.S. Holder has made a QEF election for all taxable years that the holder held the ADSs or common shares and Netia was a PFIC, distributions and gain will not be taxed as if recognized ratably over the taxpayer's holding period or subject to an interest charge, nor will the denial of a basis step-up at death described above apply. Instead, a U.S. Holder that makes a QEF election is required for each taxable year to include in income the Holder's pro rata share of the ordinary earnings of the qualified electing fund as ordinary income and a pro rata share of the net capital gain of the qualified electing fund as long-term capital gain of the Company, regardless of whether such earnings or gain have in fact been distributed, and subject to a separate election to defer payment of taxes, which deferral is subject to an interest charge. Consequently, in order to comply with the requirements of a QEF election, a U.S. Holder must receive from the Company certain information. Netia has agreed to supply U.S. Holders with the information needed to report income and gain pursuant to the QEF election in the event that Netia is classified as a PFIC.

    The QEF election is made on a shareholder-by-shareholder basis and can be revoked only with the consent of the Internal Revenue Service (the "IRS"). Based on temporary regulations currently in effect, a shareholder makes a QEF election by attaching a completed Form 8621 (including the information provided in the PFIC annual information statement) to a timely filed income tax return and also by filing a copy of the Form 8621 with the IRS. As stated above, Netia has agreed to supply

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the PFIC annual information statement to all shareholders for each year in which it determines that it is a PFIC, and will also supply such additional information as the IRS may require in order to enable shareholders to make the QEF election. Even if a QEF election is not made, a shareholder in a PFIC who is a U.S. person must file a completed Form 8621 every year both with the shareholder's tax return and with the IRS. In addition, certain classes of investors may be subject to special rules regarding the QEF election and should consult their own tax advisors concerning the application of the QEF rules to their particular circumstances.

    Although a determination as to a corporation's PFIC status is made annually, an initial determination that Netia is a PFIC will generally apply for subsequent years (whether or not the Company meets the requirements for PFIC status in those years). A U.S. Holder who makes the QEF election discussed above for the first year the U.S. Holder holds or is deemed to hold the Company's shares and for which Netia is determined to be a PFIC, however, is not subject to the PFIC rules for the years that the Company is not a PFIC.

    Under certain circumstances, a U.S. Holder may also obtain treatment similar to that afforded a QEF by making an election in a year subsequent to the first year that Netia is classified as a PFIC to treat such Holder's interest in the corporation as subject to a deemed sale and recognizing gain (but not loss) on such sale in accordance with the general PFIC rules (including the interest charge provisions) described above and thereafter treating such interest in the Company as an interest in a QEF.

    If Netia does not have net ordinary earnings or capital gain in a given year, a QEF election made with respect to the Company would not produce taxable income to an electing U.S. Holder in such year. Because of the significant costs we expect to incur in the next several years, we do not expect that Netia will have net ordinary earnings or capital gain in that time (although there can be no certainty on this point). As noted in the preceding paragraph, a U.S. Holder who has made a QEF election is not required to include on a current basis any net earnings or net capital gain with respect to any taxable year that the Company is not a PFIC.

    For taxable years beginning after 1997, a U.S. Holder of certain publicly traded PFIC stock can elect to mark the stock to market annually, recognizing as ordinary income or loss each year an amount equal to the difference between the shareholder's adjusted basis in the PFIC stock and its fair market value. Losses would be allowed only to the extent of net mark-to-market gain previously included by the U.S. Holder under the election in previous taxable years. As with the QEF election, a U.S. Holder who makes a mark-to-market election would not be subject to the interest charge and the restrictions on capital gain and the denial of basis step-up at death described above.

    We currently expect that a substantial portion of Netia's gross income in the 1999 taxable year will consist of interest and other passive income. It is therefore possible that Netia will be classified as a PFIC for U.S. federal income tax purposes for the 1999 taxable year under the standards described above. Moreover, it is possible that the Company will be classified as a PFIC in subsequent years. However, based on the unaudited financial information regarding the Company's assets and income as of March 31, 1999 and current projections of income and expenditures, we believe that Netia is not likely to be a PFIC for the 1999 taxable year. However, since the PFIC determination is made as of the close of each taxable year based on detailed financial information, some of which cannot be generated until after the close of such taxable year, events over the rest of the 1999 taxable year could nevertheless cause the Company to be treated as a PFIC, and the Company is unable to predict with certainty at this time the results of the PFIC test for 1999 or future years. Even if Netia was to be a PFIC in 1999, the Company anticipates that it would cease to be a PFIC before the first year in which it expects to have net ordinary income or net capital gain. Prospective purchasers of ADSs or common shares may therefore wish to consider making the QEF election described above.

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    U.S. Holders of ADSs or common shares are urged to consult their tax advisors about the PFIC rules (including the advisability, procedure and timing of making a QEF election) regarding their purchase of ADSs or common shares.

    INFORMATION REPORTING AND BACKUP WITHHOLDING

    U.S. Holders that are not corporations are generally subject to information reporting with respect to dividends paid in the United States on ADSs. Under existing regulations, such dividends are not subject to back-up withholding. Under new regulations that are currently scheduled to become effective January 1, 2001, however, dividends paid in the United States or through the office of a broker or other intermediary that has one or more enumerated relationships with the United States would be subject to information reporting and back-up withholding. Under both the existing regulations and the new regulations, a U.S. Holder generally will be subject to information reporting on proceeds from the disposition of ADSs to or through the United States office of a broker (whether domestic or foreign) or through the office of a person with one of the prescribed U.S. relationships, and will also be subject to back-up withholding at a rate of 31% on the payment of such proceeds unless the U.S. Holder provides an IRS Form W-9 or otherwise establishes an exemption.

    A Non-U.S. Holder generally will be subject to information reporting (and, under the new regulations, could be subject to back-up withholding at a rate of 31%) on dividends received or on proceeds paid on ADSs within the United States or through the office of a person with any of the prescribed U.S. relationships unless the holder provides a U.S. taxpayer identification number, certifies to its foreign status or otherwise establishes an exemption. Under both the current and new regulations, neither information reporting nor backup withholding will apply to the payment of proceeds made through the foreign office of a broker that is not a U.S. person and has none of the prescribed U.S. relationships.

    The amount of any back-up withholding will be allowed as a credit against a holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is furnished to the IRS.

POLISH TAX CONSIDERATIONS

    The following is a summary of the principal Polish tax consequences for non-resident investors in the ADSs. The summary only addresses the tax consequences for non-resident investors who hold the ADSs as capital assets and does not address the tax consequences which may be relevant to other classes of non-resident investors such as dealers. This summary is not intended to constitute a complete analysis of the tax consequences under Polish law of the acquisition, ownership and sale of ADSs by non-resident investors such as dealers. This summary is not intended to constitute a complete analysis of the tax consequences under Polish law of the acquisition, ownership and sale of ADSs by non-resident investors. POTENTIAL INVESTORS SHOULD, THEREFORE, CONSULT THEIR OWN TAX ADVISORS ON THE TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE, INCLUDING SPECIFICALLY THE TAX CONSEQUENCES UNDER POLISH LAW, THE LAW OF THE JURISDICTION OF THEIR RESIDENCE, ANY TAX TREATY BETWEEN POLAND AND THEIR COUNTRY OF RESIDENCE AND, IN PARTICULAR, THE APPLICATION OF RELEVANT POLISH LEGISLATION.

RESIDENCE

    The Corporate Income Tax Law of February 15, 1992, as amended, provides in
Article 3 that where taxpayers have their seat or the location of their board of directors in Poland they are subject to corporate income tax on the whole of their income, irrespective of the place in which it has been earned. Where the taxpayers have neither their seat nor a board of directors in Poland, they pay income tax only on income earned in Poland.

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    The Personal Income Tax Law of July 26, 1991, as amended, provides in
Articles 3 and 4 that individuals whose place of residence is in Poland or whose temporary stay in Poland in a given tax year exceeds a period of 183 days pay income tax on the total of their income irrespective of the place in which it has been earned.

TAXATION OF DIVIDENDS

    Dividends paid by Polish companies are subject to tax in accordance with the Polish Personal Income Tax Law and the Polish Corporate Income Tax Law. Dividend income is subject to a withholding tax at a flat rate of 20%. Tax is withheld at source on payments of dividends. In the case of non-Polish residents (resident in a jurisdiction that has a double taxation treaty with Poland) holding shares, the ultimate amount of liability for such tax on dividends may be reduced by such relevant double taxation treaty. Where the holder of shares receiving dividends is a U.S. resident or is a corporation or other legal entity organized under the laws thereof, the relevant treaties reduce the withholding on dividends to 5% (if such shareholder controls directly (also indirectly) at least 10.0% of the shares of the company with voting rights) or to 15% in all other cases.

    Similar double taxation treaties have been concluded between Poland and, among other countries, the United Kingdom, Germany and France.

    Netia has been advised that, for the purposes of Polish tax laws, the Depositary may be deemed the holder of common shares in ADS form and, if so, would be entitled to double taxation relief under the double taxation treaty between the United States and Poland. The Polish tax authorities may, however, take the view that such withholding tax should be imposed by reference to the residence of the beneficial owner of the common shares in ADS form and, in the event, the benefits of the double taxation treaty may be substantially reduced or eliminated.

TAXATION OF INTEREST

    Interest payments paid by Polish companies are subject to tax in accordance with the Polish Personal Income Tax and the Polish Corporate Income Tax Law. As a general rule, cross-border interest payments are subject to a withholding tax of 20% unless a relevant double taxation treaty provides otherwise. Pursuant to double taxation treaties concluded by Poland with the United States, interest payments to U.S. residents are exempt from tax in Poland unless the recipient of such interest has a permanent establishment in Poland and the indebtedness giving rise to the interest is effectively connected with such permanent establishment, and with respect to payments to U.S. residents, unless the recipient of such interest performs professional services in Poland from a fixed base situated therein and the indebtedness giving rise to the interest is effectively connected with such fixed base. As a consequence, any interest or special penalty interest accrued for the benefit of, or paid to U.S. residents (including the Depositary) in accordance with the Escrow Agreement, may be exempt from tax in Poland.

STAMP DUTY

    Stamp duty is payable on sales contracts (including share transfers) at a rate of 2% of the value transferred but transitions made through a brokerage house are exempt from this tax. This obligation also applies in respect of sales of shares of Polish companies outside Poland. It is uncertain, however, whether such duty would apply to a transfer of ADRs.

GIFT AND INHERITANCE TAX

    Liabilities to gift and inheritance tax (which applies to individuals only) may rise on a donation of shares or on an inheritance in Poland. The amount of such tax depends on the family relationship of the donor to the donee.

                                  UNDERWRITING

UNDERWRITERS

    Under the terms of, and subject to the conditions contained in, the Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement of which this prospectus is a part, the underwriters named below (the "Underwriters"), for whom Donaldson, Lufkin & Jenrette International, Credit Suisse First Boston (Europe) Limited, Lehman Brothers International (Europe), ABN AMRO Rothschild and Deutsche Bank AG London are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from Netia, and Netia has agreed to sell to each Underwriter, the aggregate number of ADSs set forth opposite the name of each such Underwriter below:

    UNDERWRITERS(1)                                                         NUMBER OF ADSS
--------------------------------------------------------------------------  ---------------
Donaldson, Lufkin & Jenrette International................................
Credit Suisse First Boston (Europe) Limited...............................
Lehman Brothers International (Europe)....................................
ABN AMRO Rothschild.......................................................
Deutsche Bank AG London...................................................
                                                                            ---------------
  Total...................................................................
                                                                            ---------------
                                                                            ---------------

------------------------------

(1) Sales in the United States will be made through affiliates of the Underwriters listed above.

    The Underwriting Agreement provides that the obligations of the Underwriters to purchase ADSs are subject to approval of legal matters by their counsel and to customary conditions, including the effectiveness of the registration statement, the continuing correctness of the representations of Netia, the receipt of a "comfort letter" from Netia's accountants, the listing of the ADSs on the Nasdaq and SEAQ International (which Netia intends to effect upon completion of the Offering) and no occurrence of an event that would have a material adverse effect on Netia. If any of the foregoing ADSs are purchased by the Underwriters pursuant to the Underwriting Agreement, then all the ADSs, other than those covered by the over-allotment option described below, agreed to be purchased by the Underwriters, pursuant to the Underwriting Agreement, must be so purchased.

    The Underwriters propose to initially offer some of the ADSs directly to the public at the public offering price set forth on the cover page of this prospectus and some of the ADSs to dealers at the public offering price less a concession not in excess of $ per ADS. The Underwriters may allow, and such dealers may re-allow, a concession not in excess of $ per ADS on sales to other dealers. After the initial offering of the ADSs to the public, the Representatives of the Underwriters may change the public offering price and such concessions. The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    DLJDIRECT Inc., an affiliate of Donaldson, Lufkin & Jenrette International and a member of the selling group, is facilitating the distribution of the ADSs sold in the Offering over the Internet. The Underwriters have agreed to allocate a limited number of ADSs to DLJDIRECT Inc. for sale to its brokerage account holders.

    The following table shows the underwriting fees to be paid to the Underwriters by Netia and the Selling Shareholders, in connection with this Offering. These amounts are shown assuming both no exercise and full exercise of the Underwriters' option to purchase additional ADSs.

                                                                                                          FULL
                                                                                         NO EXERCISE    EXERCISE
                                                                                         -----------  ------------
Netia:
  Per ADS..............................................................................   $            $
  Total................................................................................   $            $
Selling Shareholders:
  Per ADS..............................................................................   $            $
  Total................................................................................   $            $

    The Selling Shareholders have granted to the Underwriters an option to purchase up to an aggregate 825,000 additional ADSs exercisable solely to cover over-allotments, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to conditions, to purchase a number of additional ADSs approximately proportionate to such Underwriter's initial purchase commitment. We estimate our expenses relating to the Offering to be $ million.

    Netia, the Selling Shareholders and the Underwriters have agreed to indemnify each other against liabilities, including liabilities under the Securities Act.

    The Underwriters have entered into an Agreement Among Underwriters pursuant to which each Underwriter has agreed that, as part of the distribution of the ADSs offered in the United States, (i) it is not purchasing any such ADSs for the account of anyone other than a U.S. Person (as defined below), and (ii) it has not offered or sold, will not offer, sell, resell or deliver, directly or indirectly, any such ADSs to anyone other than a U.S. Person. In addition, pursuant to such agreement, each Underwriter has agreed that, as part of the distribution of the ADSs offered in the international offering, (i) it is not purchasing any such ADSs for the account of a U.S. Person and (ii) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such ADSs to any U.S. Person.

    The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Underwriting Agreement and the Agreement Among Underwriters, including (i) certain offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion and (ii) other transactions specifically approved by the Representatives.

    As used here, the term "U.S. Person" means any resident or national of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada, or any estate or trust the income of which is subject to United States or Canadian federal income taxation regardless of the source; the term "United States" means the United States of America (including the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction; and the term "Canada" means Canada, its provinces, its territories, its possessions and other areas subject to its jurisdiction.

    Each of Netia, its executive officers and directors and the shareholders identified under Principal and Selling Shareholders has agreed that, subject to certain limited exceptions, for a period of 180 days from the date of this prospectus, they will not, without the prior written consent of Donaldson, Lufkin & Jenrette International do either of the following:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

    - enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock.

    Either of the foregoing transaction restrictions will apply regardless of whether a covered transaction is to be settled by the delivery of common stock or such other securities, in cash or otherwise. In addition, during such period, Netia has agreed not to file any registration statement with respect to, and each of its executive officers and directors and each Selling Shareholder has agreed not to make any demand for or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette International.

    In addition, subject to certain exceptions, such parties have also agreed not to offer, sell, grant an option to purchase or otherwise dispose of more than 25% of their respective holdings of common shares, as measured on the date hereof, during each of the two consecutive 90-day periods following the termination of the 180-day period noted above without the prior consent of Donaldson, Lufkin & Jenrette International. Such sales, if any, will be effected through Donaldson, Lufkin & Jenrette International or its affiliates.

    Listing of the common shares represented by the ADRs has been approved by Nasdaq. In addition, application has been made to list the common shares represented by the ADRs on SEAQ International.

    Other than in the United States, no action has been taken by Netia, the Selling Shareholders or the Underwriters that would permit a public offering of the ADSs included in this Offering in any jurisdiction where action for that purpose is required. The ADSs included in this Offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other Offering material or advertisement in connection with the offer and sale of any such ADSs be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to the Offering of the ADSs and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any ADSs included in this Offering in any jurisdiction where that would not be permitted or legal.


    Donaldson, Lufkin & Jenrette International or its affiliates have provided and may in the future provide investment banking or other financial advisory services to Netia and its affiliates in the ordinary course of business, for which they have received and are expected to receive customary fees and expenses. Donaldson, Lufkin & Jenrette International has entered into an engagement letter with Netia pursuant to which Donaldson, Lufkin & Jenrette International or its affiliates has provided and will provide financial advisory services to Netia, for which Donaldson, Lufkin & Jenrette International has received or expects to receive customary fees and commissions. Donaldson, Lufkin & Jenrette International acted as an initial purchaser in connection with the June 1999 Bond Offering, for which it received customary fees and commissions. An affiliate of Credit Suisse First Boston has a 19.9% passive minority interest in Warbury, Pincus and Co.


    The Underwriters have informed Netia that they do not intend to confirm sales to any accounts over which they exercise discretionary authority without prior written approval of such transactions by the customer.

    Each Underwriter has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the date of issue of the ADSs, will not offer or sell any ADSs to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom;

and (iii) it has only issued or passed on, and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the ADSs if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise be issued or passed upon.


    At Netia's request, the Underwriters have reserved up to $10 million worth of the ADSs offered by this prospectus for sale at the initial public offering price to BRE, a Polish bank with its headquarters in Warsaw. The number of ADSs available for sale to the general public will be reduced to the extent BRE purchases or confirms for purchase, orally or in writing, such reserved ADSs. Any reserved ADSs not purchased or confirmed for purchase will be offered by the Underwriters to the general public on the same basis as the other ADSs offered by this prospectus.


STABILIZATION

    In connection with this Offering, any of the Underwriters may decide to engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the Underwriters may overallot this Offering, creating a syndicate short position. In addition, the Underwriters may bid for and purchase ADSs in the open market to cover syndicate short positions or to stabilize the price of the ADSs. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members if Donaldson, Lufkin & Jenrette International repurchases previously distributed ADSs in syndicate covering transactions, in stabilizing transactions or otherwise or if Donaldson, Lufkin & Jenrette International receives a report that indicates that the clients of such syndicate members have "flipped" the ADSs. These activities may stabilize or maintain the market price of the ADSs above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

PRICING OF THE OFFERING

    Prior to the Offering, there has been no established market for the ADSs. The initial public offering price for the shares of ADSs offered by this prospectus will be determined by negotiation among Netia and the Representatives of the Underwriters. The factors to be considered in determining the initial public offering price include:

    - the history of and the prospects for the industry in which we compete;

    - the past and present operations of Netia;

    - the historical results of operations of Netia;

    - our prospects for future earnings;

    - the recent market prices of securities of generally comparable companies; and

    - the general conditions of the securities market at the time of the Offering.

    In the United Kingdom, the securities will only be available for subscription pursuant to the Offering by persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not, and will not, constitute an offer to the public in the United Kingdom for purposes of the Public Offers of Securities Regulations 1995 or the Financial Services Act 1986. This prospectus is being distributed on the basis that each person in the United Kingdom to whom this prospectus is issued is reasonably believed to be a person who is of a kind described in
Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemption) Order 1996 and, accordingly, by accepting delivery of this prospectus the recipient warrants and acknowledges that it is a person falling within that Article.

    The ADSs and the common shares may not be offered or sold in Poland except under circumstances that do not constitute a public offering or distribution of securities under Polish laws and regulations. The ADSs and the common shares have not been registered with the KOMISJA PAPIEROW WARTOSCIOWYCH I GIELD, the Securities and Exchange Commission of Poland.

    The securities may not be offered, sold, transferred or delivered in or from the Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to individuals or legal entities, who or which trade or invest in securities in the conduct of a business or a profession, as referred to in Article 2 of the Netherlands Exemption Regulation Securities Supervision Act 1995 (VRIJSTELLINGSREGELING WET TOEZICHT EFFECTENVERKEER 1995) including, but not limited to, banks, brokers, dealers, institutional investors and treasury departments of enterprises. The securities will only be available for subscription pursuant to the Offering by, and may not be offered, sold, transferred or delivered as part of their initial distribution or at any time thereafter, directly or indirectly, other than to professional parties such as investment banks, pension funds, insurance companies, securities firms, investment institutions, central governments, large international and supranational organizations and other comparable entities, including, among others, treasuries and finance companies of large enterprises, who or which are active on a regular and professional basis in the financial markets for their own account or otherwise in circumstances which do not, and will not, constitute an offer to the public for purposes of the Credit Institutions Supervision Act 1992 (WET TOEZICHT KREDIETWEZEN 1992).

    In Italy, this prospectus has not been submitted to the clearance procedure of COMMISSIONE NAZIONALE PER LE SOCIETA E LA BORSA ("CONSOB") and therefore may not be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the securities be distributed in Italy, except to professional investors (OPERATORI QUALIFICATI), as defined in Article 31.2 of CONSOB Regulation No. 11522 of July 1, 1998.

    The securities may be offered and sold in the Federal Republic of Germany only in accordance with the provisions of the Securities Sales Prospectus Act of the Federal Republic of Germany (WERTPAPIER-VERKAUFSPROSPEKTGESETZ) and any other applicable German law. Consequently, in Germany, the securities will only be available to persons who by profession or by trade business buy or sell securities for their own or a third party's account.

    In France, the securities may not be directly or indirectly offered or sold to the public, and offers and sales of the securities will only be made in France to qualified investors or to a close circle of investors, in accordance with Article 6-II of Ordinance No. 67-833 dated September 28, 1967, as amended, and Decree No. 98-880 dated October 1, 1998. Accordingly, this prospectus has not been submitted to the COMMISSION DES OPERATIONS DE BOURSE. Neither this prospectus nor any other offering material may be distributed to the public in France.

    LES TITRES NE POURRONT PAS ETRE OFFERTS OU VENDUS DIRECTEMENT OU INDIRECTEMENT AU PUBLIC EN FRANCE ET NE POURRONT L'ETRE QU'A DES INVESTISSEURS QUALIFIES OU A UN CERCLE RESTREINT D'INVESTISSEURS AU SENS DE L'ARTICLE 6-II DE L'ORDONNANCE NO. 67-833 DU 28 SEPTEMBRE 1967, TELLE QUE MODIFIEE ET DU DECRET NO. 98-880 DU 1 OCTOBRE 1998. PAR CONSEQUENT, CE PROSPECTUS N'A PAS ETE SOUMIS AU VISA DE LA COMMISSION DES OPERATIONS DE BOURSE. NI CE PROSPECTUS NI TOUT AUTRE DOCUMENT PROMOTIONNEL NE POURRONT ETRE COMMUNIQUES AU PUBLIC EN FRANCE.

    The securities may not be offered or sold directly or indirectly by way of a public offering in Belgium. Consequently, in Belgium, the securities will only be available for subscription pursuant to the offering to registered Belgian credit institutions, European Economic Area banks having a branch in Belgium, registered Belgian stockbroking companies, investment funds registered with the Banking and Finance Commission or insurance companies and pension funds registered with the Belgian Insurance Control Authority, provided in each case that these institutions are investing for their own account.

                            SETTLEMENT AND DELIVERY

    Payment for the ADSs will be made in U.S Dollars on the Closing Date. Delivery of the ADSs will be made, subject to cancellation as described below, on or about the Closing Date.

    Delivery of the common shares underlying the ADSs will, subject to the Registration occurring on or prior to the Termination Date, be made to the Depositary on the Registration Date. Although the common shares underlying the ADSs to be issued and delivered by Netia on the Closing Date will not be in existence at the Closing Date, it is expected that the ADSs will be issued by the Depositary on the Closing Date, subject to cancellation if the Registration does not occur on or prior to the Termination Date. Prior to the Registration Date, holders of the ADRs will not be entitled to instruct the Depositary to exercise any rights on their behalf as shareholders of the Company and the Depositary (or its nominee) will not be entitled to exercise any rights as a shareholder. Common shares may not be deposited with the Depositary (except for the common shares constituting the Initial Deposit or common shares deposited in connection with the over-allotment) or withdrawn pursuant to the Deposit Agreement prior to the Registration Date. See "Description of American Depositary Shares--American Depositary Receipts" and "Risk Factors--There Are Uncertainties Regarding Registration of the Capital Increase."

    The ADSs will be evidenced by a Master ADR. We expect that delivery of the ADSs in book-entry form will be made through the facilities of DTC (and through its participants, including Cedelbank and Euroclear). The ADSs represented by the Master ADR are expected to be admitted for clearing through DTC, Euroclear and Cedelbank. The Master ADR will be registered in the name of Cede & Co., as nominee for DTC. Interests in the Master ADR will be shown on, and transfers thereof will be effected only through records maintained by DTC and its direct and indirect participants, including Cedel and Euroclear. Certificates in definitive form will be issued in respect of ADSs in certain limited circumstances in accordance with the Deposit Agreement. Each person owning a beneficial interest in the Master ADR must rely upon the procedures of the institutions having accounts with DTC, Euroclear or Cedelbank, as the case may be, to exercise or be entitled to any rights of such persons.

    If the ADRs are issued in definitive form, we will appoint a registrar in the United States.

DESCRIPTION OF THE ESCROW AGREEMENT

    The following is a summary of the material provisions of the Escrow Agreement. The summary does not purport to be complete and is subject to the specific provisions set forth in the Escrow Agreement. Terms used in the description and not otherwise defined shall have the meanings set forth in the Escrow Agreement.

    ESTABLISHMENT OF ACCOUNTS. ING Bank N.V. (Warsaw Branch) (the "Escrow Agent") will open the Escrow Accounts pursuant to the terms of the Escrow Agreement, among the Underwriters, Netia, the Selling Shareholders and the Escrow Agent. Funds may be deposited in, and withdrawn from, the Escrow Account only in accordance with the Escrow Agreement.

    DEPOSIT OF FUNDS. The Escrow Agent shall, upon its receipt thereof, deposit funds into the Escrow Account in U.S. Dollars.

    BLOCKED ACCOUNT. All common shares underlying the ADSs sold by the Selling Shareholders prior to the Registration Date shall be deposited with the Escrow Agent and each of the Selling Shareholders shall give irrevocable instructions that such common shares shall be, transferred to the custodian for the account of the Depositary on the Registration Date.

    DISBURSEMENT PRIOR TO REGISTRATION. Upon receipt of (i) a copy of the registration of the capital increase by the Commercial Court in Warsaw, (ii) evidence that the common shares have been delivered to the Custodian and (iii) certain additional documentation, the Escrow Agent shall release from the Escrow Account and transfer to the account of Netia and, if applicable, the Selling Shareholders, in proportion to the number of common shares underlying the ADSs sold by Netia and each of the Selling Shareholders, the escrow funds on deposit in the Escrow Accounts less underwriting fees and compensation.

    DISBURSEMENT UPON TERMINATION DATE. If the Registration does not take place on or before the Termination Date, the Escrow Agent shall release the Escrow Funds on deposit in the Escrow Accounts to the Depositary.

    INVESTMENTS. The Escrow Agreement will provide that pending the Registration, the proceeds in the Escrow Account will be either (i) deposited in a U.S. Dollar-denominated bank account with the Escrow Agent (who may invest such proceeds in interbank deposits approved by the Global Coordinator and Netia), (ii) invested in U.S. government securities to be held by the Escrow Agent, or (iii) a combination thereof. We cannot predict the exact interest rate to be earned by the proceeds deposited in the Escrow Account, since this will depend upon whether the proceeds are deposited in a U.S. Dollar-denominated bank account or are invested in U.S. government securities, and whether the rate of interest is fixed or floating on such deposit or securities.

                           FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements. These statements appear in a number of places and include statements regarding our intentions, beliefs or current expectations concerning, among other things:

    - the build-out of Netia's telecommunications network and expansion of our operations;

    - our financing plans and the use of proceeds of the Offering;

    - trends affecting our financial condition or results of operations;

    - the impact of competition on our business;

    - the start-up of our data network and provision of Internet services; and

    - acquisition opportunities, including our intention to seek to acquire additional telecommunications licenses.

    We caution prospective investors that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. We also caution prospective investors that actual results may differ materially from those in the forward-looking statements as a result of various factors. The information contained in this prospectus including, without limitation, the information under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Polish Telecommunications Industry" and "Business" identifies important factors that could cause such differences. We undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

                             VALIDITY OF SECURITIES

    The validity of the ADSs offered hereby will be passed upon for Netia by Weil, Gotshal & Manges LLP, New York, New York, and for the underwriters by Latham & Watkins, London, England. The validity of the common shares evidenced by the ADSs offered hereby will be passed upon for Netia by Weil, Gotshal & Manges Sp. z o.o., Warsaw, Poland, and for the underwriters by Baker & McKenzie Sp. z o.o. With respect to all matters of Polish law, Weil, Gotshal & Manges LLP will rely on the opinion of Weil, Gotshal & Manges Sp. z o.o. and Latham & Watkins will rely on the opinion of Baker & McKenzie Sp. z o.o.

                            INDEPENDENT ACCOUNTANTS

    The Financial Statements of Netia as of December 31, 1998 and 1997 and for each of the three years ended December 31, 1998 included in this prospectus, have been audited by PricewaterhouseCoopers Sp. z o.o., independent accountants, as stated in their report appearing herein.

    With respect to the Unaudited Condensed Consolidated Financial Statements of Netia for the three-month periods ended March 31, 1999 and 1998 included in this prospectus, PricewaterhouseCoopers Sp. z o.o. reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 11, 1999 appearing herein, states that they did not audit and they do not express an opinion on that Unaudited Condensed Consolidated Financial Statements. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers Sp. z o.o is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited consolidated financial information because that report is not a "report" or a part of the registration statement prepared or certified by PricewaterhouseCoopers Sp. z o.o. within the meaning of Sections 7 and 11 of the Securities Act.

                             ADDITIONAL INFORMATION

    We have filed with the Commission in Washington D.C., a registration statement on Form F-1 ("Registration Statement") under the Securities Act, with respect to the ADSs and the common shares we offer. This prospectus does not contain all of the information included in the Registration Statement. All such information was omitted in accordance with the rules and regulations of the Commission and we will refer to it in this prospectus. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement summarize the material terms of such documents, but are not necessarily complete. With respect to each such document, we make reference to the copy of the document filed as an exhibit to the Registration Statement for a more complete description of the matter involved.

    For further information with respect to Netia and the ADSs and the common shares being offered by means of this prospectus, we refer the investors to the Registration Statement, including the exhibits and the financial statements, notes and schedules filed as a part of the Registration Statement. Netia is subject to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), and files periodic reports and other information with the Commission. Netia has filed and will continue to file its annual reports on Form 20-F and its interim reports on Form 6-K. As a foreign private issuer, Netia will be exempt from Exchange Act rules regarding the content and furnishing of proxy statements to shareholders and rules relating to short-swing profits reporting and liability.

    You may inspect and copy the Registration Statement and reports and other information that we filed with the Commission at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and they will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such material from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

    Netia will furnish the Depositary with annual reports in English, which will include a review of operations and annual audited consolidated financial statements, prepared in conformity with IAS. Such statements will include a reconciliation of net income and shareholders' equity to amounts determined in accordance with U.S. GAAP. Netia will also furnish the Depositary with quarterly reports in English prepared in conformity with IAS, which will include unaudited interim financial information. The Depositary will promptly mail such reports to all record holders of ADRs evidencing ADSs. Netia will also furnish to the Depositary in English all notices of shareholders' meetings and other reports and communications that it generally makes available to its shareholders. The Depositary will make such notices, reports and communications available to holders of ADRs at its Corporate Trust Office as defined in this prospectus in the "Description of American Depositary Shares."

                  ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

    Many of our directors and executive officers, as well as some of the experts named in this prospectus, are not citizens or residents of the United States. These persons and substantially all of Netia's assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon these persons or Netia or to enforce the judgments of U.S. courts based on the civil liability provisions of U.S. laws including the federal securities laws.

    We have been advised by our legal counsel in Poland, Weil, Gotshal & Manges Sp. z o.o., that final judgments of the courts of the United States are enforceable in Poland on the condition that there is reciprocity in the United States of enforcement of judgments obtained in Polish courts, and provided that:

    - the judgment is final and enforceable in the United States;

    - a party to the dispute has not been deprived of the right of defense or due representation;

    - the judgment would not (A) be contrary to Polish public policy, (B) conflict with any pending action or judgment of a Polish court on the same subject matter between the same parties or (C) infringe upon the exclusive jurisdiction of Polish or other non-U.S. courts pursuant to Polish law or international treaty; and

    - if the matter is one in which Polish law should have been applied, that law was applied unless the foreign law applied does not differ essentially from Polish law.

    We also have been advised by Weil, Gotshal & Manges Sp. z o.o. that there is doubt as to the enforceability in Poland, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated upon U.S. federal securities laws. See "Risk Factors--It May Be Difficult for Investors to Effect Service and Enforcement of Legal Process."

                 GLOSSARY OF SELECTED TELECOMMUNICATIONS TERMS

    The following explanations are not intended as technical definitions, but rather are intended to assist the general reader in understanding certain terms used in this offering memorandum.

Analog.......................................  A direct representation of a phenomenon in another form; E.G., the representation of
                                               voice sound as electrical audio signals.

Billable Units...............................  The units of measurement (generally, a period of time) by which Netia bills its customers,
                                               also referred to as "pulses."

Broadband....................................  A transmission medium that is capable of supporting a wide range of frequency,
                                               typically based on fiber optic infrastructure
                                               (such as fiber optic cable), suitable for
                                               transmitting video and other such high volume
                                               data. It can carry multiple signals by
                                               dividing the total capacity of the medium
                                               into multiple independent bandwidth channels,
                                               where each channel operates only on a
                                               specific range of frequencies.

Business/Total Customer Mix..................  The number of our telephone lines subscribed for by businesses as a percentage of total
                                               subscriber lines.

Coaxial Cable................................  A transmission medium particularly suited to high volume uses, such as high speed and
                                               cable television transmission. Coaxial cables
                                               consist of one or more central wire
                                               conductors, surrounded by a dielectric
                                               insulator and encased in either wire mesh or
                                               extruded metal sheathing.

Connected Lines..............................  Telephone lines that have been connected to
                                               Netia's switching nodes and for which the
                                               company has interconnection agreements with
                                               TPSA.

Digital......................................  A mode of representing a physical variable such as speech using numbers which vary in
                                               relation to the variable being represented.
                                               The digits are transmitted in binary form as
                                               a series of pulses which allow for higher
                                               capacity and higher flexibility through the
                                               use of computer-related technology for the
                                               transmission and manipulation of telephone
                                               calls. Digital systems offer lower noise
                                               interference and can incorporate encryption
                                               as a protection against external
                                               interference.

Domestic Long Distance Service...............  The provision of telecommunication services between local territories within Poland.

Fiber Optic Cable............................  A transmission medium made from extremely pure and consistent glass. Digital signals
                                               are transmitted across fiber optic cable as
                                               pulses of light. While signals transmitted
                                               over fiber optic cable travel at the same
                                               speed as those transmitted over traditional
                                               copper cable, fiber optic cable benefits from
                                               greater transmission capacity and lower
                                               distortion of signals transmitted.

Frame Relay..................................  High-speed packet-switched data transmission service.

Installed Capacity...........................  The number of active telephone lines that
                                               Netia's switching nodes have the capacity to
                                               accommodate after testing and technical
                                               acceptance.

International Service........................  The provision of telecommunication services between Poland and other countries.

Internet.....................................  A collection of interconnected networks spanning the entire world, including
                                               university, corporate, government and
                                               research networks from around the globe.
                                               These networks all use the Internet Protocol
                                               communications protocol.

Internet Protocol............................  See "Internet" above.

ISDN (Integrated Services Digital Network)...  A transmission system with the capacity to transmit more than one stream of information
                                               (voice, text, data or graphics)
                                               simultaneously on a single telephone line,
                                               based upon end-to-end digitalization and
                                               standardized out-of-band signaling.

Local Network................................  A fixed-line telecommunications net configuration (or "network") covering one of
                                               our licensed territories.

Multimedia...................................  Computer technology with integration
                                               (generally using digital technology) of at
                                               least three media, such as text, video, voice
                                               graphics or animation in a single tool.

OSS Billing System...........................  A network-wide operational support system
                                               (OSS) for billing and customer management.
                                               This system provides integrated billing and
                                               call collection and allows Netia to manage
                                               customer service orders and its technical
                                               inventory.

Penetration Rate.............................  A measure of the usage of services.
                                               Calculated as of a given date by dividing the
                                               number of subscribers by the number of
                                               inhabitants.

Pulse........................................  A signal created periodically by a telephone network that is used for calculating traffic
                                               charges.

Radio (Wireless) Local Loop..................  Systems within which transmission at the local loop level is by radio signal rather
                                               than through cable.

SDH (Synchronous Digital Hierarchy)..........  A transmission standard for synchronous transmission networks, allowing direct access
                                               to particular band spectra, even where these
                                               are included in a comparatively high level of
                                               the organizational hierarchy.

Subscriber Lines.............................  Connected lines that have been subscribed for by customers and are generating revenue.

                                                                         ANNEX A

                             THE REPUBLIC OF POLAND

    THE INFORMATION PRESENTED IN THIS SECTION IS PROVIDED FOR BACKGROUND PURPOSES ONLY. INFORMATION PRESENTED HEREIN HAS BEEN EXTRACTED FROM, AND IS PRESENTED ON THE AUTHORITY OF, VARIOUS PUBLICLY AVAILABLE DOCUMENTS WHICH HAVE NOT BEEN PREPARED OR INDEPENDENTLY VERIFIED BY US OR OUR ADVISORS IN CONNECTION WITH THE PREPARATION OF THIS OFFERING MEMORANDUM.

AREA AND POPULATION

    Poland is the most populous country in Central Europe, with a population of approximately 38.7 million people. Poland occupies approximately 313,000 square kilometers and is strategically located south of the Baltic Sea, with Germany to the west, the Czech and Slovak Republics to the south and Ukraine, Belarus, Lithuania and Russia to the east. Warsaw is the capital of Poland and is the country's commercial and institutional center with a population of 1.6 million.

    In November 1996, Poland joined the OECD. In July 1997, the European Commission proposed that Poland be included in the first group of Central European countries to start negotiations on joining the EU. These negotiations started in March 1998. The European Commission expects the first of the countries to become full members by 2003 at the earliest. Poland joined NATO in March 1999. Poland is a member, together with the Czech Republic, Hungary, Romania, Slovakia and Slovenia, of the Central European Free Trade Agreement.

CONSTITUTION, GOVERNMENT AND POLITICAL PARTIES

    Poland is a parliamentary republic with a bicameral legislature. The lower house, or SEJM (which is the repository of the main legislative power), consists of 460 seats, and the upper house, or Senate, consists of 100 members. The legislative mandate lasts for four years, after which a parliamentary election must be held.

    The President is the Head of State and is elected by direct vote for a five-year term and may be re-elected only once. The President does not have an executive role, but is vested with considerable powers through his right to appoint certain high-ranking state officials and to veto laws approved by Parliament. However, the President cannot veto the law on the annual budget, and any veto by him can be overturned by a 60% majority vote by Parliament. The current President is Aleksander Kwasniewski, the former head of the Democratic Left Alliance ("SLD"), who assumed the office of the President on December 21, 1995.

    The supreme executive official of the state is the Prime Minister, who heads the Council of Ministers. The Prime Minister is responsible to Parliament. The current Prime Minister is Jerzy Buzek of the Solidarity Electoral Action ("AWS"), who was appointed in October 1997.

    The last parliamentary elections were held in September 1997 and were won by the AWS (a right-wing party with trade unionist roots), which took 201 of the seats in the SEJM, with the SLD (a center-left party, which grew out of the former communist party) taking 164 of the seats. The Freedom Union (a center-right liberal party) took 60 seats in the SEJM and a coalition government was formed between the AWS and the Freedom Union.

    As of January 1, 1999, the regional administrative division of Poland consists of 16 large "voivodships," each headed by a VOIVOD who represents the central government at the local level. This new administrative system replaces the former system, which divided Poland into 49 voivodships. The next administrative level of government below the VOIVODSHIP level consists of the POWIATS, which are governed by locally elected officials and possess a degree of financial autonomy. There are 308 POWIATS in Poland. The lowest administrative level are the GMINAS, which are overseen by the powiats. There are 2,489 GMINAS in Poland.

    Judicial authority is vested in the Supreme Court, appellate, regional and lower district courts. A separate Constitutional Tribunal has jurisdiction over all matters relating to the interpretation of the provisions of the Constitution.

COUNTRY RATING

    The long-term foreign currency debt of the Republic of Poland is currently rated Baa3 by Moody's, BBB by Standard & Poor's (upgraded in June 1999, with a positive outlook) and BBB+ by Fitch IBCA (upgraded from BBB in November 1998).

ECONOMIC OVERVIEW

    Until the late 1980s, the Polish economy was dominated by the state sector and was characterized by central planning, administrative control of prices and wages, a restrictive trade and foreign exchange regime and lack of an efficient banking system and capital markets. A significant proportion of external trade was conducted through bilateral agreement with the member countries of the Soviet Bloc. Economic performance in the 1980s was characterized by slow growth and high levels and multiple rescheduling of external debt, which led to repeated recessions and high inflation.

    In January 1990, the first freely elected government implemented a program for rapid economic transformation known as the "Balcerowicz Plan" after the then-serving Minister of Finance (who was reappointed in October 1997 as Finance Minister and Deputy Prime Minister in the current government). This radical economic reform program was designed to stabilize the economy and promote structural reforms. Its key elements included a tight credit policy, a sharp upfront devaluation of the currency, an end to subsidies to state enterprises and elimination of administrative controls over most prices and imports. After a sharp fall in GDP and a sharp rise in unemployment in 1990 and 1991 (all of which were developments common to many other economies in Central Europe at that time), Poland became the first country in the region to return to growth, with strong rates of GDP growth for the years 1992 to 1998.

    The private sector now accounts for approximately 65% of all production and the Polish economy is characterized by lower rates of inflation, substantial freedom of prices from administrative control, sustained growth, reduced levels of external debt (following the conclusion of long-term restructuring agreements with official and commercial creditors), a moderate state budget deficit, growing exports (sold predominantly to EU member states), liberal rules on foreign exchange transactions and a rising level of foreign exchange reserves. Average per annum inflation was 11.8% in 1998 and unemployment has declined from 14.9% at year-end 1995 to approximately 10.4% at year-end 1998.

    During this period of reform, successive governments have largely supported structural transformation of the economy directed at reforming state-owned enterprises, selling state-owned assets, modernizing the banking system and creating a modern capital market. The process of structural reform is continuing and not all state goals have been achieved. The main reform objectives of the current government include the rapid privatization of the remaining state-owned companies, including major banks and the state-owned telecommunications operator TPSA (15% of which was sold in November 1998), the restructuring of the coal mining and steel industries and the introduction of a partially privatized pension system. The Social Insurance System Act, which came into effect on January 1, 1999, addresses retirement pension insurance, pension insurance, health insurance and maternity insurance, occupational hazards and occupational accident insurance. A comprehensive reform of health care services also was enacted as of January 1, 1999.

RECENT ECONOMIC PERFORMANCE

GROSS DOMESTIC PRODUCT

    Poland's economy is one of the fastest growing in Europe, with a real GDP increase of 6.9% in 1997 and 4.8% in 1998, which followed an annual average 6.1% growth between 1994 and 1996. This rapid growth follows a period of deep recession from 1990 to 1991, during which real GDP fell by almost 18%, and a period of slow growth in 1992 and 1993, when real GDP rose by an annual 3.2%. The severe recession in 1990 and 1991 was mainly due to the disintegration of COMECON, an organization which formerly integrated Central and Eastern Europe's centrally planned economies, and to the economic decline and the eventual disintegration of the Soviet Union, which played a predominant role within COMECON. In spite of its initial recession, the Polish economy has produced the best growth performance from among the former centrally planned economies of Central and Eastern Europe since the region's political turnaround in 1989, as its real GDP rose by a total 12% between 1990 and 1997. This success was due to a rapid reorganization of the economy from a centrally planned regime to a market-oriented system, and a comprehensive debt reduction and rescheduling agreement with Poland's international creditors completed in 1994. Poland also in large part avoided a significant adverse impact from the 1998 turmoil in Russia, Asia and Latin America although its current position is negatively influenced by the high levels of its current account deficit and a slowdown in industrial production in the second half of 1998.

FISCAL POLICY AND INFLATION

    Conservative fiscal policy reduced the general government deficit from nearly 7% of GDP in 1991 to 3.7% of GDP in 1997 and 2.49% (anticipated) in 1998. The government has targeted a deficit of 2.15% of GDP for 1999. Total government expenditure remains at approximately 50% of GDP (including municipal budgets and extra-budgetary funds). However, the government's debt burden has been decreasing systematically over recent years and the ratio of government debt to GDP fell from 85% in 1992 to an estimated 50% in 1997 and 44.4% in 1998.

    Following major currency devaluations and price liberalization, prices rose by about 600% in 1989 and approximately 250% in 1990. Throughout the 1990s, inflation has fallen gradually, from 60% in 1991 to 11.8% annual average in 1998.

EMPLOYMENT

    Before 1989, for political reasons, unemployment was not officially recognized in Poland and over-employment was evident in many enterprises. However, total employment fell by 16% between 1990 and 1993, due to the increasing liberalization of the economic system and the initial decline in production.

    Simultaneously, registered unemployment rose to a peak of 2,950,000 (16.7% of the labor force) at the end of the first quarter of 1994. Unemployment has, however, fallen gradually from this level to approximately 10.4% of the labor force at the end of 1998.

CURRENT ACCOUNT AND EXTERNAL DEBT

    Poland's current account moved from a surplus of $5.4 billion in 1995 to a deficit of $4.2 billion in 1997 and $6.8 billion in 1998 (3.1% and 4.63% of GDP, respectively).

    In December 1998, Poland's total external debt was approximately $33.1 billion. The present value of Poland's external debt was rescheduled by approximately 50% as a result of agreements with the Paris Club in 1991 and the London Club in 1994.

    Official foreign currency reserves increased from $3.8 billion in 1991 to $20.4 billion at the end of 1997 and $26.4 billion at the end of 1998. The growth in foreign currency reserves was particularly rapid during 1998, reflecting the increased level of foreign direct investment, but slowed down in the first quarter of 1999.

EXCHANGE RATE

    The Polish Zloty is presently managed by the authorities through a crawling peg system, combined with managed floating within an intervention band. The intervention band is set at +/-15% around a central exchange rate, which is calculated daily against a currency basket. The currency basket includes the U.S. Dollar (with 45% weight) and the Euro (with 55% weight). At present, the Polish Zloty is being devalued against the currency basket by 0.3% per month.

SELECTED ECONOMIC DATA

    The following table sets forth selected economic data for Poland for the periods shown:

                                                                                          YEAR ENDED DECEMBER 31,
                                                                           -----------------------------------------------------
                                                                             1994       1995       1996       1997       1998
                                                                           ---------  ---------  ---------  ---------  ---------
GDP (percent growth).....................................................        5.2        7.0        6.1        6.9        4.8
GDP ($ billion)..........................................................       92.6      119.1      134.9      139.4      147.0
Unemployment (percent)...................................................       16.0       14.9       13.6       10.5       10.4
Inflation, average.......................................................       32.2       27.8       19.9       14.9       11.8
Fiscal balance/GDP (percent).............................................       (3.0)      (2.7)      (3.4)      (3.7)      (2.4)
Exports (goods and services) (percent growth)............................       13.1       23.6       12.5       13.0       11.5
Imports (goods and services) (percent growth)............................       11.3       24.3       28.0       20.0       14.0
Current account $ billion................................................        1.9        5.4       (1.4)      (4.2)      (6.8)
Current account/GDP (percent)............................................        2.1        4.5       (1.0)      (3.1)      (4.6)
External debt/GDP (percent)..............................................       47.1       38.0       30.9       29.2       22.9
Official reserves/GDP (percent)..........................................        6.5       12.6       13.4       14.8       19.0

------------------------

SOURCES:Central Statistical Office, Ministry of Finance, the NBP and THE
        FINANCIAL TIMES.

                              NETIA HOLDINGS, S.A.

                              FINANCIAL STATEMENTS

                 INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Audited Consolidated Financial Statements

      Report of Independent Accountants....................................................................        F-2

      Consolidated Balance Sheets..........................................................................        F-3

      Consolidated Statements of Operations................................................................        F-4

      Consolidated Statements of Changes in Shareholders' Equity...........................................        F-5

      Consolidated Statements of Cash Flows................................................................        F-6

      Notes to Consolidated Financial Statements...........................................................        F-7

Unaudited Condensed Consolidated Financial Statements

      Report of Independent Accountants....................................................................       F-42

      Consolidated Balance Sheets..........................................................................       F-43

      Consolidated Statements of Operations................................................................       F-45

      Consolidated Statements of Changes in Shareholders' Equity...........................................       F-46

      Consolidated Statements of Cash Flows................................................................       F-47

      Notes to Condensed Consolidated Financial Statements.................................................       F-48

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of NETIA HOLDINGS S.A.

    We have audited the accompanying consolidated balance sheets of Netia Holdings S.A. and its subsidiaries (the "Company") as at December 31, 1997 and 1998, and the related consolidated statements of operations, of changes in shareholders' equity and of cash flows for the years ended December 31, 1996, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with International Standards on Auditing which are substantially identical to auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements audited by us present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 1997 and 1998 and the consolidated results of its operations, of changes in shareholders' equity and of cash flows for the years ended December 31, 1996, 1997 and 1998, in conformity with International Accounting Standards.

    The consolidated statements of operations, of changes in shareholders' equity and of cash flows for the year ended December 31, 1996 are expressed in the constant purchasing power of the Polish Zloty (PLN) as at December 31, 1996. As of January 1, 1997, Poland was no longer considered to be a hyperinflationary environment. The December 31, 1996 inflated values for balance sheet items at that date became the new historical basis for subsequent periods.

    International Accounting Standards vary in certain important respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of consolidated net income for each of the years ended December 31, 1996, 1997 and 1998 and the determination of consolidated shareholders' equity and consolidated financial position as at December 31, 1997 and 1998 to the extent summarized in Note 24 to the consolidated Financial Statements.

PRICEWATERHOUSECOOPERS SP. Z O.O.

Warsaw, Poland
March 3, 1999,
except for Note 25
which is as of
April 15, 1999

                              NETIA HOLDINGS S.A.

                          CONSOLIDATED BALANCE SHEETS

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996

                                                                                                      CONVENIENCE
                                                                                                      TRANSLATION
                                                                                                       $ (NOTE 2)
                                                                                                      ------------
                                                                          DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                                 NOTE         1997          1998          1998
                                                               ---------  ------------  ------------  ------------
                                                                             (PLN)         (PLN)      (UNAUDITED)

                                                                                 (ALL AMOUNTS IN THOUSANDS)
                         A S S E T S
Current Assets
Cash and cash equivalents....................................                 922,292       298,790        74,511
Restricted investments.......................................      3, 11       65,516        67,595        16,857
Accounts receivable
    Trade, net of allowance for doubtful accounts of PLN 214
      and PLN 4,046 (USD 1,009)..............................                   9,783        26,358         6,573
    Government--value added tax..............................                  29,114        42,376        10,568
    Related parties..........................................          4        1,786           487           121
    Other....................................................                   1,983         5,457         1,361
Inventories..................................................                   3,250           998           249
Prepaid expenses.............................................                   1,076         1,003           250
                                                                          ------------  ------------  ------------
Total current assets.........................................               1,034,800       443,064       110,490
Restricted investments.......................................      3, 11      131,032        67,595        16,857
Investments at cost..........................................          5        1,222            75            19
Fixed assets, net............................................          6      628,283     1,125,330       280,630
Investments in real estate...................................                   6,295         6,964         1,737
Licenses.....................................................          7           --       330,736        82,478
Deferred financing costs, net................................          8       79,045        69,314        17,284
Goodwill, net................................................          9       30,406        39,597         9,875
                                                                          ------------  ------------  ------------
        Total Assets.........................................               1,911,083     2,082,675       519,370
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
                    L I A B I L I T I E S
Current Liabilities
Current maturities of long-term debt.........................         11        2,554            --            --
Accounts payable and accruals
    Trade....................................................                 192,701       250,749        62,531
    Government...............................................                      --         4,794         1,196
    Related parties..........................................          4       24,005        14,380         3,586
    Accruals and other.......................................         10       72,910        93,446        23,303
Deferred income..............................................                     828           799           199
                                                                          ------------  ------------  ------------
Total current liabilities....................................                 292,998       364,168        90,815
Long term liabilities for licenses...........................          7           --       205,197        51,171
Long term debt...............................................         11    1,469,968     1,581,030       394,272
Refundable customer deposits.................................                   1,472         1,519           379
Deferred tax liability.......................................         12        3,115        10,974         2,737
                                                                          ------------  ------------  ------------
Total liabilities............................................     21, 22    1,767,553     2,162,888       539,374
Commitments and contingencies................................         22
Minority interest............................................                  24,609         6,250         1,559
Shareholders' equity/(deficit)
Share capital (nominal par value of PLN 6 per share).........         13       74,976        77,117        19,231
Share premium................................................                 190,601       188,571        47,025
Accumulated deficit..........................................                (146,656)     (352,151)      (87,819)
                                                                          ------------  ------------  ------------
Total shareholders' equity/(deficit).........................                 118,921       (86,463)      (21,563)
                                                                          ------------  ------------  ------------
        Total liabilities and shareholders' equity...........               1,911,083     2,082,675       519,370
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                              NETIA HOLDINGS S.A.

                      CONSOLIDATED STATEMENT OF OPERATIONS

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996

                                                                                                         CONVENIENCE
                                                                                                         TRANSLATION
                                                                                                          $ (NOTE 2)
                                                                                                         ------------
                                                                       YEAR ENDED                         YEAR ENDED
                                                  -----------------------------------------------------  ------------
                                                               DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                     NOTE          1996          1997          1998          1998
                                                  -----------  ------------  ------------  ------------  ------------
                                                                  (PLN)         (PLN)         (PLN)      (UNAUDITED)

                                                                      (ALL AMOUNTS IN THOUSANDS)
Revenue
    Telecommunication services revenue..........                     8,982        35,564        96,435        24,049
    Non-telecommunication revenue:
      Service...................................                     4,206         6,408         8,771         2,187
      Sales of equipment........................                     8,491         8,234        15,174         3,784
                                                               ------------  ------------  ------------  ------------
                                                                    21,679        50,206       120,380        30,020
Costs
Interconnection charges.........................                    (1,355)       (5,692)      (22,900)       (5,711)
Cost of equipment...............................                    (7,929)       (6,975)      (11,425)       (2,849)
Depreciation and amortization of goodwill.......        6, 9        (7,465)      (16,926)      (41,040)      (10,234)
Other operating expenses........................          14       (61,259)      (86,901)     (124,317)      (31,002)
                                                               ------------  ------------  ------------  ------------
Loss from operations............................                   (56,329)      (66,288)      (79,302)      (19,776)
Financial expense, net..........................          15        (2,205)      (32,681)     (151,596)      (37,803)
Write off of deferred financing costs...........           8            --       (24,241)           --            --
Other losses....................................          16        (4,302)           --        (1,148)         (286)
Gain on dilution of Parent Company's interest in
  subsidiaries..................................          17        38,903         2,137            --            --
                                                               ------------  ------------  ------------  ------------
Loss before income tax..........................                   (23,933)     (121,073)     (232,046)      (57,865)
Income tax charge...............................          12        (2,038)       (1,055)       (8,802)       (2,195)
Minority share in losses of subsidiaries........                    10,832        36,703        35,353         8,814
Cumulative effect of change in accounting for
  deferred taxation.............................          12          (672)           --            --            --
                                                               ------------  ------------  ------------  ------------
Net loss........................................                   (15,811)      (85,425)     (205,495)      (51,246)
                                                               ------------  ------------  ------------  ------------
                                                               ------------  ------------  ------------  ------------
Loss per share before the cumulative effect of
  change in accounting for deferred taxation
  (not in thousands)............................          18         (2.41)        (9.46)       (19.78)        (4.93)
                                                               ------------  ------------  ------------  ------------
                                                               ------------  ------------  ------------  ------------
Loss per share including the cumulative effect
  of change in accounting for deferred taxation
  (not in thousands)............................          18         (2.52)        (9.46)       (19.78)        (4.93)
                                                               ------------  ------------  ------------  ------------
                                                               ------------  ------------  ------------  ------------

   The accompanying Notes are an integral part of these financial statements.

                              NETIA HOLDINGS S.A.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996

                                                                                                        TOTAL
                                                                             SHARE    ACCUMULATED   SHAREHOLDERS'
                                                            SHARE CAPITAL   PREMIUM     DEFICIT     EQUITY/(DEFICIT)
                                                            -------------  ---------  ------------  --------------
                                                                (PLN)        (PLN)       (PLN)          (PLN)

                                                                          (ALL AMOUNTS IN THOUSANDS)
Balance as at January 1, 1996.............................       43,727      101,316      (45,420)        99,623
    Net loss..............................................           --           --      (15,811)       (15,811)
    Issuance of shares, net of related costs..............       17,800       28,701           --         46,501
                                                                 ------    ---------  ------------  --------------
Balance as at December 31, 1996...........................       61,527      130,017      (61,231)       130,313
                                                                 ------    ---------  ------------  --------------
    Net loss..............................................           --           --      (85,425)       (85,425)
    Issuance of shares, net of related costs..............       13,449       60,584           --         74,033
                                                                 ------    ---------  ------------  --------------
Balance as at December 31, 1997...........................       74,976      190,601     (146,656)       118,921
                                                                 ------    ---------  ------------  --------------
    Net loss..............................................           --           --     (205,495)      (205,495)
    Issuance of shares, net of related costs
      (Note 13)...........................................        2,141       (2,030)          --            111
                                                                 ------    ---------  ------------  --------------
Balance as at December 31, 1998...........................       77,117      188,571     (352,151)       (86,463)
                                                                 ------    ---------  ------------  --------------
                                                                 ------    ---------  ------------  --------------

                              NETIA HOLDINGS S.A.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996

                                                                                                   CONVENIENCE
                                                                                                   TRANSLATION
                                                                                                    $ (NOTE 2)
                                                                                                   ------------
                                                                        YEAR ENDED                  YEAR ENDED
                                                         ----------------------------------------  ------------
                                                         DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                             1996          1997          1998          1998
                                                         ------------  ------------  ------------  ------------
                                                            (PLN)         (PLN)         (PLN)      (UNAUDITED)

                                                                       (ALL AMOUNTS IN THOUSANDS)
Cash flows from operating activities:
    Net loss...........................................      (15,811)      (85,425)     (205,495)      (51,246)
Adjustments to reconcile net loss to net cash used in
  operating activities
    Depreciation and amortization of goodwill..........        7,465        16,926        41,040        10,234
    Amortization of deferred financing costs...........          474         1,406         7,991         1,993
    Amortization of discount on Notes..................           --        13,246        84,602        21,098
    Minority share in losses of subsidiaries...........      (10,832)      (36,703)      (35,353)       (8,814)
    Provision for deferred income tax..................        2,710           405         7,859         1,960
    Other losses.......................................        4,302            --         1,148           286
    Write off of deferred financing costs..............           --        24,241            --            --
    Foreign exchange losses on translation of long term
      debt.............................................        1,213           896        18,036         4,496
    Gain on dilution of interest in subsidiaries.......      (38,903)       (2,137)           --            --
    Changes in working capital.........................       16,811       (22,691)      (76,241)      (19,011)
                                                         ------------  ------------  ------------  ------------
Net cash used in operating activities..................      (32,571)      (89,836)     (156,413)      (39,004)
Cash flows from investing activities:
    Purchase of fixed assets...........................     (148,029)     (222,964)     (395,943)      (98,739)
    Net cash effect on dilution of interest in
      subsidiaries (Note 17)...........................       97,423        15,325            --            --
    (Increase)/decrease in investments at cost.........       (4,258)        4,274            --            --
    Sale of marketable securities......................        3,646            --            --            --
    Sale/(Purchase) of short-term investments..........       (5,029)        5,029            --            --
    Purchase of licenses...............................           --            --       (84,376)      (21,041)
                                                         ------------  ------------  ------------  ------------
Net cash used in investing activities..................      (56,247)     (198,336)     (480,319)     (119,780)
Net cash provided by financing activities
    Net proceeds from issuance of shares...............       46,501        74,033            --            --
    Capitalized deferred financing costs...............      (20,252)      (84,426)       (4,288)       (1,069)
    Repayment of long term loans and liabilities.......         (572)     (384,707)           --            --
    Proceeds from long term loans and liabilities......       54,723     1,587,275            --            --
    Increase/(decrease) in short term borrowings.......        1,999        (1,999)           --            --
    Increase in related party borrowings...............        8,192         5,715         2,600           648
                                                         ------------  ------------  ------------  ------------
Net cash provided by financing activities..............       90,591     1,195,891        (1,688)         (421)
Effects of exchange rate changes on cash and cash
  equivalents..........................................           --            --        14,918         3,720
Net change in cash and cash equivalents................        1,773       907,719      (623,502)     (155,485)
Cash and cash equivalents at beginning of year.........       12,800        14,573       922,292       229,996
                                                         ------------  ------------  ------------  ------------
Cash and cash equivalents at end of year...............       14,573       922,292       298,790        74,511
                                                         ------------  ------------  ------------  ------------
                                                         ------------  ------------  ------------  ------------

   The accompanying Notes are an integral part of these financial statements.

                              NETIA HOLDINGS S.A.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996

                                                                                                     CONVENIENCE
                                                                                                     TRANSLATION
                                                                                                     $ (NOTE 2)
                                                                                                    -------------
                                                                       YEAR ENDED                    YEAR ENDED
                                                       -------------------------------------------  -------------
                                                       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                           1996           1997           1998           1998
                                                       -------------  -------------  -------------  -------------
                                                           (PLN)          (PLN)          (PLN)       (UNAUDITED)

                                                                       (ALL AMOUNTS IN THOUSANDS)
Changes in working capital components, net of effects
  of acquisition of subsidiaries on:
    Trade receivables................................         (843)        (6,088)       (16,575)        (4,133)
    Government receivables...........................       (9,355)       (14,596)       (13,262)        (3,307)
    Receivables from related parties.................        5,577         (1,786)        (9,163)        (2,285)
    Other receivables................................         (639)           296         (3,474)          (866)
    Inventories......................................          (39)        (2,459)         2,252            562
    Prepaid expenses.................................         (213)          (557)            73             18
    Trade creditors..................................        8,033          2,643        (60,385)       (15,059)
    Government payables..............................           --             --          4,794          1,196
    Payables to related parties......................        1,984         (2,219)         1,804            450
    Accruals and other payables......................       10,951          2,272         17,677          4,408
    Refundable customer deposits.....................          839             30             47             12
    Deferred income..................................          516           (227)           (29)            (7)
                                                       -------------  -------------  -------------  -------------
                                                            16,811        (22,691)       (76,241)       (19,011)
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------

SUPPLEMENTAL CASH DISCLOSURES:

                                                                                                         CONVENIENCE
                                                                                                         TRANSLATION
                                                                                                         $ (NOTE 2)
                                                                                                        -------------
                                                                         YEAR ENDED                      YEAR ENDED
                                                       -----------------------------------------------  -------------
                                                         DECEMBER 31,     DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                             1996             1997           1998           1998
                                                       -----------------  -------------  -------------  -------------
                                                             (PLN)            (PLN)          (PLN)       (UNAUDITED)
Interest paid (net of amount capitalized)............            312           24,082         41,811         10,427
Income taxes paid....................................             --              650             --             --

NON-CASH INVESTING AND FINANCING ACTIVITIES:

    In the year ended December 31, 1997, an amount of long term liabilities (Notes) issued by the Company, but not reflected as cash proceeds in the accompanying statement of cash flows, totaled PLN 194,928. The Company was required to invest such amounts in restricted investments which are held in escrow for repayment of interest on such indebtedness (Notes 3 and 11).

    The Company incurred the following liabilities at the end of each year which were related to fixed asset or construction in progress additions:

                                                                                                       CONVENIENCE
                                                                                                       TRANSLATION
                                                                                                       $ (NOTE 2)
                                                                                                      -------------
                                                                        YEAR ENDED                     YEAR ENDED
                                                       ---------------------------------------------  -------------
                                                        DECEMBER 31,    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                            1996            1997           1998           1998
                                                       ---------------  -------------  -------------  -------------
                                                            (PLN)           (PLN)          (PLN)       (UNAUDITED)
                                                              7,040         167,738        188,353         46,971

    The Company incurred liabilities of PLN 26,737 in the year ended December 31, 1997 relating to the purchase of shares in Netia Telekom S.A. owned by the European Bank for Reconstruction and Development ("EBRD") (Note 9). These liabilities were paid in 1998. The Company incurred liabilities of PLN 267,660 in the year ended December 31, 1998 relating to the acquisition of local telecommunications licenses (Note 7).

   The accompanying Notes are an integral part of these financial statements

                              NETIA HOLDINGS S.A.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 Except as otherwise stated, the financial information prior to January 1, 1997 is expressed
 in terms of the constant purchasing power of the Polish Zloty at December 31,
                                      1996
                           (All amounts in thousands)

1. THE COMPANY

    Netia Holdings S.A. ("Parent Company"), formerly known as R.P. Telekom S.A., and its subsidiaries (collectively, the "Company") was formed in 1990 and is a privately owned joint stock company established under the laws of Poland. Parent Company holds controlling interests in subsidiaries through which it is involved in the design, construction and operation of modern digital telecommunication networks. Parent Company is also engaged in installation and supply of specialized mobile radio services (public trunking) in Poland through its 58.2% owned subsidiary Uni-Net Sp. z o.o. ("Uni-Net") (Note 19).

    As at December 31, 1998, Parent Company's subsidiaries had obtained twenty three licenses granted by the Ministry of Communications of Poland for the provision of local telephone services for 15 year periods. Parent Company's subsidiaries are required to build and operate telephone networks for the duration of each license with a specified installed capacity level (Note 21) for each license. As at December 31, 1998, the Company's main activity is the construction and operation of networks to provide telephone services.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF ACCOUNTING

    The Company maintains its accounting records and prepares statutory financial statements in accordance with Polish accounting and tax regulations. These financial statements have been prepared based upon the Company's accounting records in order to present the financial position, results of operations and of cash flows in accordance with International Accounting Standards ("IAS").

    International Accounting Standards vary in certain important respects from accounting principles generally accepted in the United States ("U.S. GAAP"). See
Note 24 for a reconciliation of net loss and shareholders' equity from IAS to U.S. GAAP.

INFLATION ACCOUNTING AND CURRENCY OF PRESENTATION

    At December 31, 1996 and for the period then ended, Poland was considered to be a hyperinflationary economy. The financial statements for that year are prepared in accordance with the historical cost convention as adjusted for the effects of inflation. In accordance with International Accounting Standard 29, "Financial Reporting in Hyperinflationary Economies", the financial statements for that year are restated to show amounts expressed in terms of the constant purchasing power of the Polish Zloty at December 31, 1996. The amounts shown in the restated currency do not represent appraised value, replacement cost, or any other measure of the current value of assets or the prices at which transactions would take place currently. The adjustment was calculated based on conversion factors derived from the Polish Consumer Price Index ("CPI") published by the Glowny Urzad Statystyczny. Based on a CPI rate of 100 as at January 1, 1990, the cumulative inflation index as at December 31, 1996 was 2,103.61.

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

                                                                                                           MOVEMENT IN
                                                                                                            CONSUMER
                                                           PLN EXCHANGE RATE         PLN EXCHANGE RATE     PRICE INDEX
                                                        OF THE GERMAN MARK (DM)     OF THE U.S. DOLLAR    FOR THE YEAR
                                                      ---------------------------  ---------------------  -------------
December 31, 1996...................................                1.85                      2.87              18.69%

    IAS 29 was applied as follows:

        (1) Monetary assets and liabilities for the period ended above are stated in constant purchasing power as of December 31, 1996.

        (2) Non-monetary assets and liabilities and components of shareholders' equity are linked to a monthly CPI and are restated based on the change between that CPI and the CPI at the reporting date.

        (3) All items in the statement of operations are restated by applying the average conversion factor for the month in which the transaction occurred.

        (4) The effect of inflation on the Company's net monetary position is included in the statement of operations as a component of financial expense.

    As of January 1, 1997, Poland was no longer considered to be a hyperinflationary economy. The inflated values in Polish Zloty (PLN), at December 31, 1996 for balance sheet items became the new historical basis for subsequent periods. Effective January 1, 1997 inflationary accounting for the Company under IAS 29 ceased.

    Information about exchange rate movements and inflation is as follows:

                                                                                                           MOVEMENT IN
                                                                                                            CONSUMER
                                                           PLN EXCHANGE RATE         PLN EXCHANGE RATE     PRICE INDEX
                                                        OF THE GERMAN MARK (DM)     OF THE U.S. DOLLAR    FOR THE YEAR
                                                      ---------------------------  ---------------------  -------------
December 31, 1997...................................               1.964                     3.518              13.20%
December 31, 1998...................................               2.092                     3.504               8.60%

U.S. DOLLAR CONVENIENCE TRANSLATION (UNAUDITED)

    The U.S. Dollar amounts shown in the accompanying financial statements have been translated at December 31, 1998 and for the year ended December 31, 1998 from Polish Zloty only as a matter of arithmetic computation at the Polish Zloty exchange rate of PLN 4.01 = USD 1.00, the rate published by the National Bank of Poland and effective on March 31, 1999. These amounts are unaudited and are included for the convenience of the reader only. Such translation should not be construed as a representation that the Polish Zloty amounts have been or could be converted into U.S. Dollars at this or any other rate.

PRINCIPLES OF CONSOLIDATION

    Subsidiary undertakings, which are those companies in which Parent Company, directly or indirectly, has an interest of more than one half of the voting rights or otherwise has power to exercise control over the operations, have been consolidated. Subsidiaries are consolidated from the date on which effective control is transferred to Parent Company and are no longer consolidated from the date of disposal. All intercompany transactions, balances and unrealized surpluses and deficits on

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

transactions between group companies have been eliminated. Separate disclosure is made of minority interest. The consolidated financial statements include the accounts of Parent Company's following direct subsidiaries:

                                                                                         OWNERSHIP PERCENTAGE
                                                                        -------------------------------------------------------
                                                                          DECEMBER 31,       DECEMBER 31,       DECEMBER 31,
                              SUBSIDIARY                                      1996               1997               1998
----------------------------------------------------------------------  -----------------  -----------------  -----------------
Kabel Media S.A.(i)...................................................             85                 85                 85
Netia Telekom S.A.(ii)................................................             65                 72                 75
Netia South Sp. z o.o.(iii)...........................................            100                 75                 75
Netia Telekom Pila Sp. z o.o.(iv).....................................             73                 --                 --
Netia Telekom Silesia S.A.(v).........................................             82                 97                 97
Uni-Net Sp. z o.o.....................................................             58                 58                 58
Netia Holdings B.V.(vi)...............................................             --                100                100
Netia Holdings B.V. II (vii)..........................................             --                 --                100

---------

 (i) Kabel Media S.A. ("Kabel Media") is dormant (Note 16).

 (ii) On September 22, 1997, Parent Company increased its ownership in Netia Telekom S.A. ("Netia Telekom") through the purchase of shares held by EBRD (Note 9).

(iii) Optimus Inwest S.A. ("Optimus") is a 100% subsidiary of Netia South Sp. z o.o. ("Netia South") at December 31, 1997 and 1998. Netia Telekom Telmedia S.A. ("Telekom Telmedia") is wholly owned by Optimus at December 31, 1996, 1997 and 1998. Shareholdings of 75% of Optimus were contributed to Netia South effective on July 1, 1997. During the third quarter of 1997, Netia South acquired the remaining 25% interest in Optimus.

 (iv) This subsidiary was contributed and consolidated into Netia Telekom at July 1, 1997 at an ownership percentage of 73%.

 (v) This subsidiary was contributed to and consolidated into Netia South effectively on March 31, 1997.

 (vi) Netia Holdings B.V. ("Holdings B.V.") was formed on August 19, 1997 under the laws of the Netherlands. This is a 100% subsidiary of Parent Company. Its purpose was to be the issuer of certain Notes (Note 11) that were issued in order to provide financing for the construction of the telecommunications networks.

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

(vii) Netia Holdings B.V. II ("Holdings B.V. II") was formed on June 10, 1998 under the laws of the Netherlands. This is a 100% subsidiary of Parent Company. At December 31, 1998 and throughout the year then ended, Holdings B.V. II was dormant.

                                                                                         NETIA TELEKOM S.A.'S
                                                                        -------------------------------------------------------
                                                                            OWNERSHIP          OWNERSHIP          OWNERSHIP
                                                                           PERCENTAGE         PERCENTAGE         PERCENTAGE
                                                                          DECEMBER 31,       DECEMBER 31,       DECEMBER 31,
                                                                              1996               1997               1998
                                                                        -----------------  -----------------  -----------------
Netia Telekom Swidnik S.A.*...........................................             88                 97                 97
Netia Telekom Lublin S.A. ............................................             92                 92                 92
Netia Telekom Ostrowiec S.A. .........................................             99                 99                 99
Netia Telekom Mazowsze S.A. ..........................................             99                 99                 99
Netia Telekom Warszawa S.A. ..........................................            100                100                100
Netia Telekom Modlin S.A. ............................................             88                 88                 88
Netia Telekom Kalisz S.A. ............................................             97                 97                 97
Netia Telekom Torun S.A. .............................................             94                 94                 94
Netia Telekom Wloclawek S.A. .........................................            100                100                100
Netia Telekom Pila Sp. z o.o.**.......................................             --                 99                 99
Netia Network S.A.***.................................................             --                 --                 49

---------

  * Previously Lublin Telekom S.A.

 ** This subsidiary was contributed to Netia Telekom effectively on July 1, 1997. Previously, this was consolidated directly into Parent Company.

*** Netia Network S.A. ("Netia Network") was dormant during 1998. Due to the significant control exercised by Netia Telekom, Netia Network was consolidated into Netia Telekom in 1998.

USE OF ESTIMATES

    The preparation of financial statements necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported revenues and expenses during the reported period. Actual results could differ from these estimates.

RECLASSIFICATIONS

    Certain prior periods amounts have been reclassified to conform with the 1998 presentation.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments purchased with an initial maturity of three months or less to be cash equivalents.

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

FINANCIAL INSTRUMENTS

    Financial instruments carried on the balance sheet include cash and bank balances, investments, receivables, trade creditors, leases and borrowings. The particular recognition methods adopted are disclosed in the individual policy statements associated with each item.

    Disclosures about the Company's financial instruments are provided in Note
23.

INVENTORIES

    Inventories are stated at the lower of historical cost or net realizable value, generally determined on a first-in first-out (FIFO) basis. Where necessary, provision is made for obsolete, slow moving or defective inventory.

FIXED ASSETS AND NETWORK UNDER CONSTRUCTION

    Fixed assets are stated at cost net of depreciation to date, plus related inflation through December 31, 1996. Network under construction represents the accumulation of costs associated with the construction of telephone networks and other tangible fixed assets. The Company continually monitors the progress of these construction projects and tracks each project by license area. The Company includes in the construction cost of its networks all costs that are directly attributable to the network development including an allocation of borrowing costs (including interest costs and foreign exchange gains and losses) and incremental overhead costs, including depreciation, directly associated with the project during the period required to complete the asset. The cost of repairs and maintenance are capitalized only if they improve the related asset or extend its useful life.

    Depreciation expense is recorded utilizing the straight-line method over the estimated useful life of the assets. These lives are summarized as follows:

TYPE                                                                              TERM
---------------------------------------------------------------------------  ---------------
Buildings..................................................................         40 years
Long term ground lease.....................................................         99 years
Base stations (Uni-Net)....................................................    7 to 13 years
Computer software..........................................................     2 to 8 years
Transmission network.......................................................         15 years
Switching system...........................................................         10 years
Machinery and equipment....................................................     4 to 8 years
Office equipment...........................................................     3 to 8 years
Office furniture...........................................................          5 years
Vehicles...................................................................     5 to 6 years

INVESTMENTS IN REAL ESTATE

    Investments in real property consist of certain residential real property under construction. The investment represents the accumulation of costs associated with construction plus related inflation through December 31, 1996 and incremental costs from January 1, 1997.

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

LICENSES

    Licenses are stated at cost net of amortization to date. Amortization commences once the related network is operational. Upon commencement of amortization, amortization expense is recorded on a straight line basis over the remaining period for which the license is granted (usual grant period is 15 years).

DEFERRED FINANCING COSTS

    Costs incurred in obtaining financing are capitalized and amortized to financial expense over the term of the credit facility.

GOODWILL

    Goodwill represents the excess of the cost of an acquisition over the fair value of the Company's share of the net assets of the acquired subsidiary at the date of acquisition. Goodwill resulting from the acquisition of subsidiaries is amortized over the period of the related licenses using the straight-line method.

IMPAIRMENT

    In 1998, the Company changed its accounting policy for impairments. There was no effect on financial results as a result of this change in policy. The Company periodically reviews the recoverability of goodwill, fixed assets, investments in real estate and licenses through discounting the estimated expected future cash flows (without interest charges) of these assets. An impairment loss is recorded only if the carrying amount of the asset is less than the higher of its fair value or value in use.

REFUNDABLE CUSTOMER DEPOSITS

    Certain subsidiaries of Parent Company collected a refundable deposit from customers when they were connected to the network. These deposits are recorded as long term liabilities when collected and are refunded upon termination of the consumer service agreement.

RETIREMENT BENEFITS

    The Company pays social security taxes on each employee to the Polish government. The Company has no other employee retirement plans.

REVENUE

(1) TELECOMMUNICATIONS REVENUE

    Telecommunications revenue includes installation fees, fixed monthly charges and calling charges. The Company records revenue from installation fees, which are not in excess of direct selling cost, when the customer is connected to the network.

(2) NON-TELECOMMUNICATIONS REVENUE

    Non-telecommunications revenue includes revenue from specialized mobile radio service (public trunking), through Parent Company's subsidiary, Uni-Net. Service revenues are recorded when the service is provided. Revenue from the sale of equipment is recorded when the customer takes delivery.

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

FOREIGN EXCHANGE GAINS AND LOSSES

    Foreign currency transactions in the Company are accounted for at the exchange rates prevailing at the date of the transactions: gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies, are recognized in the income statement or capitalized as part of network under construction in accordance with the Company's fixed assets capitalization policy when such amounts are considered to be part of the financial cost of self constructed assets.

DEFERRED INCOME TAXES

    The Company changed its method of accounting for deferred taxes to the liability method of calculating deferred taxes as prescribed by International Accounting Standards 12 (IAS 12) revised. The effective date of the adoption of IAS 12 (revised) was January 1, 1996.

    Deferred income taxes are computed in respect of temporary differences between the amounts presented in these financial statements and those taken into account for tax purposes.

    Deferred tax balances are determined using the enacted tax rates in effect during the period for which the temporary difference is scheduled to reverse.

    Valuation allowances are recorded for deferred tax assets resulting from tax losses when it is likely that tax benefits will not be realized.

EARNINGS/(LOSS) PER SHARE

    Basic earnings/(loss) per share is calculated by dividing the net profit/(loss) by the weighted average number of ordinary shares outstanding during the year.

    For diluted earnings/(loss) per share, the weighted average number of ordinary shares in issue is adjusted to assume conversion of all dilutive potential ordinary shares.

3. RESTRICTED INVESTMENTS

    In November 1997, the Company deposited USD 55,213 (PLN 194,415 at the exchange rate in effect on that date) in an "Escrow Account" with the trustee for its Senior Dollar Notes (Note 11). All amounts are invested in U.S. Treasury Notes bearing fixed interest rates ranging from 4.75% to 7.5%. The U.S. Treasury Notes expire in six month increments set to coincide with the interest payment dates established under the terms of the Senior Dollar Notes (Note 11). The balance at December 31, 1998, including related interest, amounted to USD 38,582 (PLN 135,190 at the exchange rate in effect on that date). These amounts are considered to be restricted investments at December 31, 1998.

                              NETIA HOLDINGS S.A.

 Except as otherwise stated, the financial information prior to January 1, 1997 is expressed
 in terms of the constant purchasing power of the Polish Zloty at December 31,
                                      1996
                           (All amounts in thousands)

4. RELATED PARTY TRANSACTIONS

    (a) The following table details receivable balances with related parties:

                                                                 DECEMBER 31,      DECEMBER 31,
                                                                     1997              1998
                                                                ---------------  -----------------
                                                                     (PLN)             (PLN)
Parent Company's shareholders.................................         1,128                --
Telko Sp. z o.o. .............................................           487               487
Telia Polska..................................................           159                --
Telia A.B.....................................................            12                --
                                                                       -----               ---
                                                                       1,786               487
                                                                       -----               ---
                                                                       -----               ---

PARENT COMPANY'S SHAREHOLDERS

    At December 31, 1997, a share issuance was closed. PLN 1,128 of shares issued then were not paid until the end of the subscription period, which occurred after the end of the year, and were included in related party receivables.

TELKO

    Parent Company owns 49% of the shares of Telko Sp. z o.o. ("Telko") which was created by former members of Parent Company's Management Board. In the third quarter 1997, Telko received a short term advance of PLN 487 from Parent Company. The balance is payable by Telko upon the demand of Parent Company.

    (b) The following table details payable balances with related parties:

                                                                DECEMBER 31,   DECEMBER 31,
                                                                    1997           1998
                                                                -------------  -------------
                                                                    (PLN)          (PLN)
Goldman Sachs.................................................          272            594
Shamrock/Trefoil..............................................          402          3,218
Dankner.......................................................        1,151          4,930
Galopus (Note 4(d))...........................................        1,593            943
Telia loans (Note 4(c) and (d))...............................       13,907             --
Telia Swedtel.................................................        4,279          3,083
Other.........................................................        2,401          1,612
                                                                     ------         ------
                                                                     24,005         14,380
                                                                     ------         ------
                                                                     ------         ------

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

    (c) Loans payable to related parties

                                                        INTEREST    DECEMBER 31,   DECEMBER 31,
                                                          RATE          1997           1998
                                                       -----------  -------------  -------------
                                                          (PLN)         (PLN)
Telia AB--USD loans (Note 4(d))......................       10.74%*      13,907             --
                                                                         ------         ------
                                                                         13,907             --
                                                                         ------         ------
                                                                         ------         ------

---------

* The interest rate represents a weighted average of the interest rates applicable to each tranche of this loan.

    Motorola, one of the shareholders of Uni-Net, provided credit facilities as described in Note 11.

    (d) Transactions with related parties

GOLDMAN SACHS, SHAMROCK/TREFOIL AND DANKNER

    These companies are shareholders of Parent Company. Transactions with these parties included management and consulting fees of PLN 4,050 and guarantee fees of PLN 1,614 for the year ended December 31, 1998, management and consulting services of PLN 4,152 and guarantee fees of PLN 2,570 for the year ended December 31, 1997. Management and consulting services are included in operating expenses, and guarantee fees are included in financial expense.

    In consideration of certain undertakings provided by Shamrock, Dankner and Goldman Sachs in connection with credit facilities provided by the EBRD, such shareholders were entitled to a guarantee fee from Parent Company equal to 5% of such undertakings.

    In December 1996, Dankner, Shamrock and Parent Company entered into a management services agreement (the "Management Service Agreement") pursuant to which Dankner and Shamrock agreed to provide management services to Parent Company for an annual fee of USD 300 each. The Management Service Agreement was terminated in January 1999 (Note 25).

GALOPUS

    On September 13, 1996, Parent Company executed a consultancy agreement with Galopus Co. Ltd. (the "Consultant"), a company wholly owned by Parent Company's president. Under the agreement, the Consultant received a one time retention fee of PLN 201 and the Consultant receives consulting fees. The Consultant is eligible for an annual bonus based on the number of subscribers connected in each year, provided Parent Company meets certain targets. In 1997, the Consultant received PLN 1,024 for consulting services and bonuses of PLN 922. In 1998, transactions with the Consultant included consulting services of PLN 893.

    Parent Company and the Consultant have entered into a Stock Appreciation Agreement pursuant to which the Consultant is entitled to receive certain compensation based upon the appreciation in value of shares of Parent Company. Pursuant to this Agreement, Parent Company granted the Consultant certain economic rights which relate to the value of Parent Company's common stock (the "Economic Right"). The Economic Right of the Consultant's deemed ownership of 1.5% of the outstanding share capital of Parent Company was fully (100%) vested in August 1998. Based on the terms of the Stock Appreciation Agreement, the value received by the Consultant will be a function of

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

the share appreciation over the period, as determined by the most recent issuance price of shares issued during the period. Payment is to commence upon the earliest of the following: (i) Consultant's termination, (ii) a 33.3% change in control of the Parent Company, (iii) an initial public offering of Parent Company's common stock or (iv) after December 31, 1999 at the Consultant's request. The Economic Right expires December 31, 2000. Compensation expense of PLN 506, PLN 384 and PLN 53 relating to this right was recorded for the years ended December 31, 1996, 1997 and 1998, respectively (Note 25).

    These transactions are included in the management and technical services by shareholders category within other operating expenses.

MOTOROLA

    Motorola has a shareholding of 37.8% in Uni-Net at December 31, 1998. Transactions with Motorola amounted to PLN 1,459 for the year ended December 31, 1996. These items were included in other operating expenses. The Company had no transactions with Motorola in 1997 or 1998.

TELIA AND TELIA SWEDTEL

    At December 31, 1998, Telia A.B. (publ) ("Telia") had shareholdings of 25% in Netia South and 25.4% in Netia Telekom (Note 25).

    On June 2, 1998, loans from Telia amounting to PLN 14,609 (USD 4,163) were converted into equity of Netia South.

    Telia Swedtel is a subsidiary of Telia. Transactions with Telia Swedtel include telecommunication technical services for Netia Telekom and Telekom Silesia. The amounts for the year ended December 31, 1998 and 1997 were PLN 7,678 and PLN 17,488, respectively. A portion of these costs are capitalized as a cost of constructing the network. The remainder is included in other operating expense.

CONSULTING AGREEMENTS

    Parent Company has consulting agreements with companies owned by two of its shareholders and members of the Supervisory Board and Management Board.

    The agreements with companies owned by shareholders will expire in June 1999. In 1998, these companies were paid PLN 1,071 and PLN 1,113. In 1997, these companies were paid PLN 971 and PLN 1,104. Expenses related to these agreements are included in other operating expense.

    The company owned by the member of the Supervisory Board was paid PLN 882 in 1998 and PLN 303 in 1997.

    The company owned by the member of the Management Board was paid PLN 125 in 1998 and PLN 131 in 1997.

    Parent Company had a trade name license agreement with a company owned by two of its shareholders which was terminated in 1998.

                              NETIA HOLDINGS S.A.

 Except as otherwise stated, the financial information prior to January 1, 1997 is expressed
 in terms of the constant purchasing power of the Polish Zloty at December 31,
                                      1996
                           (All amounts in thousands)

BOARD REMUNERATION

    Compensation and other costs associated with members of the Parent Company's management and supervisory boards during the twelve month periods ended December 31, 1996, 1997 and 1998 amounted to PLN 3,395, PLN 4,532 and PLN 6,400, respectively.

OTHER

    In December 1998, Goldman Sachs, Shamrock/Trefoil, Dankner and Telia committed to assist Parent Company in obtaining additional funding. Should Parent Company be unable to obtain such funding, they have committed to contribute an additional USD 50 million to Parent Company (Note 25).

    Other transactions include advances from the Company's current shareholders for USD 707 (PLN 2,477) resulting from advance payment for a share issuance which was not effected in 1997.

5. INVESTMENTS AT COST

                                                                                        DECEMBER 31,    DECEMBER 31,
                                                                                            1997            1998
                                                                          PERCENTAGE     AMOUNT PAID     AMOUNT PAID
                                                                          OWNERSHIP      FOR SHARES      FOR SHARES
                                                                         ------------  ---------------  -------------
                                                                                            (PLN)           (PLN)
Hydrocentrum S.A. (Note 16)............................................            16         1,148              --
Huta Ostrowiec S.A.....................................................   less than 1            62              62
Other investments at cost..............................................       various            12              13
                                                                                              -----           -----
                                                                                              1,222              75
                                                                                              -----           -----
                                                                                              -----           -----

6. FIXED ASSETS AND NETWORK UNDER CONSTRUCTION

                                                    DECEMBER 31,                                        DECEMBER 31,
             ASSETS AT ADJUSTED COST                    1997       ADDITIONS   TRANSFERS    DISPOSALS       1998
--------------------------------------------------  ------------  -----------  ----------  -----------  ------------
                                                       (PLN)         (PLN)       (PLN)        (PLN)        (PLN)
Buildings.........................................       24,756           --       22,975          (5)       47,726
Land..............................................          597          130           --        (115)          612
Long term ground lease(1).........................        1,214          136           --          --         1,350
Transmission network..............................       88,848           --      298,648          --       387,496
Switching system..................................       92,632           --      178,785          --       271,417
Base stations (Uni-Net)...........................        9,219           --        1,072          --        10,291
Machinery and equipment...........................        5,524        5,861           --        (112)       11,273
Office furniture and equipment....................       18,045        5,605           --          --        23,650
Vehicles..........................................       10,676        3,927           --      (1,082)       13,521
Purchased software................................        7,952        2,565           --          --        10,517
                                                    ------------  -----------  ----------  -----------  ------------
                                                        259,463       18,224      501,480      (1,314)      777,853
Network under construction(2).....................      399,041      517,050     (501,480)         --       414,611
                                                    ------------  -----------  ----------  -----------  ------------
                                                        658,504      535,274           --      (1,314)    1,192,464
                                                    ------------  -----------  ----------  -----------  ------------
                                                    ------------  -----------  ----------  -----------  ------------

---------

(1) A long term ground lease is owned by Netia Telekom and expires in 2092.

(2) Costs relating to the network are transferred to related fixed asset accounts for each project as the project begins operations. Depreciation on network components begins at that point.

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

                                                             DECEMBER 31,   DEPRECIATION                DECEMBER 31,
                 ACCUMULATED DEPRECIATION                        1997          EXPENSE      DISPOSALS       1998
-----------------------------------------------------------  -------------  -------------  -----------  -------------
                                                                 (PLN)          (PLN)         (PLN)         (PLN)
Buildings..................................................          733          1,147            --         1,880
Land.......................................................           --             --            --            --
Long term ground lease.....................................           66             14            --            80
Transmission network.......................................        4,836         10,682            --        15,518
Switching system...........................................        7,050         15,816            --        22,866
Base stations (Uni-Net)....................................        5,343          1,000            --         6,343
Machinery and equipment....................................        1,679          1,239           (27)        2,891
Office furniture and equipment.............................        4,980          3,601            --         8,581
Vehicles...................................................        2,890          2,060          (467)        4,483
Purchased software.........................................        2,644          1,848            --         4,492
                                                                  ------         ------           ---        ------
                                                                  30,221         37,407          (494)       67,134
                                                                  ------         ------           ---        ------
                                                                  ------         ------           ---        ------

                                                                                       DECEMBER 31,  DECEMBER 31,
                                   NET BOOK VALUE                                          1997          1998
-------------------------------------------------------------------------------------  ------------  ------------
                                                                                          (PLN)         (PLN)
Buildings............................................................................       24,023        45,846
Land.................................................................................          597           612
Long term ground lease...............................................................        1,148         1,270
Transmission network.................................................................       84,012       371,978
Switching system.....................................................................       85,582       248,551
Base stations (Uni-Net)..............................................................        3,876         3,948
Machinery and equipment..............................................................        3,845         8,382
Office furniture and equipment.......................................................       13,065        15,069
Vehicles.............................................................................        7,786         9,038
Purchased software...................................................................        5,308         6,025
                                                                                       ------------  ------------
                                                                                           229,242       710,719
Network under construction...........................................................      399,041       414,611
                                                                                       ------------  ------------
                                                                                           628,283     1,125,330
                                                                                       ------------  ------------
                                                                                       ------------  ------------

    Depreciation expense was PLN 7,009, PLN 14,971 (net of PLN 851 which was capitalized to network under construction as a part of incremental overheads) and PLN 37,407 for the years ended December 31, 1996, 1997 and 1998, respectively.

    Total incremental overhead costs of PLN 28,010 and PLN 27,533 and total financial costs of PLN 14,362 and 23,405 were capitalized to network under construction in 1997 and 1998, respectively.

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

7. LICENSES

                                                                               DECEMBER 31,
                                                                                   1998
                                                                               ------------
                                                                                  (PLN)
Licenses obtained in 1998....................................................      295,906
Optimus licenses.............................................................       34,830
                                                                               ------------
                                                                                   330,736
                                                                               ------------
                                                                               ------------

NEW LICENSES

    In March 1998, certain subsidiaries of Parent Company obtained five new fixed-term licenses for the installation and operation of local telecommunication networks in specified areas of Poland, on a non-exclusive basis. Under the terms of the licenses, the Company is required to pay for the licenses over a five-year period. The total cost of these five licenses was [EURO]78,525 (PLN 295,906 at the exchange rate on the date of the grant). [EURO]19,412 (PLN 74,637 at the exchange rate in effect on the date of payment) was paid during the year ended December 31, 1998 and the balance of [EURO]59,113 (PLN 241,921 at the exchange rate in effect on that date) is payable over the next five years.

VALUE OF OPTIMUS LICENSES

    Under a purchase agreement under which the Company acquired Optimus (and its related licenses), Optimus had an option to either (i) receive a cash payment based on a predetermined formula; or (ii) to acquire shares in the Netia group of companies (Parent Company, Netia Telekom or Netia South). In June 1998, the Company reached an agreement with Optimus to pay USD 10,000 (PLN 34,830 at the exchange rate in effect on the date of the agreement) in full satisfaction of the Company's obligation under the option. The amount payable has been accounted for as additional purchase consideration and attributed to the value of licenses acquired with the acquisition of Optimus.

    The remaining payments for the licenses are as follows:

                                                                                       NEW
                                                                                    LICENSES     OPTIMUS      TOTAL
                                                                                    ---------  -----------  ---------
                                                                                      (PLN)       (PLN)       (PLN)
Current portion (Note 10).........................................................     60,481       1,982      62,463
                                                                                    ---------  -----------  ---------
                                                                                    ---------  -----------  ---------
Long term
  One to two years................................................................     60,481      23,757      84,238
  Two to three years..............................................................     60,481          --      60,481
  Three years and thereafter......................................................     60,478          --      60,478
                                                                                    ---------  -----------  ---------
    Total long term...............................................................    181,440      23,757     205,197
                                                                                    ---------  -----------  ---------
                                                                                    ---------  -----------  ---------

8. DEFERRED FINANCING COSTS

    In June 1996 Netia Telekom arranged credit facilities with the EBRD and Nordic Investment Bank (the "NIB"). Certain costs incurred in the process of obtaining these facilities were capitalized as at December 31, 1996. In July 1997, Netia Telekom secured a credit facility with a consortium led by

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

Chase Manhattan Bank ("Chase") and repaid loans from the EBRD and Nordic Investment Bank (Note 11). Upon repayment, Netia Telekom incurred a loss from early extinguishment of debt equal to the remaining unamortized basis in deferred financing costs of PLN 17,639. The credit facility with Chase was repaid in November 1997 using proceeds from the issuance of certain long-term Notes (Note 11). Deferred financing costs relating to this loan amounted to PLN 6,602. The combined write off of deferred financial costs related to these loans was PLN 24,241.

    In September 1997, Parent Company's subsidiaries, Telekom Silesia, Netia South, Optimus and Telekom Telmedia secured a credit facility with a syndicate of banks led by Chase ("the Chase Construction Loan") (Note 11). Also in November 1997, Parent Company's subsidiary Netia Holdings B.V. issued certain long-term Notes (Note 11). Deferred financing costs as at December 31, 1998 comprise certain costs incurred by the Company as a result of the process of obtaining these facilities.

    In 1998, Parent Company restructured the Chase Construction Loan. As a result of this restructuring, the repayment terms were changed (Note 11). The deferred financing costs relating to this loan are being amortized over the shorter restructured life. Amortization charges related to the Chase Construction Loan in 1998 were PLN 6,928.

    The total amortization of deferred financing costs was PLN 14,019 in 1998. PLN 6,028 was capitalized as a cost of constructing the network.

                                                                DECEMBER 31,   DECEMBER 31,
                                                                    1997           1998
                                                                -------------  ------------
                                                                    (PLN)         (PLN)
Bank charges, underwriting costs and commissions..............       70,795         70,795
Legal and professional costs..................................        9,656         13,944
                                                                     ------    ------------
                                                                     80,451         84,739
Less accumulated amortization.................................       (1,406)       (15,425)
                                                                     ------    ------------
                                                                     79,045         69,314
                                                                     ------    ------------
                                                                     ------    ------------

9. GOODWILL

    In March 1996, goodwill of PLN 6,144 arose due to the purchase of shareholdings in companies that hold exclusive rights to certain licenses from a former joint venture partner. Parent Company had an agreement to develop networks with up to 162 lines in certain areas of Poland with a third party on an exclusive basis. On March 26, 1996, Parent Company executed an agreement pursuant to which the aforementioned agreement was rescinded in its entirety. Parent Company agreed to purchase certain fixed assets and the third party's shareholding in the companies formed to develop and operate the networks covered by the agreement. Following this transaction, the assets were contributed to Netia Telekom. Total payments under the agreement were PLN 17,249 of which PLN 7,105 was outstanding at December 31, 1996. The final payment of PLN 7,105 was made in 1997.

    In 1997, Netia South purchased shareholdings in Optimus, Telekom Telmedia and Telekom Silesia and recorded goodwill of PLN 5,012 on these transactions.

                              NETIA HOLDINGS S.A.

 Except as otherwise stated, the financial information prior to January 1, 1997 is expressed
 in terms of the constant purchasing power of the Polish Zloty at December 31,
                                      1996
                           (All amounts in thousands)

    On September 22, 1997, Parent Company and Telia purchased all the shares in Netia Telekom owned by the EBRD (10% at December 31, 1996). Parent Company recognized goodwill of PLN 21,104 on this transaction. In December 1998, Parent Company purchased from Telia for PLN 10,462, the 2.4% interest in Netia Telekom that Telia had purchased from the EBRD. Parent Company recognized goodwill of PLN 12,824 on this transaction.

                                                                DECEMBER 31,                             DECEMBER 31,
                                                                    1997        INCREASES    DECREASES       1998
                                                                -------------  -----------  -----------  -------------
                                                                    (PLN)         (PLN)        (PLN)         (PLN)
Goodwill......................................................       32,993        12,824           --        45,817
Less accumulated amortization.................................       (2,587)       (3,633)          --        (6,220)
                                                                     ------    -----------  -----------       ------
                                                                     30,406         9,191           --        39,597
                                                                     ------    -----------  -----------       ------
                                                                     ------    -----------  -----------       ------

10. ACCOUNTS PAYABLE AND ACCRUALS

    At December 31, 1998, PLN 58,307 of trade payables are denominated in U.S. dollars and PLN 9,130 of trade payables are denominated in Swedish Krona.

                                                                   DECEMBER 31,   DECEMBER 31,
                                                                       1997           1998
                                                                   -------------  -------------
                                                                       (PLN)          (PLN)
Accruals and other payables:
    Short term payable for licenses (Note 7).....................           --         62,463
    Construction completed, not yet invoiced.....................       26,276          4,814
    Interest and bank charges....................................          739             --
    Legal, financial and accounting services.....................        1,407          1,411
    EBRD (Note 9)................................................       26,737             --
    Accrued interest on Senior Notes and
      Chase Construction Loan....................................       11,578         11,972
    Stamp duty...................................................        2,364          1,792
    Other payables...............................................        3,809         10,994
                                                                        ------         ------
                                                                        72,910         93,446
                                                                        ------         ------
                                                                        ------         ------

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

11. LONG TERM DEBT

                                                                              INTEREST    DECEMBER 31,  DECEMBER 31,
                                                                                RATE          1997          1998
                                                                             -----------  ------------  ------------
                                                                                             (PLN)         (PLN)
Motorola, net of current maturity--USD loan................................        5.80%*         739         3,014
USD Chase Construction Loan................................................        8.30        28,144        28,032
DM Chase Construction Loan.................................................        6.13        12,763        13,595
Senior Notes--USD..........................................................       10.25       703,600       700,800
Senior Dollar Discount Notes...............................................       11.25       448,049       499,142
Senior DM Discount Notes...................................................       11.00       269,955       320,828
Alcatel loan--USD..........................................................       10.00         6,718        15,619
                                                                                          ------------  ------------
                                                                                            1,469,968     1,581,030
                                                                                          ------------  ------------
                                                                                          ------------  ------------

---------

* The interest rate represents a weighted average of the interest rate applicable for each of the tranches of this loan.

CHASE CONSTRUCTION LOAN

    On September 19, 1997, Parent Company's subsidiaries, Netia South, Telekom Silesia, Optimus and Telekom Telmedia ("Borrowers") secured the Chase Construction Loan for up to USD 95,000 to finance the build-out of up to 200 ringing telephone lines by Netia South and the other Borrowers. This loan was restructured in 1998. As part of the restructuring the balance was frozen at DM 6,500 (PLN 13,595 at the exchange rate in effect at December 31, 1998) plus USD 8,000 (PLN 28,032 at the exchange rate in effect at December 31, 1998). No further draw downs can be taken.

    Interest on the Chase Construction Loan is paid on a quarterly basis. The amounts drawn under this loan bear interest at LIBOR plus 2.5% which may be reduced to 0.75% according to the Borrowers' financial performance.

    The Chase Construction Loan is secured by a guarantee from the Borrowers and Telekom Building, a 49% owned investment of Netia South, and a pledge of Netia Telekom Silesia's shares owned by Netia South.

    As restructured, the existing balance at December 31, 1998 must be repaid on January 31, 2000.

THE SENIOR NOTES AND SENIOR DISCOUNT NOTES

    On November 3, 1997, Netia Holdings B.V., a 100% subsidiary of Parent Company, issued and sold Senior Dollar Notes of USD 200,000 due 2007, Senior Dollar Discount Notes of USD 193,550 due 2007 and Senior DM Discount Notes of DM 207,062 due 2007 (the "Notes"). The Notes are fully guaranteed by Parent Company. The Notes will be redeemable at Parent Company's option after November 1, 2002 in whole or in part at premiums to par.

    In addition, at any time prior to November 1, 2000, the Company may redeem up to 33% of the aggregate principal amount at maturity of each class of Notes at a redemption price of 110.25% of the principal amount thereof, in the case of the Senior Dollar Notes, at a redemption price of 111.25% of

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

the Accreted Value thereof in the case of the Senior Dollar Discount Notes, and at a redemption price of 111% of the Accreted Value thereof in the case of the Senior DM Discount Notes, with the net proceeds of one or more public equity offerings; provided that not less than USD 134 million of the aggregate principal amount of the Senior Dollar Notes, USD 129.7 million of the aggregate principal amount at maturity of the Senior Dollar Discount Notes and DM 138.7 million of the aggregate principal amount at maturity of Senior DM Discount Notes would remain outstanding immediately after giving effect to such redemption.

    The proceeds obtained from issuing the Notes were transferred, in the form of intercompany loans with comparable terms, to Parent Company's subsidiaries to finance the build-out of telephone networks.

    The Senior Dollar Notes of USD 200,000 bear interest of 10 1/4% per annum payable on May 1, and November 1, of each year commencing on May 1, 1998. The Senior Dollar Discount Notes of USD 193,550 and Senior DM Discount Notes of DM 207,062 bear interest of 11 1/4% and 11% per annum, respectively.

    Under the terms of the Senior Dollar Discount Notes and the Senior DM Discount Notes, both were issued at a discount to reflect interest for the first four years of the Notes in the amounts of DM 72,062 (PLN 145,781 at the exchange rate in effect on that date) and USD 68,546 (PLN 239,156 at the exchange rate in effect on that date), respectively. The discounts are amortized to interest expense over the four year period they cover. The related interest expense in 1997 and 1998 was DM 2,486 (PLN 4,937 at the exchange rate in effect on that date) and DM 15,910 (PLN 31,742 at the exchange rate in effect on December 31,
1998), respectively, and USD 2,355 (PLN 8,309 at the exchange rate in effect on that date) and USD 15,090 (PLN 52,860 at the exchange rate in effect on December 31, 1998), respectively. After the initial four year period is completed, interest will accrue and be payable in full each six months over the remaining term of the Notes.

    Repayment of the principal amounts of the Notes, pursuant to the terms of the Notes, is in 2007, unless redeemed at Parent Company's option at an earlier date, as discussed above. The Notes are included in the balance sheet at PLN 1,520,770 at December 31, 1998, which includes the discount on the Senior Dollar Discount Notes and Senior DM Discount Notes of PLN 291,298.

RESTRICTED INVESTMENTS

    Under the terms of the Senior Dollar Notes, the Company deposited USD 55,213 (PLN 194,415 at the exchange rate in effect on that date) in an "Escrow Account" with the trustee for its Senior Dollar Notes. The money was invested in U.S. Government securities (Note 3) which, together with the interest earned thereon, will be utilized to pay the first six interest installments of the Senior Dollar Notes. The current portion and the long term portion of the deposit including accrued interest at December 31, 1998 amount to USD 19,291 (PLN 67,595 at the exchange rate in effect on December 31, 1998) and USD 19,291 (PLN 67,595 at the exchange rate in effect on December 31, 1998), respectively.

MOTOROLA LOAN

    Parent Company's subsidiary, Uni-Net, has a loan with Motorola totaling USD 860 (PLN 3,014 at the exchange rate in effect on December 31, 1998). This loan was granted under four separate agreements in 1996 and two in 1997. The loan plus accrued interest, based upon the annual LIBOR

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

rate effective at the draw down date, is to be repaid as follows: PLN 561 in 2000, PLN 1,121 in 2001 and PLN 1,332 in 2002. In 1997 part of the loan (PLN 2,554) was classified as short term. The amount was not repaid. Repayment dates were changed and the total amount is not due to start being repaid until 2000.

ALCATEL LOAN

    The Company has entered into a loan agreement with a consortium led by Alcatel Contracting S.A., a French registered company. The total credit facility is USD 4,783 (PLN 16,760 at the exchange rate in effect on December 31, 1998), of which USD 1,910 (PLN 6,718 at the exchange rate in effect on that date) and USD 4,458 (PLN 15,619 at the exchange rate in effect on December 31, 1998) had been drawn at December 31, 1997 and 1998, respectively. The loan, which is denominated in USD, bears interest at the 7 year LIBOR SWAP rate plus 4% (the effective rate was 10% at December 31, 1998). The loan is subordinate to those referred to above. The purpose of the loan is to provide partial finance for the turnkey contracts entered into with the Alcatel group of companies by Parent Company's subsidiaries. The balance at December 31, 1998 will be repaid as follows:

Due in 2000.........................................................      1,267
Due in 2001.........................................................      2,468
Due in 2002.........................................................        496
Due in 2003 and thereafter..........................................     11,388
                                                                      ---------
                                                                         15,619
                                                                      ---------
                                                                      ---------

DEBT REPAYMENT SCHEDULE

Due in 1999......................................................         --
Due in 2000......................................................     43,455
Due in 2001......................................................      3,589
Due in 2002......................................................      1,828
Due in 2003 and thereafter.......................................  1,532,158
                                                                   ---------
                                                                   1,581,030
                                                                   ---------
                                                                   ---------

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

TABLE OF INTEREST RATE RISK AT DECEMBER 31, 1998:

                                                                               FREQUENCY OF INTEREST RATE CHANGES
                                                                               -----------------------------------
                                                                                30 DAYS -
                                                                                180 DAYS      FIXED       TOTAL
                                                                               -----------  ----------  ----------

                                                                                  (PLN)       (PLN)
Motorola--USD loan...........................................................       3,014           --       3,014
USD Chase Construction loan..................................................      28,032           --      28,032
DM Chase Construction loan...................................................      13,595           --      13,595
Senior Notes--USD............................................................          --      700,800     700,800
Senior Dollar Discount Notes.................................................          --      499,142     499,142
Senior DM Discount Notes.....................................................          --      320,828     320,828
Alcatel loan--USD............................................................      15,619           --      15,619
                                                                               -----------  ----------  ----------
                                                                                   60,260    1,520,770   1,581,030
                                                                               -----------  ----------  ----------
                                                                               -----------  ----------  ----------

    The variable rate loans which are based on LIBOR can, at the Borrowers' option, be set for periods varying from one to six months. Interest rates related to borrowings under these facilities at December 31, 1998 are fixed for three months, and are included in the table under the 30-180 day category.

                              NETIA HOLDINGS S.A.

 Except as otherwise stated, the financial information prior to January 1, 1997 is expressed
 in terms of the constant purchasing power of the Polish Zloty at December 31,
                                      1996
                           (All amounts in thousands)

12. CORPORATE INCOME TAX

                                                                          YEAR ENDED       YEAR ENDED       YEAR ENDED
                                                                         DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                                             1996             1997             1998
                                                                        ---------------  ---------------  ---------------
                                                                             (PLN)            (PLN)            (PLN)
Provision for income taxes:
    Current...........................................................            --              650              943
    Deferred..........................................................         2,710              405            7,859
                                                                               -----            -----            -----
                                                                               2,710            1,055            8,802
                                                                               -----            -----            -----
                                                                               -----            -----            -----

    The deferred tax assets/(liabilities) are composed of the following:

                                                                             DECEMBER 31,  DECEMBER 31,
                                                                                 1997          1998
                                                                             ------------  ------------
                                                                                (PLN)         (PLN)
Liabilities
    Capital items expensed for tax purposes................................       (4,637)      (11,239)
    Difference in depreciation and amortization rates......................       (1,262)       (6,191)
    Income deferred for tax purposes.......................................       (6,314)       (2,252)
                                                                             ------------  ------------
    Gross deferred tax liability...........................................      (12,213)      (19,682)
Assets
    Expenses capitalized for tax purposes..................................        8,703         9,567
    Deductions deferred for tax purposes...................................           --         3,222
    Other temporary differences............................................          395           405
    Tax loss carry forwards................................................       40,897        96,949
                                                                             ------------  ------------
    Gross deferred tax asset...............................................       49,995       110,143
                                                                             ------------  ------------
Net deferred tax asset.....................................................       37,782        90,461
Valuation allowance........................................................      (40,897)     (101,435)
                                                                             ------------  ------------
Net deferred tax liability.................................................       (3,115)      (10,974)
                                                                             ------------  ------------
                                                                             ------------  ------------

    The valuation allowance relates to deferred tax assets which are expected to expire before use is available.

    The provision for income taxes differs from the income tax determined by applying the applicable Polish statutory income tax rate to pre-tax losses from operations as a result of the following differences:

                                                                             YEAR ENDED
                                                              ----------------------------------------
                                                              DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                                  1996          1997          1998
                                                              ------------  ------------  ------------
                                                                 (PLN)         (PLN)         (PLN)
Tax benefit at Polish Statutory tax rate....................        9,573        46,008        83,537
Increase (decrease) in tax benefits:
    Tax loss carryforwards not expected to be utilized......      (23,864)      (27,116)      (82,853)
    Non taxable/deductible items............................       11,438       (19,970)       (9,948)
    Effect of enacted future rate changes on deferred
      taxation..............................................          143            23           462
                                                              ------------  ------------  ------------
Effective tax expense.......................................       (2,710)       (1,055)       (8,802)
                                                              ------------  ------------  ------------
                                                              ------------  ------------  ------------

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

    The corporate income tax rate in Poland for 1996, 1997 and 1998 was 40%, 38%, and 36% respectively. In 1998 an income tax rate change was enacted resulting in a corporate income tax rate of 34% in 1999 and subsequent years.

    As described in Note 2, the Company changed its method of accounting for deferred income taxes under IAS to the liability method IAS 12 (revised) effective January 1, 1996. The cumulative effect of the adoption which relates to prior years was PLN 672.

    Taxes which would apply in the event of the disposal of a subsidiary have not been taken into account in computing deferred taxes. Other than Parent Company's ownership interest in Uni-Net (Note 19), it is not management's intention to sell or dispose of Parent Company's subsidiaries. The unrecorded deferred tax liability relating to temporary differences between the book and tax basis of investments in subsidiaries, which primarily relate to the gain on dilution of Parent Company's interest in Netia Telekom, is approximately PLN 8,874 at December 31, 1998. Such amount has been determined based on the tax rate of 20% applicable to dividend income.

    The Polish tax system does not provide for grouping of tax losses for multiple legal entities under common control, such as the Company. Thus, the separate companies will only be able to utilize their own tax losses to offset taxable income in subsequent years. Utilization of tax losses is limited to one-third of the tax loss in each of the three subsequent years. Losses not used cannot be carried forward to subsequent years. Losses are not indexed to inflation. Deferred tax assets related to these losses have been reserved for. Tax losses incurred in 1999 and subsequent years will be permitted to be utilized over five years with a 50% utilization restriction per annum.

    None of the individual companies included in the Company has been subject to audit by the tax authorities. There is no procedure for final agreement of tax assessment in Poland. The tax and fiscal authorities may examine the accounting records up to five years after the end of the year to which they relate. Consequently, the Company may be subject to additional tax liabilities which might arise as a result of such an audit. However, management is not aware of any significant unaccrued potential tax liabilities which might arise in these circumstances.

    The Company has incurred tax losses since its inception and, therefore, until 1997, did not paid income taxes.

    As at December 31, 1998, based on returns filed or expected returns, the Company has available the following income tax loss carryforwards for income tax reporting purposes (in nominal amounts):

AVAILABLE FOR USE IN:

                                                                          1999       2000        2001        TOTAL
                                                                        ---------  ---------  -----------  ---------
                                                                          (PLN)      (PLN)       (PLN)       (PLN)
Netia Holdings S.A. ..................................................      5,488      1,761         339       7,588
                                                                        ---------  ---------         ---   ---------
                                                                        ---------  ---------         ---   ---------

SUBSIDIARIES

    Tax loss carryforwards of Parent Company's consolidated subsidiaries are as follows (in nominal amounts):

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

AVAILABLE FOR USE IN:

                                                        1999       2000       2001       TOTAL
                                                      ---------  ---------  ---------  ---------
                                                        (PLN)      (PLN)      (PLN)      (PLN)
Subsidiaries........................................    110,747     94,587     72,223    277,557
                                                      ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------

13. SHAREHOLDERS' EQUITY

                                           NUMBER OF SHARES AUTHORIZED,
                                               ISSUED AND PAID FOR
                                                  (IN THOUSANDS)             PAR VALUE (NOMINAL)
                                           ----------------------------  ----------------------------
                                           DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                               1997           1998           1997           1998
                                           -------------  -------------  -------------  -------------
                                                                             (PLN)          (PLN)
Common shares............................        6,788          7,146         40,734         42,875
Common shares with preferred voting
  rights.................................        3,245          3,245         19,470         19,470
                                                ------         ------         ------         ------
                                                10,033         10,391         60,204         62,345
                                                ------         ------         ------         ------
                                                ------         ------         ------         ------
Inflation of par value...................                                     14,772         14,772
                                                                              ------         ------
Total par value..........................                                     74,976         77,117
                                                                              ------         ------
                                                                              ------         ------

ISSUANCE OF SHARES

    During 1998, share premium of PLN 2,141 was transferred to share capital to reflect the issuance of 358 shares of common stock.

SHAREHOLDERS' RIGHTS

    Parent Company's capital stock consists of common shares and common shares with preferred voting rights. The preferred voting rights entitle their holders to three votes per share at a shareholders meeting. There are no preferences with respect to dividends or liquidation distributions attributed to such shares. The holder of 1,000 common shares with preferred voting rights has the right to nominate one member of the Supervisory Board. The holders of 419 common shares with preferred voting rights have the right to elect a majority of Parent Company's management and supervisory board members. All other classes of shares are stated PARI PASSU (Note 25).

EMPLOYEE SHARE PURCHASE INCENTIVE PROGRAM (NUMBER OF SHARES NOT IN THOUSANDS)

    On May 19, 1994, the shareholders of Parent Company approved an employee share purchase incentive program which allows Parent Company to issue shares to management, supervisory board members and employees of the Company at a discount of 25% from the price per share paid by other subscribers. The number of shares issuable under this program will not exceed 1.5% of each new share issuance of Parent Company. In 1997 and previous years shares were issued under this program, in 1998 there were no shares issued under this program. Through December 31, 1997, 124,425 shares were issued under this program. On December 18, 1998 the shareholders cancelled this program and approved a new plan authorizing the issuance of up to 233,488 shares to management, supervisory board members and employees of the Company. Shares will be awarded at the discretion of management. Through December 31, 1998, no such shares were issued.

OUTSTANDING OPTIONS

    See Note 22 for a description of the Telia Exchange Option and the Telia Incentive Option.

                              NETIA HOLDINGS S.A.

 Except as otherwise stated, the financial information prior to January 1, 1997 is expressed
 in terms of the constant purchasing power of the Polish Zloty at December 31,
                                      1996
                           (All amounts in thousands)

14. OTHER OPERATING EXPENSES

                                                                              YEAR ENDED
                                                              ------------------------------------------
                                                              DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                                  1996           1997           1998
                                                              -------------  -------------  ------------
                                                                  (PLN)          (PLN)         (PLN)
Salaries and benefits.......................................       20,697         33,361         55,071
Legal and financial services................................       11,169          9,457         19,409
Marketing and business expenses.............................        3,324          8,171         13,003
Office and car maintenance..................................        6,648         10,355         11,305
Travel and accommodation....................................        1,080          1,493          2,252
Other operating costs including services provided by
  shareholders..............................................       18,341         23,850         19,445
Bad debt expense............................................           --            214          3,832
                                                                   ------         ------    ------------
                                                                   61,259         86,901        124,317
                                                                   ------         ------    ------------
                                                                   ------         ------    ------------

15. FINANCIAL EXPENSE, NET

                                                                             YEAR ENDED
                                                              ----------------------------------------
                                                              DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                                  1996          1997          1998
                                                              ------------  ------------  ------------

                                                                 (PLN)         (PLN)         (PLN)
Interest income.............................................        5,732        34,537        51,652
Foreign exchange gains......................................          796        24,117        53,634
Interest expense............................................       (2,960)      (43,719)     (148,342)
Foreign exchange losses.....................................       (2,734)      (43,640)      (98,935)
Loss on net monetary position...............................       (2,277)           --            --
Guarantee costs.............................................         (288)       (2,570)       (1,614)
Amortization of deferred financing costs (Note 8)...........         (474)       (1,406)       (7,991)
                                                              ------------  ------------  ------------
                                                                   (2,205)      (32,681)     (151,596)
                                                              ------------  ------------  ------------
                                                              ------------  ------------  ------------

16. OTHER LOSSES

    Other losses for 1998 consisted of a write off of PLN 1,148 of Parent Company's investment in Hydrocentrum S.A.

    Other losses for 1996 consisted of a write down of PLN 2,809 for certain assets of two subsidiaries, Kabel Media and Netia South, as well as a write off of capitalized costs determined to be impaired of PLN 1,493.

    Kabel Media, which was originally organized by the Company with the view to serve as the entity through which the Company could conduct cable television operations, became dormant in 1996 before it commenced operation, when management determined that it would not devote resources to developing this business at that time. Assets that could not be utilized by Parent Company in its other operations were written down to their net realizable value, resulting in a charge of PLN 1,409.

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

    From 1994 to 1996, Netia South, which during this period, directly or through subsidiaries, held telecommunications licenses covering territories in southern Poland, invested in certain design and other technical plans, including related start-up costs and technical fees. In 1996, at a time when the Company and its then (former) joint venture partner could not agree on a plan for developing these licenses, management reassessed the work done to that date and determined to redesign the network before Netia South commenced operation. Amounts written off in respect of this decision totaled PLN 1,400; related capitalized costs written off totaled PLN 1,493. The remaining assets of this entity consisted primarily of items of equipment and vehicles which could be utilized by the Company in its operations. Subsequently following the Company reaching agreement with its current joint venture partner, Telia, Netia South became, and still serves as, the holding company for certain of the Company's telecommunications operations in the south of Poland.

17. GAIN ON DILUTION

    In the first quarter 1997, Parent Company recognized a gain of PLN 1,638 on dilution of its interest in Netia South from 100% to 75%. On July 1, 1997 Parent Company contributed Telekom Pila to Netia Telekom and recognized a gain of PLN 499 on this transaction.

    Parent Company formed Netia Telekom in 1995 and contributed its interest in nine project companies during 1996. Telia and the EBRD contributed cash of PLN 74,814 and PLN 29,139, respectively. After completion of these transactions Parent Company owned 65% of Netia with 25% and 10% held by Telia and the EBRD, respectively. Parent Company recognized gains on dilution of its interest in Netia Telekom of PLN 38,903. Cash flows including additional contributions made by these minority shareholders to maintain their ownership interest throughout 1996 totaled PLN 97,423.

18. LOSS PER SHARE

BASIC:

    Losses per share have been calculated based on net losses for each period divided by the weighted average number of shares in issue.

    The weighted average number of shares was 6,280, 9,033 and 10,391 for each of the years ended December 31, 1996, 1997 and 1998, respectively.

DILUTED:

    No diluted losses per share were computed in 1996, 1997 and 1998 as in 1996 there were no dilutive instruments and in 1997 and 1998 the effect of the Telia Incentive Option and the Telia Exchange Option (Note 25) were anti-dilutive.

19. SEGMENTAL REPORTING

    The following tables contain segment information for the Company's telecommunications business and other non-telecommunication business lines (primarily radio communications services and sales of

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

equipment through Uni-Net), as well as sales of equipment through Parent Company, which were discontinued in 1997 (Note 20).

                                                                                       YEAR ENDED
                                                                        ----------------------------------------
                                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                                            1996          1997          1998
                                                                        ------------  ------------  ------------
                                                                           (PLN)         (PLN)         (PLN)
Revenue
    Telecommunication.................................................        8,982        35,564        96,435
    Non-telecommunication:
        Service.......................................................        4,206         6,408         8,771
        Sale of equipment.............................................        8,491         8,234        15,174
                                                                        ------------  ------------  ------------
                                                                             21,679        50,206       120,380
Operating Expenses
    Telecommunication.................................................      (60,298)      (98,666)     (176,847)
    Non-telecommunication.............................................      (17,710)      (17,828)      (22,835)
                                                                        ------------  ------------  ------------
                                                                            (78,008)     (116,494)     (199,682)
Income/(Loss) from operations
    Telecommunication.................................................      (51,316)      (63,102)      (80,412)
    Non-telecommunication.............................................       (5,013)       (3,186)        1,110
                                                                        ------------  ------------  ------------
                                                                            (56,329)      (66,288)      (79,302)
Net income (loss)
    Telecommunication.................................................      (12,931)      (81,259)     (206,048)
    Non-telecommunication.............................................       (2,880)       (4,166)          553
                                                                        ------------  ------------  ------------
                                                                            (15,811)      (85,425)     (205,495)
Total capital expenditures
    Telecommunication.................................................      147,660       222,171       477,919
    Non-telecommunication.............................................          369           793         2,400
                                                                        ------------  ------------  ------------
                                                                            148,029       222,964       480,319
Total depreciation
    Telecommunication.................................................        5,549        14,509        35,520
    Non-telecommunication.............................................        1,460           462         1,887
                                                                        ------------  ------------  ------------
                                                                              7,009        14,971        37,407
Identifiable assets--before accumulated
  depreciation and amortization
    Telecommunication.................................................      295,787     1,928,304     2,131,691
    Non-telecommunication.............................................       23,038        16,993        24,338
                                                                        ------------  ------------  ------------
                                                                            318,825     1,945,297     2,156,029
Identifiable assets
    Telecommunication.................................................      286,850     1,896,368     2,068,151
    Non-telecommunication.............................................       16,470        14,715        14,524
                                                                        ------------  ------------  ------------
                                                                            303,320     1,911,083     2,082,675

    All operations and revenues are derived and conducted within Poland.

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

20. DISCONTINUED OPERATIONS

    Effective June 27, 1997, Parent Company sold its license to conduct equipment sales. No gain or loss was recorded on the sale of the license as all liabilities were settled by Parent Company and all remaining assets were sold for their net book value. Equipment sales of Parent Company were included in the non-telecommunications segment. Revenues and related costs which were included in the ordinary operations of the Company are shown below:

                                                                                 YEAR ENDED
                                                              -------------------------------------------------
                                                              DECEMBER 31,    DECEMBER 31,      DECEMBER 31,
                                                                  1996            1997              1998
                                                              -------------  ---------------  -----------------
                                                                  (PLN)           (PLN)             (PLN)
Revenue from sale of equipment..............................        4,486             846                --
Cost of equipment...........................................       (4,473)           (839)               --
Selling, marketing, general and administrative expenses.....         (698)           (680)               --
                                                                   ------             ---               ---
Net loss....................................................         (685)           (673)               --
                                                                   ------             ---               ---
                                                                   ------             ---               ---

21. TELECOMMUNICATIONS LICENSES

    As at December 31, 1998, certain subsidiaries of Parent Company had obtained fixed term licenses for the installation and operation of local telecommunication networks in specified areas throughout Poland, on a non-exclusive basis (Note 7). Each license holder is obligated to provide public telecommunications services through its network for local traffic and through interconnection with the regional and international networks of Telekomunikacja Polska S.A. for long-distance traffic. The terms of interconnection in each license area are negotiated separately subject to guidelines established by the Ministry of Communications.

    The Company is required by the terms of its licenses to meet annual milestones, as measured at the end of each year, in terms of connected capacity, subject to demand in each of the respective areas. The Company had not met these milestones for all 23 of its licenses as at December 31, 1998. Effective December 31, 1997, the Ministry of Communications confirmed to the Company that it did not intend to take any action as a consequence of the failure to meet the annual milestones through December 31, 1997. Management does not believe that the licenses will be revoked. However, in the event that they are revoked, the effect on the Company, including the value of related network assets and its ability to continue its operations, would be significant.

    The costs of these licenses acquired in 1998 are included as an intangible asset at December 31, 1998 (Note 7). The cost of these licenses through December 31, 1997 was approximately PLN 2,000 and are included in transmission network under fixed assets.

22. COMMITMENTS AND CONTINGENCIES

    As at December 31, 1998, certain subsidiaries of Parent Company had commitments of USD 35,128 (PLN 123,089 at the exchange rate in effect on December 31, 1998) primarily with the Alcatel consortium of companies and Tadiran to construct telephone lines and additional network related assets in several regions of Poland. These commitments call for the completion of the construction over the next year.

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

    In 1996, Netia Telekom entered into an Operational Assistance Contract with Swedtel, a wholly owned subsidiary of Telia, pursuant to which Swedtel provided Netia Telekom with network design and operations assistance. Such services were provided at rates agreed upon by the parties. Effective December 31, 1998, this agreement was cancelled.

    In September 1997, Parent Company granted Telia an option (the "Telia Exchange Option") to exchange all, but not less than all, of its interests in Netia Telekom and Netia South for a proportional direct equity interest in Parent Company. The Telia Exchange Option expires within 18 months or upon an initial public offering. In March 1999, Telia exercised the Telia Exchange Option (Note 25).

    In September 1997, Netia Telekom and Netia South entered into Operational Support and Supervision Agreements (the "OSSAs") with Telia. The OSSAs are for a term of three years (subject to early termination under certain circumstances). Under the OSSAs, Telia will provide personnel and services upon the request of the Chief Executive Officer of Netia Telekom or Netia South, as the case may be. Payment for such personnel and services will be reimbursement of direct costs plus 15.0%. (Note 4(d)).

    In connection with the OSSAs, Parent Company and certain shareholders granted Telia an option (the "Telia Incentive Option") to purchase 10.0% of the equity interests in Parent Company. Half of the options were to vest by September 1998 and are exerciseable at a purchase price of USD 15.75 per share by September 1999 and USD 17.50 per share after September 1999 until expiration in September 2000. The other half of the options were to vest by September 1999 and will be exercisable at a purchase price of USD 17.50 per share if exercised by September 2000 and USD 19.25 per share after September 2000 until expiration in September 2001.

    The exercise price for the Telia Incentive Options should be payable in cash and would be adjusted under certain circumstances, including the issuance of shares by Parent Company at a price set forth above. Parent Company is required to provide Telia with 90 days' notice prior to an initial public offering, giving Telia the right to exercise such option in full. If Telia were not to exercise the Telia Incentive Option during such 90-day period, the Telia Incentive Option would expire the day immediately prior to the consummation of the initial public offering. Upon the exercise of the Telia Incentive Option, Parent Company and certain shareholders had the right to either cause the relevant shares (i) to be newly issued by Parent Company or (ii) to be sold to Telia by certain shareholders. In February 1999 Telia exercised the Telia Incentive Option (Note 25).

    The Company received a letter dated January 8, 1999 for a claim of USD 10.0 million. The directors are of the opinion, having taken appropriate legal advice, that, in the absence of legal proceedings having commenced, this matter is still at too early a stage to determine whether any liability in respect of this issue is likely to arise. No liability has been recorded for this claim, as any liability is not probable and any amount cannot be reasonably estimated.

    The Company has been notified of a legal claim brought in France. The amount of the claim is USD 4.5 million. The directors are of the opinion, having taken appropriate legal advice, that the legal proceedings related to this claim are still at too early a stage to determine whether any liability in respect of this issue is likely to arise. No liability has been recorded for this claim, as any liability is not probable and any amount is not reasonably estimateable.

                              NETIA HOLDINGS S.A.

 Except as otherwise stated, the financial information prior to January 1, 1997 is expressed
 in terms of the constant purchasing power of the Polish Zloty at December 31,
                                      1996
                           (All amounts in thousands)

23. FINANCIAL INSTRUMENTS

CREDIT RISK

    Financial assets which potentially subject the Company and its subsidiaries and affiliates to concentration of credit risk consist principally of cash and cash equivalents, short-term securities, restricted cash and trade receivables. The Company's cash deposits are with Chase Asset Management in London and with various Polish banks. The Company does not consider there to be a significant concentration of credit risk. An appropriate allowance for doubtful debts is included in trade accounts receivable.

INTEREST RATE RISK

    Investments at December 31, 1998 were at variable interest rates (Note 3). Interest rates on borrowings are set out in Note 11.

FOREIGN CURRENCY RISK

    The Company's revenues and costs are predominately denominated in Polish Zloty, other than payments made under the construction contracts which are linked to the USD. The majority of the Company's borrowings and short term investments are denominated in USD, DM and Euros. In view of the costs involved management does not believe it is cost effective to use financial instruments to further hedge or otherwise seek to reduce foreign currency risk.

FAIR VALUES

    At December 31, 1998 the carrying amounts of cash and cash equivalents, short term securities, accounts receivable, accounts payable and accrued expenses, and investments approximated their fair values. The fair value of each class of long term debt and liabilities also approximates their carrying values since they bear interest at rates close to the prevailing market rates.

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

24. RECONCILIATION TO U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (U.S. GAAP)

                                                                                     YEAR ENDED
                                                                      ----------------------------------------
                                                                      DECEMBER 31,  DECEMBER 31,  DECEMBER31,
                                                                          1996          1997          1998
                                                                      ------------  ------------  ------------

                                                                         (PLN)         (PLN)         (PLN)
Net loss per IAS....................................................      (15,811)      (85,425)     (205,495)
Gain on dilution of interest in subsidiaries(1).....................      (38,903)       (2,137)           --
Foreign exchange losses(2, 6).......................................           --        (7,218)         (355)
Interest expense(2, 6)..............................................           --        13,327           504
Financial expense(3)................................................           --        (6,348)           --
Depreciation of U.S. GAAP fixed asset basis differences(2, 5).......           --            --        (1,369)
Deferred taxes(2, 3, 5, 6)..........................................           --            86        (2,981)
Minority interest(2, 6).............................................           --        (1,056)          257
Amortization of goodwill(3).........................................           --            --         2,112
Other operating expenses(5).........................................           --        (1,759)       (7,036)
Deferred taxes(4)...................................................          672            --            --
                                                                      ------------  ------------  ------------
Net loss per U.S. GAAP..............................................      (54,042)      (90,530)     (214,363)
                                                                      ------------  ------------  ------------
                                                                      ------------  ------------  ------------
U.S. GAAP loss per share information (not in thousands):
Loss per share from continuing operations, before extraordinary item
  and discontinued operations.......................................        (8.50)        (7.27)       (20.63)
Loss per share related to extraordinary item........................           --         (2.86)           --
Loss per share from discontinued operations.........................        (0.11)        (0.07)           --
                                                                      ------------  ------------  ------------
Loss per share......................................................        (8.61)       (10.02)       (20.63)
                                                                      ------------  ------------  ------------
                                                                      ------------  ------------  ------------

Shareholders' equity/(deficit) per IAS..............................      130,313       118,921       (86,463)
Purchase of EBRD interest in Netia Telekom(3).......................           --       (14,756)      (14,756)
Increase in equity related to Incentive Stock Option(5).............           --         3,518        17,590
Fixed assets, including depreciation(2, 5)..........................           --         6,109        23,401
Financial expense(3, 6).............................................           --        (6,348)      (24,860)
Deferred taxes(2, 3)................................................           --            86        (2,895)
Amortization of goodwill(3).........................................           --            --         2,112
Other operating expenses(5).........................................           --        (1,759)       (8,795)
Minority interest(2, 6).............................................           --        (1,056)         (799)
                                                                      ------------  ------------  ------------
Shareholders' equity/(deficit) per U.S. GAAP........................      130,313       104,715       (95,465)
                                                                      ------------  ------------  ------------
                                                                      ------------  ------------  ------------
Changes in Shareholders' equity/(deficit) on a U.S. GAAP basis
    Shareholders' equity at beginning of year.......................       98,951       130,313       104,715
    Net loss........................................................      (54,042)      (90,530)     (214,363)
    Issuance of shares, net of related costs........................       46,501        74,033           111
    Purchase of EBRD interest in Netia(3)...........................           --       (14,756)           --
    Increase in equity related to Incentive Stock Option(5).........           --         3,518        14,072
    Increase in equity related to dilution of interest in
      subsidiaries..................................................       38,903         2,137            --
                                                                      ------------  ------------  ------------
    Shareholders' equity/(deficit) at end of period.................      130,313       104,715       (95,465)
                                                                      ------------  ------------  ------------
                                                                      ------------  ------------  ------------

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

    The following are descriptions of U.S. GAAP reconciling items:

(1) Under IAS, the Company reflects in the statement of operations the change in the Parent Company's proportionate share of subsidiary equity resulting from additional equity raised by the subsidiary. For U.S. GAAP, the Company's accounting for such change is reflected as a capital transaction.

(2) Under IAS, the Company capitalizes foreign exchange losses and interest expense related to borrowings used to fund construction in progress. Under U.S. GAAP, foreign exchange gains (losses) must be reflected in the statement of operations and are not subject to capitalization. Additionally, an interest rate is applied to the average construction in progress balance to obtain the amount of interest capitalized under U.S. GAAP, which is limited to the total amount of interest incurred by the Company from all sources.

    The effect of this difference in accounting was not material during 1996 and prior years. The effect of this difference in accounting during the years ended December 31, 1997 and 1998 of decreased interest expense of PLN 13,327 and PLN 24,060, respectively, and increased foreign exchange losses of PLN 7,218 and PLN 5,399, respectively, are summarized in the reconciliations, including the related effect of depreciation of these differences, of deferred taxes at a 34% effective tax rate and of the minority interests in Netia Telekom and Netia South.

(3) Under IAS, the Company recorded goodwill of PLN 21,104 in 1997 relating to the purchase of shares in Netia Telekom owned by the EBRD. For U.S. GAAP purposes, the original issuance of shares in 1996 to the EBRD and the subsequent purchase by Parent Company in September 1997 is treated as being linked to the loan provided by the EBRD. However, during the period of the EBRD loan, any resultant incremental finance cost was not material.

    On purchase of the EBRD's shares in Netia Telekom by Parent Company in 1997, the excess paid by Parent Company over the amount originally paid for the shares by the EBRD in 1996 has been treated as a component of financial expense. The balance of the amount paid by Parent Company (equivalent to the original issue price to the EBRD) has been charged to shareholders' equity for U.S. GAAP purposes. Accordingly, the total amount of goodwill recorded under IAS has been reversed in the U.S. GAAP reconciliation.

    In 1998, amortization of this goodwill for IAS purposes was PLN 2,112. For U.S. GAAP purposes, since this was considered a capital transaction, no amortization charge was recorded. Amortization expense for 1997 was not considered material.

(4) Under IAS, the Company changed its method of accounting for deferred income taxes to the liability method in accordance with IAS 12 (revised) effective January 1, 1996. Under U.S. GAAP, the Company adopted SFAS 109, Accounting for Income Taxes, as of January 1, 1993. The effect of the adoption of IAS 12 reflected in 1996 is reversed for U.S. GAAP purposes, and the related deferred taxes are reflected in prior years under SFAS 109.

(5) Under IAS, the Telia Incentive Option issued in connection with the OSSAs entered into with Telia is recognized when the option is exercised. For U.S. GAAP purposes, the fair value of the option is recognized as a component of expenses in line with the treatment of costs invoiced under the OSSA's. The fair value of the Telia Incentive Option was PLN 42,216 million and this is being recognized over the service period of the OSSA as set out in Note 23.

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

    The fair value of the Telia Incentive Option is based on an independent valuation of the Company's shares using a binomial model and includes the following assumption: (1) the number of shares under option is 1,586,525 (not in thousands); (2) a risk-free interest rate of 5.65%; (3) expected volatility of 35%; (4) no expected dividends; (5) the option will be exercised at the earliest available opportunity.

    In the year ended December 31, 1997, PLN 1,759 has been recognized as other operating expenses and PLN 1,759 has been capitalized as part of cost of the network under construction. In the year ended December 31, 1998, PLN 7,036 has been recognized as other operating expenses and PLN 7,036 has been capitalized as part of cost of the network under construction. The depreciation and deferred tax effect at a 34% effective tax rate have been included.

(6) Under IAS, the long term liability associated with obtaining the new licenses from the Polish government (Note 7) is considered to be interest free. For U.S. GAAP purposes, interest expense should be imputed based on the Company's effective borrowing rate. The result is that the liability and the licenses should be recorded at the discounted present value of the liability (PLN 225,985); interest expense is recorded at an effective rate of 11%; and foreign exchange differences are computed on the present value of the liability, rather than the face value. For the year ended December 31, 1998, the effect on profit and loss from additional interest expense of PLN 23,556 and a decrease to foreign exchange expense of PLN 5,044 is summarized in the reconciliation, including the related effect of deferred taxes at a 34% effective rate and of minority interest. No interest was imputed on the liability for licenses obtained from Optimus as it would not have a material effect on profit and loss.

    No amounts in respect of imputed interest on this liability have been capitalized since during 1998 build-out of the networks related to these licenses was limited and any related interest to be capitalized under SFAS 34 would not be material.

    Additional U.S. GAAP disclosures are as follows:

1. Under U.S. GAAP, the "Loss from Operations" would include "Other Losses", which differs from the IAS presentation of such amounts in the Statement of Operations, the expense from the Telia Incentive Stock Option discussed in point (5) above, and be increased by the effect of amortization of goodwill recorded for IAS, but not U.S. GAAP discussed in point (3) above. Loss from operations under U.S. GAAP was PLN 60,631 and PLN 68,047 and PLN 86,743 for the years ended December 31, 1996, 1997 and 1998, respectively.

2. Under U.S. GAAP, the "Write Off of Deferred Financing Costs" of PLN 24,241 during the year ended December 31, 1997 would be considered an extraordinary item and shown after "Loss Before Income Tax." There is no income tax associated with this loss.

3. For U.S. GAAP purposes, the Company adopted SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, as of January 1, 1996. The Company reviews the recoverability of long-lived assets through estimating the future cash flows (undiscounted and without interest charges). If the sum of expected cash flows is less then carrying amount of the asset, an impairment loss is recognized. The effect of adoption of SFAS 121 was not material.

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

4. For U.S. GAAP purposes, certain additional disclosures are required under SFAS 123 Accounting for Stock-Based Compensation. Parent Company had no employee stock option plan in place at any time during the periods covered by these financial statements.

    Under the Employee Purchase Incentive Program (see Note 13), employees with at least three years of service to Parent Company may elect to participate in any new share issuances at a 25% discount from the issuance price. The maximum number of shares available under each issuance is 1.5%. For IAS purposes, the discounted amount was included in share premium, rather than as compensation expense as prescribed by U.S. GAAP. Total compensation expense relating to these discounts would have been PLN 222 and PLN 143 for the years ended December 31, 1996 and 1997, respectively. In 1998 no shares were issued under the Employee Purchase Incentive Program.

    Parent Company also entered into a Stock Appreciation Agreement with a company wholly owned by Parent Company's president (see Note 4). Under the terms of this agreement, the consultant was partially vested in share appreciation rights equivalent to 1.5% of the outstanding share capital of Parent Company through December 31, 1997. Under IAS, 100% of the appreciation in share value was recorded as compensation expense of PLN 506 and PLN 384 for the years ended December 31, 1996 and 1997, respectively. For U.S. GAAP purposes only the appreciation of the vested portion should have been recorded being PLN 258 and PLN 335 for the years ended December 31, 1996 and 1997, respectively. The consultant was 100% vested at December 31, 1998.

    The total effect on compensation expense for U.S. GAAP purposes would be an increase in compensation expense of PLN 297 and PLN 95 for the years ended December 31, 1997 and 1998, respectively, and a reduction of compensation expense of PLN 27 for the year ended December 31, 1996. Such differences between compensation expense for IAS and U.S. GAAP are not considered significant enough to warrant inclusion in the U.S. GAAP reconciliation above.

5. For U.S. GAAP purposes, SFAS 109, Accounting for Income Taxes (SFAS 109), requires the adoption of the asset and liability approach as the method for accounting for deferred income taxes. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. The liability method under IAS 12 (revised) is comparable to SFAS 109, but under IAS 12 (revised) deferred tax assets may not be recognized if recovery is not probable. Under SFAS 109 all deferred tax assets must be recognized, however, a valuation allowance should be provided if recovery is less than 50% likely. In order to comply with both IAS 12 (revised) and SFAS 109, the Company has elected to recognize all deferred tax assets and record a valuation reserve for those assets whose recovery is less than 50% likely.

6. The significant valuation reserves for the Company were the FAS 109 reserves on the utilization of losses for tax purposes. Activity for these reserves for U.S. GAAP purposes are included below:

                                                   CHARGE FOR
                                                       NET
                                                   LOSSES NOT
                                                   EXPECTED TO     RELEASE OF
                                                       BE         RESERVE FOR
                                     JANUARY 1      UTILIZED     EXPIRED LOSSES  DECEMBER 31
                                   -------------  -------------  --------------  ------------
                                       (PLN)          (PLN)          (PLN)          (PLN)
1998.............................       40,897         76,227         (15,689)       101,435
1997.............................       25,041         16,015            (159)        40,897

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

7. Effective June 27, 1997, Parent Company disposed of its equipment sales business (Note 20). For U.S. GAAP purposes the effect upon operations is reported in one line called Loss from Discontinued Operations after the Loss Before Income Taxes line in the Statement of Operations. The total Loss from Discontinued Operations was PLN 685 and PLN 673 for the years ended December 31, 1996, and 1997, respectively. There was no gain or loss on the sale of the operations.

25. SUBSEQUENT EVENTS

SHAREHOLDERS AGREEMENT

    In connection with the exercise of the Telia Exchange Option and the Telia Incentive Option, Parent Company and certain shareholders entered into a shareholders' agreement (the "Shareholders' Agreement"), effective January 31, 1999, which sets forth the parties' agreement with respect to the governance of Parent Company. Pursuant to the Shareholders' Agreement, (i) the Supervisory Board of Parent Company was restructured to consist of ten members, of whom Telia will have the right to appoint up to three members, and Dankner, Trefoil, Shamrock and Goldman Sachs will have the right to appoint up to four members (in each case subject to maintaining certain share ownership levels), with the remaining three members elected by the Company's general assembly of shareholders (but including one such member appointed by the holders of 1,571 shares of common stock with preferred voting rights of Parent Company) and (ii) the Management Board of Parent Company was restructured to consist of four members appointed by the Supervisory Board. Also, as part of the amendment to the Parent Company's statutes approved by the Parent Company's shareholders to implement the underwriting set forth in the Shareholders' Agreement, the three-for-one vote preferences formerly applicable to certain of Parent Company's shares were eliminated.

    The Shareholders' Agreement sets forth matters requiring approval of at least one member of the Supervisory Board appointed by Telia and at least one member of the Supervisory Board appointed by Dankner, Trefoil, Shamrock and Goldman Sachs, again subject to these parties maintaining certain share ownership thresholds. These matters include amendments of Parent Company's statutes and capital increases, appointment and removal of members of the Management Board and investments in other entities.

    In connection with the exercise of the Telia Incentive Option and the Telia Exchange Option, as of January 31, 1999 Parent Company terminated consulting agreements with companies owned by two of its shareholders who are parties to the Shareholders' Agreement (Note 4(d)). Also as of January 31, 1999, Parent Company terminated certain shareholders' agreements with Telia previously entered into in connection with investments by Telia in Netia Telekom and Netia South.

CAPITAL INCREASE

    Following the closing of the exercise of the Telia Exchange Option and Telia Incentive Option, in March 1999 Dankner, Trefoil, Shamrock, Goldman Sachs, Telia and the Parent Company agreed to cause the Parent Company to open a share emission to raise an additional $50 million in share capital at $19.25 per share, and Telia committed to subscribe for any and all such shares not otherwise taken up and paid for by the Parent Company's other shareholders. This capital increase was approved by the general assembly of the Parent Company's shareholders on April 15, 1999. This capital increase will

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

satisfy and discharge the commitment of the Parent Company's shareholders referred to in Note 4 (Other).

    The Company has entered into agreements with three members of its Management Board under which they will be entitled to options to purchase shares in the Company. Such options would vest over a three year period, with the earliest vesting effective April 1999.

TELIA EXCHANGE OPTION

    In March 1999, Telia exercised the Telia Exchange Option and received 3,727,340 (not in thousands) common shares in Parent Company at USD 16.51 (PLN 64.90) per share (not in thousands).

TELIA INCENTIVE OPTION

    Under the terms of the Telia Incentive Option, all options would vest upon Telia's notification by Parent Company of its intention to consummate an initial public offering of stock within 90 days. Parent Company gave such notice and in March 1999 Telia exercised the Telia Incentive Option in its entirety. Telia received 1,447,168 (not in thousands) common shares in Parent Company for an aggregate purchase price of USD 23,895 (PLN 93,923).

GALOPUS

    The exercise of the Telia options resulted in an increase in common shares of 5,174 at an average exercise price of USD 16.51 (PLN 64.90) not in thousands, requiring additional compensation expense of PLN 5,598 relating to the stock Appreciation Agreement with Galopus, to be recognized in the first quarter of 1999.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of NETIA HOLDINGS S.A.

    We have reviewed the accompanying condensed consolidated balance sheet of Netia Holdings S.A. and its subsidiaries (the "Company") as at March 31, 1999, and the related condensed consolidated statements of operations and of cash flows for the three month periods ended March 31, 1999 and 1998 and of changes in shareholders' equity for the three month period ended March 31, 1999. These condensed consolidated financial statements are the responsibility of the Company's management. Our responsibility is to issue a report on these financial statements based on our review.

    We conducted our review in accordance with the International Standard on Auditing applicable to review engagements, which is substantially similar to review standards generally accepted in the United States. This standard requires that we plan and perform the review to obtain reasonable assurance as to whether the financial statements are free of material misstatement. A review is limited primarily to inquiries of company personnel and analytical procedures applied to financial data and thus provides less assurance than an audit. We have not performed an audit and, accordingly, we do not express an audit opinion.

    Based on our review, nothing has come to our attention that causes us to believe that the accompanying condensed consolidated financial statements are not presented fairly, in all material respects, in accordance with International Accounting Standards.

    We previously audited in accordance with International Standards on Auditing, the consolidated balance sheet of the Company as at December 31, 1998 and the related consolidated statements of operations, of changes in shareholders' equity and of cash flows for the year then ended, not presented herein, as prepared in accordance with International Accounting Standards. In our report dated March 3, 1999, we expressed an unqualified opinion on these consolidated financial statements. In our opinion, the information set forth in the condensed balance sheet as of December 31, 1998, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

    International Accounting Standards vary in certain important respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of consolidated net losses for the three month periods ended March 31, 1999 and 1998, and the determination of consolidated shareholders' equity/(deficit) as at March 31, 1999, to the extent summarized in Note 11 to the condensed consolidated financial statements.

PRICEWATERHOUSECOOPERS SP. Z O. O.

Warsaw, Poland
May 11, 1999

                              NETIA HOLDINGS S.A.

                          CONSOLIDATED BALANCE SHEETS

                           (ALL AMOUNTS IN THOUSANDS)

                                                                             U.S.
                                                                           DOLLARS--
                                                                          CONVENIENCE
                                                                          TRANSLATION        POLISH ZLOTY
                                                                          -----------  -------------------------
                                                                           MARCH 31,    MARCH 31,   DECEMBER 31,
                                                                 NOTE        1999         1999          1998
                                                               ---------  -----------  -----------  ------------
                         A S S E T S
CURRENT ASSETS
Cash and cash equivalents....................................                 74,475      298,645       298,790
Restricted investments.......................................                 16,404       65,779        67,595
Accounts receivable
  Trade, net.................................................                  7,950       31,881        26,358
  Government.................................................                  8,020       32,160        42,376
  Related parties............................................                    121          487           487
  Other......................................................                  2,539       10,183         5,457
Inventories..................................................                    218          873           998
Prepaid expenses.............................................                  1,326        5,317         1,003
                                                                          -----------  -----------  ------------
TOTAL CURRENT ASSETS.........................................                111,053      445,325       443,064

NON-CURRENT ASSETS
Restricted investments.......................................                 16,404       65,779        67,595
Investments at cost..........................................                      3           13            75
Fixed assets, net............................................          8     296,328    1,188,274     1,125,330
Investments in real estate...................................                  1,602        6,423         6,964
Licenses.....................................................                 81,324      326,107       330,736
Deferred financing cost, net.................................                 16,415       65,825        69,314
Goodwill, net................................................                 68,457      274,511        39,597
                                                                          -----------  -----------  ------------
TOTAL NON-CURRENT ASSETS.....................................                480,533    1,926,932     1,639,611
                                                                          -----------  -----------  ------------
TOTAL ASSETS.................................................                591,586    2,372,257     2,082,675
                                                                          -----------  -----------  ------------
                                                                          -----------  -----------  ------------

   The accompanying notes are an integral part of these financial statements

                              NETIA HOLDINGS S.A.

                           (ALL AMOUNTS IN THOUSANDS)

                                                                             U.S.
                                                                           DOLLARS--
                                                                          CONVENIENCE
                                                                          TRANSLATION        POLISH ZLOTY
                                                                          -----------  -------------------------
                                                                           MARCH 31,    MARCH 31,   DECEMBER 31,
                                                                 NOTE        1999         1999          1998
                                                               ---------  -----------  -----------  ------------
                    L I A B I L I T I E S
CURRENT LIABILITIES
Current maturities of long-term debt.........................                 11,604       46,532            --
Accounts payable and accruals
  Trade......................................................                 42,830      171,747       250,749
  Government.................................................                  1,095        4,389         4,794
  Related parties............................................                  3,685       14,776        14,380
  Accruals and other.........................................                 28,642      114,856        93,446
Deferred income..............................................                    204          819           799
                                                                          -----------  -----------  ------------
TOTAL CURRENT LIABILITIES....................................                 88,060      353,119       364,168

NON-CURRENT LIABILITIES
Refundable customer deposits.................................                    379        1,519         1,519
Long-term debt...............................................          9     438,421    1,758,069     1,581,030
Long-term liabilities for licenses...........................                 54,322      217,832       205,197
Deferred tax liability.......................................                  1,952        7,828        10,974
Minority interest............................................                      5           22         6,250
                                                                          -----------  -----------  ------------
TOTAL NON-CURRENT LIABILITIES................................                495,079    1,985,270     1,804,970

SHAREHOLDERS' EQUITY
Share capital (nominal par value of PLN 6 per share).........         12      26,974      108,164        77,117
Share premium................................................         12     123,031      493,354       188,571
Accumulated deficit..........................................               (141,558)    (567,650)     (352,151)
                                                                          -----------  -----------  ------------
TOTAL SHAREHOLDERS' EQUITY...................................                  8,447       33,868       (86,463)
                                                                          -----------  -----------  ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...................                591,586    2,372,257     2,082,675
                                                                          -----------  -----------  ------------
                                                                          -----------  -----------  ------------

   The accompanying notes are an integral part of these financial statements

                              NETIA HOLDINGS S.A.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                           (ALL AMOUNTS IN THOUSANDS)

                                                                                   U.S.
                                                                                DOLLARS--
                                                                               CONVENIENCE
                                                                               TRANSLATION          POLISH ZLOTY
                                                                               ------------  --------------------------
                                                                               THREE MONTH   THREE MONTH   THREE MONTH
                                                                               PERIOD ENDED  PERIOD ENDED  PERIOD ENDED
                                                                                MARCH 31,     MARCH 31,     MARCH 31,
                                                                     NOTE          1999          1999          1998
                                                                     -----     ------------  ------------  ------------
REVENUE
    Telecommunication services revenue..........................                     9,922        39,784        15,863
    Non-telecommunication revenue:
        Service.................................................                       634         2,544         1,875
        Sales of equipment......................................                       640         2,565         3,926
                                                                               ------------  ------------  ------------
                                                                                    11,196        44,893        21,664
COSTS
Interconnection charges.........................................                    (2,603)      (10,439)       (3,556)
Cost of equipment...............................................                      (309)       (1,241)       (2,756)
Depreciation of fixed assets and
  amortization of licenses......................................                    (5,229)      (20,970)       (7,044)
Amortization of goodwill........................................                      (261)       (1,048)       (1,035)
Other operating expenses........................................                    (8,657)      (34,714)      (23,982)
                                                                               ------------  ------------  ------------
LOSS FROM OPERATIONS............................................                    (5,863)      (23,519)      (16,709)
FINANCIAL EXPENSE, NET..........................................          10       (48,602)     (194,894)       (7,163)
OTHER LOSSES....................................................                       (16)          (62)           --
                                                                               ------------  ------------  ------------
LOSS BEFORE INCOME TAX..........................................                   (54,481)     (218,475)      (23,872)
INCOME TAX BENEFIT/(CHARGE).....................................                       742         2,976        (6,993)
                                                                               ------------  ------------  ------------
LOSS FROM ORDINARY ACTIVITIES...................................                   (53,739)     (215,499)      (30,865)
MINORITY SHARE IN LOSSES OF SUBSIDIARIES........................                        --            --         7,750
                                                                               ------------  ------------  ------------
NET LOSS........................................................                   (53,739)     (215,499)      (23,115)
                                                                               ------------  ------------  ------------
                                                                               ------------  ------------  ------------
LOSS PER SHARE (not in thousands)...............................           7         (4.80)       (19.25)        (2.22)
                                                                               ------------  ------------  ------------
                                                                               ------------  ------------  ------------

   The accompanying notes are an integral part of these financial statements

                              NETIA HOLDINGS S.A.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                           (ALL AMOUNTS IN THOUSANDS)

POLISH ZLOTY

                                                                                                              TOTAL
                                                                        SHARE      SHARE    ACCUMULATED   SHAREHOLDERS'
                                                            NOTE       CAPITAL    PREMIUM     DEFICIT     EQUITY/(DEFICIT)
                                                            -----     ---------  ---------  ------------  -------------
Balance as at December 31, 1998........................                  77,117    188,571     (352,151)       (86,463)
    Net loss...........................................                      --         --     (215,499)      (215,499)
    Issuance of shares net of related costs:
      Telia exchange in kind...........................           4      22,364    219,543           --        241,907
    Issuance of shares net of related costs:
      Telia option in cash.............................           4       8,683     85,240           --         93,923
                                                                      ---------  ---------  ------------  -------------
Balance as at March 31, 1999...........................                 108,164    493,354     (567,650)        33,868
                                                                      ---------  ---------  ------------  -------------
                                                                      ---------  ---------  ------------  -------------

   The accompanying notes are an integral part of these financial statements

                              NETIA HOLDINGS S.A.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           (ALL AMOUNTS IN THOUSANDS)

                                                                             U.S.
                                                                           DOLLARS-
                                                                         CONVENIENCE
                                                                         TRANSLATION          POLISH ZLOTY
                                                                         ------------  --------------------------
                                                                         THREE MONTH   THREE MONTH   THREE MONTH
                                                                         PERIOD ENDED  PERIOD ENDED  PERIOD ENDED
                                                                          MARCH 31,     MARCH 31,     MARCH 31,
                                                                             1999          1999          1998
                                                                         ------------  ------------  ------------
Cash flows from operating activities:
    Net loss...........................................................      (53,739)     (215,499)      (23,115)
Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization of goodwill and licenses.............        5,490        22,018         8,079
    Amortization of deferred financing costs...........................          871         3,489         2,215
    Amortization of discount on notes..................................        6,221        24,949        19,598
    Minority share in losses of subsidiaries...........................           --            --        (7,750)
    Provision for deferred income tax..................................         (785)       (3,146)        6,459
    Other losses.......................................................           16            62            --
    Foreign exchange (gains)/losses....................................       42,205       169,247        (9,733)
    Changes in working capital.........................................       (4,395)      (17,624)      (18,076)
                                                                         ------------  ------------  ------------
Net cash used in operating activities..................................       (4,116)      (16,504)      (22,323)
Cash flows from investing activities:
    Purchase of fixed assets...........................................      (31,036)     (124,454)      (84,754)
                                                                         ------------  ------------  ------------
Net cash used in investing activities..................................      (31,036)     (124,454)      (84,754)
Cash flows from financing activities:
    Capitalized deferred financing costs...............................           --            --          (939)
    Proceeds from share issuance.......................................       23,423        93,923            --
                                                                         ------------  ------------  ------------
Net cash provided by (used in) financing activities....................       23,423        93,923          (939)
Effects of exchange rate changes on cash and cash equivalents..........       11,693        46,890       (22,452)
Net change in cash and cash equivalents................................          (36)         (145)     (130,468)
Cash and cash equivalents at beginning of year.........................       74,511       298,790       922,292
                                                                         ------------  ------------  ------------
Cash and cash equivalent at end of interim period......................       74,475       298,645       791,824
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------

   The accompanying notes are an integral part of these financial statements

                              NETIA HOLDINGS S.A.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                           (All amounts in thousands)

1. THE COMPANY

    Netia Holdings S.A., formerly known as R. P. Telekom S.A., and its subsidiaries (the "Company") was formed in 1990 and is a privately owned joint stock company established under the laws of Poland. The Company holds controlling interests in subsidiaries through which it is involved in the design, construction and operation of modern digital telecommunication networks. The Company is also engaged in installation and supply of specialized mobile radio services (public trunking) in Poland through its 58.2% owned subsidiary Uni-Net Sp. z o.o. ("Uni-Net").

    As at March 31, 1999, the Company's subsidiaries had obtained twenty three licenses granted by the Ministry of Communications of Poland for the provision of local telephone services for 15 year periods. The Company's subsidiaries are required to build and operate telephone networks for the duration of each license with a specified installed capacity level for each license. As at March 31, 1999, the Company's main activity is the construction and operation of networks to provide telephone services.

2. ACCOUNTING POLICIES

    These interim condensed consolidated financial statements are prepared in accordance with IAS 34 Interim Financial Reporting. The accounting policies used in the preparation of the interim financial statements are consistent with those used in the annual financial statements for the year ended December 31, 1998. These consolidated interim financial statements should be read in conjunction with the 1998 Financial Statements.

    Costs that arise unevenly during the financial year are anticipated or deferred in the interim financial statements only if it would be also appropriate to anticipate or defer such costs at the end of the financial year.

    Certain prior year and prior period amounts have been reclassified to conform with the current period presentation.

    The U.S. Dollar amounts shown in the accompanying financial statements have been translated from Polish Zloty only as a matter of arithmetic computation at the Polish Zloty exchange rate of PLN 4.01 = USD 1.00, the average rate announced by the National Bank of Poland at March 31, 1999. These amounts have not been subject to review or audit procedures and are included for the convenience of the reader only. Such translation should not be construed as a representation that the Polish Zloty amounts have been or could be converted into U.S. Dollars at this or any other rate.

3. EXCHANGE RATE AND CONSUMER PRICE INDEX CHANGES

    The following are the changes in consumer price index and in the exchange rate of U.S. Dollar at the end of the reported periods.

                                                                                                      EXCHANGE RATE
                                                                                       CONSUMER        OF THE U.S.
                                                                                      PRICE INDEX        DOLLAR
                                                                                     -------------  -----------------
For the three-month period ended March 31, 1998....................................         5.48%           (1.98)%
For the year ended December 31, 1998...............................................         8.46%           (0.39)%
For the three-month period ended March 31, 1999....................................         3.33%           14.44%

                              NETIA HOLDINGS S.A.

                           (ALL AMOUNTS IN THOUSANDS)

4. RELATED PARTY TRANSACTIONS

    During March 1999, Telia AB exchanged its shares in Netia Telekom and Netia South for 3,727,340 (not in thousands) of the Company's shares with a par value of PLN 22,364 (the "Telia Exchange Option"). The fair value of the shares received for this transaction was PLN 241,907. The Company has recorded this amount as goodwill and will depreciate this goodwill over a period of thirteen years, which is the unutilized period for which Netia South subsidiaries have received telecommunication licenses. Additionally, Telia AB exercised its option to acquire an additional 1,447,168 (not in thousands) of the Company's shares with a par value of PLN 8,683 for PLN 93,923 (the "Telia Incentive Option"), net of related costs.

    As a result of these transactions, the Company has recognized additional compensation expense of PLN 5,598 relating to the stock appreciation agreement with Galopus Co. Ltd., an entity wholly owned by the Company's president.

5. COMMITMENTS AND CONTINGENCIES

    As at March 31, 1999 and December 31, 1998 certain subsidiaries of the Company had commitments of USD 49,221 (PLN 197,376) and USD 35,128 (PLN 123,089), respectively, primarily with the Alcatel consortium of companies and Tadiran to construct telephone lines and additional network related assets in several regions of Poland. These commitments call for the completion of the construction over the next year.

    The Company is required by the terms of its licenses to meet annual milestones, as measured at the end of each year, in terms of connected capacity, subject to demand in each of the respective areas. The Company had not met these milestones for all 23 of its licenses as at December 31, 1998. Effective December 31, 1997, the Ministry of Communications confirmed to the Company that it did not intend to take any action as a consequence of the failure to meet the annual milestones through December 31, 1997. Management does not believe that the licences will be revoked. However, in the event that they are revoked, the effect on the Company, including the value of related network assets and its ability to continue its operations, would be significant.

    In September 1997, Netia Telekom and Netia South entered into Operational Support and Supervision Agreements (the "OSSAs") with Telia. The OSSAs are for a term of three years (subject to early termination under certain circumstances). Under the OSSAs, Telia will provide personnel and services upon the request of the Chief Executive Officer of Netia Telekom or Netia South, as the case may be. Payment for such personnel and services will be reimbursement of direct costs plus 15.0%.

    The Company received a letter dated January 8, 1999 with a claim for USD 10,000. The directors are of the opinion, having taken appropriate legal advice, that this claim is still at too early a stage to determine whether any liability in respect of this issue is likely to arise. No liability has been recorded for this claim, as any liability is not probable and any amount is not reasonably estimatable.

    The Company is defending a legal claim brought in France. The amount of the claim is USD 4,500. The directors are of the opinion, having taken appropriate legal advice, that this claim is still at too early a stage to determine whether any liability in respect of this issue is likely to arise. No liability has been recorded for this claim, as any liability is not probable and any amount is not reasonably estimatable.

                              NETIA HOLDINGS S.A.

                           (ALL AMOUNTS IN THOUSANDS)

6. SEGMENTAL REPORTING

    The following tables contain segment information for the Company's telecommunications business and non-telecommunication business lines (primarily radio communications services and sales of equipment through Uni-Net).

                                                                           THREE MONTH PERIOD  THREE MONTH PERIOD
                                                                                 ENDED               ENDED
                                                                               MARCH 31,           MARCH 31,
                                                                                  1999                1998
                                                                           ------------------  ------------------
Revenue
    Telecommunication....................................................          39,784              15,863
    Non-telecommunication:
        Service..........................................................           2,544               1,875
        Sale of equipment................................................           2,565               3,926
                                                                                  -------             -------
                                                                                   44,893              21,664

Income/(Loss) from operations
    Telecommunication....................................................         (24,676)            (17,434)
    Non-telecommunication................................................           1,157                 725
                                                                                  -------             -------
                                                                                  (23,519)            (16,709)

    All operations and revenues are derived and conducted within Poland.

7. EARNINGS PER SHARE

BASIC

    Losses per share have been calculated based on net losses for each period divided by the weighted average number of shares in issue.

    The weighted average number of shares was 11,196,294 (not in thousands) for the three month period ended March 31, 1999 and 10,391,371 (not in thousands) for the three month period ended March 31, 1998.

DILUTED

    No diluted losses per share were computed during the three month periods ended March 31, 1999 and 1998 as there were no dilutive instruments and the effect of the Telia Incentive Option and Telia Exchange Option were anti-dilutive during these periods.

                              NETIA HOLDINGS S.A.

                           (ALL AMOUNTS IN THOUSANDS)

8. FIXED ASSETS

                                               DECEMBER 31,                                            MARCH 31,
           ASSETS AT ADJUSTED COST                 1998       ADDITIONS    TRANSFERS     DISPOSALS       1999
---------------------------------------------  ------------  -----------  -----------  -------------  -----------
                                                   PLN           PLN          PLN           PLN           PLN
Buildings....................................       47,726           --           --            --        47,726
Land.........................................          612           --           --            --           612
Long term ground lease.......................        1,350           --           --            --         1,350
Transmission network.........................      387,496           --       35,293            --       422,789
Switching system.............................      271,417           --       58,516            --       329,933
Base stations (Uni-Net)......................       10,291           --           --            --        10,291
Machinery and equipment......................       11,273          695           --            --        11,968
Office furniture and equipment...............       23,650           63           --            --        23,713
Vehicles.....................................       13,521          206           --          (341)       13,386
Purchased software...........................       10,517        6,450           --            --        16,967
                                               ------------  -----------  -----------          ---    -----------
                                                   777,853        7,414       93,809          (341)      878,735
Network under construction...................      414,611       72,188      (93,809)           --       392,990
                                               ------------  -----------  -----------          ---    -----------
                                                 1,192,464       79,602           --          (341)    1,271,725
                                               ------------  -----------  -----------          ---    -----------
                                               ------------  -----------  -----------          ---    -----------

                                                            DECEMBER 31,   DEPRECIATION                   MARCH 31,
                 ACCUMULATED DEPRECIATION                       1998          EXPENSE       DISPOSALS       1999
----------------------------------------------------------  -------------  -------------  -------------  -----------
                                                                 PLN            PLN            PLN           PLN
Buildings.................................................        1,880            298             --         2,178
Land......................................................           --             --             --            --
Long term ground lease....................................           80              8             --            88
Transmission network......................................       15,518          3,191             --        18,709
Switching system..........................................       22,866          6,785             --        29,651
Base stations (Uni-Net)...................................        6,343            257             --         6,600
Machinery and equipment...................................        2,891            299             --         3,190
Office furniture and equipment............................        8,581          3,554             --        12,135
Vehicles..................................................        4,483            669            (17)        5,135
Purchased software........................................        4,492          1,273             --         5,765
                                                                 ------         ------          -----    -----------
                                                                 67,134         16,334            (17)       83,451
                                                                 ------         ------          -----    -----------
                                                                 ------         ------          -----    -----------

                              NETIA HOLDINGS S.A.

                           (ALL AMOUNTS IN THOUSANDS)

                                                                                                       DECEMBER
                                                                                         MARCH 31,        31,
                                    NET BOOK VALUE                                          1999         1998
--------------------------------------------------------------------------------------  ------------  -----------
                                                                                            PLN           PLN
Buildings.............................................................................       45,548       45,846
Land..................................................................................          612          612
Long term ground lease................................................................        1,262        1,270
Transmission network..................................................................      404,080      371,978
Switching system......................................................................      300,282      248,551
Base stations (Uni-Net)...............................................................        3,691        3,948
Machinery and equipment...............................................................        8,778        8,382
Office furniture and equipment........................................................       11,578       15,069
Vehicles..............................................................................        8,251        9,038
Purchased software....................................................................       11,202        6,025
                                                                                        ------------  -----------
                                                                                            795,284      710,719
Network under construction............................................................      392,990      414,611
                                                                                        ------------  -----------
                                                                                          1,188,274    1,125,330
                                                                                        ------------  -----------
                                                                                        ------------  -----------

    Depreciation of fixed assets and amortization of licenses in the statement of operations includes amortization of licenses of PLN 4,636 for the three month period ended March 31, 1999.

9. LONG TERM DEBT

                                                                                          MARCH 31,   DECEMBER 31,
                                                                          INTEREST RATE     1999          1998
                                                                          -------------  -----------  ------------
                                                                                             PLN          PLN
Motorola, net of current maturity-USD loan..............................         5.80%        3,284         3,014
USD Chase Construction Loan.............................................         8.30%           --        28,032
DM Chase Construction Loan..............................................         6.13%           --        13,595
Senior Notes-USD........................................................        10.25%      802,000       700,800
Senior Dollar Discount Notes............................................        11.25%      587,439       499,142
Senior DM Discount Notes................................................        11.00%      346,617       320,828
Alcatel loan-USD........................................................        10.00%       18,729        15,619
                                                                                         -----------  ------------
                                                                                          1,758,069     1,581,030
                                                                                         -----------  ------------
                                                                                         -----------  ------------

    The Chase Construction Loans have been reclassified to current maturities of long-term debt during the three month period ended March 31, 1999. The outstanding amount of this loan as at March 31,1999 is PLN 46,372. Also included in the current maturities of long-term debt is a payable to Motorola of PLN 160. The other changes in long term debt during the three month period ended March 31, 1999 principally include foreign currency translation adjustments.

                              NETIA HOLDINGS S.A.

                           (ALL AMOUNTS IN THOUSANDS)

10. FINANCIAL EXPENSES

                                                                           THREE MONTH PERIOD  THREE MONTH PERIOD
                                                                                 ENDED               ENDED
                                                                               MARCH 31,           MARCH 31,
                                                                                  1999                1998
                                                                           ------------------  ------------------
                                                                                  PLN                 PLN
Interest income..........................................................           7,171              12,762
Foreign exchange gains...................................................          59,118              50,263
Interest expense.........................................................         (46,327)            (37,103)
Foreign exchange losses..................................................        (211,367)            (30,870)
Amortization of deferred financing costs.................................          (3,489)             (2,215)
                                                                                 --------            --------
                                                                                 (194,894)             (7,163)
                                                                                 --------            --------
                                                                                 --------            --------

11. RECONCILIATION TO U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (U.S. GAAP)

                                                                           THREE MONTH PERIOD  THREE MONTH PERIOD
                                                                                 ENDED               ENDED
                                                                               MARCH 31,           MARCH 31,
                                                                                  1999                1998
                                                                           ------------------  ------------------
                                                                                  PLN                 PLN
Net loss per IAS.........................................................        (215,499)            (23,115)
Foreign exchange losses (1,2)............................................          (4,273)             (1,350)
Interest expense (1,2)...................................................           3,067               6,015
Depreciation of U.S. GAAP fixed assets basis difference (1,3)............          (2,083)               (164)
Other operating expenses (3).............................................          (1,759)             (1,759)
Amortization of goodwill (4).............................................             528                 528
Deferred taxes (5).......................................................             321              (2,308)
Minority interest (5)....................................................              --                (743)
                                                                                 --------             -------
Net loss per U.S. GAAP...................................................        (219,698)            (22,896)
                                                                                 --------             -------
                                                                                 --------             -------
Loss per share per U.S. GAAP (not in thousands)..........................          (19.62)              (2.20)
                                                                                 --------             -------
                                                                                 --------             -------

                              NETIA HOLDINGS S.A.

                           (ALL AMOUNTS IN THOUSANDS)

                                                                                                        MARCH 31,
                                                                                                          1999
                                                                                                       -----------
                                                                                                           PLN
Shareholders' equity per IAS.........................................................................      33,868
Purchase of EBRD interest in Netia (4)...............................................................     (14,756)
Increase in equity related to Incentive Stock Option (3).............................................      21,108
Fixed assets, including depreciation (1, 3)..........................................................      19,344
Financial expense (2, 4).............................................................................     (24,092)
Deferred taxes (5)...................................................................................      (2,574)
Amortization of goodwill (4).........................................................................       2,640
Other operating expenses (3).........................................................................     (10,554)
Minority interest (5)................................................................................        (799)
                                                                                                       -----------
Shareholders' equity per U.S. GAAP...................................................................      24,185
                                                                                                       -----------
                                                                                                       -----------
Changes in shareholders' equity on a U.S. GAAP basis
    Shareholders' equity/(deficit) at beginning of year..............................................     (95,465)
    Net loss.........................................................................................    (219,698)
    Issuance of shares, net of related costs.........................................................     335,830
    Increase in equity related to Incentive Stock Option (3).........................................       3,518
                                                                                                       -----------
    Shareholders' equity at end of period............................................................      24,185
                                                                                                       -----------
                                                                                                       -----------

    The following are descriptions of U.S. GAAP reconciling items:

(1) Under IAS, the Company capitalizes foreign exchange losses and interest expense related to borrowings used to fund construction in progress. Under U.S. GAAP, foreign exchange gains (losses) must be reflected in the statement of operations and are not subject to capitalization. Additionally, an interest rate is applied to the average construction in progress balance to obtain the amount of interest capitalized under U.S. GAAP, which is limited to the total amount of interest incurred by the Company from all sources.

(2) Under IAS, the long term liabilities associated with obtaining the new licenses from the Polish government is considered to be interest free. For U.S. GAAP purposes, interest expense should be imputed based on the Company's effective borrowing rate. The result is that the liability and the licenses should be recorded at the discounted present value of the liability, interest expense is recorded at an effective rate of 11%, and foreign exchange differences are computed on the present value of the liability, rather than the face value. No interest was imputed on the liability for licenses obtained from Optimus as it would not have a material effect on profit and loss.

(3) Under IAS, the Incentive Stock Option issued in connection with the Operational Support Supervision Agreements (OSSAs) entered into with Telia is recognized when the Option is exercised. For U.S. GAAP purposes, the fair value of the option is recognized as a component of expenses in line with the treatment of costs invoiced under the OSSA's. For each year and period presented 50% has been recognized as other operating expenses and 50% has been capitalized as part of cost of the network under construction.

(4) Under IAS the Company recorded goodwill relating to the purchase of shares in Netia Telekom owned by the European Bank of Reconstruction and Development. For U.S. GAAP purposes this was considered a capital transaction, and therefore no amortization charge was recorded.

                              NETIA HOLDINGS S.A.

                           (ALL AMOUNTS IN THOUSANDS)

(5) This entry is the tax effect of the differences in accounting summarized in the reconciliations and the effect of the minority interests in Netia Telekom and Netia South.

12. SUBSEQUENT EVENTS

    In April 1999 the Company, through its subsidiary Netia Network, obtained a data communication license from the Ministry of Communications of Poland. The cost of this license, which is payable currently, was [EURO]1,100.

CAPITAL INCREASE

    In March 1999 Dankner, Trefoil, Shamrock, Goldman Sachs, Telia and the Parent Company agreed to cause the Parent Company to open a share emission to raise an additional $50 million in share capital through the issue of 2,597,402 (not in thousands) shares at $19.25 per share, and Telia committed to subscribe for any and all such shares not otherwise taken up and paid for by the Parent Company's other shareholders. This capital increase was approved by the general assembly of the Parent Company's shareholders on April 15, 1999.

    The Company has entered into agreements with three members of its Management Board under which they will be entitled to options to purchase shares in the Company. Such options would vest over a three-year period, with the earliest vesting effective April 1999.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      , 1999

                                     [LOGO]

                              NETIA HOLDINGS S.A.
                      5,500,000 AMERICAN DEPOSITARY SHARES
                       EACH REPRESENTING ONE COMMON SHARE

                       ----------------------------------

                             PRELIMINARY PROSPECTUS

                        -------------------------------

                               GLOBAL COORDINATOR

                          DONALDSON, LUFKIN & JENRETTE

                                CO-LEAD MANAGERS

CREDIT SUISSE FIRST BOSTON                                       LEHMAN BROTHERS

                                  CO-MANAGERS

ABN AMRO ROTHSCHILD                                                DEUTSCHE BANK

--------------------------------------------------------------------------------

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THE AFFAIRS OF THE COMPANY HAVE NOT CHANGED SINCE THE DATE HEREOF.
--------------------------------------------------------------------------------

UNTIL COMPLETION OF THE REGISTRATION OF THE CAPITAL INCREASE REFERRED TO IN THIS PROSPECTUS, WITHIN 90 DAYS AFTER THE DATE OF THIS PROSPECTUS, OR ON OR BEFORE
        , 1999, ALL DEALERS, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, THAT EFFECT TRANSACTIONS IN THESE SECURITIES HAVE BEEN INSTRUCTED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER IN THIS OFFERING AND WHEN SELLING PREVIOUSLY UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth an estimate (except for the SEC registration fee and the NASD filing fee) of the fees and expenses expected to be incurred in connection with the issuance and distribution of the securities being registered under the Registration Statement:


Securities and Exchange Commission registration fee.............  $  44,000
NASD filing fee.................................................  $  16,300
Printing and engraving expenses.................................  $ 650,000
Legal fees and expenses.........................................  $ 400,000
Accounting fees and expenses....................................  $ 170,000
Blue sky fees and expenses (including counsel fees).............  $  12,000
Polish stamp duty payable by the company........................  $ 400,000
Miscellaneous expenses..........................................  $ 100,000
                                                                  ---------
Total...........................................................  $1,792,300
                                                                  ---------
                                                                  ---------


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Formation Deed of Netia contains no provision under which any member of the Supervisory Board or the Management Board or officer is indemnified in any manner against any liability which he or she may incur in his or her capacity as such. Under Polish law, moreover, a discharge to the contrary, if any, contained in the Formation Deed or any other agreement between Netia and its officer and/or directors, is not absolute and would not be effective as to any matters not disclosed to the shareholders of the company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Described below are unregistered securities issued by Netia in the three years preceding the filing of this Registration Statement.

    On October 10, 1996, Netia issued an aggregate of 349,771 shares of its Series J1 common stock and 293,107 shares of its Series J2 preferred stock, solely to existing shareholders of Netia, pursuant to a resolution of its Management Board and Supervisory Board. No underwriter or underwriting discount was involved.

    On December 30, 1996, Netia issued an aggregate of 892,521 shares of its Series K common stock, solely to existing shareholders of Netia, pursuant to a resolution of its management Board and Supervisory Board. No underwriter or underwriting discount was involved.

    On March 12, 1997, Netia issued an aggregate of 624,771 shares of its Series L common stock and 6,000 shares of its Series N common stock, solely to existing shareholders of Netia, pursuant to a resolution of its Management Board and Supervisory Board. No underwriter or underwriting discount was involved.

    On April 12, 1997, Netia issued an aggregate of 446,265 shares of its Series N common stock, solely to existing shareholders of Netia, pursuant to a resolution of its Management Board and Supervisory Board. No underwriter or underwriting discount was involved.

    On June 23, 1997, Netia issued an aggregate of 716,524 shares of its Series O common stock, solely to existing shareholders of Netia, pursuant to a resolution of its Management Board and Supervisory Board. No underwriter or underwriting discount was involved.

    On August 5, 1997 Netia issued an aggregate of 447,270 shares of its Series P common stock, solely to existing shareholders of Netia, pursuant to a resolution of its Management Board and Supervisory Board. No underwriter or underwriting discount was involved.

    On January 16, 1998, Netia issued an aggregate of 358,020 shares of its common stock, R Series, solely to existing shareholders of Netia, pursuant to a resolution of its Management Board and Supervisory Board. No underwriter or underwriting discount was involved.

    On March 11, 1999, Netia issued an aggregate of 5,174,508 shares of its common stock, S Series and T Series, to Telia, in connection with the exercise by Telia of the Telia Exchange Option and the Telia Incentive Option. No underwriter or underwriting discount was involved.

    On June 24, 1999, Netia issued an aggregate of 2,597,402 shares of its common stock, U series, to certain existing shareholders, including 2,546,434 shares issued to Telia, in connection with the Telia Capital Increase. No underwriter or underwriting discount was involved.

    On July 16, 1999, Netia issued an aggregate of 2,597,403 shares of its common stock, V Series, to E.M. Warburg Pincus & Co. in connection with the Warburg Transaction. Netia paid a private placement fee of $1.506 million to the placement agent in connection with the Warburg Transaction.

    On July 16, 1999, Netia issued an aggregate of 233,488 shares of its common stock, W Series, to an overseas trust for future use in Netia's Stock Option Plan. No underwriter or underwriting discount was involved.

    Each of the common shares referred to above was (i) sold pursuant to exemptions from registration under Section 4(2) of the Securities Act because the sale did not involve a public offering as the shares were issued only to a limited number of persons, and/or (ii) sold by a non-U.S. company to persons who were neither nationals nor residents of the United States and no facilities or instrumentalities of the United States interstate commerce were used in connection with any offer or sale thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS


 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
 1.1       Form of the Underwriting Agreement.*
 3.1       The Formation Deed of Netia Holdings S.A. (English translation) (incorporated herein by reference to
           Exhibit 3.2 to Netia's Registration Statement on Form F-4, filed with the Securities and Exchange
           Commission on January 30, 1998, as amended, declared effective on April 30, 1998 (File No. 333-8272)
           (the "Exchange Offer Registration Statement").*
 3.2       Amended and Restated Statute of Netia Holdings S.A. (English translation) (incorporated herein by reference to Exhibit 3.2 to the Company's Annual Report on Form 20-F, filed with the Securities and
           Exchange Commission on June 29, 1999 (the "1998 Annual Report").*
 4.1       Senior Notes Indenture, dated as of November 3, 1997, among Netia Holdings B.V., Netia Holdings S.A.
           and State Street Bank and Trust Company, as trustee, relating to Netia Holdings B.V.'s 10 1/4% Senior
           Notes due 2007 and 10 1/4% Series B Senior Notes due 2007 (incorporated herein by reference to Exhibit
           4.1 to the Exchange Offer Registration Statement).*
 4.1(a)    Supplemental Indenture, dated as of December 1, 1998, among Netia Holdings B.V., Netia Holdings S.A.
           and State Street Bank and Trust Company, as trustee, relating to the Senior Notes Indenture included herein as Exhibit 4.1 (incorporated herein by reference to Exhibit 4.1(a) to the 1998 Annual Report).*

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
 4.2       Senior Discount Notes Indenture, dated as of November 3, 1997, among Netia Holdings B.V., Netia
           Holdings S.A. and State Street Bank and Trust Company, as trustee, relating to Netia Holdings B.V.'s
           11 1/4% Senior Discount Notes due 2007 and 11 1/4% Series B Senior Discount Notes due 2007
           (incorporated herein by reference to Exhibit 4.2 to the Exchange Offer Registration Statement).*
 4.2(a)    Supplemental Indenture, dated as of December 1, 1998, among Netia Holdings B.V., Netia Holdings S.A.
           and State Street Bank and Trust Company, as trustee, relating to the Senior Discount Notes Indenture included herein as Exhibit 4.2 (incorporated herein by reference to Exhibit 4.2(a) to the 1998 Annual
           Report).*
 4.3       Senior Discount Notes Indenture, dated as of November 3, 1997, among Netia Holdings B.V., Netia
           Holdings S.A. and State Street Bank and Trust Company, as trustee, relating to Netia Holdings B.V.'s
           11% Senior (DM) Discount Notes due 2007 and 11% Series B Senior Discount Notes due 2007 (incorporated herein by reference to Exhibit 4.3 to the Exchange Offer Registration Statement).*
 4.3(a)    Supplemental Indenture, dated as of December 1, 1998, among Netia Holdings B.V., Netia Holdings S.A.
           and State Street Bank and Trust Company, as trustee, relating to the Senior Discount Notes Indenture included herein as Exhibit 4.3 (incorporated herein by reference to Exhibit 4.3(a) to the 1998 Annual
           Report).*
 4.4       Form of 10 1/4% Series B Senior Note due 2007 (included in Exhibit 4.1).*
 4.5       Form of 11 1/4% Series B Senior Discount Note due 2007 (included in Exhibit 4.2). *
 4.6       Form of 11% Series B Senior Discount Note due 2007 (included in Exhibit 4.3).*
 4.7       Registration Rights Agreement, dated as of November 3, 1997, among Netia Holdings B.V., Netia Holdings
           S.A. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Capital
           Markets Bank Frankfurt/Main Branch and Chase Securities Inc. (incorporated herein by reference to
           Exhibit 10.1 to the Exchange Offer Registration Statement).*
 4.8       Escrow Agreement, dated as of November 3, 1997, between Netia Holdings S.A. and State Street Bank and
           Trust Company (incorporated herein by reference to Exhibit 10.2 to the Exchange Offer Registration
           Statement).*
 4.9       Senior Euro Notes Indenture, dated as of June 10, 1999, among Netia Holdings II B.V., Netia Holdings
           S.A. and State Street Bank and Trust Company, as trustee, relating to the 13 1/2% Senior Euro Notes due
           2009 (incorporated herein by reference to Exhibit 4.9 to the 1998 Annual Report).*
 4.10      Senior Dollar Notes Indenture, dated as of June 10, 1999, among Netia Holdings II B.V., Netia Holdings
           S.A. and State Street Bank and Trust Company, as trustee, relating to the 13 1/8% Senior Dollar Notes due 2009 (incorporated herein by reference to Exhibit 4.10 to the 1998 Annual Report).*
 4.11      Form of 13 1/2% Senior Euro Note due 2009 (included in Exhibit 4.9).
 4.12      Form of 13 1/8% Senior Dollar Note due 2009 (included in Exhibit 4.10).
 4.13      Registration Rights Agreement, dated as of June 10, 1999, by and among Netia Holdings II B.V., Netia
           Holdings S.A., Donaldson, Lufkin & Jenrette International and Chase Manhattan International Limited
           (incorporated herein by reference to Exhibit 4.13 to the 1998 Annual Report).*
 4.14      Euro Investment Agreement, dated as of June 10, 1999, by and among Netia Telekom S.A., Netia South Sp.
           z o.o. and State Street Bank and Trust Company, as trustee (incorporated herein by reference to Exhibit
           4.14 to the 1998 Annual Report).*
 4.15      Dollar Investment Agreement, dated as of June 10, 1999, by and among Netia Telekom S.A., Netia South
           Sp. z o.o. and State Street Bank and Trust Company, as trustee (incorporated herein by reference to
           Exhibit 4.15 to the 1998 Annual Report).*

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
 4.16      Form of Deposit Agreement, dated as of       , 1999, among Netia Holdings S.A., The Bank of New York,
           as depositary and the holders from time to time of American Depositary Shares issued thereunder.*
 4.17      Form of American Depositary Receipt (included in Exhibit 4.16).
 4.18      Form of Escrow Agreement, dated as of       , 1999, among Netia Holdings S.A., the Selling Shareholders and ING Bank N.V. Warsaw, as escrow agent.*
 5.1       Opinion of Weil, Gotshal & Manges Sp. z o.o.*
 5.1(a)    Opinion of Weil, Gotshal & Manges LLP as to certain tax matters.*
10.1       Equity Undertaking, dated as of July 21, 1997, among Telia AB and Netia Telekom S.A. in favor of Chase
           Manhattan International Limited (incorporated herein by reference to Exhibit 10.1 to the 1998 Annual
           Report).*
10.2       Multicurrency Term Facilities Agreement ("Netia South Facility Agreement"), dated September 19, 1997, between Netia South Sp. z o.o., Netia Telekom Silesia S.A., Optimus Inwest S.A. and Polskie Telmedia
           S.A., as original borrowers and guarantors, Telekom Building Sp. z o.o., as original guarantor, Bank
           Handlowy w Warszawie S.A. and Chase Manhattan PLC, as arrangers, Chase Manhattan International Limited, as agent and security trustee, Bank Handlowy w Warszawie S.A., as security agent and the other lenders parties thereto (incorporated herein by reference to Exhibit 10.2 to the 1998 Annual Report).*
10.2(a)    Amendment No. 1 to the Netia South Facility Agreement ("Amendment No. 1"), dated as of October 21, 1998
           (incorporated herein by reference to Exhibit 10.2(a) to the 1998 Annual Report).*
10.2(b)    Amendment letter from Clifford Chance to the Amendment No. 1, dated as of November 26, 1998
           (incorporated herein by reference to Exhibit 10.2(b) to the 1998 Annual Report).*
10.2(c)    Amendment letter to the Netia South Facility Agreement, dated as of January 25, 1999 (incorporated herein by reference to Exhibit 10.2(c) to the 1998 Annual Report).*
10.2(d)    Amendment letter to the Netia South Facility Agreement, dated as of March 15, 1999 (incorporated herein by reference to Exhibit 10.2(d) to the 1998 Annual Report).*
10.3       Equity Undertaking, dated as of September 19, 1997, between Netia Holdings S.A. and Netia South Sp. z
           o.o. in favor of Chase Manhattan International Limited (incorporated herein by reference to Exhibit
           10.4 to the Exchange Offer Registration Statement).*
10.4       Shareholder's Guarantee, dated as of September 23, 1997, by Netia Holdings S.A. and Netia South Sp. z
           o.o. in favor of Chase Manhattan International Limited (incorporated herein by reference to Exhibit
           10.10 to the Exchange Offer Registration Statement).*
10.5       Share Purchase Agreement, dated as of September 22, 1997, among Netia Holdings S.A., Netia Telekom
           S.A., Telia AB and the European Bank of Reconstruction and Development ("EBRD") (incorporated herein by reference to Exhibit 10.8 to the Exchange Offer Registration Statement).*
10.6       Share Pledge Agreement, dated as of September 22, 1997, among Netia Holdings S.A., EBRD and Netia
           Telekom S.A. (incorporated herein by reference to Exhibit 10.9 to the Exchange Offer Registration
           Statement).*
10.7       Letter Agreement, dated as of August 24, 1998, between Netia Holdings S.A. and Telia AB (publ.)
           regarding the sale of EBRD equity interest in Netia Telekom (incorporated herein by reference to
           Exhibit 10.7(a) to the 1998 Annual Report).*
10.8       Shareholders' Agreement, dated as of December 11, 1995, between Netia Holdings S.A. and Telia AB regarding investment in Netia Telekom S.A. (incorporated herein by reference to Exhibit 10.8 to the
           Exchange Offer Registration Statement).*
10.9       Amendment No. 1, dated as of February 21, 1996, to Shareholders' Agreement dated as of December 11,
           1995, between Netia Holdings S.A. and Telia AB regarding investment in Netia Telekom S.A. (incorporated herein by reference to Exhibit 10.15 to the Exchange Offer Registration Statement).*

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
10.10      Amendment No. 2, dated as of June 26, 1996, to Shareholders' Agreement, dated as of December 11, 1995, between Netia Holdings S.A. and Telia AB regarding investment in Netia Telekom S.A. (incorporated herein by reference to Exhibit 10.16 to the Exchange Offer Registration Statement).*
10.11      Amendment No. 3, dated as of September 15, 1997, to Shareholders' Agreement dated as of December 11,
           1995, between Netia Holdings S.A. and Telia AB regarding investment in Netia Telekom S.A. (incorporated herein by reference to Exhibit 10.17 to the Exchange Offer Registration Statement).*
10.12      Operational Support and Supervision Agreement, dated as of September 15, 1997, between Netia Telekom
           S.A. and Telia AB (incorporated herein by reference to Exhibit 10.31 to the Exchange Offer Registration
           Statement).*
10.13      Operational Support and Supervision Agreement, dated as of September 15, 1997, between Netia South Sp.
           z o.o. and Telia AB (incorporated herein by reference to Exhibit 10.32 to the Exchange Offer
           Registration Statement).*
10.14      Shareholders' Agreement, dated as of October 23, 1996, between Netia Holdings S.A. and Telia AB regarding investment in Netia South Sp. z o.o. (incorporated herein by reference to Exhibit 10.12 to the Exchange Offer Registration Statement).*
10.15      Amendment No. 1, dated as of September 15, 1997, to Shareholders' Agreement dated as of October 23,
           1996, between Netia Holdings S.A. and Telia AB regarding investment in Netia South Sp. z o.o.
           (incorporated herein by reference to Exhibit 10.13 to the Exchange Offer Registration Statement).*
10.16      Exchange Stock Option Agreement, dated as of September 15, 1997, among, INTER ALIA, Netia Holdings S.A.
           and Telia AB (incorporated herein by reference to Exhibit 10.18 to the Exchange Offer Registration
           Statement).*
10.17      Incentive Stock Option Agreement, dated as of September 15, 1997, among, INTER ALIA, Netia Holdings
           S.A. and Telia AB (incorporated herein by reference to Exhibit 10.19 to the Exchange Offer Registration
           Statement).*
10.18      Amended and Restated Option Exercise Agreement, dated as of December 18, 1998, among Netia Holdings
           S.A., Dankner Investments Limited, Trefoil Capital Investors, L.P., Shamrock Holdings, Inc., GS Capital
           Partners L.P., Bridge Street Fund 1994, L.P., Stone Street Fund 1994, L.P. and Telia AB (publ.)
           (incorporated herein by reference to Exhibit 10.18 to the 1998 Annual Report).*
10.18(a)   Amendment No. 1 to the Amended and Restated Option Exercise Agreement dated as of April 15, 1999
           (incorporated herein by reference to Exhibit 10.18(a) to the 1998 Annual Report).*
10.19      Pre-IPO Shareholders' Agreement, dated as of December 18, 1998, among Netia Holdings S.A., Dankner
           Investments Limited, Trefoil Capital Investors, L.P., Shamrock Holdings, Inc., GS Capital Partners
           L.P., Bridge Street Fund 1994, L.P., Stone Street Fund 1994, L.P. and Telia AB (publ.) (incorporated herein by reference to Exhibit 10.19 to the 1998 Annual Report).*
10.20      Form of Post-IPO Shareholders' Agreement to be entered into among Telia AB (publ.), Dankner Investment
           Ltd., Trefoil Capital Investors L.P., Shamrock Holdings Inc. and Netia Holdings S.A. (incorporated herein by reference to Exhibit 10.20 to the 1998 Annual Report).*
10.21      Form of Post-IPO Shareholders' Agreement to be entered into among Dankner Investment Ltd., Trefoil
           Capital Investors L.P., Shamrock Holdings Inc., GS Capital Partners L.P., Bridge Street Fund 1994,
           L.P., Stone Street Fund 1994, L.P. and Netia Holdings S.A. (incorporated herein by reference to Exhibit
           10.21 to the 1998 Annual Report).*

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
10.22      Subscription Agreement, dated May 19, 1999, between Netia Holdings S.A. and Warburg, Pincus Equity
           Partners, L.P., Warburg, Pincus Ventures International, L.P., Warburg, Pincus Netherlands Equity
           Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V. and Warburg, Pincus Netherlands
           Equity Partners III, C.V. (incorporated herein by reference to Exhibit 10.22 to the 1998 Annual
           Report).*
10.23      Network Construction and Delivery Contract, dated as of August 3, 1995, between Telekom Torun Sp. z
           o.o. and Alcatel Contracting S.A. (incorporated herein by reference to Exhibit 10.20 to the Exchange
           Offer Registration Statement).*
10.23(a)   Amendment No. 1, dated as of September 29, 1995, to the Network Construction and Delivery Contract
           dated August 3, 1995, between Telekom Torun Sp. z o.o. and Alcatel Contracting S.A. (incorporated herein by reference to Exhibit 10.21 to the Exchange Offer Registration Statement).*
10.23(b)   Amendment No. 2, dated as of December 18, 1995, to the Network Construction and Delivery Contract dated
           August 3, 1995, between Telekom Torun Sp. z o.o. and Alcatel Contracting S.A., including forms of
           Guaranty made by each of Netia Telekom S.A. (formerly R.P. Telekom S.A.) and Telia AB, in favor of
           Alcatel Contracting S.A., and form of Subordinated Loan Agreement between Netia Telekom S.A., as borrower, and Alcatel Contracting S.A. and Alcatel Polska Sp. z o.o., as lenders (incorporated herein by reference to Exhibit 10.22 to the Exchange Offer Registration Statement).*
10.24      Network Construction and Delivery Contract, dated as of July 3, 1996, between Netia Telekom Jozefow,
           Alcatel Polska S.A. and Alatel Contracting S.A. (incorporated herein by reference to Exhibit 10.24 to the 1998 Annual Report).*
10.25      Subordinated Loan Agreement, dated as of July 3 1996, between Netia Telekom S.A, Alcatel Contracting
           S.A. and Alcatel Polska S.A. in connection with the Network Construction and Delivery Contract for
           Telekom Jozefow (incorporated herein by reference to Exhibit 10.25 to the 1998 Annual Report).*
10.26      Strategic Alliance Agreement, dated as of June 26, 1996, with R.P. Telekom S.A., Telia AB, Netia
           Telekom S.A., Sprint R.P. Telekom Sp. z o.o. and Alcatel Polska S.A. (incorporated herein by reference to Exhibit 10.25 to the 1998 Annual Report).*
10.26(a)   Amendment No. 1 to the Strategic Alliance Agreement, dated as of August 21, 1996 (incorporated herein by reference to Exhibit 10.26(a) to the 1998 Annual Report).*
10.27      Subordinated Loan Agreement, dated as of October 10, 1997, between Netia South Sp. z o.o., Netia
           Telekom Silesia S.A., Alcatel Contracting S.A. and Alcatel Polska S.A. (incorporated herein by reference to Exhibit 10.27 to the 1998 Annual Report).*
10.28      Subordination Agreement, dated as of October 10, 1997, between Netia South Sp. z o.o., Netia Telekom
           Silesia S.A., Alcatel Contracting S.A., Alcatel Polska S.A. and Chase Manhattan International Limited
           (incorporated herein by reference to Exhibit 10.28 to the 1998 Annual Report).*
10.29      Network Construction and Delivery Contract, dated as of July 3, 1996, between Telekom Kujawy Sp. z o.o.
           and Alcatel Polska S.A. ("Telkom Kujawy Network Construction and Delivery Contract") (incorporated herein by reference to Exhibit 10.29 to the 1998 Annual Report).*
10.30      Network Construction and Delivery Contract, dated as of July 25, 1996, between Telekom Kalisz Sp. z
           o.o., Alcatel Contracting S.A. and Alcatel Polska S.A. ("Telekom Kalisz Network Construction and
           Delivery Contract") (incorporated herein by reference to Exhibit 10.30 to the 1998 Annual Report).*
10.30(a)   Guaranty of Netia Telekom S.A., dated as of July 25, 1996, in favor of Alcatel Contracting S.A. under the Telekom Kalisz Network Construction and Delivery Contract (incorporated herein by reference to
           Exhibit 10.30(a) to the 1998 Annual Report).*

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
10.31      Guaranties by Netia Telekom S.A., dated as of July 3, 1996, in favor of Alcatel Contracting S.A. under the Network Construction and Delivery Contracts with Telekom Warszawa (Josefow) Sp. z o.o., Netia
           Telekom Mazowsze (ROL-TEL) S.A. and Netia Telekom Wloclawek (Kujawy) (incorporated herein by reference to Exhibit 10.31 to the 1998 Annual Report).*
10.32      Delivery and Installation Contract, dated as of August 12, 1998, by and between Netia South Sp. z o.o.
           and Lucent Technologies Poland S.A. (incorporated herein by reference to Exhibit 10.32 to the 1998
           Annual Report).*
10.33      Frame Agreement for Radio in the Local Loop Systems, dated as of August 27, 1998, by and between Netia
           Telekom S.A., Netia South Sp.z o.o. and Innowave Tadiran Telecommunications Ltd. (incorporated herein by reference to Exhibit 10.33 to the 1998 Annual Report).*
10.34      Frame Agreement for Radio Relay Systems Delivery and Services, dated as of October 20, 1998, by and between Netia South Sp. z o.o. and Ericsson Polska (incorporated herein by reference to Exhibit 10.34 to the 1998 Annual Report).*
10.35      Access System Contact, dated December 23, 1998, by and between Netia South Sp. z o.o. and Robert Bosch
           Sp. z o.o. (Bosch Telecom GmbH) (incorporated herein by reference to Exhibit 10.35 to the 1998 Annual
           Report).*
10.36      Commission and Agency Agreement, dated as of November 25, 1997 by and between Polski Bank Rozwoju S.A.
           and Netia Telekom S.A. (the "Telbank Option Agreement") (incorporated herein by reference to Exhibit
           10.36 to the 1998 Annual Report).*
10.37      Agreement of Cooperation, dated July 3, 1998, by and between Telbank S.A. and certain subsidiaries of
           Netia Holdings S.A. (incorporated herein by reference to Exhibit 10.37 to the 1998 Annual Report).*
10.38      Share Purchase Agreement and Share Purchase Option Agreement, dated as of December 17, 1996, among
           Netia Holdings S.A. and Andrzej Radziminski (incorporated herein by reference to Exhibit 10.23 to the
           Exchange Offer Registration Statement).*
10.39      Share Purchase Agreement and Share Purchase Option Agreement, dated as of December 17, 1996, between
           Netia Holdings S.A. and Aleksander Szwarc (incorporated herein by reference to Exhibit 10.24 to the
           Exchange Offer Registration Statement).*
10.40      Consultancy Agreement, dated as of September 13, 1996, among Netia Holdings S.A. and Galopus Co. Ltd., as amended on November 15, 1996 and January 30, 1997 (incorporated herein by reference to Exhibit 10.26 to the Exchange Offer Registration Statement).*
10.41      New Consultancy Agreement, dated as of January 1, 1998, between Galopus Co. Limited and Netia Holdings
           S.A. (incorporated herein by reference to Exhibit 10.32 to our Annual Report on Form 20-F, filed with the Securities and Exchange Commission on June 31, 1998 (the "1997 Annual Report").*
10.42      Stock Appreciation Agreement, dated as of September 13, 1996, among Netia Holdings S.A. and Galopus Co.
           Ltd., as amended on November 15, 1996 and January 30, 1997 (incorporated herein by reference to Exhibit
           10.27 to the Exchange Offer Registration Statement).*
10.42(a)   Amendment No. 3 to the Stock Appreciation Agreement, dated January 1, 1998, contained in Exhibit 10.41 hereto (incorporated herein by reference to Exhibit 10.42(a) to the 1998 Annual Report).*
10.43      Consultancy Agreement, dated as of June 24, 1996, among Netia Holdings S.A. and R.P. Investments Sp. z
           o.o. (incorporated herein by reference to Exhibit 10.28 to the Exchange Offer Registration Statement).*
10.44      Consultancy Agreement, dated as of June 24, 1996, between Netia Holdings and Necessitas Sp. z o.o.
           (incorporated herein by reference to Exhibit 10.30 to the Exchange Offer Registration Statement).*

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
10.45      Consultancy Agreement, dated February 17, 1997, between Netia Telekom S.A. and Grupa Biznesowa Celia
           Sp. z o.o. (incorporated herein by reference to Exhibit 10.45 to the 1998 Annual Report).*
10.46      Acquisition Agreement, dated as of October 15, 1996, among Netia Telekom S.A., Netia South Sp. z o.o.,
           R.P. Telekom S.A., Telia AB, Optimus Corporation Limited, Optimus Invest S.A., Polskie Telmedia S.A.
           and Optimus S.A. (incorporated herein by reference to Exhibit 10.33 to the 1997 Annual Report).*
10.47      Consultancy Agreement, dated June 29, 1998, between Netia Telekom S.A. and Optimus S.A. (incorporated herein by reference to Exhibit 10.47 to the 1998 Annual Report).*
10.48      Shareholders' and Share Option Agreement, dated July 16, 1998 between Netia Telekom S.A. and Jan Guz
           (incorporated herein by reference to Exhibit 10.48 to the 1998 Annual Report).*
10.49      Services Agreement, dated as of April 19, 1999, between Netia Holdings S.A. and Netia Network S.A.
           (incorporated herein by reference to Exhibit 10.49 to the 1998 Annual Report).*
10.50      Shareholders' Equity Commitment Agreement, dated as of September 19, 1997, among Dankner Investment
           Limited, GS Capital Partners, L.P., Shamrock Holdings, Inc. and Netia Holdings S.A. (incorporated herein by reference to Exhibit 10.3 to the Exchange Offer Registration Statement).*
10.51      Principal Shareholders' Undertaking, dated as of September 19, 1997, among Dankner Investment Limited,
           GS Capital Partners, L.P. and Shamrock Holdings, Inc. in favor of Netia Holdings S.A. (incorporated herein by reference to Exhibit 10.6 to the Exchange Offer Registration Statement).*
10.52      Third Funding Implementation Agreement, dated as of September 19, 1997, among Netia Holdings S.A.,
           Danker Investment Limited, GS Capital Partners, L.P., Trefoil Capital Investors, L.P. and Shamrock
           Holdings, Inc. (incorporated herein by reference to Exhibit 10.7 to the Exchange Offer Registration
           Statement).*
10.53      Management Services Agreement, dated as of December 3, 1996, among Netia Holdings S.A., Shamrock
           Capital Advisors Inc. and Dankner Investments Ltd. (incorporated herein by reference to Exhibit 10.25 to the Exchange Offer Registration Statement).*
10.54      Director's Engagement Agreement, dated as of January 1, 1996, between Netia Holdings S.A. and Meir
           Srebernik (incorporated herein by reference to Exhibit 10.29 to the Exchange Offer Registration
           Statement).*
10.55      Asset Purchase Agreement, dated March 26, 1997, between Netia Telekom S.A. and ARAS Sp. z o.o.
           (incorporated herein by reference to Exhibit 10.55(a) to the 1998 Annual Report).*
10.56      Extension and Waiver Agreement, dated June 5, 1997, between Netia Telekom S.A. and ARAS Sp. z o.o.
           (incorporated herein by reference to Exhibit 10.56 to the 1998 Annual Report).*
10.57      Legal Services Agreement, dated July 6, 1994, between LEX Sp. z o.o. and Netia Telekom S.A.
           (incorporated herein by reference to Exhibit 10.57 to the 1998 Annual Report).*
10.58      Termination Agreement, effective as of October 1, 1998, by and between Netia Holdings S.A. and Joseph
           Ganor.
10.59      Irrevocable Offer to Subscribe and Purchase Shares, dated July 1, 1999, by and between BRE Bank S.A.
           and Netia Holdings, S.A.*
14.1       Awareness Letter of PricewaterhouseCoopers Sp. z o.o. (incorporated herein by reference to Exhibit 14.1 to Netia's Registration Statement on Form F-1, filed with the Securities and Exchange Commission on
           July 2, 1999 (the "IPO Registration Statement").*
21.1       Subsidiaries of Netia Holdings S.A. (incorporated herein by reference to Exhibit 21.1 to the 1998
           Annual Report).*

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
23.1       Consent of Weil, Gotshal & Manges Sp. z o.o. (included as part of the opinion filed under Exhibit
           5.1).*
23.3       Consent of PricewaterhouseCoopers Sp. z o.o. (incorporated herein by reference to Exhibit 23.1 to the
           IPO Registration Statement).*
24.1       Power of Attorney (included on the signature page of Part II of the IPO Registration Statement).*


------------------------


*   Incorporated by reference.


(B) FINANCIAL STATEMENT SCHEDULES

    All schedules have been omitted as the required information is either not applicable or is presented in the consolidated financial statements or notes thereto.

NOTE 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to provide to the U.S. Underwriters and the International Underwriters, at the closing specified in the U.S. Underwriting Agreement and the International Underwriting Agreement, as the case may be, ADRs in such denominations and registered in such names as required by the Global Coordinator to permit delivery of ADRs to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, Poland, on July 28, 1999.


                                NETIA HOLDINGS S.A.

                                By:  /s/ MEIR SREBERNIK
                                     -----------------------------------------
                                     Name: Meir Srebernik
                                     Title: President (Principal Executive
                                     Officer)


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President (Principal
      /s/ MEIR SREBERNIK          Executive Officer) and
------------------------------    Member of the Management     July 28, 1999
       (Meir Srebernik)           Board

                                VP--Finance (Principal
              *                   Financial and Accounting
------------------------------    Officer) and Member of       July 28, 1999
      (Avraham Hochman)           the Management Board

              *                 Chief Operating Officer
------------------------------    and Member of Management     July 28, 1999
       (Kjell-Ove Blom)           Board

              *
------------------------------  Member of the Management       July 28, 1999
      (Jan Lobaszewski)           Board

              *                 Chief Marketing Officer
------------------------------    and Member of the            July 28, 1999
      (George Makowski)           Management Board

              *
------------------------------  Chairman of the                July 28, 1999
     (Kaj Juul-Pedersen)          Supervisory Board

              *
------------------------------  Member of the Supervisory      July 28, 1999
         (Lars Rydin)             Board

              *
------------------------------  Member of the Supervisory      July 28, 1999
        (Hans Golteus)            Board

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

              *
------------------------------  Member of the Supervisory      July 28, 1999
       (Shmuel Dankner)           Board

              *
------------------------------  Member of the Supervisory      July 28, 1999
         (Uri Levit)              Board

              *
------------------------------  Member of the Supervisory      July 28, 1999
       (Michael Geiger)           Board

              *
------------------------------  Member of the Supervisory      July 28, 1999
        (Hughes Lepic)            Board

              *
------------------------------  Member of the Supervisory      July 28, 1999
    (Andrzej Radziminski)         Board

              *
------------------------------  Member of the Supervisory      July 28, 1999
          (Jan Guz)               Board

              *
------------------------------  Member of the Supervisory      July 28, 1999
        (Donald Mucha)            Board


Authorized Representative in the United States
R.P. TELEKOM USA, INC.

 By:  *
      -------------------------
      Name: Avraham Hochman
      Title: V.P. Finance

*By:  /s/ MEIR SREBERNIK
      -------------------------
      Meir Srebernik
      Attorney-in-fact